Annual Report

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 2

About this report

NIB publises one combined report covering our activities, impact, sustainability, and financial reporting.

NIB continues to develop its reporting and is implementing the IFRS® Sustainability Disclosure Standards, developed by the International Sustainability Standards Board (ISSB), while continuing with the GRI Standards.

The report of the Board of Directors and audited financial statements for the year ended 31 December 2025 are included in the Annual Report and approved by the Board of Directors.

NIB's Integrity Report 2025
is available on our website.

On the cover: NIB employees
Seppo Halttunen and Valeriia Makeionok.

Contents

3 Introduction
4 This is NIB
5 Our history
6 Year in brief
7 Our year in numbers
8 CEO message
10 Long-term targets & progress
11 Strategy
13 Funding

15 Impact
16 Impact of our financing
22 Sustainable funding products at NIB
25 NIB Environmental Bonds
32 Sustainability-Linked Loans financing Bonds
35 ESG in treasury operations

38 Sustainability
39 Stakeholder engagement
43 Sustainability management
46 Commitments & partnerships
48 Defining what matters
52 Action for climate
59 Nature and biodiversity
62 Impact from own operations
66 Increasing social wellbeing and development
68 Impactful workplace
72 Business conduct

74 Governance
75 Governance Statement
79 Members of the governing bodies and management

84 Report of the Board of Directors

97 Financial statements
99 Financial statements and notes
157 Proposal by the Board of Directors to the Board of Governors

158 Reports and other disclosures

Auditor's reports
159 Auditor's Report
163 Assurance Report

Control Committee Reports
165 Report of the Control Committee Chairmanship
167 Report of the Control Committee

Sustainability indices
168 IFRS Sustainability Disclosure Standards index
173 GRI content index
178 TNFD content index

Appendix
180 About this report
181 Glossary


20
Read about the impact of our financing.
20 Read about the impact of our financing.

Image: Embla Medical


Strong suppo
from our mem
countries
68
We promoted development and growth in our work community.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 3 INTRODUCTION We provide long-term financing This is NIB 4 Our history .5 Year in brief .6 Our year in numbers 7 CEO message 8 Long-term targets & progress 10 Strategy 11 Funding . 13 NIB supports sustainable and efficient public transport in Sweden. The SEK 1.2 billion loan to Transitio AB will finance 13 new double-decker trains operating in Sweden’s Mälardalen region. The investment will help to improve regional connectivity, promote low-carbon mobility, and enhance the quality of daily commuting for thousands of passengers. Image: Mälardalstrafik AB

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 4 This is NIB NIB is the international Our vision financial institution of A prosperous and Denmark, Estonia, Finland, sustainable Iceland, Latvia, Lithuania, Nordic-Baltic region. Norway, and Sweden. NIB finances projects that Our mission improve productivity and Our mission is to finance benefit the environment projects that improve the 272 of the Nordic-Baltic region. productivity and benefit the environment of the Nordic The Bank was founded and Baltic countries. employees as of 31 December 2025 in 1975, began operations Our values in 1976, and the Baltic countries joined in 2005. Competence Commitment The Bank is headquartered Cooperation AAA/ in Helsinki with a regional hub in Riga. Aaa NIB acquires funds for its lending on international capital markets and has the highest AAA/Aaa credit rating.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 5

Our history

Fifty years have passed since NIB's founding. The Bank was established to promote Nordic economic growth and cooperation. The Baltic countries joined in 2005.

Since its founding, NIB has aligned its financing and activities with the priorities of the day, to support its owner countries, and contribute to the sustainable and prosperous Nordic-Baltic region.

— Financing outstanding *(illustrative)*



Founding

The agreement to establish the Nordic Investment Bank was signed in Copenhagen on 4 December 1975 by representatives of Denmark, Finland, Iceland, Norway and Sweden. The Bank started operations on 2 August the following year.

1975

Nordic interest

In the Bank's early years, the focus was on Nordic cooperation and promoting Nordic interests. With its newly awarded top credit rating, AAA/Aaa, NIB focused on attracting capital inflows to the region. The Bank began operations outside the Nordic member region.

1980s

Expanded reach

When the Baltic countries had regained their independence, NIB began coordinating the Baltic Investment Programme to help develop private sector and financial institutions. During the decade, NIB expanded its international financing and elevated its environmental lending.

1990s

Baltic membership

On 1 January 2005, Estonia, Latvia and Lithuania became members of NIB. The Bank redefined its mission to promote sustainable growth of its member countries by providing long-term complementary financing, based on sound banking principles, to projects that strengthen competitiveness and enhance the environment.

2000s

Sustainable finance

The Bank issued its first NIB Environmental Bond in 2011, applying a framework that emphasised clear criteria for environmental impact and transparency in project selection and reporting. NIB also helped to develop standards for the green bond market. The establishment of the first Arctic Facility in 2015 expanded NIB's focus on sustainable financing in the Arctic regions of its member countries.

2010s

Evolving priorities

In response to the Covid-19 pandemic, NIB launched crisis-response financing and issued dedicated Covid response bonds to support member countries' urgent financing needs. During this period, the Bank increased its focus on financing the green transition and resilience. More recently, it has increased its focus on supporting regional resilience, security and defence. By 2025, NIB has continued to expand its financing volumes and provide value to its owners as the IFI for the Nordic-Baltic region.

2020s

Total financing

EUR 80+ billion

Projects financed

3,900

Repaid to owners in dividends

EUR 1.2 billion

1976–2025

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 6 Year in brief NIB 50 First defence-related loans Baltics 20 In December, we celebrated Our revised Sustainability Policy The year marked the 50 years since the strengthens resilience, security, 20th anniversary of establishment of the Bank. and defence capabilities in the Baltic membership region. The year also saw the first at NIB. disbursements to the defence sector. Read more Read more Read more Future talent Record net interest income Sustainable funding products Our first-ever Young NIB became the first SSA issuer of EUR Professionals Programme Sustainability-Linked Loans financing Bonds. kicked off. 349 million SLLB Framework Read more Read more Read more

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 7

Our year in numbers

Key figures and ratios

In millions of euro, unless otherwise specified	2025	2024	YoY change %
Net interest income	349	332	5%
Profit before net loan losses	299	259	15%
Net profit	287	256	12%
New financing[1]	3,891	4,353	-11%
New financing committed[2]	4,753	5,021	-5%
% of loans achieving good or above mandate	98.1%	99.9%	-1.8pp
New debt issuance	9,162	9,070	1%
Financing outstanding[3]	24,089	23,574	2%
Total assets	42,639	43,104	-1%
Debts evidenced by certificates	35,883	36,230	-1%
Total equity	4,741	4,553	4%
Equity/total assets (%)	11.1%	10.6%	0.6pp
Return on equity (%)	6.2%	5.8%	0.4pp
Cost/income (%)	17.0%	18.5%	-1.5pp
Number of employees at year end	272	257	6%

[1] Including loan disbursements and investments in lending bonds. Lending bonds are investments in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation.
[2] Including new loans signed and commitments to investments in lending bonds.
[3] Including loans outstanding and investments in lending bonds.

NIB recorded a strong net profit in 2025. This was driven mainly by the record high net interest income.

EUR **9.2** billion raised in funding

EUR **3.9** billion in new financing

98.1% of disbursed loans fulfil our mandate to a level of good or excellent

EUR **287** million net profit



Akvile Skipare is the Head of Financial Institutions in NIB's Lending department.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 8 MESSAGE FROM THE CEO Serving the region in times of change The year 2025 marked 20 years of Baltic membership and 50 years since the NIB’s founding agreement was signed. Over the decades, we have seen the Bank navigate a wide range of operating environments, yet its focus has always remained on serving its owners and staying relevant to their evolving needs. The broader operating environment remained challenging in 2025, as geopolitical instability continued, affecting also the Nordic-Baltic region. Against this backdrop, NIB proved its role as an anchor of stability and the year was characterised by concrete actions to support its owners and strengthen the region’s resilience and sustainable development. Strengthening security has become critical for our region. NIB responded by revising its Sustainability Policy, illustrating our ability to adapt and remain relevant to our owners. These policy changes, implemented in 2024 and 2025, were followed by the first disbursements to the defence sector. Our performance Demand for NIB’s financing remained solid throughout the year. Total new financing committed reached EUR 4.8 billion and total disbursements EUR 3.9 billion, with a high mandate fulfilment rate of 98.1%. New financing supported projects in areas such as carbon capture and storage, energy generation and transmission, research and development programmes and energy efficient buildings. The year was also financially strong. Net interest income increased to a record high of EUR 349 million, and net profit reached EUR 287 million. NIB’s strong financial performance provides a sound foundation for continuing to deliver on our mission.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 9 NIB’s AAA/Aaa credit ratings continued to ensure cost-efficient funding from a diversified investor base. During 2025, NIB raised new funding with a nominal value of EUR 9.2 billion. In 2025, NIB became the first supranational institution to issue a Sustainability-Linked Loan Financing Bond (SLLB). The SEK 1.75 billion, five-year bond was issued under our new SLLB framework, bridging transition financing from the lending side to the capital markets. This milestone demonstrates our commitment to aligning financing with measurable sustainability outcomes. Future-proofing NIB NIB’s business strategy, reviewed in 2021, has delivered additionality and high-impact financing. Over these past four years, lending volumes have been high, and the number of signed loans has increased. NIB has focused on high-impact projects, taken somewhat higher risks in underserved markets, and has been simultaneously able to increase and maintain strong profitability. We have grown our capital base, enabling NIB to continue to increase the delivery of its mission in the years ahead. Through our long-term financing, NIB’s customers can address current challenges while keeping their sights on a sustainable future. Our financial strength, clear sustainability agenda, and focus on additionality and impact position us well to respond to emerging challenges in the operating environment. During 2026, NIB will review its business strategy to futureproof its mission and increase its long-term value creation for its owners and clients. Areas where there is potential for NIB to increase its impact include the resilience and security of the region, technology investment, capital market development, and financing of SME and growth companies. Looking back and ahead During my first term, we have witnessed periods of turbulence and uncertainty. These unexpected disruptions have reinforced the importance of an institution such as NIB for our region. As I am starting my second term in 2026, I retain my commitment to serving our owners and supporting the region’s long-term resilience. I am grateful to our Board, our dedicated employees and our partners for their trust and collaboration. And of course, we would not exist without our customers and investors. In September 2026, we will gather in Helsinki to honour 50 years since the Bank began its operations. Together, we will continue to deliver on NIB’s mission—building a Nordic-Baltic region that is prosperous, sustainable and prepared for the future. André Küüsvek, President and CEO Read the Report of the Board of Directors André Küüsvek and Rimantas Šadžius, Lithuania’s Minister of Finance at the time, at a press conference after signing the EUR 400 million financing agreement earmarked for Lithuania’s national defence system investments on 6 May 2025.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 10

Long-term targets

Strategic ambition	Our targets	Status	Comments
Capital accumulation	Return on equity >5%	6.2% (target 5.0%)	Continued good development in ROE for 2025, with the metric over the target level.
	Maintain AAA/Aaa rating	AAA/Aaa ratings confimed	S&P Global Ratings and Moody's both confirmed NIB's rating at AAA and Aaa, respectively.
Impact	30-by-30 (EUR 30bn of green projects financed between 2021-2030[1])	EUR 21.1bn / 30bn	We continue to make good progress towards the 30-by-30 target. During 2025, NIB financed EUR 2.1 billion in projects that received good or excellent rating with its environmental mandate.
	Delivering on 2030 climate targets	8/9 Targets on track	Good developments towards our climate commitments during 2025. Eight out of nine targets are currently on track to achieve our 2030 ambition.
	Doubling in transition lending to hard-to-abate sectors by 2030 (EUR 1.1bn of new disbursements)[2]	EUR 532 million / 1.1bn	We increased the pace with regards to the hard-to-abate target. In 2025, NIB financed EUR 337 million in 10 projects in sectors such as Marine, Steel, and Construction Machinery & Heavy Trucks, bringing the total amount of new financing to EUR 532 million (total amount of new financing committed is EUR 866 million).
Diversity, engagement & leadership	Each gender to have at least 40% representation at leadership roles by 2030	35% (target 40%)	At the end of 2025, 35% of our leaders were women and 65% were men. This is a slight decrease from 2024 (37%).
	Share of international member country workforce at least 25% by 2030	20% (target 25%)	The share of international member country workforce increased from 18% to 20% during 2025. This positive development comes, for example, from establishing a Baltic hub located in Riga and launching a targeted international member country Young Professionals Programme.
	Engagement index in the same level or above the external benchmark	4.1 (Benchmark: 4.0)	We conducted two engagement surveys during 2025. While the benchmark level has consistently remained at 4.0, NIB's engagement level increased slightly to 4.1.




Net zero by
2050



[1] Total mobilised project costs in EUR. Cumulative amount of new financing from NIB in EUR for the projects that have received "good" or "excellent" rated environmental mandate multiplied by two taking into account that NIB typically finances up to 50% of total project costs.
[2] Cumulative new NIB climate strategy aligned hard-to-abate financing 2024–2030 compared to 2017–2023. Main hard-to-abate sectors: steel, aluminium, commodity chemicals, fertilizers & agricultural chemicals, airlines, marine, trucking, construction materials, construction machinery & heavy trucks, diversified metals & mining.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 11 NIB has now completed the fourth full year of implementing the business strategy launched in 2021. At the forefront is NIB’s mission to finance projects that improve productivity and benefit the environment in the Nordic–Baltic region. This mission is supported by the core strategic objectives: client value proposition, owner value proposition, additionality, and maintaining NIB’s AAA/Aaa rating alongside capital accumulation. New projects are always assessed for their environmental and productivity impacts, acting as components of NIB’s annual targets for the fulfilment of its mandate. In 2025, 98.1% of disbursed funds met NIB’s mandate criteria (from the mandate rated and disbursed loans, excluding lending bonds), either improving the productivity or benefiting the environment, or both, of the Nordic–Baltic region. The year 2025 saw high activity, as NIB signed a total of 91 new loans and investments in lending bonds, with 46 new lending customers. The upward trend in financing activity speaks to the strategy’s successful implementation. With increasing financing volumes, NIB can serve a broader set of clients and member country priorities. Total new financing for the year was EUR 3.9 billion (EUR 4.4 billion in 2024), implying that on average, NIB financed a larger number of slightly smaller transactions than in recent years. Furthermore, NIB’s AAA/Aaa rating was reconfirmed by S&P Global Ratings and Moody’s during the year. During the current strategy period NIB’s relevance and presence in the region has increased. One of the key activities planned for 2026 is a review and update of the Bank’s medium-term strategy. The strategy update is intended to future-proof the delivery of NIB’s mission in a changing operating environment. In 2025, NIB achieved strong results, characterised by a large number of financing transactions with a high mandate fulfilment. NIB made its first defence loans, continued to grow its operations in the Baltic countries, utilised the InvestEU guarantee scheme more for sub-investment grade lending, and advanced the Bank’s digital transformation. Profitability has been good, and the Bank’s capital base has grown strongly, providing a sound basis to increase impact in the future. Strategy implementation Seppo Halttunen is a Senior Banker working with NIB’s Connectivity & Consumer customers.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 12

Climate strategy and sustainability

During 2025, NIB has been developing a nature strategy, including an evaluation of the nature impacts and dependencies of its lending operations and identifying opportunities to finance projects with positive nature impacts. This will be developed into a new 'Climate and Nature Strategy' during 2026. Sectoral climate targets and long-term sustainability targets continue to steer financing activity. By the end of 2025, eight out of nine climate targets were on track to achieve the 2030 target levels, read more on page 52.

NIB also continued to refine its Sustainability Policy in line with the developing geopolitical landscape. With the most recent update, the financing of conventional weapons is now permitted, while the financing of controversial weapons continues to be excluded.

NIB has made good progress in its long-term sustainability targets. Its "30-by-30" pledge, financing projects that have a positive environmental impact[1] with a cumulative project value of at least EUR 30 billion by the end of 2030, is currently at EUR 21.1 billion, with EUR 2.1 billion financed in 2025. Particularly good progress was made regarding the hard-to-abate target of disbursing EUR 1.1 billion by 2030 to sectors that are challenging to decarbonise, with EUR 337 million financed during the year across 10 projects.

Underserved market segments

The 2021 strategy emphasised doing more in underserved market segments such as mid-caps and the private sector in the Baltic states. Since the launch of the strategy, Baltic private sector lending has continued to grow. The year 2025 saw the highest number of transactions in the Baltics, with a total of 26 new loans signed, of which 13 were to the private sector. Total amount of new financing committed totalled EUR 861 million.

NIB's role as an Implementing Partner of the InvestEU guarantee programme has enabled the Bank to participate in projects previously beyond its reach. Throughout the year, NIB signed the highest amount to date under InvestEU, EUR 283 million, establishing a track record of year-over-year increases.

The annual mandate fulfilment targets 2025–2026

Indicator	Target 2025	Outcome 2025	Target 2026
Overall mandate fulfilment	95%	98.1%	95%
Environment	55%	60.8%	55%
Productivity	55%	93.5%	55%

> During the year, NIB staffed the Riga office, increasing its presence in the Baltics.

Additionality, client and owner value proposition

NIB has delivered more value to its owners by increasing its role in financing resilience, security and defence, as requested by the Bank's Board of Governors at its 2024 meeting.

From the beginning of 2025, NIB has systematically collected customer feedback after each signed transaction and implemented a new digital Client Relationship Management solution. The customer feedback is viewed as part of an iterative cycle, where NIB analyses the received feedback and improves the delivery of its customer value proposition.

The Bank has also standardised its approach to assessing its additionality in the financing it provides. The lessons of the feedback received and additionality assessments translate into improved loan processes, an improved product offering, and increased clarity on how NIB can serve its customers and owners in ways that are important to them.

Capital management

The implementation of the current strategy has led to a marked improvement in NIB's profitability. Even though interest rates and credit spreads decreased during 2025, NIB succeeded in generating higher income from its lending business while maintaining a good level from the Bank's liquidity buffer management, resulting in a record net interest income of EUR 349 million for the year.

A modest increase in credit risk taking and a growing loan portfolio have contributed to better financial performance and is expected to do so moving forward. The strong profitability allows NIB to pay dividends, while growing its capital base to deliver its mission in future periods. The Bank continues to pursue capital efficiency, utilising opportunities such as the InvestEU programme and credit risk insurance.

The work to renew NIB's digital landscape continues. NIB has embarked on replacing its ERP accounting system as well as continuing to replace its credit process's related tooling. These developments are also supported by the continued rollout of the Bank's Enterprise Data Warehouse (EDW) and overall improved data management capabilities. The focus on IT security remained high.

[1] Total mobilised project costs in EUR. Cumulative amount of new financing from NIB in EUR for the projects that have received "good" or "excellent" rated environmental mandate multiplied by two taking into account that NIB typically finances up to 50% of total project costs.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 13 Funding NIB finances its lending activities through borrowings in the international capital markets. NIB’s bonds carry the highest available credit ratings. The Bank’s funding strategy involves issuing global benchmark bonds in USD and EUR, sustaining a solid position in the sustainable bond market, offering public bonds in key currencies, and providing customized issuances designed to meet investor preferences through private placements in particular formats and currencies. In 2025, NIB raised EUR 9.2 billion in new funding through 93 transactions. The total funding volume was similar to the previous year (EUR 9.1 billion). Two transactions were issued under the USD Global Program: a USD 1.25 billion fixed-rate transaction with a five-year maturity and a USD 1 billion fixed-rate transaction with a three-year maturity. Both transactions were well oversubscribed, allowing the second USD benchmark to price just 2.5 basis points over the three-year US Treasury. In April 2025, NIB issued a EUR 1 billion long three-year fixed-rate benchmark bond—its largest euro-denominated bond since 2020. The Bank also issued a new three-year GBP 500 million bond in January, which was subsequently increased by GBP 300 million in March, bringing the total outstanding amount to GBP 800 million. NIB returned to the Kangaroo market in September with its largest-ever AUD-denominated bond, a five-year AUD 600 million issue. Throughout 2025, NIB remained active in issuing NIB Environmental Bonds (NEBs) under its NEB Framework. The issuance included a seven-year EUR 750 million bond, as well as NOK 3 billion, DKK 1 billion, and SEK 2.5 billion bonds—all with five-year maturities—and a seven-year inflation-linked ISK 8.5 billion bond. This was the Bank’s first issuance in the ISK market in sixteen years. In February, NIB returned to the Icelandic bond market with a seven-year, ISK 8.5 billion Environmental Bond, marking a significant milestone.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 14

The year 2025 marked the first time NIB issued NEBs in all its member countries' currencies. In 2025, NIB issued a total of EUR 1.4 billion NEBs, following a record year of NEB issuance in 2024 (EUR 1.7 billion). NIB published its revised NEB Framework in August 2024, accompanied by a new "Dark Green" Second Opinion from S&P Global Ratings. Between 2011 and 2025 NIB has issued a total of EUR 10.7 billion of NIB Environmental Bonds.

In September, NIB launched its new Sustainability-Linked Loans Financing Bond (SLLB) Framework, together with a Second Opinion from S&P Global Ratings. The framework adheres to the SLLB Guidelines published by ICMA and finances a portfolio of eligible Sustainability-Linked Loans (SLLs) aligned with the SLL Principles. The SLLBs offer investors an opportunity to support NIB's commitment to financing the sustainability transition in the Nordic-Baltic region. The SLLBs complement NIB's use-of-proceeds NEBs.

Immediately after publishing the new SLLB Framework, NIB issued its inaugural SLLB. The five-year SEK 1.75 billion bond carries a coupon of 2.503% and was allocated to sustainable domestic investors. For more information on NIB SLLBs, please see pages 32-34 or visit our website.

In addition to public market transactions, NIB raised funds through private placements across various currencies. In 2025, a substantial share of private placements was denominated in HKD, representing almost 9% of the total currency mix.

By the end of 2025, NIB's total outstanding debt financing amounted to EUR 35.9 billion.

Selected bond transactions in 2025

Currency	Bond	Amount
USD	5y global bond	1.25 billion
USD	3y global bond	1 billion
EUR	3y bond	1 billion
AUD	5y bond	600 million
GBP	3y bond	800 million
EUR	7y NEB	750 million
ISK	7y NEB	8.5 billion
SEK	5y SLLB	1.75 billion

NEB = NIB Environmental Bond
SLLB = Sustainability-Linked Loans financing Bond

For a full list of funding transactions, please see our website.

Total new funding
EUR 9.2 billion

93
transactions

11
currencies


Nasdaq

Photo: Nasdaq Nordic/Tomi Setälä

NIB was invited to ring the opening bell at Nasdaq Helsinki to celebrate the launch of NIB's Sustainability-Linked Loans financing Bonds (SLLBs) —marking a milestone as the first SSA issuer to bring this innovative product to market. Angela Brusas, Director, Funding & Investor Relations, Kim Skov Jensen, Vice-President and CFO, Head of Treasury & Finance, Magnus Andersson, Associate Director, Sustainability, and Zanda Krukle, Senior Sustainability Advisor, participated in the event alongside other NIB colleagues.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 15 IMPACT We accelerate the transition of our socities Impact of our financing . 16 Sustainable funding products at NIB . 22 NIB Environmental Bonds 25 Sustainability-Linked Loans financing Bonds 32 ESG in our treasury operations . 35 “Strategic investments that strengthen long-term resilience form a foundation for sustainable growth. It is professionally rewarding to see how we contribute to this work and how the Bank addresses new areas, such as the security of our region.” – Marina Unnérus, Senior Economist

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 16

Impact of our financing

Our mission addresses the needs of the Nordic-Baltic region to foster sustainable growth. NIB's major impact comes from its long-term financing.

During 2025, NIB disbursed a total of EUR 3,891 million in new financing, of which EUR 3,551 million were loans and EUR 340 million investments in lending bonds.

Of the 85 loans disbursed, 49.8% met EU Taxonomy Substantial Contribution criteria, contributing to climate change mitigation and adaptation. Similarly to previous years, renewable energy generation, transmission and distribution projects dominated NIB's disbursements (31% of mandate rated disbursed loans), reflecting the Nordic-Baltic region's fulfilment of their climate goals and an accelerated transition toward energy independence and security. As wind and solar penetration grows in the Baltic region, NIB's first battery storage financing in 2025 supports balancing intermittent renewable generation and improving grid flexibility. Together, these projects are vital to the renewable energy transition and to strengthening regional energy market integration.

In 2025, buildings made up another significant portion of loans disbursed, with EUR 653 million invested in projects across NIB's member countries, spanning offices, hospitals, courts, research facilities, schools and apartments. About half of these projects focused on renovating existing structures—enhancing building quality, improving green building certifications and lowering energy use.

In 2025, NIB supported R&D programmes with EUR 610 million. Investments in R&D are particularly crucial for maintaining the Nordic-Baltic region's competitive edge in

CO_2 impact[1] of NIB's financing, 2020–2025

Tonnes of CO_2 per year


20
21
22
23
24
25
+1,616
-396,308
-41,305
-239,381
-152,501
-291,515
-163,059
+36,581²
Energy
Transportation
Financial intermediation
Water and waste management (including Carbon Capture and Storage (CCS) -projects)
Electricity networks
Buildings
Health
Others (including Business expantion investments)
+36,581²
Transportation
-139,773
Energy
-10,399
Water and waste management
(including Carbon Capture and Storage (CCS) -projects)
-49,469
Others
(including Business expantion investments)

[1] Calculated from the disbursed and pro-rated loans.

[2] The increase comes from financing ships that initially will operate on fossil fuels. However, the ships are designed with dual fuel engines, capable of running on green fuels once such fuels become available.

Overall, the total disbursements contributed to **163,000 tonnes of net CO_2e emissions reduced or avoided** annually.


GreenPower
Illustration: ESL Shipping

CASE

ESL Shipping Oy • EUR 45 million

Towards fossil-free shipping

ESL Shipping is a dry bulk cargo company operating in the Nodic-Baltic region. ESL is committed to reaching net-zero greenhouse gas emissions across the entire value chain by 2040. The company's near and long-term emission targets have been approved by the Science Based Targets imitative (SBTi).

Signed in May 2025, NIB's loan will co-finance the construction of four new vessels that are equipped to use fossil-free green methanol. Among the first movers in green methanol-based shipping, the investment reflects ESL's commitment to enhancing sustainability and reducing greenhouse gas emissions in the maritime sector.

→ Read more

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 17 Image: Statkraft CASE Statkraft AS USD 339 million (EUR 314 million) Strengthening energy generation in broader Europe As Europe’s largest renewable energy producer, Statkraft generates hydropower, wind, solar and gas power. The company contributes to a more sustainable future by investing only in renewable energy, and it operates in more than 20 countries. NIB’s loan, signed in April 2025, finances Statkraft’s ongoing efforts to strenghten its renewable energy portfolio. Investments in sustainable power generation will ensure continued cost-effective power production. Dam refurbishment will strenghten the resilience of the infrastructure to extreme weather events. NIB’s loan is fully aligned with the EU Taxonomy, contributing substantially to climate change mitigation and adaptation. Read more high-value industries. The projects contributed to increased innovation in the mining sector, as well as to strengthening digital resilience and advancing defence-related capabilities. EUR 464 million was disbursed to large transportation related projects including dual fuel capable vessels, port and airport developments, and zero emission transportation (trains, trams and electric buses). For more detailed information about our reported impact, see the Report of the Board of Directors, page 89. Assessing EU taxonomy 2025 marks our second year of reporting the EU Taxonomy alignment against technical screening criteria (TSC) for Substantial Contribution (SC) and Do No Significant Harm (DNSH) criteria. Reporting builds on the taxonomy alignment mapping introduced in 2022 for all new projects, which has since been expanded to cover all disbursements. The assessment is based on project-level screening data and includes all loan financing during the year. Out of the new financing in 2025, 50% fulfil the SC criteria for the project’s relevant economic activity. Out of the new financing in 2025, 37% were assessed to meet both the SC and DNSH criteria, which corresponds to EUR 1,430 million. 44% of the new financing was not taxonomy eligible. SC alignment is particularly high due to NIB’s focus on financing renewable energy generation and transmission and distribution infrastructure. In 2025, 30% (EUR 578 million) of our disbursements aligned with the SC criteria of the taxonomy were related to activities in renewable energy generation from wind and solar, and in the transmission and distribution of Estimated alignment against technical screening criteria for SC and DNSH of new financing 2025%, new financing 2025 New financing EUR 3,891 million in 2025 Taxonomy 1,2 56% eligible SC aligned1,3 50% DNSH 37% 13% DNSH assessed aligned1,4 DNSH could not be assessed 1 Out of new financing in 2025. 2 Taxonomy eligible: The economic activity is covered by the EU Taxonomy. 3 SC aligned: The project demonstrates evidence that TSC for SC is fulfilled. 4 DNSH aligned: The project demonstrates evidence that all relevant criteria for DNSH are fulfilled. electricity. For these activities, the SC criteria is fulfilled by default1. The high alignment score reflects the progressive adoption of EU taxonomy to NIB’s Mandate Rating Framework. A separate EU taxonomy assessment has been done for NEBs. Read more on page 29. Sustainability-linked loans (SLL) and capital market transactions are not considered as eligible disbursements under the EU Taxonomy framework, since neither of the financial products can be evaluated against the activity-specific criteria of the taxonomy. 1 To fulfill the SC criteria for renewable energy generation from wind and solar, the activity must generate electricity using wind or solar power. For transmission and distribution activity to meet the SC criteria, the infrastructure or equipment must be part of an electricity system that is connected to the European grid.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 18 Measuring our impact NIB uses a comprehensive methodology to measure, evaluate and report the impacts generated through its lending activities. Our impact assessment process spans the entire project lifecycle, from initial implementation through completion (the ex-post assessment), enabling us to track how effectively estimated impacts materialise. We apply a systematic approach with standardised principles and indicators to ensure consistency and comparability. To maintain credibility and transparency, the impact of our loans undergo a limited assurance review by an independent third party. NIB’s financing activities generate impact through four channels: Direct impacts These represent the core of our measurable achievements— projects where we can directly quantify and attribute specific outcomes – both positives and negatives. Such impacts are captured through key performance metrics. These typically include quantifiable impacts on environmental performance, productivity gains and specific infrastructure developments. Metrics for these impacts are presented on page 20. Enabling impacts Some of our strategic investments enable wider systemic change by strengthening key parts of value chains and creating the conditions for downstream and upstream improvements. Examples include electricity grid upgrades, public infrastructure and financing through intermediaries that expands access to sustainable finance. While their impacts may be indirect and hard to measure, they are essential to achieving broader environmental and productivity goals. Sustainability-linked impacts The category represents impact measurement focusing on company-wide transformations rather than specific projects. These investments are tied to medium-term key performance indicators at the counterparty level. The impact of these investments is measured through the achievement of the predetermined sustainability targets. Going forward, our progress assessment of the sustainability-linked impacts will be tied to monitoring the SLLs included in the Sustainability-Linked Loans financing Bonds (SLLBs). Read more on pages 32–34. Capital market transactions Along with direct and indirect loans, NIB also participates in selected capital market transactions that demonstrate high additionality. In 2025, NIB took part in 20 capital market transactions, most notably bond issuances by Nordic-Baltic banks under the MREL (minimum requirement for own funds and eligible liabilities). These investments strengthen the resilience and capitalisation of regional banks, and improve their ability to serve SMEs better. Beyond the MREL-related transactions, NIB’s participation was also driven by two additional factors. Firstly, investments with a strong use of proceeds element, such as those supporting energy efficiency or the defence sector, deliver measurable benefits aligned with the Bank’s mission. Secondly, some transactions were selected for their capital market development potential, for example when an issuance introduced a new instrument or an innovative product in a specific market. By supporting these issuances, NIB helps deepen and diversify local capital markets, promote best practices and improves access to funding. Detailed methodologies and calculation principles are publicly available on our website. New financing in 2025%, disbursed loans and capital market transactions 9% Capital market transactions 3% 54% Sustainability- Enabling linked impacts impacts 35% Direct identified and reported impact1 1 Loans that have at least one identified and reported (Impacts of loans disbursed on page 20) impact indicator.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 19 Savox Communications Oy EUR 5 million NIB’s first defence loan Savox specialises in communication solutions and personal protective equipment for critical environments. NIB’s first defence-related loan since the Bank revised its Sustainability Policy, signed in May 2025, finances Savox’s research and development expenditure until the end of 2026. The funding further strengthens Savox’s position in the field of wireless communications and integrated data solutions, by accelerating the development of next-generation data solutions for the defence sector. By ensuring effective and secure connectivity, the financing supports the security and resilience of the Nordic-Baltic region. Read more CASE Image: BioCirc Group CASE Image: Savox BioCirc Group EUR 27.5 million Enabling carbon capture in Denmark BioCirc, one of the largest biomethane producers globally, abates CO2 emissions by producing green energy in the form of electricity, gas, fuel and heat in integrated energy clusters. The company owns and operates eight biogas plants in Denmark, aiming to help local communities implement a full and fair green transition today. The InvestEU programme supported loan, signed in July 2025, finances the infrastructure needed to clean and liquefy captured CO2 at five of the company’s plants. The project contributes to Denmark’s climate targets by enabling the removal of at least 130,00 tonnes of CO2 annually. It is fully NIB Environmental bond (NEB) eligible under the category Sustainable technology innovation, sustainable manufacturing and carbon capture storage and will be covered with NEB proceeds in 2026. Read more

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 20

Impact of loans disbursed in 2025



CO_2 reduction

Projects financed contributed to annual net CO_2 reduction of 163,000 tonnes (pro-rated to NIB's share of total project costs). Large reductions are expected within green technology developments and renewable energy generation. The reduction equals an approximate annual carbon footprint of ~20,600[1] people in the member country region. In 2025, NIB financed its first Carbon Capture and Storage project on biogenic CO_2 emissions, contributing to removing CO_2 from the atmosphere.



Buildings

EUR 653 million were channelled to 16 loans in Iceland, Finland, Sweden, Norway, Estonia and Lithuania. Combined, the total area of new-built and refurbished buildings is expected to be ~190,800 m^2. Out of that, ~134,000 m^2 was certified by BREEAM, LEED or other equivalent certification schemes. The investments benefited diverse users, from offices and hospitals to courts, research facilities, educational institutions and apartment buildings. In 2025, refurbishment represented slighlty less than half of NIB's real estate investments and contributes to upgrades of energy classes and in-use certifications.



R&D programmes

Seven loans totalling EUR 610 million to R&D programmes of large Nordic corporates supporting high-value added workplaces in NIB's member region. Investments in R&D are particularly crucial for maintaining the Nordic–Baltic region's competitive edge in high-value industries. R&D projects contributed to increased innovation in the mining sector, as well as to strengthening digital resilience and advancing defence-related capabilities.



Onlending to SMEs and environmental projects

Three loan programmes with financial intermediaries totalling EUR 116 million for on-lending to SMEs, mid-caps and environmental projects in Iceland, Denmark and Norway Through SME-onlending, NIB is reaching counterparties with smaller financing needs than it otherwise would not reach.



Digitalisation

NIB financed seven projects across Finland, Norway and Iceland totalling EUR 244 million related to digitalisation (including one SLL); spanning broadband network developments, fibre rollouts and datacentres. Furthermore, two R&D investments were directed toward improving digitalisation. Investments in digitalisation increase productivity by enabling faster, more reliable digital tools, cloud services, and communication with less downtime. They also support remote work, automation, and real-time data use, allowing employees and businesses to work more efficiently and innovate more easily.



Renewable energy systems

The disbursed loans supported an annual increase of 434 GWh in renewable electricity and thermal heat generation – equivalent to the energy consumption of ~25,200 households across NIB's region[2]. NIB financed e.g. onshore and offshore wind farms, utility-scale solar parks, hydropower plant upgrades, and biogas and biofuel production facilities. To enable the utilisation of additional renewable capacity, NIB disbursed EUR 372 million to transmission and distribution projects in Iceland, Finland, Norway, and Latvia. These investments supported both the construction of new infrastructure and the modernisation of existing production, with some projects also addressing adaptation to increasing physical climate risks. NIB also financed its first battery storage system in Estonia.



Transportation and infrastructure

In 2025, transportation-related projects represented ~13% of NIB's total disbursements, totalling EUR 464 million. Financing was directed towards a broad spectrum of initiatives, including maritime vessels, electric trams, trains, and buses, road infrastructure, and development and upgrade of airports and ports. Several projects supported municipal infrastructure, such as development and improvement of water management systems, and adaptation projects to increase recilience to better withstand increased climate risks.



Sustainability-linked loans

In 2025, NIB signed a new sustainability linked-loan (SLL), relating to the climate and digital transition of the telecommunication sector. Unlike typical use-of-proceeds loans earmarked for specific assets, SLLs are connected to key sustainability performance indicators and targets. Targets for this SLL include absolute reductions of Scope 1, 2 and 3 GHG emissions in line with SBTi 1.5 degree pathway.

[1] By assuming greenhouse gases of 7.9 tonnes per capita, based on data of Eurostat for member country area in the years 2022-2024.
[2] Based on total final energy consumption of households in 2024 (17.2 MWh) according to Eurostat energy balances and population data as of January 1.

Detailed methodologies and calculation principles are publicly available on our website.

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 21

Projects supporting innovation and resilience

In 2025, 94% of disbursed and mandate rated funds supported significant productivity improvements in member countries. Like in previous years, a large share of the loans was channelled into investments that strengthened productivity and resilience in our member countries, such as transportation and digitalisation infrastructure, energy, business expansion and financial intermediation and R&D. In the rapidly evolving global economy, R&D investments are vital for maintaining the Nordic-Baltic region's competitive edge in high-value industries.

Main activity of the project

- Digitalisation & Connectivity
- On-lending to SMEs
- R&D (including defence)
- Business expansion
- Transport
- Energy generation and storage


Iceland
1. Embla Medical
2. Ljósleidarinn
Norway
3. Awind
4. Eviny
5. Hafslund
Sweden
6. Securitas
7. SAAB
8. Transitio
Denmark
9. Tønder Biogas
10. Ringkjøbing Landbobank
Finland
11. F-Secure
12. Valoo
13. Savox
Estonia
14. Baltic Storage Platform OÜ
15. Tallinn City Government
Latvia
16. JSC Balticovo
17. Stelo Orienta SIA
Lithuania
18. Pienas LT
19. UAB LT Energija

The map represents selected project examples.
For full list see our website.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE Sustainable funding products at NIB In 2025, NIB further strengthened its sustainable funding offering. The Bank issued NIB Environmental Bonds (NEBs) across all its member country currencies, marking the first year in which this was achieved and expanding investor reach. The year also saw the launch of NIB’s Sustainability-Linked Loans financing Bond Framework and its inaugural Sustainability-Linked Loans financing Bond (SLLB), making NIB the first sovereign, supranational and agency (SSA) issuer to enter the SLLB market. Key documents and useful links: NEB framework SLLB framework Sustainability Policy Climate Strategy ESG library BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 22

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 23 INTRODUCTION to NEBs and SLLBs Total NEB issuance 2025 EUR 1.4 billion NIB Environmental Bonds NIB has an explicit mandate to promote environmental projects and introduced NIB Environmental Bonds (NEBs) in response to investor demand for sustainable investments. Under the NEB framework, NIB issues use-of-proceeds bonds to finance projects that deliver environmental benefits and support a low-carbon economy. Since 2011, NIB has issued NEBs financing eligible projects totalling EUR 10.7 billion. The NEB framework has been updated three times, most recently in August 2024, and has received a “Dark Green” Second Party Opinion from S&P Global Ratings. The NEB programme is a core part of NIB’s environmental mandate and is closely linked with the EU taxonomy and the Bank’s Climate Strategy and Sustainbality Policy, reflecting NIB’s commitment to sustainable financing in the Nordic-Baltic region. Inaugural SLLB issuance 2025 SEK 1.75billion NEBs basic information NIB Environmental Bond Framework, NEB framework August 2024 S&P Global Ratings: “Dark Second opinion Green”, August 2024 Use-of-Proceed Environmental Bonds Types of bonds and Nordic-Baltic Blue Bonds Allocation available on NIB’s website Impact reporting provided annually Reporting Portfolio approach with project-specific information available on NIB’s website Methodology How we calculate impact ICMA Green Bond Principles, EU taxonomy Guidelines / estimated alignment assessment, UN Alignment Sustainable Development Goals Verification Limited Assurance Report, page 163 Impact reporting Nasdaq Sustainable Bond Network portals Re-financing No re-financing, NEB framework, page 9 Sustainable funding products total issuance, 2011–2025 in EURm 1,800 1,500 1,200 900 600 300 0 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 Sustainability financing Bonds -Linked Loans In 2025, NIB expanded its sustainable funding products offered with Sustainability-Linked Loans financing Bonds (SLLBs), a new debt instrument to finance a portfolio of sustainability-linked loans (SLLs). The SLLB framework complements NIB’s use-of-proceeds issuance and offers investors the opportunity to support corporate climate and sustainability transitions, reflecting NIB’s continued commitment to innovation in sustainable finance. Published in September 2025, the SLLB framework follows Approach 1 of the Guidelines for Sustainability Linked-Loan financing Bonds. A Second Opinion from S&P Global Ratings confirms alignment with the latest Guidelines and conceptual alignement with the Green Bond Principles, equivalent to full adherence under their methodology. In September 2025, NIB issued its inaugural SLLB, becoming the first sovereign, supranational and agency (SSA) issuer to enter the SLLB market. Environmental bonds (previous frameworks) Nordic-Baltic blue bonds Environmental bonds (current framework) Sustainability-Linked Loans financing Bonds SLLBs basic information Sustainability-Linked Loans financing SLLB framework Bond Framework, September 2025 Second opinion S&P Global Ratings, September 2025 Types of bonds Sustainability-Linked Loans financing Bonds Allocation available on NIB’s website Progress reporting provided annually Reporting Portfolio approach with project-specific information available on NIB’s website Guidelines for Sustainability-Linked Guidelines / Loans financing Bonds (ICMA, LMA, the Alignment Principles 2024, including 2025 Annex), UN Sustainable Development Goals Verification Limited Assurance Report, page 163

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 24

How it works: NIB's sustainable funding products

NIB's sustainable funding products build on similar principles, with both NEB and SLLB frameworks applying NIB's rigorous mandate rating system to ensure climate and environmental benefits and alignment with sustainability objectives.

Each framework includes clear selection criteria detailing which loans can be allocated to its respective pool; NEBs focus on projects with direct environmental impact, while SLLBs finance sustainability-linked loans with performance-based incentives.

Together, these approaches reflect NIB's commitment to transparency and help investors and other stakeholders understand the principles guiding its funding products.



Green use-of-proceeds financing (NEBs)

UoP loan application
Loan A →
Loan B →
Loan C →

Mandate rating framework (Annex II)
We assess the projects' environmental and climate benefits →

Rating scale[1]
Excellent
Good
Moderate
Marginal
Neutral
Negative

NEB framework
→ We check the projects' eligibility against a set of framework criteria within several categories (based on Green Bond Principles)
Second party opinion ✓

NEB pool
→ Loan A
Loan B

Reporting
→ We assess the impact of NEB-financed projects annually and obtain limited assurance on the reported information
Limited assurance ✓

Transition pathway financing (SLLBs)

SLL application
Loan A →
Loan B →
Loan C →

Mandate rating framework (Annex VI)
We assess SLL Key Performance Indicators (KPIs) and sustainability performance targets (SPTs) based on:
- **Materiality**, including impact and coverage
- **Ambitiousness**, including benchmarking, measurability, and alignment with NIB's climate targets
- **Credibility**, including verification, data quality, and integration into the borrower's business

→

Rating scale[1]
Excellent
Good
Moderate
Marginal
Neutral
Negative

SLLB framework
→ We assess SLL eligibility against framework criteria (based on Sustainability-Linked Loans financing Bonds Guidelines, Approach 1)
Second party opinion ✓

SLL Eligible Portfolio
→ Loan A
Loan B

Reporting
→ We prepare an annual performance report on SLLB-financed loans and obtain limited assurance
Limited assurance ✓

[1] Only NEBs and SLLBs rated "Good" or "Excellent" will be included.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 25

NIB Environmental Bonds

NIB's mandate is to support productivity and environmentally beneficial projects. To help investors direct their capital to green initiatives, the Bank introduced the NIB Environmental Bond (NEB) framework in 2011. Its proceeds finance projects that benefit the environment and advance the low-carbon transition.

NEB programme in 2025

In 2025, NIB demonstrated its continued commitment to sustainable financing by issuing a total of EUR 1.4 billion under its NEB programme. The issuance included a seven-year EUR 750 million bond and issuances in DKK, ISK, NOK and SEK—marking the first year NIB has issued NEBs in all its member country currencies.

Demand for sustainable investments was strong. The volume of NEB eligible projects was greater than the bond amount issued, demonstrating solid market interest in NIB's sustainable finance products.

NEB investors 2025[1]

%, by geographical region


58% Europe excl. Nordics
39% Nordics
0% Americas
3% Asia
0% Australia & Oceania
0% Africa & Middle-East
0% Other

[1] Investor distribution applies for issuance under current NEB framework

NEB investors 2025[1]

%, by investor type


37% Banks
28% Central banks & Official institutions
17% Pension & insurance
16% Asset Manager
2% Other

[1] Investor distribution applies for issuance under current NEB framework

NIB Environmental Bond issuance[1]

ISIN code	Currency	Amount in millions	EUR million equivalent[2]	Value date	Maturity date	Taps
NEB issuance in 2025						
XS3104349736	SEK	500	46	17.11.2025	26.6.2030	
XS2978011711	NOK	1,000	86	15.10.2025	15.2.2030	tap
XS3104349736	SEK	2,000	181	26.6.2025	26.6.2030	
XS3028251497	EUR	750	750	19.3.2025	19.3.2032	
XS3012404573	ISK	8,500	58	4.3.2025	4.3.2032	
XS2437424398	DKK	1,000	134	6.2.2025	28.1.2030	
XS2978011711	NOK	2,000	170	15.1.2025	15.2.2030	
Total issuance in 2025			**1,426**			
NEB issuance Sep-Dec 2024						
XS2901992045	SEK	1,000	87	16.9.2024	16.9.2031	
XS2898821033	EUR	750	750	11.9.2024	11.9.2029	
Total NEB issuance Sep-Dec 2024			**837**			
Total NIB Environmental bonds outstanding under the current framework			**2,263**			

[1] Current NEB Framework, September 2024
[2] Based on trade date foreign exchange rate

For NIB Environmental Bonds outstanding under previous NEB frameworks, see NEB webpage.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 26


Image: SIA Stelo Orienta

CASE

SIA Stelo Orienta • EUR 28 million

NEB-financed in 2025: EUR 16.2 million • NEB-category: Renewable energy

Expanding Latvia's solar capacity and energy independence

NIB is co-financing a 148 MWp solar farm in the Ventspils municipality, significantly expanding Latvia's renewable energy capacity. The project will increase domestic solar generation, reduce reliance on fossil fuels, and strengthen energy security in the Baltics at a time of growing need for independent power supply. Supported by InvestEU, the project is expected to provide clean electricity equivalent to the annual consumption of over 8,000 households.

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Stockholm
4 min
4x
Image: A-Train

CASE

A-Train AB • SEK 560.5 million (approx. EUR 53.2 million)

NEB-financed in 2025: EUR 9.5 million • NEB-category: Clean transportation

New trains for Arlanda Express

NIB has agreed a loan with A-Train AB to finance new high-speed electric trains for the Arlanda Express, strengthening a key transport link between Stockholm Arlanda Airport and the city centre. The investment will increase seat capacity by 50%, raise departure frequency from four to six trains per hour, and improve service reliability, helping the rail connection meet rising passenger demand driven by population growth and increased travel while supporting Sweden's national transport strategy.

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NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 27

NEB-financed projects allocated in 2025

During the year, NIB issued EUR 1.4 billion in environmental bonds under the NEB framework, with proceeds fully (in amount of EUR 1.4 billion) allocated to 40 projects[1]. A complete list of NEB-financed projects is available on NIB's website.

In 2025, the majority (57%) of covered[1] NEB eligible project disbursements were directed to renewable energy. These projects included the development of wind and solar farms, geothermal and hydropower facilities, district heating and cooling networks, and electricity transmission and distribution grids across the NB8-region.

8% of respective disbursements were allocated to green building projects in Sweden, Finland, and Lithuania, while 24% of the covered NEB eligible project disbursements supported clean transportation projects in Finland, Norway and Sweden, including zero carbon emission vehicles, vessels and supporting infrastructure.

Under the NEB-category related to climate change adaptation, disbursements included hydropower dam upgrades aimed at managing increased flooding and changing weather conditions associated with climate change.

1% of disbursements supported the NEB-category related to sustainable technology innovation, sustainable manufacturing and carbon capture and storage. This included research and development projects in Sweden.

Overall, these investments allow NIB to account for NEB impacts[2] of at least 290 MW of additional renewable energy generation capacity, 44,060 square metres of certified green buildings, and reductions or avoidance of greenhouse gas emissions of more than 160,000 tCO_2e per year.

[1] The number of covered loans that were included in the NEB pool as of 31 December 2025. The number includes fully or partly disbursed loans.
[2] More information about how we calculate impact can be found on our website.
NIB reports on project-specific impact by NEB category, see our website.

NEB-financed projects allocated in 2025
%, projects by NEB-category



- 57% Renewable energy
- 24% Clean transportation
- 11% Climate change adaption
- 8% Green buildings
- 1% Sustainable technology innovation, sustainable manufacturing and carbon capture storage

NEB-financed projects allocated in 2025
%, projects by country



- 51% Norway
- 18% Finland
- 13% Sweden
- 6% Latvia
- 5% Lithuania
- 3% Iceland
- 2% Denmark
- 1% Poland


CASE
Image: City of Gothenburg

City of Gothenburg • SEK 1.2 billion (approx. EUR 104 million)
NEB-financed in 2025: EUR 17.5 million • NEB-category: Climate change adaptation

Supporting sustainable urban transport and climate change adaptation in Gothenburg

NIB's long-term financing supports City of Gothenburg's investments in sustainable public transport and climate change adaptation. The 20-year framework covers the city's 2024–2029 urban development programme, including the Brunnsbo-Linné tramway and flood protection at the Packhus quay, strengthening low-carbon mobility and resilience to rising sea levels.

→ Read more

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 28

Impact of NEB-financed projects

Under current framework, Sep 2024–Dec 2025

NEB financed projects allocated[1]

%, projects by NEB category


64%
Renewable energy
17%
Clean transportation
7%
Green buildings
7%
Climate change adaption
6%
Sustainable technology innovation, sustainable manufacturing and carbon capture storage

[1] Total environmental bond covered disbursements under current NEB framework between Sep 2024 and Dec 2025 (excluding uncovered environmental and fully repaid loans).

Pro-rated to NIB's share of financing. The share of impact arising from new disbursements in 2025 is shown. Project-specific impact is available on our website.

Category	Impact of NEB-financed projects	Total impact 2024–2025 (pro-rated to NIB's share of financing)	Impact from 2025 financing (pro-rated to NIB's share of financing)	Impact from 2025 financing, %	SDG
Renewable energy	kt CO_2e/a avoided	-350	-160	46%	
	MW renewable energy capacity	530	290	55%	
	MWh/a increased renewable energy generation	1,190,790	575,700	48%	
	MWh increased renewable energy storage	240	240	100%	
	Number of projects	31	24	77%	
Clean transportation	Passenger-kilometres or tonne-kilometres	0	0	-	
	Number of projects	7	6	86%	
Green buildings	m² certified gross floor area	50,270	44,060	88%	
	Number of buildings	35	34	97%	
	Number of projects	8	7	88%	
Climate change adaptation	Number of projects	2	2	-	
Sustainable technology innovation, sustainable manufacturing and carbon capture storage	t CO_2e/a avoided	0	0	-	
	Number of projects	4	1	25%	
Water management and protection	Wastewater collected and treated, PE	0	0	-	
	Number of projects	0	0	-	
Sustainable fuel production and infrastructure	t CO_2e/a avoided	0	0	-	
	GWh/a energy content	0	0	-	
	Number of projects	0	0	-	

- Project-specific impact data and NIB's methodology for assessing impact is published on our website.
- The impact numbers under 2025 can contain impacts from disbursements in 2024, that were allocated to NEB pool in 2025.
- All figures have been rounded down and consequently the sum of individual figures may deviate from the presented sum figure on NIB's website and previous years.
- The impact numbers in this table are given in the aggregated manner (including data that were not disclosed seperately at a project level in NIB's reports on project-specific impact by NEB-category).

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 29 Assessment of EU taxonomy In 2025, NIB continued to deepen its analysis of NEB-financed projects against the EU taxonomy for sustainable economic activities, supporting transparency for investors. Through systematic screening at both category and project level, NIB assesses eligibility and alignment with the taxonomy’s environmental objectives and technical requirements. Since the adoption of the EU taxonomy for sustainable economic activities in 2020, NIB has conducted its fifth screening of the NEB project categories against the EU taxonomy’s Technical Screening Criteria (TSC) for relevant environmental objectives. The purpose is to provide NIB’s investors information on how NEB-financed projects are considered to be aligned with the technical screening criteria for Substantial Contribution (SC) and Do No Significant Harm (DNSH). A two-step approach is applied, including overall screening of the NEB-categories and project-level alignment. At a category level, the screening is based on the estimated EU taxonomy eligibility, as well as SC and DNSH alignement of projects within each category. The alignment assessment results are presented separately for SC and DNSH criteria. The NEB framework requires all categories and eligible projects to be aligned with SC criteria. For new green buildings, the DNSH criteria must also be fulfilled. A small portion of NEB issuance remains outside SC alignment, as certain project activities are not EU taxonomy eligible. The NEB framework’s category level alignment is presented on page 31. Estimated alignment with SC and DNSH Technical Screening Criteria % of NEB financed projects allocated1 NEB financed projects allocated in EUR 2,258 million Sep 2024-Dec 2025 Eligible and 99% SC aligned2 DNSH alignment3 68% 15% 16% DNSH aligned DNSH partly aligned DNSH could not be assessed or not aligned 1 Between September 2024 and December 2025. 2 SC aligned: The project could demonstrate evidence that TSC for SC is fulfilled. 3 DNSH partly aligned: Some but not all applicable DNSH criteria are assessed fulfilled, primarily due to lack of evidence.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 30 CASE Image: Antonius van Arkel Vasce AB SEK 550 million (approx. EUR 48 million) NEB-financed in 2025: EUR 39.2 million NEB-category: Green buildings New head office for Boverket in Karlskrona In 2025, NIB provided a SEK 550 million loan (approx. EUR 48 million) to Swedish real estate company Vacse AB to co-finance the construction of four new BREEAM-certified office buildings. One of these will serve as the new head office for Boverket, the Swedish National Board of Housing, Building and Planning. Located in Karlskrona, Sweden, the building will be certified according to BREEAM Outstanding, WELL, and NollCO2 standards. The project is NEB eligible, meets energy class A requirements, and is fully EU taxonomy aligned. Read more Project level EU taxonomy assessments Since 2022, NIB has performed EU taxonomy SC and DNSH alignement assessment at a project level for all new projects. To assess this alignment, NIB collects information from borrowers on project characteristics in accordance with the EU taxonomy regulations during loan due diligence and monitors the implementation of applicable EU directives into the counterparty’s national legislation. Assessing alignment with the DNSH can be challenging. These challenges relate to limited data availability, particularly for projects included in the pool before the introduction of the taxonomy regulation, insufficient data quality and a lack of supporting evidence relevant to DNSH criteria. According to the NEB framework, NIB does not exclude projects based on DNSH criteria or minimum safeguards (MS) standards as long as they comply with NIB’s Sustainability Policy (with the exception of real estate, where DNSH criteria must also be fulfilled). NIB is owned by member countries with robust human rights policies, and the counterparties in NIB’s NEB pool are registered in the Bank’s member countries and Poland. NIB screens borrowers reporting and internal policies to understand how borrowers identify, manage and mitigate potential negative impacts as outlined by MS. Further details on the methodology and assumptions are available on NIB’s website. After the release of the EU Omnibus package in February 2025, NIB maintained its own collection of client and project data in line with previous years. Despite this EU development, access to relevant information has continued to improve. Improvement in data availability is likely driven by companies’ preparation for stricter regulatory and reporting requirements, 1 Partly fulfilled DNSH criteria: Some but not all applicable DNSH criteria are assessed fulfilled, primarily due to lack of evidence. increased use of voluntary standards, and growing awareness of sustainability matters. Overview of EU taxonomy assesments In total, 99% of NEB covered disbursements were aligned with the EU taxonomy’s SC criteria. Therefore, all NEB covered disbursements deemed eligible under the EU taxonomy met the SC criteria for the project’s relevant economic activity. Of the disbursements for which SC was aligned, 68% were deemed to fully fulfil the criteria for DNSH, and 15% were deemed to partly1 fulfil the DNSH criteria. Looking at alignment by number of projects, 94% of projects fulfilled the SC criteria. Of these, 52% were assessed fully aligned with DNSH criteria, and 23% were assessed partly1 aligned.

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 ◢ 31

Overview of NEB categories, the primary environmental objective in the EU taxonomy and estimated alignment against technical screening criteria for SC and DNSH under the current NEB framework

NEB Framework project category		Taxonomy environmental objective[1]	Eligibility	Substantial Contribution (SC)	SC do no significant harm (DNSH)	% of NEB portfolio[2,4]	% of 2025 allocations
Renewable energy							
a. Electricity from wind turbines, solar, tidal, wave and hydropower	Wind	Climate change mitigation	Eligible	Aligned	Aligned	23%	8%
	Solar	Climate change mitigation	Eligible	Aligned	Partly aligned	4%	4%
	Wave	Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%	0%
	Hydro	Climate change mitigation	Eligible	Aligned	Partly aligned	14%	10%
b. Electricity or heat generation from geothermal installations		Climate change mitigation	Eligible	Aligned	Could not be assessed	2%	2%
c. Electricity or heat generation based on advanced bioenergy feedstock.		Climate change mitigation	Eligible	Aligned	Partly aligned	2%	2%
d. Heat generation based on green or waste heat (heat pumps, integration of waste heat, seawater cooling system)		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%	0%
e. Electricity transmission, distribution and storage, expansion or upgrades		Climate change mitigation	Eligible	Aligned	Partly aligned	19%	9%
f. District heating and cooling networks, including storage		Climate change mitigation	Eligible	Aligned	Partly aligned	0.1%	0.1%
Sustainable fuel production and infrastructure							
a. Production of green hydrogen and green anhydrous ammonia and its infrastructure		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%	0%
b. Production or processing of biofuels and biogas based on advanced feedstock		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%	0%
Clean transportation							
a. Zero-carbon emission vehicles. Vehicles with zero direct (tailpipe) CO_2 emissions, such as electric or hydrogen vehicles, electric ferries, green ammonia vessels, and electric rolling stock		Climate change mitigation	Eligible	Aligned	Partly aligned	16%	14%
b. Infrastructure for zero direct (tailpipe) CO_2 emissions, such as electrified rail, charging stations, green fuel distribution, bicycle and pedestrian infrastructure		Climate change mitigation	Eligible	Aligned	Could not be assessed	1%	1%
Green buildings							
a. Construction of new buildings: Green buildings certified according to LEED Platinum or BREEAM Excellent or Outstanding and aligned with the EU Taxonomy's TSC and DNSH criteria (including LCA analysis) and passive houses		Climate change mitigation	Eligible	Aligned	Aligned	5%	2%
b. Major renovations: Refurbishment of buildings leading to an improvement of two Energy Performance Certificate levels (EPC), to at least EPC B		Climate change mitigation	Eligible	Aligned	Partly aligned	2%	2%
Water management and protection							
a. Wastewater collection and treatment to reduce discharges into water		Sustainable use and protection of water and marine resources	Eligible	Could not be assessed	Could not be assessed	0%	0%
b. Protection of water resources with the aim of minimising groundwater extraction and contamination and improving the replenishment of aquifers.		Sustainable use and protection of water and marine resources	Eligible	Could not be assessed	Could not be assessed	0%	0%
Climate change adaptation							
a. Improvements of stormwater and flood protection systems		Climate change adaptation	Eligible	Aligned	Aligned	0.2%	0.2%
b. Projects that strengthen resilience and adaptation to climate change within the defined project categories in NIB's NEB framework		Climate change adaptation	Eligible	Aligned	Aligned	6%	6%
Sustainable technology innovation, sustainable manufacturing and carbon capture storage							
a. Investments in research, development, design and manufacturing of technologies essential to meet the objective of the categories in NIB's NEB framework or NIB's climate targets		Climate change mitigation	Eligible[3]	Aligned	Aligned	6%	0.4%
b. Carbon Capture and Storage, with geological permanent storage (reservoir or fixation) and its infrastructure		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%	0%

[1] Including enabling activities.
[2] The share of NEB funds allocated to each category Sep 2024–Dec 2025.
[3] In the category one project is eligible and fully aligned with taxonomy and 3 projects are not eligible.
[4] Due to rounding, the percentages are not matching up to 100%.

■ Aligned ■ Partly aligned ■ Not aligned ■ Could not be assessed

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 32

Sustainability-Linked Loans financing Bonds

NIB supports corporate decarbonisation through its sustainability-linked loans (SLLs) that incentivise borrowers to achieve ambitious, science-based climate targets across their value chains, including Scope 3 emissions. To give investors direct access to this transition, NIB has introduced the Sustainability-Linked Loans financing Bond (SLLB) Framework, enabling investment in the low-carbon transformation of Nordic–Baltic companies.

SLLB framework

In 2025, NIB launched a Sustainability-Linked Loans financing Bond Framework, allowing NIB to provide investors with a new financing tool to support transition finance by linking bond proceeds to a portfolio of SLLs. SLLs incentivise corporate borrowers to meet ambitious, science-based climate targets through performance-based financial terms.

The bonds are issued in line with the ICMA Guidelines for Sustainability-Linked Loans financing Bonds. Eligible SLLs must include KPIs tied to greenhouse gas reduction targets, covering the most relevant scopes of the borrower (Scopes 1, 2, or 3) and be aligned with science-based targets and Paris Agreement 1.5-degree pathways. All KPIs and sustainability performance targets must be material, ambitious and credible. Only SLLs rated "Good" or "Excellent" under NIB's mandate rating system will be included, applying the same methodology as used for NEBs.

Additional secondary KPIs offer complementary benefits and may address other material environmental or social priorities for borrowers, such as water efficiency, circular economy initiatives, or nature conservation. The framework also introduces a structured disqualification mechanism for underperforming SLLs, transparent progress reporting, and requires a third-party verification of sustainability performance.

SLLB issuance in 2025

In 2025, NIB became the first SSA issuer of SLLBs. The Bank's inaugural issuance under its SLLB Framework—a five-year SEK 1.75 billion bond—attracted strong domestic investor interest and was oversubscribed, signaling robust confidence in NIB's transition-focused strategy. Investors, many of whom have long supported NIB's use-of-proceeds environmental bonds, participated in the SLLB, underscoring growing demand and the market's appetite for innovative financing solutions that support Nordic-Baltic companies in achieving ambitious climate transition targets.

SLLB issuance in 2025

ISIN code	Currency	Amount in millions	EUR million equivalent[1]	Value date	Maturity date
XS3190713696	SEK	1,750	158	26.09.2025	26.09.2030
Total issuance			**158**		

[1] Based on trade date foreign exchange rate.


elisa

Image: Elisa Corporation

CASE

Elisa Corporation • EUR 200 million
SLLB-financed in 2025: EUR 100 million

Sustainability-linked loan to climate action and digital inclusion at Elisa

In 2025, NIB signed a EUR 200 million, 8-year sustainability-linked loan with Finnish telecommunications company Elisa Corporation. The loan links financial terms to Elisa's performance against climate and digital inclusion targets. The agreed key performance indicators cover absolute greenhouse gas (GHG) emission reductions across Scopes 1 and 2 and selected Scope 3 emissions, aligned with science-based targets validated by the Science Based Targets initiative (SBTi) for the 1.5°C pathway. An additional KPI addresses improved access to high-speed connections in Finland and Estonia. The loan is financed in part by proceeds from NIB's Sustainability-Linked Loans financing Bond (SLLB).

→ Read more

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 33

SLL Eligible Portfolio for SLLBs

The proceeds of each SLLB, or an amount equivalent to the proceeds, are allocated to a separate portfolio of eligible SLLs. The size of the SLL Eligible Portfolio always exceeds the total amount of outstanding SLLBs by at least 10%.

By the end of 2025, NIB had 9 SLLs in amount of EUR 927,9 million (outstanding) included in its SLL Eligible Portfolio, featuring 11 core KPIs focused on climate change mitigation and 13 secondary KPIs related to other sustainability topics material to the borrower. Core KPIs are selected according to the criteria set in SLLB Framework and 8 KPIs (73%) are related to Scope 3 emissions. The other three core KPIs relate to GHG emission impacts, with one covering Scope 1 and 2 (9%), one Scope 1 and 3 (9%), and one encompassing all three scopes (9%).

The SLLs included in the SLL Eligible Portfolio align with NIB's Sustainability Policy and SLLB Framework, and span a diverse range of industries, from consumer retail and service sectors to heat and power generation.

Detailed loan-level information about SLLs included in the SLL Eligible Portfolio, including but not limited to borrower and sector, country, year of origination, disbursement amounts, respective KPIs and sustainability performance targets (SPTs), and alignment with the SBTi or other equivalent target-setting initiatives and Paris Climate Agreement trajectory is available on our website.

SLL Eligible Portfolio

by sectors, % of disbursements[1]


38% Consumer discretionary and staples
22% Construction machinery
19% Telecomunication services
15% Power & heat (utilities)
7% Construction & engineering

[1] Of total disbursements as of 31 December 2025. Industry sectors refer to NIB's internal sustainability classification.

100%

of disbursements[1] are alligned with SBTi 1.5° pathway

[1] Of total disbursements as of 31 December 2025.
Number of SLL loans: 9

KPIs of loans included in the SLL Eligible Portfolio

%, by UN SDG reference[1]


Core KPIs
46%
13 CLIMATE ACTION
Climate change mitigation
Secondary KPIs
38%
13 CLIMATE ACTION
Climate change mitigation
8%
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
Waste and circularity
8%
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
Digital connectivity

[1] Of total disbursements as of 31 December 2025. UN SDG = UN Sustainable Development Goals

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 34

Performance of loans in the SLL Eligible Portfolio for SLLBs

This is NIB's first report on the performance of the SLL Eligible Portfolio according to SLLB Framework. It is based on the 2025 performance data submitted for the year 2024. The portfolio at year end consists of nine SLLs with a total of 24 KPIs, of which 17 are active[1] and included in this assessment.

Among the eight active core KPIs on climate change mitigation, five had trigger dates in 2024, and three were monitored (i.e., did not have trigger events). All core KPIs were on track and reached their planned SPT levels. In line with the SLLB Framework, no SLL disqualification was required, and NIB will continue to monitor developments closely.

The secondary KPIs—covering broader sustainability themes beyond climate mitigation—also showed positive progress. Six of the nine secondary KPIs in this reporting period were on track. The remaining three were progressing slower than expected; however, two of them were close to target, with less than a 10% gap to their expected values. KPIs progressing slower will be followed up through engagement with borrowers.

With 82% of all active KPIs currently on track, the SLL Eligible Portfolio demonstrates strong performance overall, both in achieving core climate objectives and in capturing additional benefits through secondary sustainability targets. NIB will continue to encourage and support concrete actions to ensure ongoing progress.

[1] Active KPIs are those performance indicators that apply in a given year and are fully measurable and assessable under the terms of the SLL agreement.

Core climate KPIs included in the SLL Eligible Portfolio during the assessment period

% of KPI, (number of KPIs)[1]


100% (8) KPI on track
0% (0) KPI progressing
0% (0) KPI not progressing
0% (0) KPI off track

[1] The data is based on the performance of core KPIs included in SLL Eligible Portfolio that either had trigger dates or were monitored in 2024.

Secondary KPIs included in the SLL Eligible Portfolio related to other sustainability topics

% of KPI, (number of KPIs)[1]


67% (6) KPI on track
33% (3) KPI progressing
0% (0) KPI not progressing
0% (0) KPI off track

[1] The data is based on the performance of secondary KPIs included in SLL Eligible Portfolio in 2024. They relate to waste, circularity, digital connectivity and climate topics (i.e., climate KPIs that do not classify as core KPIs).

KPI on track	Target is reached at the trigger date[1] or the annual progress of the target is advancing as expected
KPI progressing	Annual progress of the target is progressing, but at a slower pace than anticipated
KPI not progressing	No positive annual progress of target performance is reached
KPI missed	Only applicable for core KPIs triggered. The agreed sustainability performance target (SPT) value is not reached on the trigger date

[1] Trigger date is the date relevant for assessing the target performance and its impact on the loan margin.

> With 82% on track, the SLL Eligible Portfolio KPIs demonstrate a strong performance.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 35

ESG in our treasury operations

We ensure that all counterparties NIB deals with meet our expectations for sound ESG performance.

Responsible investments in treasury activities

NIB Treasury's ESG approaches are described in the Responsible Investment Framework. Our best-in class approach ensures that NIB's Liquidity Portfolio bond investments are tilted towards better ESG rated entities. During the year, NIB transitioned to a single external rating provider, adopting a seven-notch scale instead of the previous ten-notch scale. At the end 2025, 96.5% of the total holdings (compared to a target of 75%) were invested into the three best categories, as shown in the graph.

NIB is a signatory of the United Nations Principles for Responsible Investment (PRI), our PRI report is available on the PRI's official website.

Sustainable investments

NIB favours issuers with business models that support sustainable development and have therefore set a target rate for holdings in liquidity bond portfolio for sustainable bonds (green, social, sustainable or sustainability-linked bonds). The share of sustainable investments has increased during 2025, resulting in 16.4% as of 31 December 2025 versus the current

ESG distribution of bond investments in the liquidity buffer

% of the liquidity buffer


96.5%
50
40
30
20
10
0
NIB ESG 1
NIB ESG 2
NIB ESG 3
NIB ESG 4
NIB ESG 5
NIB ESG 6
NIB ESG 7
Unrated

Source: MSCI. (NIB-ESG ratings are derived from MSCI ESG ratings. In cases where there is no public data from MSCI available, an internal assessment is conducted.)



Eveliina Alestalo Rajala, Director, Head of Asset & Liability Management and Zach Dhruve, Director, Head of Portfolio Management work in NIB's Treasury and Finance department.

NIB INTRODUCTION **IMPACT** SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 36

target of 15%. During the year, new investments also included bonds issued under the new European green bond standard (EuGB).

Enabled impacts reporting

As the share of sustainable investments has increased in recent years, they have helped issuers to mobilise capital for sustainable projects and to achieve the impacts targeted in their sustainable bond frameworks.

Where possible, NIB aims to report the impacts enabled by our investments. While issuers of sustainable bonds are committed to providing impact reports, challenges remain due to limitations in available data. These include a wide range of KPIs, inconsistencies in reported units, and the absence of unified reporting standards across issuers. Even for the same issuer, standards may vary from year to year. Additionally, there is typically a one-year lag in impact reporting, and many recently issued sustainable bonds have yet to generate measurable impacts, as the projects they finance are often still in early stages of development.

NIB uses external data from an independent sustainability adviser, Mainstreet Partners, to tackle the above-mentioned data challenges. Their methodology is described in more detail here.

NIB reports impact by using the five widely used KPIs, as presented in the illustration on the right. For comparison reasons, all values are intensity based, per one million euro invested and includes impacts enabled in year 2024 (one year lag). Absolute impacts are thus achieved by multiplying the intensity based reported impacts values by portfolio size of EUR 1,390 million, which was the nominal size of the holdings as of 31 December 2024. For the sustainable bonds purchased during the course of the 2024, NIB's time-based approach includes only the proportional change of annual impacts, corresponding to the period the bond was part of the holdings.

Investments in sustainable bonds issued during 2025 are excluded from the report as those will be reported in the following year after all impacts reports for 2025 have been published by the respective issuers.

Portfolio characteristics

Sustainable bond investments are conducted as part of the normal liquidity portfolio investments, and they follow the same portfolio guidelines concerning credit, liquidity and ESG requirements than the rest of the liquidity portfolio. However, given that sustainable bond market issuance is relatively concentrated to the SSA issuer sector, the portfolio asset characteristics differ slightly from the rest of the liquidity portfolio shown on NIB's website.

Sustainable bonds classification

%, by type


69% Green
14% Social
14% Sustainable
2% Sustainability-linked

Sustainable bond issuer classification

%, by sector


81% SSA
7% Corporates
6% Financials
5% Covered
1% Sovereign

Treasury sustainable investments impact


CO2

CO_2e avoided/reduced	Energy saved	Renewable energy capacity added	Energy produced from renewable	Jobs created / saved
184.2	13.6	0.6	180.9	6.3
(tonnes/€M)	(MWh/€M)	(MWh/€M)	energy added (MWh/€M)	(number of jobs/€M)

Data source: Mainstreet Partners

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 37

Lending labelled bonds

NIB has allocated EUR 500 million to be invested in green bonds, social bonds, sustainability bonds and sustainability-linked bonds issued by companies or municipalities in the Bank's member countries. The investments are used to finance environmentally sustainable projects that can contribute to mitigating climate change and achieve positive social outcomes in the Nordic-Baltic region.

The enabled impacts are reported here using the same data source and methodology as Treasury's sustainable investments. Given that the majority of the holdings are in green bonds, the relevant KPI's are concentrated on the renewable energy sector. A breakdown of the holdings arranged by climate sectors is provided.

As of 31 December 2025, the lending labelled bond holdings (green or sustainability-linked bonds issued by corporates and one municipality) amounted to EUR 370 million. During the year, there was equivalent of EUR 106 million of new labelled bond investments. Lending labelled bonds are not part of the NIB's liquidity buffer.

Lending labelled bonds classification

%, by type


80% Green
20% Sustainability-linked

Lending labelled bonds issuer sector

%, by sectors[1]


34% Power & Heat
17% Consumer Retail
16% Financial Institutions
15% Real Estate
11% Transportation
7% Metals & Mining

[1] Industry sectors refers to NIB's internal sustainability classification.


Lending labelled bonds impact
CO2
CO2e avoided/reduced
86.6
(tonnes/€M)
Energy saved
2.9
(MWh/€M)
Energy produced from renewable
18.4
energy added (MWh/€M)
Data source: Mainstreet Partners

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 38 SUSTAINABILITY We work towards a sustainable region Stakeholder engagement . 39 Sustainability management . 43 Commitment s & partnerships 46 Defining what matters . 48 Action for climate . 52 Nature and biodiversity . 59 Impact from own operations . 62 Increasing social wellbeing and development . 66 Impactful workplace 68 Business conduct . 72 “My work feels meaningful as I get to collaborate with a diverse set of clients across our member region on concrete projects that deliver real impact. On top of that, I have the chance to work with and learn from smart and supportive colleagues every day.” – Siiri Eteläaho, Associate Sustainability Advisor

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 39

Stakeholder engagement

NIB collaborates with its customers, owners and other stakeholders to promote a more prosperous and sustainable region. Central to this is an active and open dialogue that brings in external insights and strengthens the Bank's understanding of stakeholders' priorities and challenges.

Listening to our stakeholders

Direct interaction is highly valued by both NIB and its stakeholders, whether through seminars, conferences or panel discussions. In 2025, these preferences were reflected in a diverse year of engagement: NIB met stakeholders across the region and beyond, hosted high-level dialogues and joined global and regional discussions on climate, innovation and resilience. This chapter highlights some of these key moments.

To support the Bank's stakeholder engagement, NIB regularly seeks feedback from its key target groups. Every three years, the Bank conducts a comprehensive stakeholder survey to better understand how needs and expectations evolve. The most recent survey, carried out in 2024, is available in the previous Annual Report.

20 years of Baltic membership

On 6 May 2025 the Bank celebrated 20 years of the Baltic membership at NIB together with its stakeholders in Vilnius. The stakeholder seminar focused on developments of the past two decades, and the actions needed to further strengthen regional resilience amidst current geopolitical, economic, and environmental challenges. On the same day, NIB and the Republic of Lithuania signed a EUR 400 million financing agreement earmarked for national defence system investments during 2025–2027.

Read more


NIB
Next up:
building a more resilient
Nordic–Baltic region
20 years of the Baltic
membership at NIB

Moderator Jukka Ahonen, Head of Communications at NIB, Lithuania's former Minister of Finance Rimantas Šadžius, former President and CEO of NIB Johnny Åkerholm and Member of the European Court of Auditors Keit Pentus-Rosimannus having a panel discussion at the Baltic 20 event on 6 May.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 40

Ongoing communication about our activities

As an IFI with goals beyond making a profit, NIB is accountable to its member countries and to society as a whole. This creates an obligation to inform about the Bank's activities.

NIB strives to be transparent about its operations and activities. The Bank maintains an open and continuous dialogue with stakeholders to ensure timely and relevant information sharing. The primary communication channels include NIB's website, social media, newsletters and regular publications such as annual and quarterly reports.

The Bank discloses information about signed loans on its website. This includes information about the borrower, loan sum, loan maturity, a project description, and a summary of the project's anticipated impact. NIB also communicates about its funding activities and the bonds it issues.

In 2025, NIB held a 30-day public consultation on changes to the NIB Sustainability Policy Exclusion List.

Forum for sustainable finance

OMFIF's Sovereign Debt Institute set the stage at the Nordic SSA Forum in Stockholm in August for timely discussions on issuance trends, the development of European safe assets, and the latest in sustainable finance. NIB joined the discussion with the European sustainable finance leaders; debt offices, issuers, and investors.


Kim Skov Jensen
Bo Søndergaard
Danske Bank


NORT
IZONS

Copenhagen NIB 50

Anders Adlercreutz, Finland's Minister for Nordic Co-operation and representative of the 2025 Nordic Council of Ministers presidency, opened NIB's 50th-anniversary seminar in Copenhagen on 4 December. At the seminar "Northern Horizons – Defending Sustainable Growth", invited speakers reflected on the 1975 decision to establish NIB and debated how the Nordic model can continue to combine welfare, security and climate leadership.

→ Read more

Arctic collaboration

Five of NIB's member countries extend into the Arctic, and the Bank remains committed to supporting the region through cooperation linking innovation, investors, and local communities. Following discussions at the Arctic Circle Assembly in October, NIB expects its Arctic investment activity to increase amid rising geopolitical attention and growing regional needs.


Silfurberg

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 41

COP30

At COP30 climate change conference in Belém, Brazil, NIB met with its clients and other stakeholders to discuss climate action. NIB hosted and joined a series of panel discussions focusing on banks' role in climate strategies, solutions, and collaboration.

→ Read more


The Nordic Pavilion
Image: Joel Sheakoski/ Nordic Council of Ministers


SAVOX

Visiting our clients

NIB's Board of Directors regularly visits projects financed by the Bank.

For example, in October, the Board and Executive Committee visited Savox's headquarters in Finland to learn more about their innovative critical communication solutions.

Earlier in September, members of NIB's Control Committee, the Bank's Executive Committee, and the NIB Board Chair, had the opportunity to visit one of NIB's long-standing clients, and Iceland's biggest energy company, Landsvirkjun.

In December, the Board visited Demant A/S, a global hearing healthcare company, at its headquarters in Smørum, Denmark. NIB has supported the company's extensive R&D efforts.

Cooperation with IFI peers

In 2025, NIB promoted knowledge sharing and collaborative learning by hosting and participating in several conferences with international financial institutions (IFIs) from across the world. These gatherings provided a platform for learning and dialogue among participants, focusing on current topics, applied practices, and networking opportunities. For example, NIB hosted an International IFI Hackathon, bringing together 50 participants from European Investment Bank (EIB), EBRD, ESM – European Stability Mechanism, Asian Development Bank (ADB), Islamic Development Bank (IsDB), CEB – Council of Europe Development Bank, Nefco, and NIB.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 42

Reporting concerns to NIB

NIB encourages and is open to receive any reporting in good faith of allegations or suspicions of prohibited practices, misconduct or any other type of wrongdoing. This concerns any such cases occurring in connection with the Bank's operations or activities. More information is available on NIB's Integrity Report and website.

Category A projects

Loan projects with potentially negative social or environmental impacts are classified as Category A projects. These projects are required to undergo a full environmental impact assessment (EIA). The EIAs are made available on NIB's website for public comment for 30 days before NIB's Board of Directors makes a decision on financing. This is one way for stakeholders to voice their opinion on projects considered for NIB funding. In 2025, NIB published information about two Category A projects and received no responses.

Key documents and useful links:

- Public Information Policy
- NIB's publications

Key stakeholders and how we engage with them

Key stakeholders	How we engage	2025 activity examples
Customers Private and public companies, institutions, municipalities, sovereign countries, banks and other IFIs	Visits, online and live meetings, webinars, newsletters and press releases, social media, other communications.	• 71 new loans signed • EUR 3.9 billion financing disbursed • SMEs reached via three new loans disbursed to financial institutions • Stakeholder seminars
Investors Central and commercial banks, pension and insurance funds, asset managers and government entities	Virtual and in-person meetings, investor events, financial and impact reports, website, LinkedIn, newsletters, stakeholder survey.	• EUR 9.2 billion raised in new funding • 93 bond transactions • Virtual and in-person meetings
Political decision makers and public administrations State representatives in Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden, as well as other selected countries where NIB operates	Our owners govern NIB via representatives on the Board of Governors (BoG), Board of Directors (BoD) and Control Committee (CC).	• The BoD held 13 meetings and four seminars • The CC held two meetings • Baltics 20 event in Vilnius • NIB 50 event in Copenhagen • The COP30 Nordic Pavilion
NGOs Non-governmental organisations raising awareness of environmental protection and social aspects	Publishing information on signed loans. Inviting comments on loan projects with potentially extensive environmental impacts, known as Category A projects.	• Contributions to NGOs working to protect the Baltic Sea in the form of expertise and donations • Publication of information about Category A projects
Media Mainly the financial media	Press releases, newsletters, emails and interviews with press representatives.	• Press releases • Interviews with NIB's directors and experts • Answering questions from the media • Offering background information to journalists
General public Anyone interested in NIB's operations	Meetings, website, newsletters, press releases, annual reports, social media.	• Employees giving presentations about NIB and its mission at various events to student groups and NGOs • Dialogue via info@nib.int
Employees NIB is headquartered in Helsinki and has a regional office in Riga. A total of 272 employees at year-end 2025	Meetings, intranet, surveys, induction for new employees, in-house training.	• Eight Bank wide staff meetings • Webcasts for employees • Internal seminars and training • Regular Cooperation Council meetings • Summaries of ExCo meetings

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 43

Sustainability management

As a mandate-driven bank with a strong focus on sustainability, NIB incorporates environmental, social, and governance (ESG) factors into all its business practices, including credit and investment decisions, as well as in the management of its own operations. While the global ESG agenda is facing headwinds, NIB remains committed to sustainability.

Sustainability management

NIB's sustainability agenda is defined by the Bank's highest guiding document, its statutes, which require that all financing is made in accordance with sound banking principles and taking into account socio-economic considerations.

Sustainability governance

The governance of sustainability-related risks and opportunities are integrated into NIB's core governance structure. The Governance Statement is available on pages 75–83, and it includes information about the management and supporting committees. A more detailed description of NIB's sustainability governance can be found in NIB's Sustainability Policy.

Key documents and useful links:

- Statutes of NIB
- NIB's Mission, Strategy and Values
- Sustainability Policy
- Integrity and Compliance Policy
- Integrity Due Diligence Policy
- Codes of Conduct
- Climate Strategy
- ESG Guidelines for Lending
- Responsible Investment Framework
- Mandate Rating Framework
- Risk Management Policy

Sustainability management at NIB

This chart illustrates the key documents, departments, and processes that guide and govern sustainability across our operations.


What guides our work
NIB Statutes
NIB's highest governing document explains the purpose of the Bank.
Sustainability Policy (including the Exclusion list)
The NIB Sustainability Policy sets out the principles, commitments, and framework for sustainability at NIB. It defines how sustainability at NIB is taken into account in all business conduct, credit, and investments decisions.
Climate Strategy
As part of the wider sustainability policy, NIB's Climate Strategy sets the Bank's overarching ambition level around its environmental impacts, including sector-level climate targets, which are taken into account in all financing.
Practical execution
Lending
Key operations: 1st line of defence
Treasury
Risk and Compliance
2nd line of defence
Counterparty ESG assessment
NIB assesses, monitors, and reports on the ESG performance of its counterparties across its lending and treasury operations.
Project level mandate and sustainability assessment.
ESG impact assessment of investments.
NIB's risk management framework is designed to manage the Bank's risk-taking in the context of its mission and strategy. The Risk & Compliance department is responsible for measuring, monitoring and reporting of financial and non-financial risks.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 44 Integration to operations NIB’s Sustainability Policy NIB’s Sustainability Policy sets out the principles, commitments and frameworks for sustainability at NIB and is approved by the Board of Directors. Its purpose is to define how sustainability is taken into account in all NIB’s business conduct, credit, and investment decisions. The policy applies bank-wide and to all NIB’s business operations. As the Sustainability Policy also supports the management of ESG-related risks and the assessment of their materiality, it should also be read in conjunction with NIB’s risk management framework. NIB’s policies and frameworks are available on our website. The Bank’s Integrity Policy framework is explained in the Integrity Report. Our exclusion list The Sustainability Policy also lists counterparty-level activities and projects that NIB will not knowingly finance or invest in (“exclusion list”). The 2024 and 2025 updates of the sustainability policy included revisions of the exclusion list. Key changes relate to more stringent criteria for climate (no upstream oil and gas), biodiversity and nature, human rights and animal welfare. The revised exclusion list allows for financing of security and defense, including conventional weapons and ammunition. Climate Strategy NIB’s climate strategy sets the Bank’s overarching ambition level around its environmental impacts. The near-term targets were validated by the Science Based Targets initiative (SBTi) in February 2025. Sector-level climate targets have been established for the Bank’s most material sectors. Alignment with the Bank’s climate targets is taken into account in all financing decisions for companies operating in sectors subject to these targets. Counterparty ESG assessment NIB assesses, monitors, and reports on the Environmental, Social, and Governance (ESG) performance of its counterparties across its lending and treasury business functions. Within NIB’s lending business, counterparties’ ESG assessments provide insights into clients’ overall sustainability performance, supporting the Bank’s credit evaluation and decision-making processes. The assessments also enable NIB to offer strategic guidance to its clients for future improvements. Using a structured framework and methodology, the Bank assigns separate E, S and G ratings on a four-level scale. NIB’s treasury function applies a best-in-class ESG approach guided by its Responsible Investment Framework. The framework sets guidelines and processes to ensure all investment and transaction counterparties meet NIB’s ESG expectations and that bond investments in the liquidity portfolio favor entities with stronger ESG ratings. The ESG integration on the treasury side is primarily supported by an external ESG data provider. NIB is also a signatory to the United Nations Principles for Responsible Investment (PRI). Counterparties’ ESG performance on a portfolio level is monitored and reported to the Bank’s Asset, Liability and Risk Committee on at least a quarterly basis. An additional critical element of NIB’s preventative work related to ESG topics is the scrutiny of NIB’s borrowers and other counterparties in the Integrity Due Diligence (IDD) process. Read more from NIB’s Integrity Report 2025. Actions and progress By the end of 2025, NIB has conducted ESG counterparty review to 94% of its lending exposure with most counterparties ranking in the upper/lower intermediate range. NIB actively engages with ‘low performer’ counterparties to identify the gaps and provide advice on potential steps to mitigate them. As of 2025, the ESG ratings of the Bank’s lending counterparties are reviewed annually as a part of the Bank’s annual follow-up of process. Mandate and sustainability assessment of financed projects NIB’s vision is a prosperous and sustainable Nordic-Baltic region. The Bank works towards that goal by providing longterm lending to projects that improve productivity and benefit the environment of the Nordic and Baltic countries. For this purpose, the Bank assesses whether the project or activity considered for financing fulfils the requirements set out in our Mandate Rating Framework. In addition, assessment of alignment with the EU taxonomy is made for each project. All investments proposed for financing also undergo a sustainability review in accordance with NIB’s Sustainability Policy and ESG Guidelines for Lending. The review ensures that the project complies with internationally and nationally recognised environmental and social standards. Project monitoring and follow-up Following project completion, NIB evaluates the realisation of the estimated productivity gains and/or environmental benefits as agreed during the loan negotiation. When a project has reached operating maturity (normally, within three years of completion), it receives an ex-post evaluation to assess if adherence to NIB’s Sustainability Policy and mandate criteria have been fulfilled. The principles for this process are set out in NIB’s Monitoring and Ex-Post Mandate Assessment Framework. NIB uses these results to further develop its mandate rating methodology and apply the lessons learned to the assessment of future projects. Actions and progress In 2025, ex-post assessments for 22 projects have been conducted. Approximately 91% of the impacts identified in the ex-ante stage have been achieved or partly achieved. NIB revised its Ex-post Assessment Framework in 2025, strenghening the credibility and usefulness of impact validation. Sustainability in risk management NIB has created a comprehensive framework of policies and procedures to manage the risks to which the Bank is exposed. The main elements in the framework are the risk taxonomy, the Risk Appetite Statement (RAS), risk management policies, and the capital and liquidity quantification framework (ICAAP/ ILAAP). The overall aim is to gradually build an adequate capacity to manage sustainability-related risks, subject to their materiality, and including both 1st line (Treasury and Lending) and 2nd line (Risk and Compliance) activities. At the highest level, NIB’s risk taxonomy distinguishes between financial and non-financial risks and provides a tool for risk identification, control, reporting and policy work. ESG-related risks are categorised under non-financial risks. The risk taxonomy supports overall awareness raising in the Bank and displays how sustainability risk fits in with the Bank’s overall risk taxonomy and risk management framework. The RAS sets the principles for the Bank’s risk-taking, risk mitigation and risk avoidance. It aims to align willingness to take risk with statutory requirements, strategic business objectives and capital planning. Like the risk taxonomy, the

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 45 RAS also aims to raise risk awareness across the Bank. At NIB, the RAS includes a specific qualitative section on climate risk, reflecting the relevance and maturity of this sub-risk category under the more broad environmental risk. Due to its early and yet evolving stages, the nature-related risks are not yet specifically incorporated into the RAS. The whole RAS document, including risk appetite statements and KRIs, is reviewed annually and approved by the Board of Directors. NIB’s Risk Management Policy (RMP) includes sections on risk governance, risk management principles, reporting procedures and definition of risk-bearing capacity, among others. Sustainability risk is recognised in the RMP and hence it belongs to Bank’s overall risk management framework. It is managed using similar risk management principles as applied for other risk categories. There is currently more focus on climate-related risks than on other sustainability risks in the RMP. This is in line with the climate-related statement in the RAS. The RMP is reviewed at least annually and approved by the Board of Directors. NIB’s Sustainability Policy and related internal guidelines provide an overall framework for sustainability related risk assessments at the project and counterparty levels. On the environmental side NIB has a twofold approach to address climate and nature risks: firstly, to ensure that the projects we finance, and the owner of the project, address climate and nature risks in an adequate manner, and secondly, to understand the combined impact of climate and nature related risks related to NIB’s outstanding exposure. NIB has also strengthened its understanding of nature-related risks and opportunities by exploring how biodiversity risk assessments could be operationalised at the counterparty and project levels, and by identifying opportunities to support clients in financing solutions that protect, restore and reduce pressures on nature. Actions and progress Climate: The Bank focused on enhancing the technical aspects of its climate-related data collection and management processes, embedding them into its IT infrastructure. Transition risk assessment tool was taken into business use. Physical climate risk assessments—at both counterparty and project levels—were also initiated using an external vendor tool. These assessments inform the decision-making on credit matters. While counterparty credit risk assessment strongly builds on traditional risk metrics, the transition risk and physical risk assessments supplement the analysis and enhance the holistic understanding of counterparty’s risk profile. At the aggregate level, analyses of climate risk as a driver of credit and market risks were incorporated to the ICAAP (Internal Capital Adequacy Assessment Process) framework. NIB also ran a climate-related stress testing exercise and recognised the outcomes in the ICAAP exercise. Read more from Note 3. Nature: Mapping impacts and dependencies at the portfolio level to provide a comprehensive understanding of nature-related risks and opportunities, forming the basis for nature strategy and targets. For further details, see page 61. Fostering sustainability through training and development Maintaining strong sustainability expertise is essential for NIB to deliver on its mission. To ensure this expertise remains current, NIB invests in continuous learning through internal and external training programs, supports experts in updating their skills, and encourages active participation in industry seminars, panels, and conferences. The Bank also fosters peer-learning through collaboration in multilateral development bank and international financial institutions (MDB and IFI) networks, enabling knowledge exchange and best practice sharing across institutions. The Internal Sustainability Council continues to focus on ensuring NIB “walks the talk” by greening its own operations whilst engaging with clients in their journey towards sustainability. The council meets quarterly to review internal initiatives for NIB or endorse environmental suggestions coming from the employees. Actions and progress In 2025, the Bank organised eight internal training and awareness sessions on the latest sustainability trends, covering topics such as nature, the CSRD Omnibus proposal, and ESG practices. In addition, five training sessions with external speakers were held on subjects including climate modelling, ESG litigation trends, and The European Banking Authority (EBA) ESG guidelines. A dedicated seminar on nature was also conducted for the Bank’s Board of Directors. Furthermore, NIB actively engaged in sustainability-focused seminars and conferences, participating both as a speaker and as an attendee. These events covered themes such as biodiversity and nature assessments, emerging trends in sustainable finance and sustainability reporting, as well as specialised technical topics including carbon capture and storage, renewable energy and battery energy storage systems (BESS), and the future of green shipping.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 46 At NIB, we welcome common reporting standards as well as voluntary commitments and partnerships. We aim to be at the forefront of advancing the sustainability agenda, and we see strong signalling value in being a signatory to such partnerships. Commitments and partnerships The Paris Agreement An agreement between governments to limit global warming to well below 2 degrees Celsius and pursuing efforts to limit it to 1.5 degrees Celsius. The UN Sustainable Development Goals 17 globally agreed goals established for a sustainable future by 2030, involving governments, the private sector, and civil society. InvestEU EU programme providing long-term financing to leverage public and private funds to help reach the broader strategic objectives of the EU. NIB became an implementing partner in the InvestEU programme in 2022. Network of Central Banks and Supervisors for Greening the Financial System (NGFS) A network aimed at enhancing the financial system’s role in environmental sustainability. NIB joined this network in 2019. The UN supported Principles for Responsible Investments (PRI) The Principles for Responsible Investments offer a menu of possible actions for incorporating ESG issues into investment practice. Signed by NIB in 2019. The Principles on sustainable finance instruments NIB is a member of the Executive Committee of the Principles. European Principles for the Environment (EPE) Principles concerning environmental management in the financing of projects. NIB has been a signatory since 2006. The Coalition of Finance Ministers for Climate Action A coalition focused on integrating climate considerations into economic policies. NIB joined in 2021. Baltic Marine Environment Protection Commission (HELCOM) NIB collaborates with HELCOM to develop environmental objectives and actions for the health of the Baltic Sea. Science Based Targets In 2023, NIB launched its Climate Strategy and targets. NIB’s near-term targets covered in this strategy have been validated by the Science Based Targets initiative (SBTi) in February 2025. The Kunming-Montreal Global Biodiversity Framework NIB is commited to enhancing nature and biodiversity while ensuring accountability in line with the framework goals of halting biodiversity loss, restoring ecosystems, and protecting indigenous rights.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 47

Reporting

We transparently report our impact and actions according to international frameworks and standards.



IFRS Sustainability Disclosure Standards

IFRS S1 and S2 are global standards that establish a baseline of sustainability-related disclosures. NIB adopted the standards in 2024.

GRI (Global Reporting Initiative)

GRI is a reporting framework that provides guidance to organisations on how to report their sustainability performance. NIB has followed GRI since 2007.



The Taskforce on Nature-related Financial Disclosures (TNFD)

NIB is starting to adopt the TNFD Recommendations.

The Partnership for Carbon Accounting Financials (PCAF)

An initiative focused on evaluating and disclosing greenhouse gas emissions linked to financial activities. NIB joined PCAF in 2022.



International Financial Institution Framework for a Harmonised Approach to GHG Accounting

A harmonised approach to project-level greenhouse gas (GHG) accounting for IFIs. Signed in 2015.

ESG ratings

Independent ESG data and research providers assess our policies and activities, providing unsolicited ratings. These evaluations help us track performance and pinpoint areas for improvement.

ISS ESG

- ESG Corporate Rating
- Prime C+
- As of December 2025

MSCI[1]

- ESG Rating
- AAA
- As of May 2025

Sustainalytics

- ESG Risk Rating
- 6.5 / Negligible Risk
- As of February 2026

[1] The use by NIB of any MSCI ESG Research LLC or its affiliates ("MSCI") data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of NIB by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided 'as-is' and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 48 Defining what matters Our sustainability reporting is built on what matters, and it encompasses how our actions affect people and the planet. To guide this, NIB conducted a double materiality assessment, which helped the Bank to gain further understanding of the impacts, risks, and opportunities arising from its activities. Our business model and value chain As the international financial institution of the Nordic-Baltic countries, NIB works towards a more sustainable region and it has both an economic and societal role to play. The Bank provides long-term loans to corporate and public sector clients, offering financing on competitive market terms to support the growth and prosperity of its clients. NIB acquires the funds for its financing by borrowing on the international capital markets. At the forefront of our strategy is NIB’s mission—to finance projects that improve the productivity and benefit the environment of the Nordic-Baltic region. Read more about the Bank’s strategy on page 11. NIB’s value chain includes upstream operations related to funding, its own operations and downstream operations involving clients, which impact the environment and society. A summary of the most material topics identified in NIB’s double materiality assessment (DMA), arising across different parts of its value chain, is presented on page 51. Understanding materiality In order to validate and gain further understanding of NIB’s actual and potential impacts, risks and opportunities, the Bank conducted a DMA in 2025. The assessment built on the guidance from the European Sustainability Reporting Standards (ESRS) double materiality principles. The DMA considered how NIB’s activities affect society and environment (impact materiality), and how sustainability-related risks and opportunities impact NIB’s financial position (financial materiality). The process involved four main steps; assessment of NIB’s business model and value chain, identification of impacts, risks and opportunities (IROs), evaluation of materiality (impact and financial), and determination of material sustainability topics.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 49



Conducting our double materiality assessment

What we assessed →
- NIB's impact on environment and people
- Impact of sustainability topics on NIB's business

Sustainability matters considered →

Environment
- Climate change
- Pollution
- Water and marine
- Biodiversity and ecosystems
- Resource use & circular economy

Social
- Own workforce
- Workers in the value chain
- Affected communities
- Consumers and end-users

Governance
- Business conduct

Scope of impacts assessed →

Value chain
- Upstream
- Own operations
- Downstream

Outcomes
- Negative/positive
- Risk/opportunity
- Actual/potential

Time horizon
- Short
- Medium
- Long

Scoring of materiality →
1. Negligible impact
2. Somewhat moderate impact
3. Medium impact
4. High impact (material)
5. Extreme impact (material)

Material topics

Impact material
- Workers in the value chain

Double material
- Climate change
- Biodiversity and ecosystems
- Own workforce
- Affected communities
- Business conduct

The scope of the assessment covered NIB's lending portfolio on a loan level, own operations and funding activities reflecting the areas where the Bank has the most direct and significant environmental and social impacts, as well as exposure to related financial risks. The Bank's treasury investments, while significant in size, were excluded due to their indirect nature and limited influence on real-economic outcomes. All NIB's policies, processes, and practices provided input for the assessment, complemented by industry reports, academic research, and benchmarking against peers.

The assessment was supported by external experts and done in collaboration with key stakeholders from the Bank. During the process, NIB held several workshops and conducted interviews across the departments and validated the results with internal experts. The results were presented to the Executive Committee. Even though the primary objective of the DMA was to identify material and current sustainability-related topics, the assessment also helped NIB to gain wider understanding and knowledge on how to consider such impacts, risks and opportunities in the future. This was NIB's first double materiality assessment, and we recognise that the DMA should not be considered as a single exercise but a process that will be updated and developed during the coming years.

While the DMA mainly included the perspectives of key internal stakeholders and experts, NIB continuously collect various feedback and insights from its external stakeholders. Read more about stakeholder engagement on page 39.

Material impacts, risks, and opportunities

Based on the outcomes of our double materiality assessment, the key material impacts, risks, and opportunities were grouped under environmental, social, and governance categories. The outcomes are summarised on sub-topic level in a table on page 51. On those topics that NIB is reporting in its Annual Report 2025, a reference link has been provided. Descriptive information and the Bank's actions and progress can be found on the topic specific chapters.

The table also displays the time horizons used: short term (1-2 years), medium term (3-5 years) and long term (5+ years).

Environmental

Climate change is both an environmental and societal challenge. The need to provide climate finance and to support transition in hard-to-abate sectors is one of NIB's main priorities. Although the Bank's lending portfolio has financed emissions generating a negative impact, financing of the green transition continues to be a growing opportunity. NIB also recognises that through its portfolio the Bank generates both negative and positive impacts towards different ecosystems, and has a potential opportunity to direct more funding to projects improving biodiversity. Currently, NIB does not recognise material climate-related risks. However, as these risks may increase over the longer term, NIB continues to evaluate and monitor transition and physical risks on an ongoing basis. Read more on page 58.

Social

NIB's employees are a key internal stakeholder group and the Bank's most important asset. Without highly skilled personnel, the Bank cannot achieve its targets and fulfil its mission. There is a clear positive impact on wellbeing of own workforce affecting positively on employees' working efficiency and quality. In addition, NIB's financing has positive impact on local communities e.g. through securing energy supply, job creation and through our loans that support health and education. These are also financially material topics for the Bank.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 50 The DMA analysis also identified, in light of the update of our Sustainability Policy, an opportunity to finance the defence sector to support the security needs of the Nordic-Baltic region. Governance As an international financial institution NIB is accountable to its member countries and to society as a whole. The Bank strives to carry out its activities with the highest commitment to a culture of integrity and to upholding high standards of governance, transparency, accountability, and business conduct. Prevention is at the forefront of NIB’s integrity and compliance efforts. The DMA identified some positive impacts through NIB’s ESG mandate and internal culture, which also contributes to the Bank’s ESG risk management and due diligence practices. Evolving sustainability reporting NIB’s impact and sustainability reporting focuses on material sustainability matters and actions. NIB continues to develop its sustainability data and reporting and applies the IFRS® Sustainability Disclosure Standards, developed by the International Sustainability Standards Board (ISSB). In 2024, NIB started to implement the standards starting with the S2 climate-related standard. In 2025, we expanded our reporting to cover also the S1 general requirements standard, while also continuing with the Global Reporting Initiative (GRI) standards. The GRI disclosures are complemented with own impact indicators. NIB reports with a reference to the GRI Standards. The IFRS index is available on page 168, and the GRI index on page 173. In addition to the topics identified as most material by the DMA, NIB has chosen to continue reporting on certain matters, such as our own impact, even though they fell below the threshold for material topics in the assessment. Truly material issues do not change annually within NIB. However, as NIB develops its reporting, it may expand or omit Hugo Pinto, Associate Director, is part of the Market and Liquidity Risk unit in NIB’s Risk and topic-specific disclosures in its external reporting. Compliance Department.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 51

Overview of most material topics


Upstream
Own operations & sourcing
Downstream

Sustainability topic	Material sub-topics	Impact materiality	Financial materiality	Time horizon	Value chain	IFRS topic	Read more
Environmental	**Climate change**	Financing of green transition	Existing and growing lending opportunity		↓	IFRS S2 9a, 10a	52
		Financed GHG emissions	No material risks identified				
	Biodiversity and ecosystems	No material positive impacts identified	Expanding biodiversity and nature related lending		↓	IFRS S1 29a, 30a	59
		Sectors with impact and dependency on ecosystems	No material risks identified				
Social	**Own workforce**	High DEI standards in own workforce, high wellbeing and work-life balance	Improved working satisfaction and culture		○	NA	68
	Affected communities	Increased energy system stability providing security of supply, societal wellbeing and development (health and education) and access to green financing for SMEs	Existing and growing lending opportunity		↓	NA	66
		No material negative impacts identified	Growing lending opportunity in improving regional security and defence				
	Workers in the value chain	Due dilligence practices to identify and mitigate human rights related issues in client's supply chain*	No material opportunities identified		↓	NA	
		Human rights related issues in client's supply chain	No material risks identified				
Governance	**Business conduct**	ESG mandate and internal culture**	Improved risk management and culture, new lending opportunity		○/↓	IFRS S1 29a, 30a	72
		No material negative impacts identified	Business risk due to ESG regulation and political uncertainties in EU				

* Child labor, foreign workforce exploitation, other working condition related
** Including corporate culture, policies, strategy and due diligence practices

Positive/Opportunity | Negative/Risk | Not material | Short, Medium, Long | ↑ Upstream | ○ Own operations | ↓ Downstream

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE Environmental Action for climate In 2025, we integrated a transition risk tool into lending, began assessing physical climate risks in new lending transactions, and added the shipping sector to our climate strategy. Together with progress on our 2030 targets, this shows strong climate action across the organisation. BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 52 Key documents and links: In 2025 Sustainability Policy Climate Strategy Climate target progress: Risk Management Policy The IFRS Sustainability Disclosure 8/9 Standards Index is available on page 168. on track [Graphic Appears Here]

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 53

Net-zero bank by 2050

As the impact of climate change continues to intensify, achieving net-zero emissions and building climate resilience have become a dual imperative for sustainable growth.

As a Nordic-Baltic financial institution closely connected to the economies it serves, NIB's pathway depends on the transition taking place within the real economy and in the sectors the Bank finances. Across industries, the shift towards low-carbon operations and enhanced climate resilience will be driven by sustained investment in clean technologies and by adaptation measures that protect communities and infrastructure from rising physical risks. NIB continues to align its financing to enable our clients' transition and adaptation journeys, strengthen the long-term resilience of Nordic and Baltic economies, and contribute to a sustainable, net-zero future.

NIB's impact primarily stems from its financing and investment activities. Financed emissions account for more than 99% of the Bank's total greenhouse gas (GHG) emissions. These indirect emissions fall under Scope 3 in the Greenhouse Gas Protocol.

With its Climate Strategy, NIB is committed to becoming a net-zero bank by 2050, in line with the Paris Agreement. This means that activities across its value chain will result in no net GHG emissions. To implement the strategy, the Bank continuously integrates its climate ambitions into its work with clients to support their low-carbon transition, while also striving to reduce emissions from its own operations.

Sectors that are high-emitting and significant in terms of decarbonisation to limit the global temperature rise to below 1.5-degree pre-industrial levels are prioritised in target setting.

Although the Bank's own operations (Scopes 1 and 2) account for a very limited share of our emissions, NIB recognises the importance of minimising own impact, however small, to lead and truly achieve the net-zero transition. Read more about NIB's own footprint on page 62.

NIB's 2030 climate targets are set on gross GHG emissions, and any purchase of carbon credits are excluded from accounting in the GHG inventory or towards the target progress.

Supporting our clients in transition

NIB's climate targets were validated by the Science Based Targets initiative (SBTi) in February 2025. During the year, NIB further strengthened its Climate Strategy by incorporating the shipping sector in it. Given the limited number of vessels financed in the portfolio, target for the sector is developed internally and not validated by SBTi. By embedding the sector into the strategy, the Bank aims to support the sector's future growth while ensuring it continues to decouple from emissions. The work continues internally in the Bank's lending operations in terms of originating new loans in line with NIB's climate strategy and targets. As part of the normal business model, NIB will continue to finance projects targeting to fulfil the Bank's mission and mandate as well as work to achieve portfolio targets defined in the strategy. In doing so, NIB may also benefit from the increase in demand for climate-related products and services, as also identified by the double materiality assessment done in 2025.

The expansion of climate-related financing products, such as green bonds, sustainability-linked loans, and other environmentally beneficial loans, directed also towards the hard-to-abate sectors, presents opportunities for NIB. These opportunities can strengthen both the Bank's impact and its income. By supporting public and private businesses in their green transition and sustainability efforts, NIB can continue to expand its client base, potentially leading to higher financing volumes and revenues.

Historical emissions

GHG emissions


NIB climate strategy with sectoral climate targets launched
1.1
1.4
1.2
1.3
0.9
1.2
1.7
1.5
22
23
24
25
Financed emissions (Scope 3) Million tonnes of CO_2e
Own operations (Scope 1, 2 & 3)[1] Thousand tonnes of CO_2e

Progress on our 2030 targets[2]

% represents proportion of the target achieved in the sector by 2025


Power & Heat
82%
Consumer Retail
100%
Real Estate
1%
Capital Goods
100%
+71%
Treasury corporate bonds
45%
Own operations
77%

[1] Certain emissions from NIB's own operations such as business travel and waste are categorised in Scope 3.
[2] The completion rates indicate the progress of 2030 targets in 2025. The graph is missing targets set for Oil and Gas, Steel, Aluminium, and Cement due to limited exposure or no exposure in those sectors. See page 54 for progress on all targets.

Key actions to reach targets

1 NIB Sustainability Policy
Incorporating Sustainability Policy in all our business conduct, and credit and investment decisions.

2 Products and services for our clients
NIB's environmental loans and sustainability-linked loans are aligned to support and accelerate net-zero transition. We offer also advisory services to our clients to reduce their emissions.

3 NIB mandate
We assess all projects based on our Mandate Rating Framework where climate change mitigation is an integral part.

4 Collaboration & engagement
We will continue to accelerate our engagement with both internal and external stakeholders to ensure the transition is ambitious and inclusive.

While for certain sectors achieving climate targets ahead of schedule reflects an important milestone in our strategy, NIB will continue to implement the same key actions and monitor progress annually. The composition of clients within each sector can change over time, potentially altering the progress rate each year.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 54

During 2025, NIB's progress toward its climate targets has largely benefited from implementation work carried out in previous years. The Bank integrated climate considerations throughout the lending process, from prospecting and client engagement to the approval, monitoring and reporting. Early engagement with prospective clients on climate topics remains key, and strengthening the organisation's climate knowledge and expertise continues to support NIB's long term climate objectives.

Progress on most of the lending-related targets indicate a faster-than-linear trajectory towards meeting NIB's intermediate 2030 targets.

In certain sectors such as Power & Heat the portfolio's carbon dioxide (CO_2) intensity has already decreased by close to 43% from the base year. For both Capital Goods and Consumer Retail the progress in SBTi coverage has been significant, reflecting both the type of companies NIB chooses to engage with but also the continued growth in the number of companies setting third-party validated climate targets. For the real estate portfolio, CO_2 intensity has been quite stable thus far, but the decarbonisation of the grid—also visible in NIB power and heat sector climate targets—will affect the real estate portfolio positively with time. For the hard-to-abate sectors, i.e. cement, steel and aluminium, NIB did not have material exposure at the end of 2025. However, efforts are continuing to identify opportunities to support clients in these sectors with their transition.

Financed emissions of the lending and treasury portfolios (Scope 3)

Financed emissions are the Bank's Scope 3 greenhouse gas emissions (GHG) associated with the loan and investment portfolios. For banks, this is by far the most relevant and material part of the total carbon footprint.

NIB has reported financed emissions since 2022 and calculated them according to the Global GHG Accounting and Reporting Standard for the Financial Industry by the Partnership for Carbon Accounting Financials (PCAF) published in 2022. NIB reports its financed emissions both for outstanding and agreed exposures.

NIB also separately discloses its financed Scope 3 emissions for the Oil & Gas and Automotives sectors. As the comparability, coverage and reliability of Scope 3 data is still poor for other sectors, NIB will continue to monitor the progress of Scope 3 reporting. For the other sectors the counterparty emissions comprise Scope 1 (direct) and Scope 2 (indirect) emissions.

Using the PCAF standard, NIB defines its share of counterparties' greenhouse gas emissions in proportion to the Bank's exposure to counterparties' total value. The calculation is performed based on the counterparties' reported GHG emissions to the extent available. For those counterparties that are yet to report their GHG emissions, NIB estimates emissions using PCAF's proxy data. The data quality score, following the PCAF methodology, reflects to which extent reported or estimated data has been used. Scores 1 and 2 reflect that financed emissions are calculated using company-reported data. NIB's data quality score on for its portfolio for 2025 was 1.4.

Financed Emissions for NIB's Real Estate loans are calculated using PCAF's asset based Commercial Real Estate methodology. The calculations for all other sectors are made using the Listed equity and corporate loans methodology for listed companies and business loans and unlisted equity for unlisted companies. Financed emissions for sovereign exposures are calculated using the methodology for sovereign debt.

The Financial Institutions and Public Sector (municipalities) of the lending book were not assessed due to

[1] https://carbonaccountingfinancials.com/

Climate target progress

Sectors	2022 Financed emissions for NIB's lending portfolio (%)	2022 (baseline)	2025	2030 (target)	Progress comment
Oil & Gas	1%	N/A	N/A	No exposure	**On track**
Power & Heat generation	53%	64gCO_2/KWh	36.07 gCO_2/kWh	30gCO_2/kWh	**On track**
Cement	0%	No exposure	N/A	0.46 tCO_2/t	**On track**
Steel	2%	N/A	N/A	0.55 tCO_2/t	**On track**
Aluminium	0%	No exposure	N/A	2.99tCO_2/t	**On track**
Capital Goods	3%	62% of on-balance lending with SBTi targets	92% of on-balance lending with SBTi targets	80% of on-balance lending with SBTi targets	**On track**
Consumer Retail	7%	69% of on-balance lending with SBTi targets	83% of on-balance lending with SBTi targets	83% of on-balance lending with SBTi targets	**On track**
Real Estate	1%	9.0 kgCO_2/m^2	8.6 kgCO_2/M^2	6.2kgCO_2/m^2	**Delayed** NIB financed more refurbishment projects during the year, where achieving the same level of energy efficiency as in new buildings has proven challenging.
Shipping[1]	-	-	30% of vessles aligned with climate targets	67% of vessels aligned with climate targets	Baseline for the sector is 2025, progress measurement begins from 2026.
Fixed Income Treasury Corporate Bonds	-	20%	36%	56%	**On track**

[1] Climate target for shipping sector introduced in 2025. Target for the sector is developed internally and not validated by SBTi.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 55

a lack of data and an established assessment methodology at the time of the assessment. The scope of the treasury portfolio was limited to corporate bonds and sovereign bonds investments, as the PCAF 2022 does not cover other relevant asset classes. The methodological details for calculating the financed emissions are described on page 172.

As a signatory, NIB engages with PCAF and peer financial institutions to exchange our experience on financed emissions calculations, share the best practices and contribute to the development of standard. NIB has provided feedback and continues to monitor the development of PCAF's new methodologies for measuring and reporting the GHG emissions associated with financial activities.

Table 1 presents NIB's estimated financed emissions for the disbursed and committed exposures of the 2025 lending portfolio, and Table 2 the estimated financed emissions of the 2025 treasury sovereign and corporate bonds portfolio. The relative carbon footprint indicators are also shown to allow a comparison between sectors or with other financial institutions.

Key sectoral findings

NIB's financed emissions for the lending portfolio in 2025 accounted for approximately 1,172 kt CO_2e (coverage approx. 71%) and for the treasury corporate and sovereign bond portfolio, approximately 98 kt CO_2e. Compared to 2024, the financed emissions in lending portfolio have increased by 9% while emissions have decreased by 7% for treasury portfolio. The increased emissions are mainly driven by increased lending business and existing counterparties emissions going up for the year. The corresponding carbon footprints were 68 tCO_2e/million EUR invested for the lending portfolio and 122 tCO_2e/million EUR invested for the treasury portfolio.

Power and Heat sector has the highest financed emissions in NIB's lending portfolio. The majority of the loans are with counterparties generating energy from renewable sources and NIB's average carbon intensity for the sector is 42.2 gCO_2/kWh.

Table 1 Financed emissions for NIB's lending portfolio 2025[1]

Industry sector and segment	Total outstanding [EUR million][2]	Share of total outstanding [%]	Share of total outstanding for which financed emissions are calculated [%]	Scope 1+2 financed emissions for total outstanding, ktonnes CO_2e	Share of total scope 1+2 financed emissions [%]	Scope 3 financed emissions for total outstanding, ktonnes CO_2e	Carbon footprint [tCO_2e/EUR million invested]	Data quality score[4]	Total agreed [EUR million][3]	Scope 1+2 financed emissions for total agreed, ktonnes CO_2e
Oil & Gas (Gas Utilities and Oil & Gas Transportation and storage)	**309**	**1%**	**100%**	**10**	**1%**	**44**	**32**	**1.1**	**309**	**10**
Power and Heat	**6,751**	**28%**	**95%**	**628**	**54%**	**-**	**97**	**1.6**	**7,207**	**678**
Purely power transmission and distribution[7]	2,085	9%	97%	28	2%	-	14	1.4	2,083	36
Utilities with heat and power generation	*4,666*	*19%*	*95%*	*600*	*51%*	*-*	*136*	*1.6*	*5,096*	*642*
Low	3,860	16%	96%	302	26%	-	81	1.6	4,167	344
Moderate	211	1%	100%	143	12%	-	677	1.6	211	143
High	595	2%	83%	152	13%	-	309	1.6	590	152
Metals & Mining (incl. Steel)	**218**	**1%**	**95%**	**39**	**3%**	**-**	**191**	**1.0**	**555**	**742**
Industrials	**1,259**	**5%**	**74%**	**111**	**9%**	**-**	**119**	**1.0**	**1,259**	**111**
Speciality Chemicals	246	1%	100%	43	4%	-	175	1.0	246	43
Chemicals excl. Speciality Chemicals	100	0%	100%	15	1%	-	153	1.0	100	15
Paper&Forest Products, Packaging	677	3%	53%	49	4%	-	137	1.0	677	49
Commercial & Professional Services	236	1%	96%	3	0%	-	14	1.0	236	3
Capital Goods	**1,505**	**6%**	**93%**	**7**	**1%**	**-**	**5**	**1.0**	**1,560**	**8**
Transportation	**3,297**	**14%**	**64%**	**82**	**7%**	**3,034**	**39**	**2.2**	**3,802**	**125**
Automobiles	432	2%	73%	3	0%	3,034	8	1.8	582	4
Shipping	224	1%	96%	51	4%	-	235	2.4	284	68
Transportation infrastructure[5]	2,641	11%	60%	29	2%	-	11	1.7	2,936	54
Consumer Retail (incl. Food and Beverage Production)	**1,128**	**5%**	**93%**	**37**	**3%**	**-**	**36**	**1.3**	**1,135**	**38**
Health Care	**1,340**	**6%**	**60%**	**10**	**1%**	**-**	**12**	**2.7**	**1,340**	**10**
Real Estate[6]	**2,019**	**8%**	**82%**	**3**	**0%**	**-**	**2**	**2.1**	**2,019**	**3**
Tech and Telecom	**1,052**	**4%**	**81%**	**4**	**0%**	**-**	**4**	**1.6**	**1,167**	**4**
Water Utilities	**384**	**2%**	**79%**	**19**	**2%**	**-**	**63**	**2.0**	**404**	**21**
Financial Institutions	**1,691**	**7%**	**0%**	**0**	**0%**	**-**	**0**		**1,692**	**-**
Public Sector	**3,132**	**13%**	**37%**	**221**	**19%**	**-**	**191**	**1.0**	**3,357**	**221**
Sovereign	1,171	5%	99%	221	19%	-	191	1.0	1,171	221
Others	1,962	8%	0%	0	0%	0	0		2,153	-
Total	**24,086**	**100%**	**71%**	**1,172**	**100%**	**3,078**	**68**	**1.4**	**25,807**	**1,971**

Please see methodology note for the calculations on page 172.

[1] Industry sector refers to NIB's internal sustainability classification.

[2] Total outstanding refers to disbursed nominal values for full lending portfolio excluding commitments and is not taking into account credit risk mitigations.

[3] Total Agreed refers to total disbursed and total committed loans.

[4] PCAF data quality score: score 1 = highest data quality; score 5 = lowest data quality

[5] Includes all the other transition risk heatmap categories of transportation apart from Automobiles and Shipping.

[6] Scope 2 emissions are location based.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 56

Other key sectors of the lending portfolio are Transportation (financed emissions of 82 kt CO_2e), industrials (financed emissions of 111 kt CO_2e), which comprises carbon-intensive sectors such as Chemicals, and Consumer Retail (financed emission of 37 kt CO_2e).

Climate risk management

In 2025, NIB continued its efforts to enhance its capacity to manage climate-related risks and opportunities. Like other international financial institutions (IFIs), NIB does not require a banking licence for its operations. NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity.

The section below focuses on risk management and describes NIB's relevant current processes and policies, to identify, assess, prioritise and monitor climate-related risks, and their integration to NIB's overall risk management framework. Read more about sustainability management on page 43.

Transition risk exposure

NIB has since 2021 conducted a transition risk assessment through heatmapping our loans outstanding and corporate bonds at the sector and segment levels, based on three transition risk sensitivity levels (low, moderate and high), to identify focus areas for climate strategy and risk management. The exposures per industry sectors and segments are categorised according to their typical vulnerability to transition risk.

NIB's transition risk heatmapping draws on internal sustainability and sectoral expertise, as well as on existing commonly known transition risk heatmap methodologies such as Moody's Environmental Heat Map and the UNEP-FI Transition Risk Heatmap[2].

[2] Beyond the Horizon: New Tools and Frameworks for Transition Risk Assessments from UNEP FI's TCFD Banking Programme—United Nations Environment— Finance Initiative.

Table 2 Financed emissions for NIB's treasury corporate bonds and sovereign bond portfolio 2025[1]

Industry sector and segment	Total balance (EUR million)[2]	Share of total balance (%)	Share of total disbursed for which financed emissions are calculated (%)	Scope 1+2 financed emissions, ktonnes CO_2e	Share of total scope 1+2 financed emissions (%)	Scope 3 financed emissions, ktonnes CO_2e	Carbon footprint (tCO_2e/ EUR million invested)	Data quality score[4]
Oil and gas	23	2%	0%	-	-	-		
Power and Heat	62	7%	37%	2	2%	-	72	1.0
Capital Goods	27	3%	100%	0	0%	-	17	1.0
Transportation	33	3%	55%	1	1%	-	69	1.0
Consumer Retail	86	9%	61%	1	1%	-	24	1.0
Health Care	31	3%	100%	0	0%	-	1	1.0
Real Estate	13	1%	0%	-	-	-	0	-
Tech and Telecom	45	5%	100%	0.0	0%	-	7	1.0
Financial Institutions[3]	7	1%	0%	-	-	-	0	-
Corporate bonds total	327	35%	62%	5	5%	-	15	1.0
Sovereign bonds	620	65%	97%	93	95%	-	154	1.0
Total	**947**	**100%**	**85%**	**98**	**100%**	**-**	**122**	**1.0**

[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations. Total balance might differ from other reports such as PRI due to different FX rates.
[2] Balance reflect the exposures for sovereign bonds and corporate bonds including labelled bonds.
[3] No financed emissions calculated for financial institutions.
[4] PCAF data quality score: score 1 = highest data quality; score 5 = lowest data quality


Nikunj Pokhrel and Mathilda Walch are Sustainability Advisors in NIB's Sustainability and Mandate unit.

Committed and on track to Net Zero

NIB is on track with the Bank's climate objectives and remains committed to shaping a prosperous and sustainable Nordic-Baltic region. Pushing towards that vision, we are strengthening our Climate Strategy by developing a revised Climate and Nature Strategy that will also include the shipping sector as one of the climate targets.

→ Read more

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 ◢ 57

More details of the transition risk methodology is available in NIB's annual reports from previous years.

Overall, NIB's lending portfolio is characterised by a large share of low-risk and moderate risk exposures and a relatively small share of high-risk exposures. The majority share of the loans outstanding yet to be assessed for transition risk are counterparties in the public sector.

The distribution between the transition risk classes between 2025 and 2024 is largely unchanged. The share of exposure in low risk sectors increased by 1 percentage point, while the share in the not assessed sectors remained unchanged. The biggest growth in loans outstanding was in Low transition risk utilities with heat and power generation (EUR 443 million). Notable growth was also seen in the segments Transmission and distribution and Railroads and public transport.

Physical risk exposure

In 2025, the frequency and severity of extreme weather events continued to arise worldwide. While historically less common in the Nordic-Baltic region, recent years have shown that Europe is also increasingly affected by these severe events, resulting in significant and lasting financial impacts on society. Additionally, given the interconnected nature of the global economy, the growing occurrence of such events in other regions can affect our counterparties and may ultimately influence our financial performance. While NIB's double materiality assessment in 2025 did not identify physical risk as a material financial risk in the short-term and within the Bank's primary scope and geographical operating area, these risks are likely to increase over time amid the changing climate and regional weather conditions.

To strengthen the management of physical climate risks, NIB has enhanced its assessment processes by adopting an external physical risk assessment tool. The solution enables the Bank to identify and evaluate the exposure of

Table 3 NIB's transition risk heatmap and loans outstanding 2025[1]

Industry sector and segment	Total balance (EUR million)	Share of total (%)	Transition risk
Oil & Gas	**309**	**1.3%**	
Oil & Gas transportation and Storage, Gas Utilities	309	1.3%	High
Power and Heat	**6,751**	**28.0%**	
Purely power transmission and distribution	2,085	8.7%	Low
Utilities with heat and power generation[2]	*4,666*	*19.4%*	
Low	3,860	16.0%	Low
Moderate	211	0.9%	Moderate
High	595	2.5%	High
Metals & Mining	**218**	**0.9%**	
Diversified Metals & Mining	171	0.7%	Moderate
Steel	46	0.2%	High
Industrials	**1,259**	**5.2%**	
Speciality Chemicals	246	1.0%	Moderate
Chemicals excl. Speciality Chemicals	100	0.4%	High
Paper & Forest Products, Packaging	677	2.8%	Moderate
Commercial & Professional Services	236	1.0%	Low
Capital Goods	**1,505**	**6.2%**	
Construction & Engineering	106	0.4%	Low
Electrical Equipment	67	0.3%	Moderate
Machinery	1,331	5.5%	Moderate
Transportation	**3,297**	**13.7%**	
Automobiles	432	1.8%	High
Automobile Components	27	0.1%	Low
Shipping	224	0.9%	High
Railroads and public transport	1,019	4.2%	Low
Airport Services	709	2.9%	High
Marine Ports & Services	82	0.3%	Moderate
Roads	636	2.6%	Moderate
Logistics	169	0.7%	Moderate

Industry sector and segment	Total balance (EUR million)	Share of total (%)	Transition risk
Consumer Retail	**1,128**	**4.7%**	
Consumer Durables and Apparel	388	1.6%	Moderate
Food and Beverage Production	331	1.4%	Moderate
Food & Staples Retailing	395	1.6%	Low
Others	15	0.1%	Low
Health Care	**1,340**	**5.6%**	
Health Care	875	3.6%	Low
Pharma, Life Science & Health Equipment	466	1.9%	Low
Real Estate	**2,019**	**8.4%**	Low
Tech and Telecom	**1,052**	**4.4%**	Low
Water Utilities	**384**	**1.6%**	Low
Financial Institutions	**1,691**	**7.0%**	Not yet assessed
Public Sector including sovereigns	**3,132**	**13.0%**	Not yet assessed
Total			

■ Low ■ Moderate ■ High ■ Not yet assessed

[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations.
[2] The transition risk classification for 2025 is based on counterparties' energy mix data from 2024, or, if not available, from 2023.

Distribution of transition risk categories for NIB's lending portfolio 2024[1] and 2025, %



- **10%** (10%) High risk
- **18%** (20%) Moderate risk
- **52%** (51%) Low risk
- **7%** (8%) Financial institutions (not assessed)
- **13%** (12%) Public sector (not assessed)

[1] 2024 data in brackets

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 58

more comprehensive understanding of potential physical impacts. The assessment includes forward-looking climate scenarios and time horizons extending beyond the average loan maturity. NIB engages with its counterparties on adaptation measures for identified physical risks in financed projects. Where relevant, the identified risks and adaptation measures are integrated in the set of credit proposal information.

Climate risk quantification

While climate-related regulations are developing rapidly, and more data and understanding are gathered on climate risk exposure at NIB, the Bank has yet to set a materiality threshold for climate risk. However, NIB has developed an initial set of climate-related risk metrics and has started to report on climate risk internally as part of regular risk reporting. In addition, the Bank collects climate-related targets and emissions data from its customers to assess their progress towards climate goals and to track the advancement of NIB's own climate strategy. This data facilitates further development of our climate-related risk metrics.

Given its relatively large share of capital consumption, development efforts have focused on the credit risk associated with the Bank's lending portfolio. NIB has not factored in climate risk to its risk category specific economic capital models (like the portfolio credit risk model). However, climate risk is included in NIB's Internal Capital Adequacy Assessment Process (ICAAP) framework, and quantitative analyses have been performed for both credit and market risks but without capital impact. Climate risk is part of the Bank's stress testing framework.

Financed emissions coverage

71%

of NIB's lending portfolio in 2025

Climate-related scenario analysis

As in previous years, climate risk was part of the Bank's stress testing exercise in 2025. The stress test scenarios focused on climate transition risk and utilised both business sector and macroeconomic data during the scenario design and assessment phases. The assessment covers impacts in the short- to medium-term, indicating that – under a severe and immediate realisation of climate transition risk – the resulting credit risk impact would not substantially affect the Bank's capital adequacy.

The annual capital and liquidity assessment (as summarised in the ICAAP Report), including climate risk sections, is delivered to the Board of Directors for approval. The ICAAP framework facilitates the discussions of climate-related risks and opportunities, and how climate risk operates as a risk driver, and what is its impact on NIB's risk profile in general. For further details about NIB's risk management framework please see Note 3.

In terms of business model resilience, while steadfastly continuing to support the decarbonisation agenda, the Bank's lending strategy has in recent years demonstrated its capacity to adapt to the evolving geopolitical situation and shifting demand patterns.

Table 4 NIB's transition risk heatmap and the treasury corporate bonds and sovereign bonds portfolio 2025[1]

Industry sector and segment	Total balance (EUR million) 2025	Share of total (%)	Transition risk
Oil & Gas	**23**	**2%**	
Oil & Gas transportation and Storage, Gas Utilities	23	2%	High
Power and Heat	**61**	**6%**	
Purely power transmission and distribution	44	5%	Low
Utilities with heat and power generation	*16*	*2%*	
Low	16	2%	Low
Capital Goods	**27**	**3%**	
Machinery	27	3%	Moderate
Transportation	**33**	**3%**	
Automobiles & Components	15	2%	Low
Railroads and public transport	18	2%	Low
Consumer Retail	**86**	**9%**	
Food and Beverage Production	50	5%	Moderate
Food & Staples Retailing	17	2%	Low
Others	19	2%	Low
Health Care	**31**	**3%**	
Pharma, Life Science & Health Equipment	31	3%	Low
Real Estate	**13**	**1%**	Low
Tech and Telecom	**45**	**5%**	
Information Technology	15	2%	Low
Telecom	30	3%	Low
Financial Institutions	**7**	**1%**	Not yet assessed
Public Sector including sovereigns	**620**	**66%**	Not yet assessed
Total	**946**	**100%**	

■ Low ■ Moderate ■ High ■ Not yet assessed

[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations.

INTRODUCTION IMPACT SUSTAINABILITY Environmental Nature and biodiversity We are dedicated to actively assess impacts, opportunities and dependencies on nature within those sectors and operations NIB invests in. The Bank is committed to support the Kunming-Montreal Global Biodiversity Framework. GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 59 Key documents and links: In 2025 Sustainability Policy ESG Guidelines Nature heatmap: Climate Strategy The TNFD Index, aligned with NIB’s current level of 98% implementation, is available on page 178. coverage for lending portfolio

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 60 NIB has a mandate to finance projects that promote productivity gains and environmental benefits for the Nordic-Baltic region. The mandate is directly related to biodiversity and nature as a crosscutting topic. Human beings cannot exist without nature and biodiversity. As nature deteriorates, humans’ risk not being able to produce food, or obtain raw materials for goods and services. The current scale of biodiversity loss can cause serious problems for both the environment and the economy. This could impact a wide range of industries and investments. We need to make choices coherent with reversing biodiversity loss, preserving healthy ecosystems, and overall manage carefully the natural capital of our planet. Our ways of working NIB has a twofold approach to address biodiversity: 1. to ensure that the projects we finance address biodiversity issues in an adequate manner, 2. understand the aggregated risks related to NIB’s outstanding loan portfolio. Through these efforts, NIB seeks to contribute to long-term value creation for its clients, in line with the objectives of the Global Biodiversity Framework. Progress and activities In 2025, NIB took actions to further embed nature considerations into its core operations. The Bank continued its work with a comprehensive heatmapping exercise, designed to identify where its portfolio interacts most critically with natural systems. Using methodologies aligned with the Taskforce on Nature-related Financial Disclosures (TNFD) and the LEAP approach, NIB assessed both impacts—such as land-use change, pollution, and water use—and dependencies, including water availability, soil fertility, climate regulation, and other nature-related dependencies. NIB’s Sustainability Policy’s exclusion list and ESG project and counterparty assessments already consider biodiversity and nature aspects. In 2025, we strengthened our procedures and enhanced our dialogue with counterparties on these topics. Biodiversity is also addressed in NIB’s alignment assessment of the EU Taxonomy criteria. The year also marked progress in capacity building, with sessions and workshops equipping our teams, including the Board of Directors, on the topic. The Bank also established a Nature and Biodiversity working group with management representatives present. NIB continued to strengthen its approach to nature-related risks and opportunities. The work focused on exploring options for extended nature and biodiversity risk assessment for projects and counterparties. In addition, it aimed to identify opportunities to support nature-related solutions that protect and restore nature or reduce nature pressures. However, NIB is yet to continue exploring nature integration in its risk management. During the year, NIB worked to define a nature related strategy that integrates nature into further processes and business ambitions. This includes enhancement of procedures for further work with most material sectors, target and commitment development, and exploring opportunities for further engagement with the clients. The impact of NIB’s own operations is small compared to the lending impact, but minimising this footprint is also important for us. In 2025, NIB mapped the nature and biodiversity impacts of its own operations and locations. NIB also voluntarily supports environmental and nature related projects in our region. In 2025, we made a voluntary donation to Pasaules Dabas fonds in Latvia. In addition, NIB’s employees were offered an opportunity to volunteer in nature restoration project. Read more on page 64. Our ambition is to prioritise the most material sectors and integrate nature and biodiversity into our strategies. What we assess for nature and biodiversity Dependencies Impacts How an organisation The effects a business’s depends on nature and activities have on nature, its services to operate such as the degradation and generate value. of ecosystems and biodiversity. Business

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 61

Nature heatmapping

In 2025, NIB completed an analysis of its lending portfolio to assess nature-related impacts and dependencies. This work advanced the Bank's understanding of the potential effects that portfolio industries may have on nature.

NIB used the ENCORE database for impact and dependency mapping, as well as the Science Based Targets Network's (SBTN) Materiality Screening Tool and the WWF Biodiversity Risk Filter, enabling 98% coverage of the Bank's lending portfolio. Importantly, the approach considered not only direct industry activities but also key upstream and downstream value-chain activities.

Based on the analysis, the Bank identified six sectors grouping as most material for NIB: agrifood, forestry and paper products, renewable energy, chemicals, mining, and shipping, similarly as for other financial institutions. Given their relevance, NIB sees a clear need to deepen its engagement with these sectors. This will enable the Bank to better understand sector-specific challenges, support the transition to sustainable practices and ensure that NIB's financing activities contribute meaningfully to the nature and biodiversity goals of its clients.

From an impact and dependency perspective, NIB identified water and pollution pressures as the most notable within its portfolio. The Bank also carried out scenario testing for increases in water and pollution pressures, showing potential longer-term impacts on sector materiality.

Our nature heatmap

For corporates, at sector level


High dependency
High impact
Most material sectors
Beverages
Processed food
Forest & wood
Paper
Hydropower
Biomass
Electronics & hardware
Chemicals
Agriculture
Houseware
Road
Solar
Mining
Railway
Construction
Nuclear & thermal
Transmission & distribution
Industrial machinery
Marine ports & services
Marine transportation
Retail
Airports
Geothermal
Real estate
Gas distribution
Gas retail
NIB's most material sector groups
Renewable energy
Agrifood
Chemicals
Mining
Marine & Shipping
Forestry and paper products

The heatmap shows sectors within NIB's lending portfolio as of year-end 2024. The heatmap is zoomed in to show most material industries, meaning those with significant nature-related impacts or dependencies. Therefore, industries with low materiality, such as health care and telecommunications, are not visible in the graph.

The horizontal axis represents each industry's impact on nature, based on all pressures identified by ENCORE and SBTN. The vertical axis represents each industry's dependency on nature, based on all relevant dependencies identified by ENCORE.

Industries located in the upper-right corner are considered most material for NIB, as they have high exposure to both impacts and dependencies on nature. These results reflect the general impact and dependency of each sector, and not specifically NIB's clients.

INTRODUCTION IMPACT SUSTAINABILITY Environmental Impact from own operations Our most substantial impact comes through our lending operations. At the same time, we are committed to reducing our own footprint and managing internal operations responsibly. We measure, monitor, improve, and transparently report our internal footprint. GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 62 Key documents and links: In 2025 Sustainability Policy WWF Green office: Climate Strategy NIB has compensated its business flight emissions with Sustainable Aviation Fuel 15 (SAF). years of certification

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 63

15 years of WWF Green Office

In 2025, NIB was awarded the Green Office certification for the sixth time, marking 15 years of continuous commitment to internal sustainability. Over the years, the programme has provided a solid framework for improvement, with audits every three years.

From the beginning, our environmental efforts have focused on key areas: waste management, energy efficiency, sustainable food, responsible material consumption, and commuting. These themes have been actively promoted among employees and reinforced through annual awareness campaigns, such as our Energy Saving Week.

In addition, NIB's framework decisions—such as updates to travel and procurement guidelines—are informed by a broader commitment to responsible practices, including environmental awareness.

Emission calculation update

The impact calculation of NIB's own operations was first conducted in 2019. Since then, the office environment and ways of working have evolved significantly, driven by changes in workplace practices and sustainability priorities.

> In 2025, NIB donated 287 laptops and chargers to support humanitarian operations. Through this donation, NIB promotes the active re-use of its IT equipment.

NIB aims to follow best-practice calculation methods, capture the relevant scope of operational and environmental impacts, and demonstrate measurable progress. The methodology continues to follow the GHG Protocol, ensuring consistency with internationally recognised standards.

In 2025, NIB reviewed its value chain emissions in Scope 3 and expanded the coverage to include additional activities. Starting from 2025, emissions related to building maintenance and repairs, the purchase of furniture, and the use of data centres are reported. More details on page 65.

Own carbon footprint and performance

In NIB's Climate Strategy, the Bank also committed to reducing its own carbon footprint. The ambition is a 58% reduction in Scope 1+2 emissions by 2030 from 2022 base year. In 2025, NIB achieved 43% reduction. The target for own operations is in line with the Science Based Targets initiative requirement of keeping global temperature at 1.5°C scenario.

In 2025, NIB's internal carbon footprint was 1,549 tonnes of CO_2e, a decrease of 11% from the previous year. This was mainly due to the decrease in emissions from business travel, energy usage in the buildings and a bigger shift towards electric vehicles.

Compensating for our internal carbon footprint

NIB has been offsetting its internal CO_2 emissions since 2018. In 2025, the Bank switched to compensating its largest emission source, flights, through a Sustainable Aviation Fuel (SAF) programme with a partner operating in its region.

SAF plays a critical role in the decarbonisation of the aviation sector, offering one of the most effective near-term solutions to reduce emissions from air travel, with potential emission reductions of up to 80% compared to conventional fossil jet fuel.

Carbon emissions from internal operations

NIB's largest source of emissions comes from investment activities and is reported separately on page 55.

Total CO_2e emissions
1,549
tCO_2e from internal operations

CO_2e intensity
6.2
tonnes per permanent employee


1%
14 tCO₂e
Scope 1 (direct):
Emissions from combustions of fuels in stationary (i.e. generator) and mobile (company cars) sources
1%
12 tCO₂e
Scope 2 (indirect):
Emissions from electricity, district heating and district cooling
98%
1,523 tCO₂e
Scope 3 (other indirect):
Emissions from services (e.g. canteen and cleaning), office paper, capital goods (e.g. cars, laptops, displays, tablets), waste, business travel, employee commuting and leased mobile phones

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 64 Although the current GHG Protocol does not allow SAF certificates to be counted towards reported emission reductions, NIB has chosen to act voluntarily to address the largest source of Scope 3 emissions within its own operations. In partnership with an airline operating in the Bank’s region, NIB purchased SAF certificates for volumes equivalent to the annual emissions generated by its business flights for 2024 and 2025, thereby directly supporting the production and use of low carbon aviation fuel. With this approach, NIB is supporting the development of the SAF market and contributing to the long term transition of the aviation industry. To offset the remaining internal emissions in addition to the SAF programme, NIB purchased carbon dioxide removal credits (CO2 Removal Certificates, CORCs) guaranteeing a minimum durability of 100 years for the stored carbon. NIB also voluntarily supports environmental projects in the Nordic and Baltic countries. In 2025, NIB committed to contribute to Pasaules Dabas Fonds (WWF associate in Latvia) efforts to enhance nature and biodiversity. The Bank’s support will be allocated to the restoration and diversifying of habitats along the straightened section of the Melnupe River, whose catchment area includes both Latvia and Estonia. This will create spawning grounds for fish and suitable habitats for other living organisms, improving the river’s condition. Staff volunteering for nature In 2025, the Internal Sustainability Council (ISC) organised a staff volunteering initiative at Uutela, Helsinki, in collaboration with WWF Finland. The activity focused on biodiversity enhancement through traditional meadow restoration. This initiative promoted staff engagement and environmental awareness, demonstrating NIB’s commitment to sustainability and concrete action for nature. Every Wednesday, our canteen serves only vegetarian meals. This initiative, together with other actions such as composting kitchen waste, helps us reduce our environmental footprint. NIB’s direct environmental impact Energy (MWh) 4,000 3,500 3,000 2,500 2,000 1,500 1,000 500 0 Electricity (MWh) District heating (MWh) District cooling (MWh) NIB’s direct environmental impact Emissions from own operations (tonnes) Scope 1 GHG emissions Scope 2 GHG emissions (market-based) Scope 3 GHG emissions Emissions resulting from business travel for which NIB buys sustainable aviation fuel (SAF) certificates 21 22 23 24 25 2,000 1,500 1,000 500 0

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 65

NIB's internal carbon emissions

We report the emissions from our own operations according to the Greenhouse Gas Protocol's Corporate Accounting and Reporting Standard as well as the complementing Corporate Value Chain (Scope 3) Accounting and Reporting Standard. For more information of the standards, see: https://ghgprotocol.org/standards.

The calculations of Scope 1-3 include the following sources:

- Scope 1 is the combustion of fuels in stationary sources and the combustion of fuels in company owned/controlled cars.
- Scope 2 is purchased electricity, purchased heat and purchased cooling.
- Scope 3 takes into account the upstream emissions from purchased goods and services, capital goods, fuel and energy related activities (not included in Scopes 1 and 2), upstream transportation and distribution, waste, business travel, employee commuting and upstream-leased assets.

All emissions are stated in tonnes of CO_2-equivalent (CO_2e). The carbon emissions from our lending portfolio and treasury portfolio are excluded from the internal footprint calculations. Emissions from investment activities are reported separately on page 55.

General indicators	Unit	2021	2022	2023	2024	2025
Net internal area of offices covered[1]	m²	18,488	18,488	18,488	18,488	18,488
Net internal area/permanent employee	m²/employee	93	87	81	78	74
Energy consumption						
Total energy consumption (NIB headquarters)	**MWh**	**3,640**	**3,374**	**3,278**	**3,292**	**2,779**
Electricity[2]	MWh	1,211	1,258	1,198	1,173	1,082
Renewable electricity percentage	%	*100%*	*100%*	*100%*	*100%*	*100%*
District heating	MWh	2,002	1,741	1,764	1,789	1,470
District cooling	MWh	426	375	316	331	228
Carbon free heating and cooling	%	*100%*	*100%*	*100%*	*100%*	*100%*
Total energy consumption / m²	kWh/m²	197	183	177	178	150
Scope 1: Direct GHG emissions (CO_2e)						
Emission from NIB facilities	Tonnes	9	5	9	9	9
Emissions from NIB fleet	Tonnes	6	8	8	8	5
Scope 1: GHG emissions	**Tonnes**	**15**	**13**	**17**	**18**	**14**
Scope 2: Energy indirect GHG emissions (CO_2e)						
Electricity, market-based[3]	Tonnes	18	16	0	0	0
Electricity, location-based[4]	Tonnes	185	80	45	41	29
Heating, market-based[5]	Tonnes	14	17	15	16	12
Heating, location-based	Tonnes	268	287	258	271	174
District cooling	Tonnes	0	0	0	0	0
Scope 2 GHG emissions (market-based)	**Tonnes**	**32**	**33**	**15**	**16**	**12**
Scope 2 GHG emissions (location-based)[6]	**Tonnes**	**453**	**366**	**304**	**312**	**202**
Scope 3: Other indirect GHG emissions (tCO_2e)[7]						
Purchased goods and services[8] (Cat 1)	Tonnes	210	204	212	210	302
Capital Goods[9] (Cat 2)	Tonnes	117	56	49	143	43
Fuel- and energy-related activities not included in Scope 1 or Scope 2 (Cat 3)	Tonnes	165	151	163	165	133
Waste generated in operations (Cat 5)	Tonnes	0	1	1	1	1
Business travel (Cat 6)	Tonnes	113	379	582	1,004	883
Employee commuting (Cat 7)	Tonnes	18	19	53	53	56
Upstream leased assets[10] (Cat 8)	Tonnes	94	117	129	127	105
Scope 3: GHG emissions	**Tonnes**	**718**	**927**	**1,190**	**1,703**	**1,523**
Scopes 1-3: GHG emissions, total (market-based)	**Tonnes**	**765**	**972**	**1,222**	**1,737**	**1,549**
Total Scope 1-3 GHG emissions / permanent employee	Tonnes/employee	3.9	4.6	5.3	7.3	6.2
Total Scope 1-3 GHG emissions / m²	Tonnes/m²	0.041	0.053	0.066	0.094	0.083
Change in Scope 1-2 emissions (market-based) compared to baseline year 2022	%	-	-	-30%	-27%	-43%

[1] Including only NIB Headquarters.
[2] Electricity consumption includes just NIB's headquarters. The electricity consumption of other NIB owned properties was 76 MWh.
[3] Emissions are based on the type of electricity that organisation has chosen to purchase, including the purchase of Guarantees of Origin.
[4] Emissions are based on the emissions intensity of the local grid area where the electricity usage occurs
[5] The HQ's district heating is based on waste heat
[6] Adjusted to disclose also location based heating for 2020 and 2021
[7] The calculation does not include NIB's investments.
[8] Includes water and wastewater, canteen, cleaning services and greenery services. As of 2025, the category also includes emissions from data centers, building maintenance and repair expenses as well as new furniture purchases.
[9] Includes purchased cars and ICT hardware.
[10] Includes leased properties and leased ICT hardware.

By financing energy, water, transport, and digital networks, as well as healthcare, education, and innovation, we promote sustainable growth, social inclusion, and the green transition. Increasing social wellbeing and development Social In 2025 25,000 households powered with renewable energy (433.8 Gwh annual increase) Our loans supported equivalent of over Key documents and links: Ä Mandate Rating Framework Ä Sustainability Policy Ä ESG Guidelines Image: Akademiska Hus AB NIB’s financing has positive impact on local communities e.g. through securing energy supply, job creation, and through our loans that support health and education. INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 67 How we work NIB’s Mandate Rating Framework integrates social criteria into project-level evaluations, ensuring that social considerations are systematically embedded in the assessment process. The Bank’s Sustainability Policy further addresses the social dimension of sustainability by promoting fair labour practices and supporting projects that enhance quality of life while reducing inequality. Complementing this, the ESG Guidelines uphold human rights and labour standards, advance equal economic opportunities, and prioritise initiatives that foster wellbeing and mitigate social disparities. Additionally, the Extended Supply Chain Due Diligence Procedure strengthens social oversight by extending these principles to suppliers and partners, thereby reinforcing responsible practices throughout the value chain. Resilience, Nordic–Baltic security opportunity and the In a more fragmented and security-driven global economy, resilience has become a core determinant of competitiveness. As global uncertainty grows, the ability to safeguard critical infrastructure and sustain functioning services becomes a defining competitive strength. NIB’s analyst explains why strengthening collective resilience is necessary and outlines the opportunities it presents. Read more What we finance By financing energy generation and networks, the Bank ensures that households and businesses have access to reliable and affordable power, which supports the green transition and secures the region’s energy supply. Equally important, NIB’s funding for water and wastewater systems safeguards public health and the environment by providing safe drinking water, modern wastewater treatment, and reducing pollution of the Baltic Sea. Projects in waste management and the circular economy further contribute to cleaner, healthier cities by promoting better recycling and reducing landfill use, thus improving local air, soil and water quality. NIB also invests in the development and upgrading of roads, ports and municipal infrastructure. Financing roads and transport networks enables safer, more efficient mobility, reduces congestion and improves access to essential services for both urban and rural residents. Investments in port and airport infrastructure strengthen regional logistics and trade, supporting economic growth and the movement of goods in and out of the Nordic–Baltic region. Beyond core infrastructure, NIB’s support extends to social services such as healthcare and education. Investments in healthcare infrastructure modernise hospitals, facilitate the adoption of advanced medical technologies and improve service delivery, all of which raise the quality of public healthcare and help communities care for ageing populations. In education, NIB’s long-term financing for schools, universities and research facilities expands access to high-quality learning environments and strengthens the region’s human capital and competitiveness. For example, in 2025, NIB disbursed financing to projects supporting building of a new hospital in Finland, R&D for innovative medical solutions in Iceland, and education and social facilities in Estonia. By financing high-speed broadband, telecommunications and other digital connectivity projects, NIB improves access to services and supports remote education, healthcare and economic opportunities, strengthening social inclusion and wellbeing. NIB supports regional connectivity by financing sustainable transport projects such as railways, public transit, highways and bridges, improving access to essential services and strengthening social cohesion through better mobility. The Bank finances R&D across a wide range of sectors, including medical technology, advanced manufacturing, clean energy and digitalisation. These investments not only drive technical progress and competitive innovation clusters but also yield indirect social benefits such as improved health outcomes through new medical solutions and diagnostics, and broader access to advanced healthcare. For example, in 2025 NIB financed seven loans totalling EUR 610 million to R&D programmes in the Bank’s member region. The impact of NIB’s financing is reported on page 20. Voluntary community support In addition to the Bank’s financing operations, NIB voluntarily supports environmental and social projects. For example, in 2025, NIB donated a total of 287 laptops and chargers to support humanitarian operations. The Bank’s annual voluntary environmental contribution was made to Pasaules Dabas fonds (WWF associate in Latvia). Read more on page 64. NIB also organised a staff volunteering initiative at Uutela, in Helsinki. The activity focused on biodiversity enhancement through traditional meadow restoration.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 68 Social Impactful workplace In 2025, we focused on promoting development and a growth-oriented culture, building leadership skills, and enhancing diversity and employee wellbeing. Zach Dhruve, Director, Head of Portfolio Management, Eveliina Alestalo Rajala, Director, Head of Asset & Liability Management and Hanna Wires, Head of Accounting are part of NIB’s CFO organisation. Key documents and links: In 2025 Staff Regulations Code of Conduct for Staff Our employees DEI plan 2025–2027 represented The high Net Promoter Score (eNPS) of 49 Rules for the Cooperation Council continues to highlight a committed and engaged organisation, endorsing NIB as a 34 great place to work. nationalities

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 69 Promoting development and growth NIB values employees’ commitment to developing their skills, and believes continuous learning is key to personal and organisational success. In 2025, we launched a Development Campaign as part of NIB’s talent agenda, responding to feedback from our engagement survey. The campaign promoted a growthoriented culture by encouraging self-awareness, a learning mindset and ownership of professional development through tangible actions. Throughout the year, NIB hosted eight sessions, including interactive workshops and keynote events. To prepare employees with future-ready skills, we also introduced organisation-wide training on AI tools. Building leadership skills NIB continued to focus on strengthening leadership skills by providing tailored training for managers. Topics covered coaching, creating a supportive environments, and using feedback as a tool to inspire growth and development. In addition, managers explored how AI is reshaping leadership, and how to cultivate an AI adoption mindset within their teams. During the year, NIB organised ten different training sessions for managers across the organisation and experienced high engagement and participation rates. Enhancing diversity NIB experienced steady growth in 2025, with 15 permanent new employees joining the Bank. With 272 employees representing over 30 nationalities, NIB’s workforce demonstrates the Bank’s commitment to diversity. To attract and retain a diverse workforce by increasing expatriate employees and employees at the beginning of their careers, NIB introduced a new Young Professionals Programme. The programme started in September, providing four young recent university graduates from the Bank’s member countries an opportunity to gain experience across different parts of the Bank. NIB’s internal DEI working group is a key contributor in deepening the Bank’s understanding and awareness of Diversity, Equity, and Inclusion (DEI) matters, and the working group supports the development of our priorities and the implementation of DEI activities. We aim for diverse representation in our internal committees. For example, the DEI group includes employees, managers, and members from the Executive Committee. A new Diversity, Equity and Inclusion (DEI) Plan for 2025–2027 focuses on the Bank’s strategic targets to promoting inclusion and diversity in our recruitment, strengthening equity and fairness around compensation, and fostering an inclusive and flexible workplace culture. The DEI plan was prepared with input from both employees and the Executive Committee. To further strengthen awareness of diversity, NIB provided training on unconscious bias in recruitment to its managers. The training session offered insights into and knowledge of leading teams inclusively, and how to build fair and inclusive hiring practices. NIB is dedicated to fostering diversity, inclusion, and equal opportunities in every aspect of our work and employment practices, and we maintain a zero-tolerance policy against discrimination and harassment. 30 20 10 0 –30 30–34 35–39 40–44 45–49 50–54 55–59 60– All employees by gender and age group as of 31 Dec 2025 Women Men Origins of employees permanent employees, as of 31 Dec 2025 61% Finland 20% Other member countries 19% Non-member countries Young Professionals Programme participants Emma Grindal Bryne, Marcus Abbestam, Henrik August Bremnes and Kristofers Grauds.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 70



Susan Mäkelä is a Department Administrator and Executive Assistant in NIB's IT & Business Services Department.

Employee wellbeing and a safe work environment

NIB is committed to promote and safeguard employee wellbeing by offering a range of initiatives both within and beyond the workplace. In 2025, we launched a Wellbeing Week to address and promote holistic employee wellbeing by focusing on mental and physical health, healthy eating, and workplace safety, while fostering a sense of community for our employees.

NIB continued to organise training sessions and wellbeing seminars throughout the year. The seminar topics included neuroscience-inspired tools for enhancing focus, motivation and wellbeing, fostering an inclusive and supportive workplace, and how to navigate potential challenging situations with professionalism and respect. NIB also facilitated training on neurodiversity in the workplace to build greater understanding and to foster a culture that values and respects individual differences.

In 2025, NIB continued to provide employees with the opportunity to participate in emergency first aid and fire extinguishing training sessions held at the NIB headquarters. These sessions included critical life skills and equipped employees with the knowledge for how to respond effectively in emergencies, thereby enhancing overall Bank safety.

Our employee engagement concept

Building on the Our Voice employee engagement concept introduced last year, we continued in 2025 to reinforce our cultural vision of ownership, empowerment, and delegation.

The survey insights help NIB to identify areas for improvement, driving meaningful change and making NIB an even better place to work. In 2025, our surveys' results showed continued strong levels of high engagement and wellbeing, with participation rates of 92% in the first and 93% in the second. In alignment with our long-term strategic goal, our

Our work community[1]

As of 31 December	2025	2024	2023
Total number of employees	**272**	**257**	**244**
Permanent employees	**250**	**237**	**229**
Women	93	92	89
Men	157	145	140
Temporary employees	**22**	**20**	**15**
Women	14	11	6
Men	8	9	9
Full-time employees	**244**	**231**	**223**
Women	88	87	85
Men	156	144	138
Part-time employees[2]	**6**	**6**	**6**
Women	5	5	4
Men	1	1	2
Managerial positions (permanent employees)	**43**	**41**	**42**
Women	15	15	14
Men	28	26	28
New hires (permanent employees)	**15**	**14**	**24**
Women	3	7	11
Men	12	7	13
New hires (temporary positions)	**14**	**20**	**12**
Women	8	12	7
Men	6	8	5
Leave of absence	**10**	**12**	**5**
Women	5	8	3
Men	5	4	2
Average length of employment (permanent employees)[3]	**10.41**	**11.05**	**11.09**
Exit turnover rate during the year	**2%**	**3.1%**	**7.0%**
Number of permanent employees with university degree (%)	**74%**	**74%**	**75%**
Average hours of training per year per employee	**11.6**	**18.1**	**12.4**

[1] NIB has four types of employee contracts: permanent contracts (which are valid until further notice), fixed-term contracts (which are four years and longer), temporary contracts from 1 year up to 4 years and temporary contracts less than 1 year. NIB divides its employees into two main categories: permanent and temporary employees. "Permanent employees" refers to employees with contracts valid until further notice and fixed-term contracts of four years or longer. "Temporary employees" covers all remaining contract types.

[2] As of 31 December 2025, 10 employees were on paid or unpaid leave. 2 unpaid study leaves, 3 unpaid family leaves , 2 other unpaid leaves, 2 paid family leaves and 1 other paid leave.

[3] 2025 figure is with all employees, 2024 and 2023 is from permanent employees.

Management composition and diversity by gender – see Note 8.

NIB INTRODUCTION IMPACT **SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 71

engagement index (4.1) has slightly increased and stayed above the external benchmark.

The strongest drivers of engagement were identified as the relationship with one's manager, goal setting and achievement, as well as alignment with NIB's strategy, vision and culture, with the first two showing a slight increase since 2024. Following survey feedback, NIB has encouraged work-life balance and strengthened feedback culture through various training sessions.

In accordance with our process, the results are processed within each team, and actions are chosen based on these discussions.

> We offer all employees non-monetary benefits. These are for example relocation services for international employees, health packages with occupational healthcare, insurance coverage, and other services that support everyday life.

Our Voice



Julián Cabrera Carrillo, HR Business Partner, presents the employee engagement survey.

107 women
15 female managers

165 men
28 male managers

What matters to us

Rating from 1–5, 5 being the highest.
Numbers of responses received in the latter work engagement survey in 2025: 241 (93% of total staff members).

Highest rating

Relationship with manager	Goals and goal achievement	Strategy, vision and culture
4.4	4.3	4.2

I would recommend NIB as an employer

Employee Net Promoter Score



49
-100
0
100

7% Detractors (17)	37% Passives (88)	56% Promoters (136)

Benchmark – Finance Services: 19

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 72 Governance Business conduct NIB is committed to the integrity of markets and strives to promote a culture of integrity in all of its activities and operations. Key documents and links: In 2025 Codes of Conduct Report a concern NIB introduced a Supplier More information on NIB’s activities around business conduct and compliance can be Code of found in NIB’s Integrity Report 2025. Conduct

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 73 Our integrity framework At the core of its commitment, NIB has implemented an integrity and compliance framework to mitigate and manage the financial crime and conduct risks it is facing. The framework draws on the IFI Uniform Framework on Preventing and Combating Fraud and Corruption, including its principles on investigations, integrity due diligence, and support for anti-corruption efforts. The policies of the framework are approved by NIB’s Board of Directors, which has the ultimate responsibility for ensuring that financial crime and conduct risks are managed. In 2025, NIB updated its Integrity and Compliance Policy, which is the foundational document of the framework and outlines the Bank’s commitment to mitigate and manage integrity and compliance risks. Anti-corruption and financial crime prevention As set out in the Risk Appetite Statement, NIB has zero tolerance with respect to conduct risk and financial crime risk, which includes fraud, misconduct, market abuse, money laundering, sanctions, and bribery and corruption risks. NIB implements monitoring systems to identify, assess, and manage these risks proactively. This includes business-wide risk assessments, integrity due diligence on NIB’s counterparties, sanctions screening, and transaction monitoring. The Integrity Due Diligence (IDD) Policy outlines the processes for managing integrity risks in NIB’s Lending business, Treasury operations, and internal procurements. The Bank has adopted a risk-based approach in its IDD process, focusing efforts and resources on those activities and cases that present elevated risk. Speaking up and whistleblowing NIB seeks to provide an open and safe environment in which concerns can be raised freely. The Speaking-up and Whistleblower Protection Policy establishes a process for employees and external parties reporting concerns around NIB’s operations and activities, which includes allegations of prohibited practices such as corruption, bribery, money laundering, or misconduct by staff. The reporting channel is publicly available through NIB’s website. Reports can be made in English or in the Nordic and Baltic languages. All reports are treated as strictly confidential. Reports can also be made anonymously. Further, the Policy grants employees protection against retaliation. Reports of alleged incidents of prohibited practices occurring in NIB’s operations and activities, including corruption and misconduct, are investigated by the Integrity & Compliance Office in line with NIB’s Investigation Policy. Further, the Enforcement Policy sets out the process for determining a case of prohibited practices and imposing sanctions against external parties. The disciplinary process applicable to NIB employees who have been found to have engaged in misconduct, including prohibited practices, is described in NIB’s Staff Regulations. Responsible procurement NIB’s Procurement Rules, which apply to the procurement of goods and services needed to support its operations, were updated during 2025. As part of this review, the main principles regulating competitive biddings and applicability of direct procurement were specified. The updated Rules clarify the sustainability assessment of potential suppliers and Corporate culture NIB strives to carry out its activities with the highest integrity and in compliance with its own rules and best market practice. Prevention is at the forefront of NIB’s integrity and compliance efforts. NIB has established Codes of Conduct for its staff and the members of its governing bodies. The Code of Conduct for Staff applies to all NIB employees, regardless of their type of contract, and outlines the standards of conduct and corporate culture. The core principles of the Code are integrity, duty of care, duty of loyalty, accountability, and respect. Based on these principles, the Code provides guidance on the management of conflicts of interest, personal financial activities, gifts and entertainment, and on speaking up and reporting misconduct. Training on the Codes is mandatory for all staff and members of the Board of Directors. Further, upon joining NIB and on an annual basis thereafter, all employees and members of the governing bodies are required to attest in writing that they have understood and complied with the principles of the Code of Conduct applicable to them. reconfirm NIB’s approach to favour sustainable solutions in its procurement activities considering the nature of the goods or services and materiality of the procurement. During 2025, NIB introduced a supplier code of conduct that sets sustainability expectations for suppliers. NIB continued to refine the procurement process and develop the integrity due diligence process and process for supplier lifecycle risk management. Read more about how we work with suppliers on our webpage where you can also find the relevant Legal framework documents. Our other administrative expenses are reported in Note 9.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 74 GOVERNANCE We build on good governance and transparency Governance Statement . 75 Members of the governing bodies and management . 79 NIB employees Julián Cabrera Carrillo and Eveliina Alestalo Rajala outside the Bank’s head office.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 75

Governance Statement

Introduction

NIB was established as an international financial institution on 4 December 1975 between Denmark, Finland, Iceland, Norway and Sweden by an international treaty. The Bank commenced operations on 2 August 1976. As of 1 January 2005, Estonia, Latvia and Lithuania became members on equal terms. NIB is governed by its constituent documents. The constituent documents currently in force include the Agreement concerning the Nordic Investment Bank between its member countries of 11 February 2004 (the "Agreement") and the related Statutes. These entered into force in 2005 and both were last amended in 2020. The constituent documents also include the Host Country Agreement between the Government of Finland and the Bank of 20 October 2010 and the Host Country Agreement between the Republic of Latvia and the Bank of 30 July 2024. The Host Country Agreement with Latvia entered into force on 17 December 2024.

NIB's governance structure is set out in the Agreement and the Statutes. The Statutes define the relations between and mandate of the Bank's governing bodies: the Board of Governors, the Board of Directors and the Control Committee. According to the Statutes, NIB also has a President and the staff necessary to carry out its operations. NIB promotes integrity, transparency, predictability, accountability, responsibility and disclosure as general principles enhancing and furthering good governance. NIB aims to follow best practices in the field of corporate governance.

Governing bodies of the Bank

The governing bodies of the Bank are established pursuant to the Agreement and Statutes and carry out their functions in accordance with their respective Rules of Procedure. The Rules of Procedures for the Board of Governors, Board of Directors, and the Control Committee are available on the Bank's website.

Governing bodies of the Bank


MEMBER COUNTRIES
BOARD OF GOVERNORS
BOARD OF DIRECTORS
Risk and Audit Committee
CONTROL COMMITTEE AND CHAIRMANSHIP
PRESIDENT & CEO
INTERNAL AUDIT
EXECUTIVE COMMITTEE
Lending
Treasury and Finance
Risk and Compliance
Legal
IT and Business Services
Sustainability and Mandate
Communica-tions
Human Resources
OTHER COMMITTEES & COUNCILS
Mandate, Credit and Compliance Committee
Asset, Liability and Risk Committee
Business and Technology Committee
Trust Fund Committee
Internal Sustainability Council
Cooperation Council

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 76 Board of Governors The Board of Governors has the powers granted to it in Section 13 of the Statutes. The Board of Governors is composed of eight governors. The Minister designated by it as its Governor represents each member country. The Board of Governors appoints a Chair for a term of one year according to the rotation scheme it has adopted. The Board of Governors holds an annual meeting and such other meetings as deemed appropriate. Until 31 May 2025 the Governor for Norway, Jens Stoltenberg, Minister of Finance, served as Chair. As from 1 June 2025 the Governor for Sweden Ms Elisabeth Svantesson, Minister for Finance has served as Chair. In 2025, two meetings of the Board of Governors were conducted via written procedure: the Twenty-first Annual Meeting of the Board of Governors of the Nordic Investment Bank on 25 March 2025, and an Extra Meeting of the Board of Governors on 26 June 2025 by written procedure. Control Committee The Control Committee is established to monitor that the operations of the Bank are conducted in accordance with the Statutes. It is composed of at least ten members with the maximum number of members being twelve. The Nordic Council and Parliaments of Estonia, Latvia and Lithuania appoint one member from each country and the Board of Governors appoint two to four members including the chair and deputy chair. The members appointed by the Board of Governors are referred to as the Chairmanship and administer the responsibilities and tasks of the full Committee, monitor the Bank’s financial position, risk levels, capital and liquidity position and oversee the performance of the audit of the Bank’s financial statements, carried out by the external auditors. The full Committee focuses on monitoring in particular the fulfilment of NIB’s purpose and its mandate and mission. The full Committee and the Chairmanship each deliver a report annually to the Board of Governors concerning their monitoring tasks as set out in the Statutes and in the Rules of Procedure. The Control Committee appoints the external auditors to carry out the audit of the Bank’s financial statements. To enhance its work, the Control Committee has appointed an independent expert to assist the Chairmanship but with effect from 26 June 2025 the role of independent expert was discontinued and a new third member of the Chairmanship was created. The Control Committee holds at least one meeting each year where the annual report concerning the previous financial year shall be examined. The Chairmanship meets independently at regular intervals each year. The Control Committee held two ordinary meetings during 2025: the first on 26 February in Helsinki, and the second on 18 September in Reykjavik. By decision of the Board of Governors on 26 June, Kimmo Virolainen (Finland) was appointed as Chair of the Control Committee replacing Pentti Hakkarainen (Finland), and Joakim Stymne (Sweden) was appointed as the Third Member of the Control Committee Chairmanship. Board of Directors According to the Statutes, all the powers of the Bank that are not vested with the Board of Governors are vested with the Board of Directors. The Board of Directors makes the most significant financing decisions and adopts policy decisions concerning the operations of the Bank, in particular the general framework for financing, borrowing and treasury operations and their management. The Board of Directors may delegate its powers to the President to the extent it considers appropriate. The Board of Directors is composed of eight directors and eight alternates appointed by each member country. The Board of Directors appoints from among its members a Chair and a Deputy Chair for a term of two years according to the rotation scheme adopted by the Board of Governors. Following a 2024 Board report confirming the soundness of NIB’s governance and control frameworks, the Board of Directors established the Risk and Audit Committee (RAC) to further strengthen internal controls. The Board approved the Terms of Reference for the Committee at its January 2025 meeting. In 2025, the RAC held five meetings. NIB’s Board of Directors held thirteen meetings in 2025. The meetings 1/25, 6/25, 7/25 and 13/25 were held fully online. Meeting 9/25 was held via written procedure. The remaining meetings were held in a hybrid model, with most members participating in-person, and some remotely. The Board meeting 4/25 was held on 7 May 2025 in Vilnius. The Board meeting 11/24 was held on 3 December, in Copenhagen. The remaining six meetings were held in Helsinki. During 2025 Merle Wilkinson (Estonia) continued to act as Chair and Julie Sonne (Denmark) continued to act as Deputy Chair. In 2024, a review of the Rules of Procedure for the Board of Directors was carried out and the updated version was approved by the Board at its January 2025 meeting. President The President is responsible for conducting the Bank’s current operations and is appointed by the Board of Directors for a term of up to five years at a time. André Küüsvek is the President and CEO having been appointed by the Board of Directors on 1 April 2021. In 2025, the Board of Directors of NIB extended the appointment of André Küüsvek as President and CEO until the end of August 2029. Advisory bodies to the President The President is assisted and advised by the Executive Committee, the Mandate, Credit and Compliance Committee, the Asset, Liability and Risk Committee, and the Business and Technology Committee. All the existing committees operate in accordance with their respective Rules of Procedure. Executive Committee The Executive Committee assists and advises the President in general management and decision-making concerning NIB, including all aspects of the performance, policy and financial soundness of the Bank. The Executive Committee comprises the President and other senior management representatives the President has appointed as members. The Board of Directors confirms the appointment of members. The Executive Committee meets formally approximately twice a month. In 2025, the Executive Committee held 22 meetings. The meetings are ordinarily chaired by the President, who reaches decisions after having consulted the members. Mandate, Credit and Compliance Committee The Mandate, Credit and Compliance Committee assists and advises the President in management and decision making concerning mandate, credit and related integrity and compliance matters. The Committee is responsible for preparation and decision-making related to certain lending activities and counterparty ratings for lending and treasury, setting treasury business limits and mandate matters. The Committee grants loans and approves acquisition of certain bonds within the powers delegated to the President by the Board of Directors and in line with the guidelines and instructions given by the Board of Directors. The President exercises his executive powers concerning lending operations in the Committee. The Mandate, Credit and Compliance Committee is composed of the President and the Head of Lending, the Chief Financial Officer, the Chief Risk Officer, the General Counsel and the Head of Sustainability and Mandate. The Mandate, Credit and Compliance Committee is chaired by the President or, in the absence of the President, another member (other than the Chief Risk Officer). The Committee meets at regular intervals every week. In 2025, the Mandate, Credit and Compliance Committee met 65 times.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 77 Asset, Liability and Risk Committee The Asset, Liability and Risk Committee is a body established to monitor, analyse, discuss and guide the development and overall management of NIB’s balance sheet, its risk and capital, funding and liquidity positions. Treasury related risk matters (related to funding, asset and liability management, and portfolio management activities) are also monitored, analysed, discussed and guided by the Committee. The Asset, Liability and Risk Committee comprises some members of the Executive Committee and other senior staff that the President has appointed as members. All decisions at the Committee require majority support and, at the same time, the Chief Financial Officer as Chair of the Committee and the Chief Risk Officer (or their substitutes) both need to be supportive. The Committee meets approximately 12 times a year but can convene more frequently if necessary. In 2025, the Committee met 12 times. Business and Technology Committee The Business and Technology Committee is a body established to facilitate information technology’s (IT) strategic direction and the digital transformation of NIB by prioritising, directing, monitoring and governing NIB’s enterprise IT architecture, IT projects and development initiatives. It is chaired by the Chief Operating Officer and consists of members of other senior staff. The Committee meets on a regular basis approximately ten times a year. In 2025, the Committee met 14 times. Other internal committees and councils In addition to the advisory bodies to the President, the Bank has the following permanent internal committees and councils: the Trust Fund Committee, the Internal Sustainability Council and the Cooperation Council. The President is not a member of these internal committees and councils but appoints the members (except for staff representatives on the Cooperation Council who are elected by the staff and the members of the Internal Sustainability Council who are confirmed by the Head of Sustainability & Mandate). The internal committees and councils also operate in accordance with their respective procedures or other applicable rules. The Trust Fund Committee ensures that the purposes of the trust funds managed by NIB are fulfilled in the most efficient way. The Committee also approves the activity plan of the trust funds as well as proposed allocations from trust funds. The Committee gives its recommendations to the respective donor(s) for their final decision. In 2025, as NIB trust fund activities were reduced, no meetings were necessary. The purpose of the Cooperation Council is to facilitate a cooperation process within NIB with the main aim of improving working conditions and making the interaction between the Bank and the staff more effective, in particular in a manner enabling the Bank to take better account of the staff’s opinions concerning such matters. The Council consists of four members representing the Bank and four representing the staff. The President appoints the representatives of the Bank while the representatives of the staff are elected by vote. The Cooperation Council meets at least quarterly. In 2025, the Council met four times. The Internal Sustainability Council (ISC) aims to strengthen NIB’s sustainability agenda for its in-house activities. The ISC has eight members, representing functions dealing with internal sustainability matters. The ISC reports to the Executive Committee. In 2025, the ISC met four times. Governance of Environmental, Social, and Governance (ESG) risks and opportunities in general is integrated in NIB’s core governance structure. The ESG integration in NIB’s business is explained on pages 43-45 and more detailed description on NIB’s sustainability governance can be found from NIB’s Sustainability Policy. Read more about NIB’s risk governance in general on page 111 and in the Risk Management Policy. Remuneration programmes and incentive The members of the Board of Governors are ministers. Their participation in the Board of Governors is considered to be part of their ministerial duties. Therefore the Governors receive no remuneration from the Bank. The Board of Governors determines the remuneration and attendee allowance for the Board of Directors and for the Control Committee. The President’s terms of employment, including remuneration, are determined by the Board of Directors. The principles for the remuneration of staff are set out in the Compensation Regulations approved by the Board of Directors. The Bank applies a fixed salary-based system which reflects the work profile, qualifications, individual competence and the results that NIB expects the employee to achieve as well as a small performance premium programme that rewards excellent and extraordinary performance on a yearly basis. For more information about Personnel expenses, compensation and benefits, see Note 8.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 78 Risk governance The three-lines-of-defence model provides the basis for NIB’s risk governance. The model aims to provide clear segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risk, and units in charge of risk assessment, risk measurement, monitoring and control. Business functions First line of defence The business functions, Lending and Treasury, are responsible for implementing the Bank’s business strategy and act as the first line of defence for the risks in their operations. Lending is responsible for loan origination and mandate fulfilment in accordance with the Bank’s willingness to take risk. Treasury provides support by executing the funding strategy and managing the liquidity as well as balance sheet risks (asset and liability management). Risk and compliance Second line of defence NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity. The Bank has established a risk, capital and liquidity management framework, with high-level statutory requirements stipulated in the Statutes and the Principles for Capital and Liquidity Management, supported by a Risk Appetite Statement (RAS), an Internal Capital Adequacy Assessment Process (ICAAP), risk management policies (including model risk management), and a Capital and Liquidity Recovery Plan. The Bank’s risk management framework comprises risk policies and procedures formulated for the identification, measurement, monitoring and reporting of risks including a comprehensive limit system for managing the exposure to quantifiable risks. The Bank recognises that effective risk management is based on a sound risk culture, which is characterised, among other things, by a high level of awareness concerning risk and risk management in the organisation. Regular training of staff in risk-related matters is part of the Bank’s risk management practices. The second line of defence consist of functions that monitor and oversee the risk-taking of the first line functions. At NIB, the Risk & Compliance department acts as the second line of defence. It is organisationally separate from the business functions but interacts with them in risk matters and gives input in decision-making with the objective to ensure that risk considerations are properly taken into account. Risk & Compliance independently monitors and controls the risk positions of the Bank and implements the Bank’s risk management related policies and practices as approved by the Board of Directors and the President. The Risk & Compliance department has the overall responsibility for identifying, measuring, assessing, monitoring and reporting on risks across risk types and organisational units. The department is responsible for the Bank’s risk models, tools, policies and frameworks (like ICAAP, RAS and capital and liquidity recovery planning and the related reporting) as well as for designing and maintaining of the Bank’s risk limit framework. Limit monitoring is conducted on a regular basis and breaches are reported to the relevant committees, senior management and to the Board of Directors. The Chief Risk Officer (CRO) heads the Risk & Compliance department and reports to the President. The CRO is a member of the Executive Committee and the Mandate, Credit and Compliance Committee, with the role and purpose to ensure that risk considerations are properly taken into account and, when necessary, challenge and advice on decisions that give rise to material risk. The CRO is also a member of the Asset, Liability and Risk Committee with respect to risk-related matters. The CRO has unrestricted access to the Chair of the Board of Directors and the Chair of the Control Committee. An important objective is to engage the senior management, Board of Directors and the Control Committee in constructive dialogue on key risk issues. The Compliance function belongs to the second line of defence and oversees, coordinates and reports on matters relating to compliance and integrity risks. The Chief Compliance Officer reports to the CRO, has a dotted reporting line to the President and has unrestricted access to the Chair of the Board of Directors and the Chair of the Control Committee. The activities and mandate of the Integrity and Compliance Office are set forth in the Integrity and Compliance Policy. Internal Audit Third line of defence NIB’s Internal Audit – the third line of defence—adheres to international professional standards established by the Institute of Internal Auditors. The task of the Internal Audit function is to provide assurance on the effectiveness of the Bank’s internal control, risk management and governance processes, and to make recommendations to the management. Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Head of Internal Audit function reports to the Board of Directors and the Control Committee and works administratively under the auspices of the President. The activities and mandate of the Internal Audit function are set forth in the Internal Audit Charter.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 79 Board of Directors as of 31 December 2025 MEMBERS Merle Wilkinson Julie Sonne Minna Nikitin Esther Finnbogadóttir Chair of the Board Deputy Chair of the Board Senior Financial Adviser, International Head of Funding and Debt Management, Government Finance Expert Head of Division, Ministry of Industry, Financial Affairs Unit, Ministry of Finance Ministry of Finance and Economic Affairs Appointed: 2017 Business and Financial Affairs Appointed: 2024 Appointed: 2016 Attended meetings in 2025: 13 Appointed: 2016 Attended meetings in 2025: 12 Attended meetings in 2025: 12 Attended meetings in 2025: 12 Alternate Alternate Alternate Alternate Märten Ross Helle Dam-Sørensen Petri Peltonen Kristinn Hjörtur Jónasson Adviser on International Relations, Chief Special Advisor, Ministry of Under-Secretary of State, Head of Division, Ministry of Finance and Ministry of Finance Industry, Business and Financial Affairs Ministry of Economic Affairs Economic Affairs and Employment

NIB INTRODUCTION IMPACT SUSTAINABILITY **GOVERNANCE** BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 80



Līga Kļaviņa

Deputy State Secretary on Financial Policy Issues, Ministry of Finance
Appointed: 2019
Attended meetings in 2025: 12

Alternate
Inese Sudare
Deputy Director of Financial Resources Department, The Treasury of the Republic of Latvia



Jurgita Uzielienė

Senior Adviser, European Union and International Affairs Department, Ministry of Finance
Appointed: 2017
Attended meetings in 2025: 13

Alternate
Dovilė Jasaitienė
Head of the International Affairs Division, Ministry of Finance



Kristin Langeland Ervik

Director, Public ownership, Ministry of Finance
Appointed: 2020
Attended meetings in 2025: 12

Alternate
Tom Arild Fearnley
Investment Director, Ministry of Finance



Max Elger

Government Finance Expert
Appointed: 2024
Attended meetings in 2025: 12

Alternate
Camilla Kastengren
Desk Officer, Ministry of Finance

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 81 Board of Governors as of 31 December 2025 MEMBERS Elisabeth Svantesson Morten Bødskov Jürgen Ligi Riikka Purra Chair of the Board of Governors Minister for Finance Minister for Industry, Business Minister of Finance Minister of Finance and Financial Affairs Daði Már Kristófersson Arvils Ašeradens Kristupas Vaitiekūnas Jens Stoltenberg Minister of Finance and Minister of Finance Minister of Finance Minister of Finance Economic Affairs The Annual Meeting of the Board of Governors was held on 25 March 2025.

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Control Committee

as of 31 December 2025

External auditors appointed by the Control Committee:

Jukka Paunonen
Authorised Public Accountant, PricewaterhouseCoopers Oy

Peter Sott
Authorised Public Accountant, Öhrlings PricewaterhouseCoopers AB

MEMBERS

The Control Committee Chairmanship



Kimmo Virolainen
Chair
Adviser to the Board,
Bank of Finland



Sindre Weme
Deputy Chair
Director, Norges Bank



Joakim Stymne
Member
Former Director General,
Statistics Sweden

The Control Committee met twice during 2025.



Sjúrður Skaale
Member of Parliament



Annely Akkermann
Member of Parliament



Noora Fagerström
Member of Parliament



Vilhjálmur Árnason
Member of Parliament



Jānis Reirs
Member of Parliament



Mindaugas Pakštys
Member appointed by the Parliament



Truls Vasvik
Member of Parliament



Lars Püss
Member of Parliament

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 83 Executive Committee as of 31 December 2025 MEMBERS 1. Luca De Lorenzo (1979, Italy) Vice-President, Head of Sustainability and Mandate Joined NIB in 2018 2. Kim Skov Jensen (1971, Denmark) Vice-President, Chief Financial Officer, Head of Treasury & Finance Joined NIB in 2021 3. Jukka Ahonen (1969, Finland) Senior Director, Head of Communications, Secretary to the ExCo Joined NIB in 2007 4. Jeanette Vitasp (1965, Sweden) Vice-President, Head of Lending Joined NIB in 2023 5. André Küüsvek (1967, Estonia) President & CEO Joined NIB in 2021 3 9 6 1 7 4 8 2 5 6. Gunnar Okk (1960, Estonia) Vice-President, Chief Operating Officer, Head of IT and Business Services Joined NIB in 2006 7. Heikki Cantell (1959, Finland) General Counsel & Secretary General, Head of Legal Joined NIB in 2007 8. Hanna Pajunen (1975, Finland) Senior Director, Head of Human Resources Joined NIB in 2023 9. Jacob Kooter Laading (1969, Norway) Vice-President, Chief Risk Officer, Head of Risk and Compliance Joined NIB in 2025

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 84 REPORT OF THE BOARD OF DIRECTORS Towards a resilient Nordic-Baltic region Together with its stakeholders, NIB marked 50 years since the Nordic countries signed the agreement to establish the Nordic Investment Bank.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 85Report of the Board of Directors 2025 Summary On 4 December 1975 in Copenhagen, the five Nordic countries signed the agreement to establish the Nordic Investment Bank. Since those early days the Bank has developed gradually but steadily, got the Baltic countries as owners, and proven its unique position in supporting the prosperity and sustainability of the Nordic–Baltic region. In 2025, the priorities of the region continued to shift due to geopolitical tensions and Russia’s war in Ukraine. NIB has responded to the situation by revising its Sustainability Policy. The first change was made in 2024, allowing defence financing, and since July 2025 this has also included conventional weapons and ammunition. The policy changes were accompanied by the first disbursements to the defence sector. However, as the total disbursement volumes show, productivity and the environment remained at the core of NIB’s business. NIB disbursed EUR 3.9 billion in new financing, increasing financing outstanding to EUR 24,089 million, a 2.2% increase from 2024. NIB achieved high mandate fulfilment, with 98.1% of disbursed funds allocated to projects rated as “good” or “excellent” for their impacts on the environment and/or productivity. The largest share of disbursed loans was directed at R&D programmes, energy generation and transmission, and buildings. During 2025, NIB raised new funding with a nominal value of EUR 9.2 billion through 93 bond transactions. A novelty was the inaugural Sustainability Linked Loan financing Bond (SLLB), which was issued in September. High business activity was combined with strong profits. The Bank recorded a net profit of EUR 287.4 million in 2025, an increase of 12.2% from EUR 256.1 million in 2024. This was driven mainly by core earnings in the form of record high net interest income. The Board of Directors proposes to the Board of Governors that a sum of EUR 86 million be distributed as dividends to the Bank’s member countries from the 2025 net profit. Looking ahead, NIB will review its strategy in 2026 to address evolving economic, geopolitical and technological dynamics, ensuring continued relevance and impact for the Nordic–Baltic region. “When looking back at its 50-year history, the success of the Nordic Investment Bank can be boiled down to its ability to mirror the societal needs of the times, aligned with the owners. This is also the purpose of the strategy review to be conducted in 2026.” Merle Wilkinson Chair of the Board of Directors The agreement for the establishment of the Nordic Investment Bank (NIB) was signed in Copenhagen on 4 December 1975 by representatives of Denmark, Finland, Iceland, Norway and Sweden

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 86



Operating environment

Economic development across the Nordic–Baltic region was mixed in 2025. Against a backdrop of heightened global uncertainty and financial market volatility, the region continued to demonstrate its institutional strength and macroeconomic resilience. Monetary policy continued to shift towards a more accommodative direction as interest rates declined. At the same time, persistent price pressures resulted in higher inflation than in the previous year in most member countries.

The region was still affected by the delayed effects of previous interest rate increases, reflected in subdued, investment and expenditure growth. Growth momentum varied across countries due to differences in economic structure, impacts of geopolitical tensions and the timing of policy effects. Real incomes and consumer confidence have started to improve, labour markets continue to show signs of strain with some member countries facing persistently high unemployment rates.

Russia's ongoing war in Ukraine and geopolitical tensions remained a key backdrop affecting the Nordic–Baltic region. Global rivalries over critical technologies and resources and shifting alliances among major economies continued to fuel uncertainty, forcing companies to reconsider supply chains for strategic autonomy and resilience.

Fiscal policy in NIB's member countries struck a balance between prudence and necessary stimulus, with many governments boosting defence and security spending. Notably, EU military expenditure reached a record high in 2024 and was set to rise further in 2025, reflecting an emphasis on security investments amid Russia's prolonged war in Ukraine and increased geopolitical fragmentation.

Looking ahead, the region's economic outlook is cautiously optimistic but still tempered by the prevailing risk picture. Growth in the Nordic–Baltic area is expected to pick up slightly but to remain modest. Modestly improving real wages are anticipated to further support domestic demand and the Nordic economies are likely to be supported by an increase in consumption and investment if inflation moderates somewhat.

Geopolitical factors remain the primary source of uncertainty for 2026. Global trade growth could be constrained by rising protectionism and the ongoing reconfiguration of supply. Russia's war in Ukraine continues to influence energy policy and investor sentiment, reinforcing the need for energy independence initiatives and stable supply chains. Spending on resilience, security, and defence is expected to remain elevated, especially in countries bordering Russia, as countries maintain their focus on resilience against external threats.

In this environment, NIB will continue to provide long-term financing to support its member countries—focusing on projects that enhance productivity and innovation, accelerate the green transition, and strengthen the region's resilience and security.

Strategy

At the forefront of NIB's strategy is its mission to finance projects that improve productivity and benefit the environment in the Nordic-Baltic region. In 2025, NIB achieved another year of successful execution of the current business strategy established in 2021, contributing to NIB's growing relevance as a long-term financier in the region. This was reflected in the number of new loans signed and investments in lending bonds (91). New financing reached a high level of EUR 3.9 billion.

In continuation of the Board of Governors' 2024 guidance to engage in financing regional resilience and security projects, NIB further revised its Sustainability Policy in July 2025. The updated framework allows financing of weapons and ammunition while maintaining an exclusion for controversial weapons. The year also marked NIB's first defence-related investments, supporting research & development (R&D), equipment, and infrastructure projects important for member countries. Financing of resilience, security and defence is of increasing importance to NIB.

Financing key figures

In millions of euros, unless otherwise specified	2025	2024	2023	2022	2021
New loans signed	4,413	4,884	2,766	3,936	1,683
New investments in lending bonds[1]	340	137	63	178	169
New financing	3,891	4,353	3,446	3,705	2,440
Number of new loans signed	71	75	52	54	36
Number of new investments in lending bonds	20	8	4	10	14
Amortisations and prepayments	-3,394	-2,655	-3,618	-2,707	-1,989
Financing outstanding	24,089	23,574	22,075	22,287	22,345
Member countries[2]	23,427	23,054	21,595	21,827	21,721
Non-member countries[2]	742	590	546	526	774
ECL on loans outstanding	-80	-70	-66	-66	-150
Credit impaired loans (Stage 3 ECL)	99	108	9	10	78
As % of total financing outstanding	0.41%	0.46%	0.04%	0.04%	0.35%

[1] Investments in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation.
[2] Based on country of risk owner classification.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE **BOD REPORT** FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 87

To strengthen its regional presence in the Baltic countries, NIB staffed its Riga office in 2025. Continued efforts in the Baltics resulted in a record number of 26 new loans signed and investments in lending bonds for the year, totalling EUR 861 million in new financing committed.

NIB advanced its capabilities and participation in project and structured financing, including projects in the wind and solar, fibre infrastructure, and transport sectors. Such projects often come with non-investment grade risk. The InvestEU guarantee scheme, of which NIB has been an active partner since it was created, is used as an important enabler for NIB to participate in such projects.

Client focus and additionality remain central to NIB's strategy. In 2025, the Bank introduced a new additionality assessment framework and started to systematically collect client post-transaction feedback. The insights from these initiatives will help refine NIB's value proposition and future strategy.

Looking ahead, NIB will review its strategy in 2026 to address evolving economic, geopolitical and technological dynamics, ensuring continued relevance and impact for the Nordic–Baltic region.

New financing in 2025

%, Geographical distribution


26% Sweden EUR 1,004.3 m
24% Norway EUR 920.3 m
21% Finland EUR 803.3 m
9% Latvia EUR 333.5 m
8% Lithuania EUR 329.1 m
5% Iceland EUR 184.4 m
4% Denmark EUR 151.5 m
3% Estonia EUR 101.7 m
2% Non-Member countries EUR 62.7 m

New financing in 2025

%, Business area distribution


39% Public Sector & Utilities EUR 1,529.3 m
24% Industry & Real Estate EUR 936.8 m
17% Connectivity & Consumer EUR 644.1 m
10% Project & Structured Finance EUR 405.1 m
10% Financial Institutions EUR 375.4 m

Development of financing outstanding during 2025

EUR m


28,000
27,000
26,000
25,000
24,000
23,000
22,000
21,000
20,000
23,574
3,891
-2,501
-893
-11
14
19
-4
24,089
Dec'24 Book value
Disb.
Amort.
Prepaym.
ECL¹
FX changes
Hedge Acc. adj.
Other²
Dec'25 Book value

[1] Changes in expected credit losses
[2] Fair valuation and other adjustments

Financing

NIB disbursed EUR 3.9 billion in new financing, increasing financing outstanding as of 31 December 2025 to EUR 24,089 million, a 2.2% increase from 2024.

Business composition was closely aligned with strategic priorities, including record Baltic lending and increased utilisation of InvestEU guarantees and other risk-sharing instruments. Financing underserved market segments is a resource-intensive component of NIB's business, reinforcing the importance of ongoing digital efficiency initiatives.

Hard-to-abate sector financing reached a record EUR 337 million, reflecting a corporate commitment to decarbonisation. NIB remains committed to its long-term sustainability targets, including financing for hard-to-abate sectors.

The Bank disbursed a total of EUR 216 million new financing to projects specifically aimed at strengthening the resilience, security and defence capabilities of the Nordic–Baltic region. The Bank signed and invested in four new loans and bonds in the category, totalling EUR 521 million in new financing committed. In addition to these targeted investments, NIB also supported several initiatives featuring specific dual-use applications—projects that serve civilian and defence purposes—as well as broader public infrastructure developments.

[3] Mandate fulfilment is calculated from mandate rated loans. In 2025, 99.4% of loans disbursed were mandate rated. The only exception is one legacy Covid Response loan that was agreed previously but disbursed in 2025.

Mission fulfilment

NIB's mission is to finance projects that enhance productivity and promote environmental benefits within the Nordic and Baltic countries. Every project considered for financing must contribute to fulfilling NIB's mission. Before any financing decision is made, each proposed project therefore undergoes an evaluation. The Bank utilises a six-level rating system to assess potential impacts (both quantitative and qualitative), with classifications ranging from "negative" to "excellent".

In 2025, the volume of bilateral loan disbursements reached EUR 3.6 billion. NIB achieved high mandate fulfilment, with 98.1%[3] of disbursed funds allocated to projects rated as

Mandate fulfilment rating

% of loans disbursed and mandate rated


97%
99%
100%
100%
98%
100
80
60
40
20
0
21
22
23
24
25
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 88

"good" or "excellent" for their impacts on the environment and/or productivity.

Projects that delivered significant productivity improvements (rated "good" or "excellent") in member countries represented 93.5% of all mandate-rated disbursements. Simultaneously, 60.8% of disbursed funds supported projects with significant environmental benefits.

In 2025, the largest share of disbursed loans was directed at R&D investments, buildings, and energy generation and transmission. R&D initiatives foster innovation, helping drive long-term productivity and maintain the region's technological edge. Investments in buildings play a crucial role in enhancing energy efficiency and supporting sustainable urban development. Energy generation and transmission projects are central to the region's pursuit of secure, reliable and renewable power supply.

While projects can achieve either productivity or environmental benefits independently, these objectives have become increasingly connected. In 2025, projects achieving "good" or "excellent" ratings in both the environmental and productivity mandates accounted for record high 56.3% of total disbursements. The integration of these dual mandates is driven by evolving regulatory frameworks and ambitious climate targets, demonstrating that sustainable practices generate long-term economic value.

In addition to bilateral loans, NIB also took part in 20 capital market transactions in 2025 with a total value of EUR 340 million. These included investments in labelled bonds (green, social, sustainability and sustainability-linked), MREL bonds (minimum requirement for own funds and eligible liabilities) and other bonds.

Through bond investment activities, NIB achieves mission-driven impacts that are impossible through regular loan instruments. Examples include supporting small- and medium-sized banks in MREL bond issuances, helping banks issue new instruments in less developed capital markets, and backing bond issuances with strong mandate alignment such as renovation programmes, and defence investments. Well-functioning capital markets are key to productive economies and strengthen the financial resilience of societies.

In 2025, in response to the geopolitical landscape and with strong support from its member countries, NIB expanded its activities to include a range of resilience, security- and defence-related transactions.

Many of these undertakings qualify as critical infrastructure, playing a vital role in safeguarding both national security and supporting the continued wellbeing of communities. By broadening its focus to encompass these strategically important areas, NIB helps member countries enhance preparedness, ensure societal resilience and maintain the stability of essential services in an increasingly uncertain global environment.

Counterparty ESG assessments

Beyond individual project evaluations from NIB's mandate perspective, NIB also performs comprehensive Environmental, Social and Governance (ESG) assessments of its counterparties. These assessments provide deeper insights into lending clients' overall sustainability policies and practices, thereby contributing to the Bank's credit process and decision making. The assessments also enable NIB to offer guidance to its clients for future improvements.

Using a structured framework and methodology, the Bank assigns separate E, S and G ratings on a four-level scale: "low performer"; "lower intermediate", "upper intermediate" and "high performer". By the end of 2025, NIB has conducted an ESG counterparty review to 94% of its lending exposure, with most counterparties ranking in the upper/lower intermediate range.

Counterparties with "low performer" ratings make up approximately 2% of Environmental, 3% for Social and 1% for Governance aspects of the lending exposure. 24% of lending

Loans disbursed in 2025 by economic category

%, based on disbursed and mandate rated loans


20.4%
Energy
17.3%
R&D investments
15.0%
Buildings
13.2%
Transportation
10.9%
Electricity networks
6.9%
Telecommunications
4.4%
Business expansion investments
4.2%
Other
3.3%
Financial intermediation
1.8%
Education
1.7%
Health
0.9%
Water and waste management

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 89 exposure has been rated as “high performer” for Environmental, 12% for Social and 16% for Governance, reflecting a larger exposure to large Nordic–Baltic corporates. NIB actively engages with “low performer” counterparties to identify gaps and provide advice on potential steps for their mitigation. In addition to lending counterparties, ESG is also integrated into NIB’s treasury activities. Read more on page 35. Ex-post assessment Three years after a NIB-financed project has been completed, the Bank conducts a thorough impact assessment, comparing actual outcomes against the anticipated impacts initially agreed with clients. In 2025, the Bank’s analysts evaluated 22 completed projects spanning ten sectors. Approximately 91% of the expected impacts identified during the ex-ante analysis were achieved or partly achieved. Impact NIB systematically evaluates the impact of its investments by measuring both quantifiable and qualitative impacts indicators. As in previous years, the largest contributions of NIB’s loan disbursements in 2025 were directed at R&D, various building projects, renewable energy generation and energy transmission infrastructure. This broadly reflects the Nordic–Baltic region’s current strategic priorities—supporting innovation and sustainable infrastructure alongside ambitious climate goals and energy security objectives. R&D investments were a major focus of NIB’s financing in 2025, with disbursements totalling EUR 610 million across 7 programmes of companies headquartered in the region. These R&D programmes spanned diverse industries, from wireless connectivity and cybersecurity to strengthening resilience, security and the defence industries. In today’s rapidly evolving global economy, investments in R&D are particularly crucial for maintaining the Nordic–Baltic region’s competitive edge in high-value industries. Such investments drive technological advancement and foster an innovation ecosystem through collaboration between universities, research institutions and businesses. They also support the creation and retainment of high-skilled jobs and the development of next-generation sustainable technologies. Investments in various type of buildings emerged as another large category of disbursements in 2025. They accounted for 15% of new loans or EUR 530 million. NIB has provided financing for a diverse range of construction projects, including greenfield developments such as new BREEAM/LEED-certified public buildings that comply with EU Taxonomy standards. The Bank has also supported the renovation and enhancement of existing structures, resulting in notable energy savings and improvements to building quality. These projects encompass different uses (e.g. offices, hospitals, courts, apartments), but all share an emphasis on sustainability and modernisation. In 2025, the total pro-rated2 financed area consisted of 191 thousand square metres, including new construction and renovated or upgraded space, which represented slightly less than half of total area. Projects in renewable energy generation continued to form a cornerstone of NIB’s financing in 2025. NIB disbursed EUR 721 million to renewable energy projects. This was approximately 20% of new loans, reflecting the region’s climate ambitions and the accelerated transition to energy independence and security amid the ongoing geopolitical tensions. For example, NIB financed wind farms, utility-scale solar parks, various hydropower plant upgrades, and biogas and biofuel production facilities during 2025. These investments will significantly boost Nordic–Baltic renewable energy capacity. The projects financed in 2025 are expected to add a total of 245 MW of new renewable generation capacity, translating into roughly 434 GWh of clean energy produced annually. In 2025, NIB also financed climate change adaptation projects within the renewable energy sector. Such outcomes directly support national and regional climate goals by increasing the supply of green electricity and heat. Beyond the environmental impact, NIB sees clean energy projects strengthening the region’s energy security as they reduce reliance on imported fossil fuels and enhance self-sufficiency, which is especially crucial given the current geopolitical risks to energy supply. In 2025, NIB’s investments in electricity transmission and distribution networks, including battery energy storage system (BESS) projects, in line with energy generation projects, represented a significant category of mandate-rated disbursements. These investments are essential to support the integration of renewables, reinforce energy security, and improve the resilience of the regional grid. 2 Pro-rated to NIB’s share of total project costs In addition to project level assessments, NIB conducts ESG assessments on a counterparty level. NIB provides long-term loans to projects that improve the productivity and benefit the environment of the Nordic and Baltic countries. NIB’s vision is a prosperous and sustainable Nordic-Baltic region. Financing the Future Productivity Environment NIB LOAN NIB BONDS AAA / Aaa NIB acquires the funds for its lending on by borrowing on the international capital markets.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 90 BESS projects are enabling renewable energy generators, such as wind and solar farms, to store excess electricity produced during periods of low demand and release it when market prices are higher. This flexibility increases the average captured price for renewables, thereby enhancing the financial sustainability and revenue stability of these projects within the energy market. In addition, upgrades and expansions to the grid, including new or refurbished power lines, substations, and smart meters, enable better management of variable renewable generation and help facilitate efficient cross-border electricity flows within the Nordic–Baltic market. Notably, the various projects financed by NIB in 2025—across energy generation, buildings, networks, and other sectors—are expected to contribute to an annual reduction or avoidance of approximately 163 thousand tonnes of CO2e emissions. This reflects the significant environmental impact of NIB’s lending portfolio in 2025. NIB also offers sustainability-linked loans (SLLs). In SLLs pricing and other terms are tied to the borrower’s performance against predefined sustainability targets incentivising the borrowers to improve their sustainability performance overall, rather than funding a single green project. More information about the impact of NIB’s financing can be found on pages 16-21. Sustainability developments Resilient region The global geopolitical context remains complicated. Russia’s war in Ukraine continues, tensions among global powers remains high, and the resilience, security and defence of the Nordic–Baltic region remains a priority for NIB’s owners. In 2025, NIB has therefore further revised its Sustainability Policy allowing the financing of conventional weapons and ammunition. Safety and resilience are necessary preconditions for a prosperous and sustainable Nordic–Baltic region. Towards this end, NIB has developed an internal Resilience, Security and Defence Framework to more easily direct and track financing aimed at strengthening the Nordic–Baltic region’s security capabilities. Climate and nature Science shows that nature metrics continue to point in the wrong direction. COP30, held in Brazil near the Amazon, underscored the continued urgency of decisive action on nature and climate. Despite the recent headwinds against the green transition, NIB remains committed to climate action and continues to implement its climate strategy. Early in the year, the Bank received validation from the Science-Based Targets initiative (SBTi) for NIB’s 2030 climate targets. During the year, NIB has further expanded its climate targets, adding a climate target for the shipping sector. NIB collaborated with its clients to keep the pace in the deployment of green technologies, which are advancing towards the Bank’s hard-to-abate financing 2030 target. NIB has also started to apply the Taskforce on Nature-related Financial Disclosures (TNFD) methodology to its portfolio and mapped the nature-related impacts and dependencies with a 98% coverage of the loan portfolio. Using tools such as the Science Based Targets Network (SBTN), ENCORE and the WWF Biodiversity Risk Filter, NIB strengthens collaboration with key clients to integrate nature considerations in financed projects and advance nature-positive solutions. NIB’s 2025 efforts in data gathering, portfolio analysis and external dialogue lay the foundation for a revised and expanded Climate and Nature Strategy to be introduced in 2026. Keeping frameworks up-to-date To ensure the Bank continue to finance for impact and embed the latest developments in science and technology, NIB keeps its mandate-related frameworks up to date. In 2025, NIB reviewed and strengthened its Sustainability-linked Loan assessment methodology, which allowed the Bank to issue its inaugural Sustainability-Linked Loans financing Bond (SLLB). NIB also revisited its Monitoring and Ex-Post Assessment Framework, which aims to review the impact of the projects the Bank has financed. NIB initiated the review of its Mandate Rating Framework with the intention of completing the revision in 2026. For many years, NIB has disclosed its financial information in accordance with IFRS Accounting Standards, developed by the International Accounting Standards Board (IASB). Since last year, the Bank has also committed to disclosing its sustainability and climate-related information according to the IFRS Sustainability Disclosure Standards, developed by the International Sustainability Standards Board (ISSB), in its Annual Report. To support this and gain further understanding of NIB’s actual and potential impacts, risks and opportunities, the Bank conducted a double materiality assessment (DMA) in 2025. Read more about the DMA on page 48. Funding and other treasury activities In 2025, NIB continued to fund its lending operations by accessing international capital markets following its well-established three-pillar funding strategy. This approach consists of issuing benchmark bonds in USD and EUR—including a strong focus on sustainable bonds—complemented by public bonds in other major currencies and customised private placements designed to meet specific investor preferences in terms of structure and currency. Development of debts evidenced by certificates during 2025 EUR m 50,000 9,162 45,000 40,000 36,230 176 152 35,883 -7,325 -531 35,000 -1,978 30,000 Dec’24 New debt Amort. Call & FX Hedge Acc. adj. Other1 Dec’25 Book issuance backs Buy changes Book value value 1 Fair valuation and other adjustments

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 91 A cornerstone of NIB’s ability to raise funding efficiently and at competitive costs remains its exceptional credit quality, supported by the Bank’s AAA/Aaa ratings. During 2025, NIB raised new funding with a nominal value of EUR 9.2 billion through 93 bond transactions. The Bank continued to maintain a broad and geographically diverse investor base, issuing bonds in 11 different currencies. European investors outside the Nordics remained the largest investor group, accounting for 31% of the investor base. Investments from outside the Nordic–Baltic region amounted to 80% of the new funding. NIB issued two fixed-rate SEC registered global USD benchmark transactions. The five-year USD 1.25 billion (EUR 1.1 billion) bond was priced in April and attracted strong demand across central banks and bank treasuries. In August, NIB issued a three-year USD 1 billion (EUR 859 million) bond, which was four times oversubscribed and achieved a spread to the similar maturity US Treasury bond of 2.5 basis points. 1 AUD denominated bonds issued in the Australian market by non-Australian firms New borrowings %, Distribution by investor location 40 30 20 10 0 Europe Asia Americas Nordics Oceania Africa & (excl. Nordic) Middle East 2025 2024 A EUR 1 billion three-year conventional benchmark bond was priced in April, marking the Bank’s largest euro-denominated syndication since March 2020. NIB reaffirmed its commitment to sustainable finance in 2025 by continuing issuance of NIB Environmental Bonds (NEBs), which support projects with clear environmental benefits and contribute to the transition to a low-carbon economy. Total NEB issuance during the year amounted to EUR 1.4 billion, including a EUR 750 million benchmark sized seven-year bond. Additional NEBs were issued in DKK, ISK, NOK and SEK, marking 2025 as the first year for NIB to issue NEBs in all its member country currencies. NIB issued its inaugural NEB in 2011. The NEB denominated in ISK was the Bank’s first issuance in the ISK bond market for sixteen years. In 2025, NIB expanded its sustainable finance offering with the publication of its Sustainability-Linked Loans financing Bond (SLLB) Framework, which adheres to the SLLB Guidelines published by the International Capital Markets Association New borrowings %, Distribution by investor type 50 40 30 20 10 0 Banks Central & Official banks managers Asset Pension Insurance & Corporate Retail & Institutions 2025 2024 (ICMA). As a member of the ICMA Principles’ Executive Committee, NIB was one of the coordinators establishing the Guidelines. The NIB SLLBs are offering investors the opportunity to support NIB’s commitment to financing sustainability transition in the Nordic–Baltic region and will complement NIB’s Use-of-Proceeds (UoP) Environmental Bonds. The new framework was published in September and received a positive Second Opinion from S&P Global Ratings. Following the publication, NIB issued its inaugural SLLB in September— a SEK 1.75 billion bond (EUR 158 million) with a five-year maturity, allocated primarily to domestic Swedish investors. NIB also continued to diversify its funding across other public bond markets and private placements. The Bank issued a new three-year GBP 500 million bond in January, which was tapped with GBP 300 million in March, taking the total outstanding to GBP 800 million (EUR 958 million). In September, NIB returned to the Kangaroo1 market, with its largest ever transaction denominated in Australian Dollars, AUD 600 million (EUR 336 million) on the back of robust New borrowings %, Distribution by currency 40 30 20 10 0 USD EUR SEK NOK GBP NZD HKD AUD DKK CNH CHF Other 2025 2024 investor demand. Private placements in multiple currencies provided additional funding flexibility for the Bank. NIB’s strategic and diversified funding approach in 2025 ensured continued access to cost-efficient funding while supporting the Bank’s continued focus on sustainable finance. Total debts evidenced by certificates decreased from EUR 36.2 billion to EUR 35.9 billion as of 31 December 2025. To manage its liquidity risk and maintain its AAA/Aaa rating, NIB maintains a significant liquidity buffer, which amounted to EUR 16.5 billion as of 31 December 2025. Its size is determined by the Bank’s desire to have a twelve-month survival horizon. The survival horizon is the duration for which NIB can continue to fulfil all its payment obligations and continue normal business operations without obtaining any new funding, even in severely stressed market conditions. The Bank has a very strong liquidity position, and the survival horizon at the end of 2025 was 484 days. NIB’s Treasury operations have also sought to bring the hold-to-maturity portfolio of liquid bonds held at amortised cost into better balance with the size of the Bank’s equity, thereby reducing the structural net interest income risk. The amortised cost portfolio increased from EUR 4.0 billion in 2024 to EUR 4.5 billion at the end of 2025. Including bonds in fair value portfolios, NIB’s liquidity buffer bond portfolios amounted to EUR 11.0 billion as of 31 December 2025. During 2025, the Bank’s Treasury units have also supported Lending operations with enhanced market-based funds transfer pricing and capital management activities, such as the use of Non Payment Insurance (NPI). NPI is an insurance product for banks and financial institutions that covers the failure or inability of an obligor to pay contractually due payments. Using NPI, NIB has strengthened its ability to manage concentration risk and support larger individual loan sizes, thereby enhancing its lending capacity and its possibility to deliver on its mandate.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE **BOD REPORT** FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 92

Financial results

Net profit

The Bank recorded a strong net profit of EUR 287.4 million in 2025, an increase of 12.2%, compared with EUR 256.1 million in 2024. This was driven mainly by the record high net interest income and other items as described below.

Net interest income

The net interest income for the year increased to EUR 349.4 million, compared with EUR 331.6 million, showing an increase of 5.4%. The growth was primarily driven by higher financing volumes, resulting from the continued successful execution of the Bank's strategy approved in 2021. The net interest income from lending operations amounted to EUR 214.4 million and was EUR 18.6 million higher than in 2024, mainly due to the higher amount of financing outstanding. The net interest income from treasury operations decreased slightly to EUR 135.0 million from EUR 135.8 million.

Net profit/loss on financial operations

The net profit/loss on financial operations for 2025 amounted to a profit of EUR 6.0 million, compared with a loss of EUR 17.0 million in 2024. The result comprised unrealised profit of EUR 4.4 million and realised gains of EUR 1.5 million compared with unrealised losses of EUR 17.3 million and realised gains of EUR 0.3 million in 2024.

The unrealised valuation profit in NIB's liquidity buffer portfolio of high-quality bonds arise mainly from changes in credit spreads. When credit spreads tighten, this results in positive valuations of the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par.

Unrealised valuation gains and losses can also be related to the interest rate hedges of the Bank's funding and lending transactions. As the Bank intends to maintain the hedges to maturity, these valuation gains and losses are expected to eventually be reversed in full.

Total operating expenses

Total operating expenses amounted to EUR 61.3 million, which is EUR 2.3 million higher than in 2024. The Bank's main expenses comprise personnel costs and other expenses relate to costs for administration, IT and depreciation. Personnel costs of EUR 38.5 million were EUR 0.6 million higher than in 2024.

The increase in total operating expenses in 2025 was primarily driven by other operating expenses which were EUR 1.6 million higher than in 2024. The main element of NIB's other administrative expenses is IT costs. In 2025, they were impacted by the continued development activity towards digitalising the Bank, and NIB also was impacted by general inflationary pressures in prices for licences, data and some cost types. Nevertheless, the cost/income ratio continued to improve and ended 2025 at an efficient level of 17.0% in 2025, compared with 18.5% in 2024.

Net profit
EUR m


300
250
200
150
100
50
0
21
22
23
24
25

Net interest income
EUR m


350
300
250
200
150
100
50
0
21
22
23
24
25
Lending
Treasury

Net profit/loss on financial operations
EUR m


75
50
25
0
-25
-50
21
22
23
24
25
Unrealised
Realised

Total operating expenses
EUR m


0
-10
-20
-30
-40
-50
-60
-70
21
22
23
24
25

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE **BOD REPORT** FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 93

Net loan losses

For the year ended 31 December 2025, the Bank recorded net loan losses related to its performing loans and loan commitments of EUR 3.6 million, compared with a positive amount of EUR 4.1million for 2024. A net loss of EUR 8.0 million was recorded related to individually credit impaired loans. The strong credit quality of NIB's overall loan portfolio remained stable, and the non-performing loan ratio decreased from 0.46% in 2024 to 0.41% as of 31 December 2025. NIB had no realised losses during the year.

Other and total comprehensive income

The Bank separates the foreign currency basis spread from financial instruments used as hedges in fair value hedge accounting mainly done in relation to its issuance of bonds in foreign currencies, and this separated amount is recorded in Other comprehensive income (OCI). This unrealised amount was a loss of EUR 17.1 million, compared with a gain of EUR 3.6 million in 2024.

For financial liabilities recorded at fair value through profit and loss, NIB also has valuation changes due to changes in own credit spreads that need to be recorded in OCI. For 2025, the Bank recorded unrealised losses of EUR 5.5 million from these changes, compared with a positive amount of EUR 6.2 million in 2024. The total comprehensive income amounted to EUR 264.7 million, compared with EUR 266 million in 2024.

Net loan losses

EUR m


30
25
20
15
10
5
0
-5
-10
-15
21
22
23
24
25

Total comprehensive income

EUR m


300
250
200
150
100
50
0
21
22
23
24
25

Dividend

In March 2024, the Board of Governors adopted formal Principles for Dividend. According to the principles, NIB aims to distribute between 20 and 30% of net profit as dividends on an annual basis to its owners, with specific criteria describing when potential deviations may occur. The established Principles enhance predictability and transparency for NIB's stakeholders and are linked to the Bank's solvency and liquidity adequacy assessments, as well as the AAA/Aaa credit rating as a cornerstone of its business model.

For reporting year 2025 the Board of Directors proposes to the Board of Governors that a sum of EUR 86 million be distributed as dividends to the Bank's member countries from the 2025 net profit. This corresponds to a pay-out percentage of 30% of the net profit for the year.

Risk and compliance

Overview

NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity.

NIB maintained strong capital and liquidity positions throughout the year. Financial performance was strong compared with previous years, driving an increase in the capital headroom[1] to EUR 1,190 million (from EUR 1,081 million), or 26% (from 25%) of adjusted common equity. Asset quality remained solid, with 94% of the lending exposure within the investment-grade category as of 31 December 2025.

Credit and market risks

In terms of geographical distribution, 97% of the lending exposure was to counterparties in the Bank's member countries. As for treasury exposures, all were within the investment-grade category, with 93% within the best risk classes (equivalent to ratings of AAA/Aaa to AA-/Aa3). In terms of market risk, the Bank is primarily exposed to interest rate risk, credit spread risk, and cross-currency basis risk through its treasury operations. As of 31 December 2025, the underlying risk levels (measured as sensitivities in basis point value terms) were higher than in the previous year. Interest rate risk and credit spread risk increased, mainly driven by the expansion of the hold-to-maturity bond portfolio, which is gradually approaching the size of the Bank's equity. Furthermore, changes in the composition of the liquidity buffer, particularly a shift towards longer-maturity instruments, contributed to the increase in credit spread risk.

[1] "Capital headroom" is defined as the available capital supply (adjusted common equity) minus capital demand, i.e. the internally assessed risk-based (economic) capital requirement for the current operations covering all identified material risks the Bank is exposed to (i.e., credit, market and operational risk, and buffers for macroprudential risks and stress test outcomes).

Capital and liquidity management

The Statutes require NIB to have adequate capital and liquidity management in accordance with sound banking principles. For risk, capital and liquidity assessments, the Bank shall have in place sound and effective strategies, which shall be conducted at least annually and reviewed regularly. The Bank's capital and liquidity management shall be based on assessed risks in its operations, supplemented by stress testing. The Principles for Capital and Liquidity Management set by the Board of Governors further specify the Statutory requirements.

The key components of the Bank's risk, capital and liquidity management framework are the Risk Appetite Statement (RAS), Risk Management Policy (RMP), and the Internal Capital

TABLE 1. Statutory requirements and year-end values

Statutory metric	Minimum	2025	2024
Risk-based (economic) capital ratio	100%[2]	163%	162%
Leverage ratio	7.0%	10.8%	10.3%
Leverage ratio with callable capital	20.0%	28.5%	27.9%
Liquidity survival horizon (days)	180	484	407

[2] The Board of Governors also requires the Board of Directors to observe a monitoring threshold of 110% and the Bank is expected to operate at capital levels well above the monitoring threshold under normal circumstances.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 94

Adequacy Assessment Process (ICAAP). To monitor and manage compliance with Statutory requirements, the Board of Directors sets limits and monitoring thresholds in the RAS securely above the minima set by the Governors' Principles for Capital and Liquidity Management, as well as those set out by the Board of Directors in the Bank's risk management policies and the Capital and Liquidity Recovery Plan.

Risk-based (economic) capital

NIB uses an internal economic capital approach and validated risk models to calculate the risk-based capital requirements for credit risk, market risk and operational risk. The amount of economic capital reserved to cover these risks, also calibrated to preserve the highest possible (AAA/Aaa) credit ratings, is defined as the minimum economic capital requirement. Potential diversification benefits across the main risk categories (credit, market, liquidity, and operational) are not applied.

In addition to the minimum economic capital requirement, the Bank maintains macroprudential capital buffers and additional management buffers (e.g. stress test buffer) as appropriate. The Bank may release capital buffers under stressed conditions or when otherwise required to fulfil its purpose.

As of 31 December 2025, the minimum economic capital requirement was EUR 2,821 million, composed of EUR 1,918 million for credit risk, EUR 777 million for market risk, and EUR 126 million for operational risk. The stress test buffer was EUR 600 million, composed of a capital conservation buffer of EUR 332 million and countercyclical capital buffer of EUR 197 million and residual stress test buffer of EUR 71 million. The total economic capital requirement thus amounted to EUR 3,421 million.

The Bank's adjusted common equity (paid-in capital and accumulated reserves after deduction of appropriate adjustment items) provides the capital supply (loss-absorbing capacity) needed to cover NIB's risks and is used as a benchmark to determine capital adequacy. As of 31 December 2025, the Bank's adjusted common equity amounted to EUR 4,611 million.

Economic capital requirements

as of 31 December 2025, EUR m


5,000
4,000
3,000
2,000
1,000
0
1,918
777
126
332
197
71
3,421
1,190
4,611
Credit risk
Market risk
Operational risk
Conservation buffer
Counter-cyclical buffer
Stress testing buffer
Total requirement
Headroom
Adjusted common equity

As of 31 December 2025, the economic capital ratio (the adjusted common equity divided by the minimum economic capital requirement) increased to 163% compared with 162% as of 31 December 2024 (see Table 1). The capital headroom (the difference between adjusted common equity and the total economic capital requirement) increased to EUR 1,190 million compared with EUR 1,081 million as of 31 December 2024.

Leverage

In line with sound banking principles and practices, the risk of excessive leverage is recognised and managed. Since the leverage ratio calculation follows the regulatory approach, considering full exposures (both on- and off-balance sheet), it provides the Bank with an all-inclusive metric to measure and monitor the volume of its activities in relation to its loss-absorbing capacity.

The Principles for Capital and Liquidity Management set two specific leverage ratio requirements. The first is that the Bank's leverage ratio must exceed 7%. The second is that the leverage ratio when including callable capital (in the numerator of the ratio) must exceed 20%. A key reflection of owner support and an important element of the Bank's capital management, callable capital is authorised capital that is not paid-in.

The leverage ratio is calculated as the adjusted common equity divided by the total exposure measure. The leverage ratio with callable capital is calculated as the adjusted common equity, including callable capital, divided by the total exposure measure.

As of 31 December 2025, the leverage ratio was 10.8% compared with 10.3% as of 31 December 2024 (see Table 1) and the leverage ratio with callable capital was 28.5%, compared with 27.9% as of 31 December 2024.

Liquidity

The Bank's business model gives rise to liquidity risk mainly through maturity mismatches between financial assets and liabilities. The liquidity requirement is operationalised via a minimum survival horizon requirement, which measures the time span during which the Bank could fulfil its payment obligations (stemming from ongoing business operations) in a severe stress scenario.

To manage its liquidity risk, NIB has integrated an Internal Liquidity Adequacy Assessment Process (ILAAP) into its ICAAP, thereby following the same operational and decision-making procedures as for its capital adequacy assessment.

The liquidity position is also calibrated to preserve the highest possible AAA/Aaa credit ratings and to fulfil the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements. The Bank's liquidity risk measurement and liquidity buffer are described in detail in Note 3: Risk management.

As of 31 December 2025, the liquidity survival horizon was 484 days compared with 407 days as of 31 December 2024 (see Table 1). While dropping considerably due to the profile of contractual cash flows in January 2026, the LCR remained much higher than the minimum 100% at 879% (compared with 6,782% as of 31 December 2024) and the NSFR was 164% (compared with 169% as of 31 December 2024).

Sustainability risk management

As part of the Bank's risk taxonomy, ESG risks are categorised under business and strategic risk, and they belong to the non-financial risk pillar. Environmental risk, including climate risk, is considered as a risk driver (rather than risk type) and affects the standard banking risk types (namely credit, market, liquidity and operational risks).

At the highest level, climate risk is addressed qualitatively in NIB's Risk Appetite Statement (RAS), which sets the

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 95 principles for taking, mitigating and/or avoiding specific risks. Operationally, the core activities for managing climate risk do not fundamentally differ from those of traditional risk management – namely, the cycle to identify, assess (measure where possible), monitor, and report. During 2025, the Bank further developed its climate risk management capacity, in particular for counterparty transition and physical risks. Credit and market risk assessments stemming from transition risk were included in the ICAAP, as well as scenario analysis in stress testing. As for all other areas, NIB monitors disclosure standards, banking practices, and supervisory guidance for managing climate and sustainability risks, as relevant. The Bank has committed to disclosing its sustainability and climate-related information in accordance with the IFRS Sustainability Disclosure Standards developed by the International Sustainability Standards Board (ISSB). Compliance NIB has zero tolerance with respect to conduct and financial crime risk, and has implemented systems and measures to identify and manage these risks proactively. In 2025, NIB continued to enhance its controls by updating its Integrity and Compliance Policy and Prevention of Market Abuse Policy to incorporate the latest integrity standards. Furthermore, a material revision of NIB’s data protection framework was initiated to strengthen the Bank’s commitment to privacy and personal data handling. Measures were also taken to improve the management of conflicts of interest. More information about NIB’s compliance activities can be found in the Integrity Report 2025. Governance NIB’s Board of Directors (the Board) held thirteen meetings in 2025. Meetings 1/25, 6/25, 7/25 and 13/25 were held fully online. The 9/25 meeting was held via written procedure. The remaining meetings were held in a hybrid model, with most members participating in person, and some remotely. The 4/25 Board meeting was held on 7 May 2025, in Vilnius. Meeting 11/24 was held on 3 December, in Copenhagen. The remaining six meetings were held in Helsinki. In total, four seminars were held prior to the Board meetings. The seminar topics focused on nature and biodiversity, NIB’s role as an attractive employer, Baltic markets, and a specific Project & Structured Finance customer case study. These seminars reflected NIB’s current priorities and provided valuable insights for the Board. NIB’s stakeholder seminars to which the members of the Board of Directors were invited were held in connection with the meetings in Vilnius and Copenhagen. In June 2025, the Board of Directors unanimously approved NIB’s revised Sustainability Policy, specifically the updated Exclusion List regarding NIB’s defence financing. This revision allows NIB to finance conventional weapons and ammunition, while continuing to exclude counterparties involved in the production of controversial weapons. The updated policy aims to further strengthen resilience, security and defence capabilities in the region, reflecting the Board’s ongoing engagement with management in these areas at NIB. Following its approval by the Board of Directors, a 30-day public consultation period was launched and the revised Sustainability Policy entered into force on 12 July 2025. Merle Wilkinson (Estonia) continued her term as Chair, and Julie Sonne (Denmark) as Deputy Chair of the Board. Following a 2024 Board report confirming the soundness of NIB’s governance and control frameworks, the Board of Directors From the left: Deputy Chair of the Board Julie Sonne, Chair of the Board Merle Wilkinson and CEO and President André Küüsvek welcoming Kimmo Virolainen, Chair of NIB’s Control Committee to the NIB 50 event in Copenhagen.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 96 established the Risk and Audit Committee (RAC) to further strengthen internal controls. In 2025, the RAC held five meetings. The Control Committee (the Bank’s body monitoring that the Bank operates in accordance with the Statutes and responsible for appointing the Bank’s external auditors) held two ordinary meetings during the year: the first on 26 February 2025 in Helsinki; and the second on 18 September 2025 in Reykjavik. By decision of the Board of Governors on 26 June, Kimmo Virolainen (Finland) was appointed Chair of the Control Committee, and Joakim Stymne (Sweden) was appointed as the third member of the Control Committee Chairmanship. The position of Independent Expert of the Control Committee was abolished. On 27 January 2025, Lars Püss was nominated as a Control Committee member for Sweden, and on 4 April 2025, Mindaugas Pakštys was appointed as a Control Committee member by the Chairman of the Lithuanian Parliament’s Budget Committee. Until 31 May 2025, the Governor for Norway, Jens Stoltenberg, Minister of Finance, served as Chair. As of 1 June 2025, the Governor for Sweden, Elisabeth Svantesson, Minister for Finance serves as Chair. In 2025, two meetings of the Board of Governors were conducted via written procedure: the Twenty-first Annual Meeting of the Board of Governors of the Nordic Investment Bank on 25 March 2025; and an Extraordinary Meeting of the Board of Governors on 26 June 2025. The Revised Rotation Scheme for the Chairmanships of NIB’s Governing Bodies 2025–2040 was also approved. Among NIB’s management, Jacob Kooter Laading started as Vice-President, Chief Risk Officer, Head of Risk & Compliance, in April 2025. In August 2025, the Board of Directors renewed the mandate of President and CEO André Küüsvek, extending his appointment until the end of August 2029. More information can be found in the Governance Statement on pages 75–83. Employees As of 31 December 2025, NIB had 272 employees. During the year, NIB continued to reinforce its cultural aspiration of ownership, empowerment and delegation through the Our Voice employee engagement survey. The survey also helps the Bank identify areas for improvement, drive meaningful change and make NIB an even better place to work. The results showed consistently high engagement levels, with participation rates of 92% in the first survey of the year, and 93% in the second. Aligned with the Bank’s long-term strategic goal, the engagement index (4.1 on a scale from 0 to 5.0) increased slightly and remained above the external benchmark. Building on insights and feedback from the survey, NIB launched the Development Campaign to advance professional growth and bring more structure and focus to development topics. To attract and retain a diverse workforce, including more expats and young professionals, NIB launched its first Young Professional Programme to build a future talent pipeline. During the year, NIB’s business hub in Riga became fully operational and staffed. Digitalisation Digital transformation continued in 2025, with key digitalisation initiatives such as establishing a cloud-based data warehouse, renewing accounting systems, and renewing NIB’s credit process tools. These projects aim to ensure that NIB remains agile, competitive, and able to continue delivering higher volume of transactions with increasing complexity. They also streamline daily workflows and optimise data utilisation for greater efficiency. The year 2025 also marks a step forwards in NIB’s artificial intelligence (AI) journey. The Bank provided comprehensive organisation-wide AI training and advanced in projects such as developing an internal ESG-focused AI solution. Another strategic development was the decision to integrate the Bank’s Digital Strategy into NIB’s overall strategy process in 2026, ensuring stronger alignment with the core business. Baltics 20 years and NIB 50 years On 1 January 2005, Estonia, Latvia and Lithuania became members of NIB, making 2025 the 20th anniversary of the Baltic countries joining. On 6 May 2025, NIB invited its stakeholders to an event in Vilnius focusing on the economic developments of the last two decades and the actions needed to further strengthen regional resilience amidst the current geopolitical, economic and environmental challenges. On 4 December 1975 in Copenhagen, the Nordic governments signed the agreement to establish the Nordic Investment Bank. To mark this event, NIB organised 2025 a stakeholder event, “Northern Horizons—Defending Sustainable Growth”, on 4 December. The year 2026 will mark the 50th anniversary of NIB. It is time to reflect on the past and build for the future. The celebrations will culminate in September, when NIB’s stakeholders gather in Helsinki. In this context, NIB is also expected to launch the outcome of the 2026 strategy review.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 97 FINANCIAL STATEMENTS We attract capital to the Nordic-Baltic region Statement of comprehensive income . 99 Statement of financial position 100 Changes in equity .101 Cash flow statement 102 Notes to the financial statements 103 Key ratio definitions . 156 Proposal by the Board of Directors 157 “I love working at NIB. I have a fast paced role interacting with financial markets in a Bank that has a real purpose, surrounded by very capable colleagues.” – Zach Dhruve, Head of Portfolio Management

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 98 Content Statement of comprehensive income . 99 Note 15: Tangible and intangible assets .134 Statement of financial position 100 Note 16: Depreciation 135 Changes in equity .101 Note 17: Other assets 135 Cash flow statement 102 Note 18: Amounts owed to credit institutions 136 Notes to the financial statements 103 Note 19: Debts evidenced by certificates and related swaps 136 Note 1: Company information .103 Note 20: Other liabilities .137 Note 2: Accounting policies .105 Note 21: Capitalisation and reserves .137 Note 3: Risk management 111 Note 22: Collateral and commitments 139 Note 4: Segment information 121 Note 23: Fair value of financial instruments 140 Note 5: Net interest income .125 Note 24: Maturity profile of financial assets and liabilities 146 Note 6: Net fee and commission income 125 Note 25: Interest rate risk 148 Note 7: Net profit/loss on financial operations .125 Note 26: Currency risk .150 Note 8: Personnel expenses, compensation and benefits ..126 Note 27: Derivatives .152 Note 9: Other administrative expenses .128 Note 28: Hedge accounting .153 Note 10: Net loan losses .128 Note 29: Related party disclosures 155 Note 11: Expected credit loss 128 Note 30: Additional cash flow information ..155 Note 12: Placements with credit institutions 131 Note 31: Exchange rates .156 Note 13: Debt securities .131 Note 32: Post balance sheet events 156 Note 14: Loans outstanding and guarantee commitments .132 Key ratio definitions .156 Proposal by the Board of Directors to the Board of Governors .157

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 99 Statement of comprehensive income In thousands of euro Note 2025 2024 Interest income calculated using the effective interest method 1,074,048 1,261,657 Other interest income 502,980 659,395 Interest expense -1,227,610 -1,589,413 Net interest income (4) (5) 349,418 331,639 Commission income and fees received 9,853 6,257 Commission expense and fees paid -4,818 -2,607 Net fee and commission income (6) 5,035 3,650 Net profit/loss on financial operations (7) 5,966 -17,020 Foreign exchange gains and losses -128 -140 Total operating income 360,290 318,129 Expenses General administrative expenses Personnel expenses (8) -38,545 -37,982 Other administrative expenses (9) -17,269 -15,661 Depreciation (16) -5,483 -5,336 Total operating expenses -61,297 -58,979 Profit before loan losses 298,994 259,150 Net loan losses (10) -11,606 -3,003 Net profit for the year 287,387 256,147 Other comprehensive income Items that will be reclassified to income statement Fair value hedges—valuation of cross currency basis spread -17,148 3,639 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value -5,510 6,216 Total other comprehensive income -22,658 9,855 Total comprehensive income 264,729 266,002 The accompanying notes are an integral part of these financial statements.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 100

Statement of financial position

In thousands of euro	Note	31 December 2025	31 December 2024[1]	1 January 2024[1]
Assets				
Cash and balances at banks	[30]	1,004,731	1,103,039	964,183
Placements with credit institutions	[12] [22]	5,542,048	6,499,969	5,362,784
Debt securities	[13]	11,812,968	10,602,315	9,969,417
Other financial placements		199	223	3,614
Loans outstanding	[14]	23,249,266	23,024,306	21,601,627
Intangible assets	[15]	14,471	11,157	10,297
Tangible assets, property and equipment	[15]	27,626	28,806	30,064
Derivatives	[27] [28]	909,670	1,805,566	1,616,723
Other assets	[17]	77,972	28,372	34,114
Total assets		**42,638,951**	**43,103,754**	**39,592,824**
Liabilities and equity				
Amounts owed to credit institutions	[18] [22]	184,022	931,872	489,733
Debts evidenced by certificates	[19]	35,883,334	36,229,507	32,496,123
Derivatives	[27] [28]	1,737,002	1,289,875	2,047,900
Other liabilities	[20]	93,292	99,926	209,497
Total liabilities		37,897,650	38,551,181	35,243,253
Paid-in capital		845,543	845,543	845,543
Statutory reserve		836,884	836,884	836,884
General credit risk fund		2,754,917	2,574,771	2,387,111
Other reserves		16,570	39,228	29,373
Profit available for appropriation		287,387	256,147	250,659
Total equity	[21]	4,741,302	4,552,573	4,349,571
Total liabilities and equity		**42,638,951**	**43,103,754**	**39,592,824**

[1] Presentation of the statement of financial position has been reclassified, see Note 2.
The accompanying notes are an integral part of these financial statements.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 101 Changes in equity Changes in own credit General credit Profit available risk on liabilities Cost of In thousands of euro Paid-in capital Statutory reserve risk fund for appropriation recorded at fair value hedging reserve Total Equity as of 31 December 2023 845,543 836,884 2,387,111 250,659 4,610 24,763 4,349,571 Profit for the year ——256 147 — 256,147 Other comprehensive income — — 6,216 3,639 9,855 Total comprehensive income 0 0 0 256,147 6,216 3,639 266,002 Transaction with owners in their capacity as owners Appropriation of profit — 187,659 -187,659 — 0 Dividends paid ——-63,000 — -63,000 Equity as of 31 December 2024 845,543 836,884 2,574,771 256,147 10,826 28,403 4,552,573 Profit for the year ——287,387 — 287,387 Other comprehensive income — — -5,510 -17,148 -22,658 Total comprehensive income 0 0 0 287,387 -5,510 -17,148 264,729 Transaction with owners in their capacity as owners Appropriation of profit — 180,147 -180,147 — 0 Dividends paid ——-76,000 — -76,000 Equity as of 31 December 2025 845,543 836,884 2,754,917 287,387 5,315 11,255 4,741,302 The accompanying notes are an integral part of these financial statements.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 102

Cash flow statement

In thousands of euro	Note	2025	2024[1]
Cash flows from operating activities			
Net profit for the year		287,387	256,147
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	[7]	-18,758	12,366
Hedge accounting ineffectiveness	[7] [28]	14,188	4,782
ECL non-lending activities	[10] [11]	152	128
Net loan losses (ECL lending activities)	[10] [11]	11,606	3,003
Depreciation and write-down in value of tangible and intangible assets	[16]	5,483	5,336
Other adjustments to the net profit for the year		4,123	8,056
Adjustments		16,793	33,671
Change in operative assets			
Change in placements with credit institutions	[12]	2,169,461	-570,273
Change in debt securities	[13]	-1,250,692	-556,550
Change in other financial placements		-	3,583
Change in loans outstanding	[14]	-209,882	-1,600,499
Change in derivatives, net	[27]	-500,650	198,357
Change in other assets	[17]	3,930	13,776
Change in operative assets		212,168	-2,511,607
Change in operative liabilities			
Change in amounts owed to credit institutions	[18]	-799,219	442,091
Change in other liabilities	[20]	129,079	130,765
Change in operative liabilities		-670,140	572,856
Cash flows from operating activities, total		**-153,791**	**-1,648,933**

The accompanying notes are an integral part of these financial statements.

In thousands of euro	Note	2025	2024[1]
Cash flows from investing activities			
Acquisition of intangible assets	[15]	-4,791	-2,272
Acquisition of tangible assets	[15]	-2,242	-1,945
Cash flows from investing activities, total		**-7,032**	**-4,217**
Cash flows from financing activities			
Debts evidenced by certificates			
New debt issuance	[19]	9,161,702	9,070,303
Redemptions	[19]	-7,855,656	-6,527,584
Debts evidenced by certificates, total		1,306,046	2,542,719
Dividend paid		-76,000	-63,000
Cash flows from financing activities, total		**1,230,046**	**2,479,719**
Change in cash and cash equivalents, net		**1,069,222**	**826,569**
Opening balance for cash and cash equivalents, net	[30]	1,767,453	963,805
Exchange rate adjustments		12,949	-22,921
Closing balance for cash and cash equivalents, net	[30]	2,849,624	1,767,453
Change in cash and cash equivalents, net		**1,069,222**	**826,569**
Additional information to the statement of cash flows			
Interest received		1,614,440	1,841,803
Interest paid		-1,224,578	-1,452,822

[1] Presentation of the cash flow statement has been reclassified, see Note 2.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 103 Note 1: Company information Reporting entity—History of NIB Cooperation of member countries Institutionalised Nordic cooperation Cooperation among the Nordic countries comprises a wide range of activities, including economic policy, development of industrial technology, communications and the harmonisation of legal systems. The most important formal basis for Nordic cooperation is the Helsinki Agreement of 1962. This agreement sets out the aims of Nordic cooperation and contains provisions for the Nordic Council and, as subsequently amended, for the Nordic Council of Ministers. The Nordic Council is a forum for consultation and discussion on issues of common interests at a parliamentary level. The Nordic Council of Ministers is empowered to make decisions on matters of cooperation that are considered binding to the governments of the Nordic countries. Since 1992, the three Baltic countries Estonia, Latvia and Lithuania have been cooperating closely with the Nordic countries under the framework of the Nordic–Baltic Eight (NB8) format. Under NB8, regular meetings between the Nordic and Baltic prime ministers and foreign ministers are held to discuss questions of regional interest and international issues. EFTA and EU The Nordic countries have steadily broadened their mutual commercial relationships, a development encouraged by the creation of the European Free Trade Association (“EFTA”) in 1960, which established a framework for the development of inter-Nordic trade during the 1960s and 1970s. Following Denmark’s entry into the European Community (the predecessor to the European Union) in 1973, the other four Nordic countries concluded bilateral free-trade agreements with the European Community in order to promote free trade within the Nordic region. Effective 1 January 1994, the EFTA member countries, with the exclusion of Switzerland, and the European Union (“EU”) established the European Economic Area (“EEA”), a free trade zone in Europe. On 1 January 1995, Finland and Sweden became members of the EU, leaving Norway and Iceland as the only Nordic countries that presently are EFTA members. At the introduction of the Euro on 1 January 1999, Finland was the only Nordic country to participate in the economic and monetary union of the EU (“EMU”). Effective 1 May 2004, Estonia, Latvia and Lithuania became members of the EU and subsequently of the EMU. Estonia joined the EMU on 1 January 2011, Latvia on 1 January 2014 and Lithuania on 1 January 2015. Other forms of cooperation Nordic–Baltic cooperation also includes coordination of policy positions in international organisations. Consultations are held regularly on issues arising within the United Nations and the United Nations Commission for Trade and Development. The member countries are jointly represented in the International Monetary Fund, the International Bank for Reconstruction and Development and other international organisations. Establishment of the Nordic Investment Bank Discussions within the Nordic Council and the Nordic Council of Ministers over a number of years led to the establishment of the Nordic Investment Bank. The legal basis for NIB is the “Establishing Agreement”, which was signed on 4 December 1975. The signatories of the Establishing Agreement were Denmark, Finland, Iceland, Norway and Sweden. The Establishing Agreement and the Statutes of NIB became effective on 1 June 1976, and the Bank commenced operations on 2 August of that year. On 15 September 1981, the Nordic Council of Ministers approved a programme to promote member country cooperation in project exports, primarily to developing countries. The decision, as amended on 28 February 1982, included, as one major element of the programme, the creation of a joint financing facility to grant loans and issue loan guarantees (“project investment loans”). The facility became effective on 1 July 1982, and has formed the main part of NIB’s lending activities outside the member countries. In August 1996, the Nordic prime ministers decided to establish a special environmental loan facility (the “Environmental Investment Loan Facility”) to finance environmental investments in the region neighbouring the Nordic countries. The facility was approved by the Nordic Council of Ministers on 25 January 1997, and became effective on 28 August 1997. The facility, which was part of NIB’s lending activities, comprised loans and guarantees to both the public and private sector for financing investments aimed at protecting the environment and reducing cross border pollution in the neighbouring area to the member countries. The project investment loan and environmental investment loan programmes were incorporated into NIB’s normal lending activities as part of the Statutory changes which came into effect on 29 July 2020 and are described below. In November 1997, the Nordic Council of Ministers decided that the legal framework of NIB and its sister organisation NEFCO and NDF (each, as defined below) should be revised to reflect their status as international institutions. In relation to NIB, this led to the signing of the 1998 Agreement on 23 October 1998. On 23 October 1998, the Nordic countries entered into a novation of the Establishing Agreement (the “1998 Agreement”). The 1998 Agreement came into force on 18 July 1999, and the Establishing Agreement ceased to be effective on the same date. On 1 January 2005, Estonia, Latvia and Lithuania became members of NIB on equal terms with the original member countries following a policy decision taken by the Nordic prime ministers in June 2003. The new members have the same rights and obligations as the original members. The 2004 Agreement mandates a new structure for the governance of the Bank, which was fully implemented as of 1 January 2005. NIB introduced an entirely new body, the Board of Governors, which replaced the Nordic Council of Ministers and its functions in the previous legal framework of the Bank. The 2004 Agreement did not change the activities of the Bank.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 104 At its annual meeting on 24 May 2019, the Board of Governors approved substantial amendments to the Statutes and an amendment to the Agreement was agreed and signed on 28 February 2020. This Amending Agreement and the amendments to the Statutes came into effect on 29 July 2020. The amendments consisted of the following: Replacing the statutory gearing limit with a risk-based comprehensive framework for capital and liquidity management, in accordance with sound banking principles, and introducing minimum requirements for capital, liquidity and leverage; Discontinuing the special loan facilities for Project Investment Loans (PIL) and Environmental Investment Loans (MIL). The outstanding amounts under the PIL and MIL facilities have become part of NIB’s ordinary lending, and new lending of this type will in future also constitute ordinary lending. In addition, the special credit risk fund for PIL has been converted into paid-in capital and the member countries’ PIL guarantees into callable capital. The MIL has not been converted; Improving institutional governance, clarifying the role of the Control Committee and the external auditors, and strengthening the role of the Chairmanship of the Bank’s Control Committee; and Allowing for limited equity participation as a new form of financing for the Bank, in addition to loans and guarantees, with the unanimous approval of the Board of Directors. NIB’s related parties/sister organisations On 19 May 1988, the Nordic Council of Ministers decided to establish the Nordic Development Fund (“NDF”), an international financial institution, for financing projects of Nordic interest in developing countries on concessional terms. The establishing agreement of NDF was signed by the five Nordic countries (“NDF member countries”) on 3 November 1988, and NDF commenced operations on 1 February 1989. NDF is a separate legal entity with its own Board of Directors and with a capital base provided by the NDF member countries. On 2 March 1990, the Nordic Council of Ministers decided to establish the Nordic Environment Finance Corporation (“NEFCO”), an international financial institution, for promoting investments of Nordic environmental interest in Eastern and Central Europe. NEFCO is a separate legal entity with its own Board of Directors and with a capital base provided by the NEFCO member countries. According to the constituent documents of NDF and NEFCO, their principal offices shall be located at the principal office of NIB. Furthermore, the Statutes of NDF and NEFCO set out that their Control Committee members appointed by the Nordic Council shall be the same persons as appointed by the Council to the Control Committee of NIB. In addition, the Statutes of NDF and NEFCO set out that the powers vested in their respective Board of Directors may be delegated to the President of the respective organisation and/or to NIB. NIB provides administrative services to NDF and NEFCO the compensation of which is disclosed in Note 9 of the annual financial statements. Statutory purposes The purpose of NIB, according to the 2004 Agreement and the Statutes is to make financing available in accordance with sound banking principles, taking into account socio-economic considerations, to realise investment projects of interest to the member countries and other countries, which receive such financing. NIB is required to make a profit from its operations in order to provide for the accumulation of reserves and a reasonable return on its paid-in capital; however, it is not a profit maximising entity. NIB finances its operations from the capital paid in by the member countries, retained earnings and by borrowing on the international capital markets. Legal status Under the 2004 Agreement, NIB has the status of an international legal person with full legal capacity. In particular, NIB has the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities. The 2004 Agreement further states that NIB, as a common international financial institution to the member countries, has the same status as other legal persons conducting similar operations within and outside the member countries. The 2004 Agreement also contains, among others, provisions regarding certain immunities. According to these provisions the member countries have agreed that actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office, or has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a member country or by persons acting for or deriving claims from a member country only if NIB has given its express consent thereto. In addition, the 2004 Agreement provides that property and assets of NIB wherever located and by whomsoever held shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final. The property and assets of the Bank wherever located and by whomsoever held shall further be immune from search, requisition, confiscation and expropriation by executive or legislative action. The Bank, its property and assets shall also be immune from procedural measures of constraints, such as seizure. The 2004 Agreement stipulates that the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable. The 2004 Agreement also states that NIB is exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of its commitments and that NIB, its income, assets and property shall be exempt from all taxation as set forth in the relevant Article. Consequently, NIB shall be exempt from taxes on the purchase and transfer of real estate and securities and on the procurement of goods and services in connection with the official activities of NIB within the member countries. Lending and borrowing by NIB is also exempt from all taxes and charges of a similar nature within the member countries. NIB has also entered into Framework Agreements with 38 non-member countries which are intended to provide similar privileges and immunities as those set out in the 2004 Agreement in relation to NIB activities within those countries. On 20 October 2010, a revised Host Country Agreement between NIB and the Government of Finland was signed. The agreement confirms NIB’s status as an international organisation and further regulates certain privileges and immunities concerning NIB and its staff as well as social security for the staff. The agreement was enacted in Finland and came into force on 16 January 2011. On 30 July 2024, NIB and the Republic of Latvia signed a Host Country Agreement to formalise the status of the Bank’s regional hub in Riga. The Host Country Agreement with Latvia entered into force on 17 December 2024 and supports the Bank’s strategy to enhance its presence in the Baltics and increase investments in underserved market segments. NIB’s Headquarters is located at Fabianinkatu 34, Helsinki, Finland.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 105 Note 2: Accounting policies Basis of accounting The Bank’s financial statements have been prepared in accordance with IFRS accounting standards issued by the International Accounting Standards Board (IASB). The financial statements have been prepared in accordance with the historical cost convention with some exceptions described in the policies below. The cash flow statement has been prepared using the indirect method whereby net profit is adjusted for effects of non-cash transactions such as fair valuations, depreciation and loan losses. The cash flows are classified by operating, investing and financing activities. Cash flow items cannot be directly determined from the statement of financial position. On 25 February 2026, the Board of Directors approved the financial statements for publication. These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors scheduled to be held on 25 March 2026. Functional and presentation currency The Bank’s functional and presentation currency is the euro and the financial statements are presented in EUR 1,000, unless otherwise indicated. All figures in the accounts have been rounded and consequently the sum of individual figures may deviate from the presented sum figure. Furthermore, all percentages are subject to possible rounding differences. Changed accounting policies and presentation To enhance clarity, improve transparency, and ensure compliance with IFRS accounting standards, the Bank has made changes to the presentation of its Statement of financial position and Cash flow statement. These changes are presentation-related only and have no impact on the reported total assets or total equity. In the Statement of financial position, Cash and cash equivalents has been renamed to Cash and balances at banks, and certain items (collateral assets, short-term reverse repurchase agreements, treasury bills and commercial papers) are reclassified under Placements with credit institutions. The total balance reclassified from Cash and cash equivalents to Placements with credit institutions as of 31 December 2024 amounted to EUR 1,031 million. Accrued interest and fees receivables/payables have been reallocated to their respective financial instrument line items. As of 31 December 2024, the total balances reclassified from Accrued interest and fees receivable amounted to EUR 612 million and from Accrued interest and fees payable EUR 466 million. These interest accrual reclassifications are disclosed separately within the respective notes to the financial statements. The Total equity section has been enhanced to provide a more detailed breakdown, including Paid-in capital, Statutory reserve, General credit risk fund, Other reserves, and Profit available for appropriation. Also, an additional Statement of financial position as at 1 January 2024 is presented. In the Cash flow statement, the definition of Cash and cash equivalents, net has been updated to align with the revised classification. Comparative figures have been restated accordingly. Furthermore, the presentation of changes in balance sheet items has been adjusted to reflect the new structure. Additionally, the term New lending disbursed has been replaced with New financing to better reflect the nature of the Bank’s activities. New accounting standards adopted in 2025 Lack of exchangeability (amendments to IAS 21)—During 2025, the Bank adopted the IASB amendment which provides guidance on determining exchange rates when a currency is not exchangeable. This amendment had no impact on the Bank’s financial statements. New accounting standards for financial years beginning on or after 1 January 2026 Changes to IFRSs not yet applied: Settlement by electronic payments (amendments to IFRS 9 and IFRS 7)—This amendment is effective for annual reporting periods beginning on or after 1 January 2026, with earlier application permitted. Amendments to IFRS 9 clarify when a financial asset or a financial liability is recognised and derecognised and to provide an exception for certain financial liabilities settled using an electronic payment system. This new amendment is not expected to have a significant impact on the Bank’s financial statements. Classification of financial assets (amendments to IFRS 9 and IFRS 7)—This amendment is effective for annual reporting periods beginning on or after 1 January 2026, with earlier application permitted. The amendments clarify whether contractual cash flows of financial assets with contingent features, e.g. ESG-linked features, represent solely payments of principal and interest (SPPI), which is a condition for being measured at amortised cost. Under the amendments certain financial assets, including those with ESG-linked features, can meet the SPPI criterion at initial recognition, provided that their cash flows are not significantly different from the cash flows of identical financial assets without such features. Additional disclosures on financial assets and financial liabilities with contingent features will also be required. The Bank has assessed the impact of these amendments on its financial statements. Based on a review of its sustainability-linked loan portfolio, the Bank does not expect a significant impact. Presentation and disclosures in financial statements (IFRS 18)—In April 2024, the IASB issued IFRS 18, which replaces IAS 1 and is effective from 1 January 2027. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 106 statement of profit or loss into one of five categories: operating, investing, financing, income taxes and discontinued operations, whereof the first three are new. The standard requires disclosure of management-defined performance measures, and aggregation and disaggregation of financial information. The Bank is currently evaluating the implications of IFRS 18 on its financial statements and the disclosure of management-defined performance measures. Based on a preliminary assessment, the new standard may result in reclassification of certain items between income statement categories and adjustments to aggregation and disaggregation in both the income statement and balance sheet. No material impacts are anticipated at this stage. Subsidiaries without public accountability: disclosures (IFRS 19)—Issued May 2024, effective 1 Jan 2027 (early adoption allowed). It permits eligible subsidiaries to apply reduced disclosures while retaining full IFRS recognition and measurement principles. The Bank expects no impact on its financial statements. Classification of financial assets (amendments to IFRS 9 and IFRS 7) – Contracts Referencing Nature-dependent Electricity—These amendments change the ‘own use’ and hedge accounting requirements of IFRS 9 and include targeted disclosure requirements to IFRS 7. It applies only to contracts that expose an entity to variability in the underlying amount of electricity because the source of its generation depends on uncontrollable natural conditions (e.g. weather). These are described as ‘contracts referencing nature-dependent electricity’. The Bank expects no impact on its financial statements. Annual improvements to IFRS accounting standards, volume 11—Issued in July 2024, these narrow-scope amendments affect IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7. Effective from 1 January 2026. The Bank is assessing the impact of the new requirements. Significant accounting judgements and estimates As part of the process of preparing the financial statements in conformity with IFRS, the Bank’s management is required to make certain judgements, estimates and assumptions that may affect the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be significant. Such judgements and estimates are disclosed under “Critical judgements and estimation uncertainty” in the relevant notes sections, which includes the following: (a) Information about assumptions and estimation uncertainties at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, and (b) Information about the judgements made in applying accounting policies (apart from those involving estimations) that have the most significant impact on the amounts recognised in the financial statements. Significant judgements and estimates are in particular associated with loan impairment testing in accordance with IFRS 9 (Note 11) and fair value of financial instruments (Note 23). Foreign currency translation Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing on that day. Realised and unrealised exchange rate gains and losses are recognised in the statement of comprehensive income. The Bank uses exchange rates acquired from a leading market data provider based on rates prevailing at 13:00 GMT as of 31 December as disclosed in Note 31. Recognition and derecognition of financial instruments Financial assets and liabilities, with the exception of loans to customers are initially recognised in the statement of financial position on the trade date, i.e., the date the Bank becomes party to the contractual provisions of the instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire or when substantially all the risks and rewards of the asset have been transferred. A financial liability is derecognised from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expired. Financial assets at amortised cost The Bank measures amounts due from banks, loans and advances to customers and other financial investments at amortised cost only if both of the following conditions are met: (a) The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, (b) The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding. The most significant elements of interest within a lending arrangement are typically the consideration for the time value of money and credit risk. To make the SPPI assessment, the Bank applies judgement and considers relevant factors such as the currency in which the financial asset is denominated, and the period for which the interest rate is set. In contrast, contractual terms that introduce a more than de minimis exposure to risks or volatility in the contractual cash flows that are unrelated to a basic lending arrangement do not give rise to contractual cash flows that are solely payments of principal and interest on the amount outstanding. In such cases, the financial asset is required to be measured at fair value through profit and loss (FVTPL). The Bank may issue loans that include features that change the contractual cash flows based on the borrower meeting certain contractually specified environmental, social and governance (ESG) targets. These are known as ESG-linked (or sustainability-linked) loans. For example, the contractual interest rate is marginally reduced if the borrower meets specific targets for reducing carbon emissions.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 107 In line with the policy outlined above, if the ESG feature is assessed as resulting in a de minimis exposure to risks or volatility in the contractual cash flows, then the ESG feature does not affect the classification of the loan. At present the Bank does not have any loans where the effect of the ESG feature is assessed as being more than de minimis. Financial assets at fair value If the asset fails the amortised cost criteria the financial asset is classified as FVTPL or fair value through other comprehensive income (FVOCI). FVOCI is used to classify assets held for receipt of principal, interest and to sell. At present the Bank does not hold any FVOCI assets. All other financial assets are classified as FVTPL. Financial liabilities Financial liabilities, other than loan commitments are measured at amortised cost or at FVTPL when they are held for trading and derivative instruments or the fair value designation is applied. The Bank applies the fair value option on structured bonds issued as these instruments include embedded derivatives not closely related to the host contract. The change in fair value of these issued structured bonds is recognised in the income statement except for changes in own credit risk that are recognised in other comprehensive income. Determination of fair value The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price on the balance sheet date. Where the fair values cannot be derived from active markets, they are determined using a variety of valuation techniques, which include the use of mathematical models. The input to these models is taken from observable market data where possible. Some of NIB’s financial instruments are not traded in a liquid market, such as the Bank’s borrowing transactions with embedded derivative features. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data, and in some cases, in particular where options are involved, on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to variations. Under different market assumptions, the values could also differ significantly. The Bank measures fair values using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements: Level 1: Quoted market prices (unadjusted) in an active market for identical instruments. Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and where the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Bank recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. All level 2 valuations are based on acquired market data from external sources using NIB developed models. See Note 23 for further details. Offsetting A financial asset and a financial liability are offset and the net amount recognised only where there is a legal right to do so and the intention is to settle on a net basis. Cash and balances at banks In the Statement of financial position, the line item previously titled Cash and cash equivalents have been renamed to Cash and balances at banks. This revised category now comprises bank accounts, short-term loans to banks, and cash balances related to futures. These items represent highly liquid assets that are readily available for operational purposes. Additionally, items that were previously categorised under Cash and cash equivalents; collateral assets, short-term reverse repurchase agreements and short-term commercial papers have been reclassified under Placements with credit institutions. The cash flow statement shows inflows and outflows of cash and cash equivalents during the year for total operations. The Bank’s cash flow statement has been prepared in accordance with the indirect method; whereby operating profit is adjusted for effects of non-cash transactions such as depreciation and loan losses. In the Cash flow statement, the definition of Cash and cash equivalents, net has been updated to align with the revised classification. Placements with credit institutions Placements with credit institutions include loans to banks, reverse repurchase agreements, commercial papers, staff loans, collateral assets, and related interest receivables. The placements are initially recognised on the trade date, and the subsequent measurement is based on the business model and contractual cash flow characteristics. Debt securities Debt securities are financial instruments issued by sovereign governments, public institutions and other companies and include both long term bonds and short-term bills with fixed or floating rate interest payments. The revised category now consists of lending bonds, investment bonds, and related interest receivables. Debt securities are initially recognised on the trade date, and the subsequent measurement is based on the business model and contractual cash flow characteristics.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 108 Loans outstanding The Bank’s loan transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at their transaction price which corresponds to transferred funds, including transaction costs. Loans outstanding are subsequently carried at amortised cost except for some structured loans that do not meet the amortised cost classification criteria and are therefore recorded at fair value. If the loans are hedged against changes in fair value due to the hedged risk, the carrying value of the hedged loans are adjusted by the change in fair value due to the hedged risk. Impairment of loans The Bank uses an expected credit loss model (ECL) to estimate the provision for potential impairments. The Bank recognises a loss allowance for ECL on financial assets measured at amortised cost, or at fair value through comprehensive income, and for loan commitments. The ECL comprises of a three-stage model based on changes in credit quality since initial recognition. Impairments are reported based in either twelve month or lifetime expected credit losses, depending on the stage allocation of the financial asset. The stage allocation also determines if interest income for the financial asset is reported on gross carrying amount as for Stage 1 and 2 assets or net of impairment allowance for Stage 3 assets. Stage 1—includes financial assets that have not had a significant deterioration in credit quality since initial recognition or have a low risk at the reporting date. For these assets, the ECL is a probability-weighted result of default events that are possible within next 12 months after the reporting date. Stage 2—includes financial assets that have had a significant increase in credit risk (SICR) since initial recognition, but which are not credit impaired. For these assets, the allowance amount is calculated based on expected lifetime of the asset. A SICR is considered to have occurred if the life-time default probability (PD) has increased significantly compared to that at the initial recognition. For assets with an initial PD of 1 to 5 a SICR occurs after a 3-notch downgrade, for assets with an initial PD of 6 to 10 a SICR occurs after a 2-notch downgrade whereas assets with an initial PD of 11 to 19 a SICR occurs after a 1 notch downgrade. Stage 1 and 2 assets are categorised as performing assets. Stage 3—includes assets that have been categorised as non-performing in the Bank’s credit rating processes. For the non-performing assets, assessment is done on an individual basis, as opposed to generic calculation rules for the Stage 1 and 2 assets. Exposures in default classes are classified as non-performing. A default occurs with regard to an obligor when either or both of the following have taken place: (a) NIB considers that the obligor is unlikely to pay its credit obligations in full, (b) The obligor is past due by more than 90 and, in the case of sovereign lending exposure to member countries or countries with which NIB has an existing framework agreement in place, 180 days. Obligors that satisfy the criteria in (a) above are set to default class D1 and those that satisfy the criteria in (b) above are set to default class D2. If both criteria (a) and (b) are satisfied, the obligor is set to default class D2. The Bank reviews its non-performing loans and receivables at each reporting date to assess whether an allowance for impairment should be recorded in the Statement of comprehensive income. In particular, the judgement of the management is required in estimating the amount and timing of future cash flows to be received from the customers, including the valuation of any collateral received. Further details regarding the ECL model, related inputs, governance, judgement and estimates can be found in Note 11. Intangible assets Intangible assets mainly consist of investments in software, software licences and right-to use assets arising from leasing arrangements. Acquisitions that generate economic benefits exceeding costs beyond one year are recognised as intangible assets. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is usually between three and five years. The amortisations are made on a straight-line basis. Tangible assets Tangible assets in the statement of financial position include land, buildings, office equipment and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. Land is not depreciated. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 37-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually three to five years. The depreciations are calculated on a straight-line basis. Write-downs and impairment of intangible and tangible assets The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets. Derivative instruments A derivative is a financial instrument or other contract with all three of the following characteristics: (a) Its value changes in response to some underlying variable (e.g. an interest rate), provided that in the case of a non-financial variable it is not specific to a party to the contract, (b) It has an initial net investment smaller than would be required for other instruments that would be expected to have a similar response to changes in market factors, and (c) It will be settled at a future date. The Bank enters into derivative transactions with various counterparties. The Bank’s derivative instruments used to manage interest rate and currency risk are recognised at trade-date and subsequently measured at fair value in the statement of financial position as “Derivative assets” or “Derivative liabilities”. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 109 Hedge accounting The Bank applies hedge accounting in accordance with IFRS 9 when the conditions set out by the standard are met. The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is an economic relationship between the hedging instrument on the one hand and the value change of the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is continually assessed. Derivatives where hedge accounting is not applied are recognised at fair value through profit and loss. Fair value hedging When a derivative is designated as the hedging instrument in a hedge of the change in fair value of a recognised asset or liability or a firm commitment that could affect profit or loss, changes in the fair value of the derivative are recognised immediately in profit or loss in the same line item as the changes in fair value of the hedged item due to the hedged risk. The Bank manages its interest rate risk by matching the principal of the hedging instruments to the principal of the hedged items. Currently the Bank’s fair value hedges mainly relate to swapping fixed to floating rates on its borrowing and lending transactions. Foreign currency basis spread The Bank separates the foreign currency basis spread from financial instruments used in hedging and this separated amount is recorded in “Other comprehensive income” (OCI). Cash flow hedging Currently the Bank does not apply cash flow hedge accounting. Discontinuance of hedge accounting If the hedging derivative expires or is sold, terminated or exercised, or the hedge no longer meets the criteria for fair value hedge accounting, then hedge accounting is discontinued prospectively. Any adjustment up to the point of discontinuation to a hedged item for which the effective interest method is used is amortised to profit or loss as part of the recalculated effective interest rate of the item over its remaining life. If the hedged item is derecognised, the unamortised fair value is recognised immediately in profit or loss. Debts evidenced by certificates The Bank’s borrowing transactions are recognised in the statement of financial position when drawn up. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of all its fixed rate borrowing transactions. In these instances, the carrying amount is adjusted for changes in fair value due to the hedged risk, which is recognised in the income statement. Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements is recognised in the statement of financial position as “Amounts owed to credit institutions”. Net interest income The Bank’s net interest income consists of accrued interest on loans including fees collected when disbursing loans using the effective interest rate method, debt securities, placements and accruals of the premium or discount value of financial instruments. Net interest income also includes interest expenses on debts and borrowing costs measured using the effective interest method. The interest income for hedging swaps is classified “Interest income calculated using the effective interest method” if the swap is used to hedge interest income for loans. Interest on swaps hedging funding is allocated to interest expense. Interest income and expense on financial assets and liabilities measured at fair value through the income statement is calculated using the contractual interest rate. Net fee and commission income Fee and commission income is recognised at an amount that reflects the consideration to which the Bank expects to be entitled in exchange for providing the services. Commitment fees are charged on loans that are agreed but not yet disbursed and are recognised in the statement of comprehensive income over the commitment period. Commission expenses are normally transaction-based and recognised in the period in which the services are received. Fee expenses mainly consist of payment related fees, debt issuance-related fees and guarantee fees. Securities lending transactions NIB engages in securities lending transactions through a counterparty, whereby it lends securities and receives a fee. All risks and rewards associated with the instruments transferred are retained by NIB. For this reason, securities delivered under the securities lending agreements are not derecognised from the balance sheet. The lent securities continue to be recognized on the Bank’s balance sheet. Fees earned from securities lending activities are recognized as income in the period in which they are earned. Financial transactions The Bank recognises in “Net profit/loss on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are also included in this item.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 110 Leasing agreements The Bank applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Bank recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. The liability and asset are equal at recognition date. Short-term leases and leases of low-value assets are recognised on a straight-line basis over the lease term. Right-of-use assets The Bank recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lease term. The right of use assets are presented as part of intangible assets in Note 15. Lease liabilities At the commencement date of the lease, the Bank recognises lease liabilities measured at the present value of lease payments to be made over the lease term. Employee benefits Defined contribution plans The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid into the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Ministry of Finance determines the basis for the contributions and establishes the actual percentage of the contributions in co-operation with the local government pension institution Keva. See Note 8. The Bank’s pension liability is completely covered. NIB also provides its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. Obligations for contributions to defined contribution plans are expensed as the related service is provided and recognised as personnel expenses in profit or loss. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. Segment information Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker, who is responsible for allocating resources and assessing the performance of the operating segments. Segment results that are reported to the management include items directly attributable to that segment as well as other items allocated on a reasonable basis. As the Bank is a single entity in one location there are no unallocated items.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 111 Note 3: Risk management Risk management framework The Bank has established a risk, capital and liquidity management framework, with high-level statutory requirements stipulated in the Statutes and the Principles for Capital and Liquidity Management, supported by a Risk Appetite Statement (RAS), risk management policies and limits, an Internal Capital (and Liquidity) Adequacy Assessment Process (ICAAP), and a Capital and Liquidity Recovery Plan. In accordance with the RAS, NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity. The RAS sets the principles for the Bank’s risk-taking, risk mitigation and risk avoidance. It aims to align willingness to take risk with the statutory requirements, strategic business objectives, and capital planning. In addition, it also helps raise risk awareness across the organisation. The RAS is made operational via specific policies and procedures, monitoring metrics, a limit system and internal controls. Adherence to the RAS is continuously monitored and regularly reported to senior management, the Board of Directors and the Control Committee Chairmanship. The RAS itself is reviewed by senior management and the Board of Directors at least on an annual basis in order to ensure that risk-taking stays within risk-bearing capacity. As stated in the RAS, NIB strives to maintain its AAA/ Aaa issuer credit ratings, supported by strong capital and liquidity positions as well as stable earnings and operational efficiency. The Statutes require that NIB has in place sound and effective strategies for risk, capital, and liquidity assessments, which shall be conducted at least annually and reviewed regularly. The Bank uses its ICAAP to evaluate the amount of capital and liquidity needed to cover the risks the Bank is or might be exposed to. The ICAAP is conducted on an annual basis. The Bank maintains a sufficient amount of capital and liquidity to cover all material risks and to ensure that operations can be continued without disruptions even in extremely adverse situations. The ICAAP also considers macro-prudential elements and allocates capital buffers as appropriate. Stress testing is used to provide a forward-looking view on the Bank’s risk exposures. The Capital and Liquidity Recovery Plan provides a tool to manage risk, capital and liquidity positions during severely adverse situations. The Bank has established a monitoring system for its statutory metrics (capital ratio, leverage ratios, and liquidity survival horizon), defined escalation procedures, and designed a set of action plans to be executed in case any statutory metric is deemed to be at risk of breaching its minimum requirement. The Capital and Liquidity Recovery Plan is approved by the Board of Directors. The overall objective of the risk management framework is to maintain the Bank’s financial soundness and avoid activities that could threaten the Bank’s reputation. The Bank’s risk management framework is regularly reviewed and adapted to changing conditions. The Bank’s risk taxonomy shows financial and non-financial sources of risk, and it supports the risk identification and assessment processes. Risk management activities are then tailored at the risk category level in accordance with the assessed materiality of risks. The Bank’s risk management framework is comprised of risk policies and procedures formulated for the identification, measurement, monitoring and reporting of risks including a comprehensive limit system for managing the exposure to quantifiable risks. The Bank recognises that effective risk management is based on a sound risk culture, which is characterised, among other things, by a high level of awareness concerning risk and risk management in the organisation. Regular training of staff in risk-related matters is part of the Bank’s risk management practices. Risk governance The three-lines-of-defence model provides the basis for the NIB risk governance. The model aims to provide clear segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risks, and units in charge of risk assessment, risk measurement, monitoring and control. The risk governance model, including the roles and responsibilities of the decision-making bodies, is described in more detail in the Bank’s Governance Statement and Risk Management Policy. Credit risk Credit risk is defined as the risk of loss resulting from the failure of the Bank’s borrowers and other counterparties to meet their contractual financial obligations. Following from the NIB mission, most of the credit risk stems from the Bank’s lending operations. The Bank is also exposed to credit risk in its treasury operations, where credit risk derives from the financial assets that the Bank uses for investing its liquidity, such as fixed-income securities and bank deposits, and from counterparty credit risk via derivative instruments used for managing market risks. Credit risk management The Bank’s credit risk management builds on the principles of (1) appropriate risk diversification within the scope of the mission; (2) thorough risk assessment at the credit appraisal stage; (3) risk-based pricing and risk mitigation; (4) continuous risk monitoring at the individual counterparty level as well as portfolio level; (5) avoidance of undesirable risks to the extent possible. Credit risk limits The maximum credit exposure that the Bank is willing to take is expressed in terms of exposure limits set by the Board of Directors. As a general principle, the Bank limits the maximum amount granted as loan or guarantee for a single project to 50% of the total project cost. Financing to small and medium-sized enterprises, small mid-cap corporates and mid-cap corporates in the Bank’s member countries can be extended up to 75% of the total project or financing need fulfilling NIB’s mandate criteria. Credit exposure is the aggregate of lending and treasury exposure. Limits at counterparty level are scaled to the Bank’s equity and the counterparty’s equity, determined based on the probability of default and expected loss. The Bank defines a single counterparty as a counterparty or group of counterparties that are legally and/or financially consolidated or otherwise interdependent from a risk perspective. For exposure limit purposes, the Bank considers the entity where the risk resides, i.e., the risk-owner, as the counterparty. The risk-owner is the entity that is ultimately responsible for the Bank’s claim and may be different from the obligor if the risk is transferred through a guarantee. In order for a guarantee to be eligible for risk transfer, it must cover the full exposure and be a guarantee undertaking securing the borrower’s debt “as for own debt”, meaning that the Bank can make a claim under the guarantee immediately, unconditionally and irrevocably when the borrower has failed to pay on a due date.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 112 To prevent excessive concentrations, the Bank applies portfolio-level limits for large counterparty exposures, sectors and countries. The Bank has not set limits for the aggregate lending exposure in its member countries. Lending in non-member countries is subject to country limits. For the Bank’s treasury operations, country limits apply for exposure in all countries. Credit risk assessment The counterparty’s debt servicing capacity is a key consideration for credit approval. The assessment of a counterparty’s creditworthiness focuses on identifying the main financial and business risks related to the counterparty. Based on the assessment, a risk rating indicating the probability of default (PD) is assigned to the counterparty. The credit risk assessment includes the use of quantitative risk methodologies and models, qualitative assessments based on expert judgement, as well as use of credit rating agency ratings when available. The process of proposing PD ratings to counterparties is carried out in the first line of defence in the respective business area (lending or treasury). A separate expected loss (EL) rating is assigned at the transaction level. The EL rating factors in the loss given default (LGD), i.e., the loss severity in the event of a counterparty default. The LGD assignment process relies on regulatory standard values and models that produce LGD estimates based on the type of counterparty and, as applicable, transaction characteristics. The second line of defence Credit function reviews risk rating proposals, providing a second opinion (control role). Credit risk ratings (PD, LGD, EL) are ultimately approved by the Mandate, Credit and Compliance Committee. The Bank’s risk rating system comprises 20 classes to differentiate the risk of counterparty default (PD) and the EL on a transaction. In addition, a separate D class applies for non-performing transactions. For reference to external ratings, the internal scales are mapped to the ratings of S&P and Moody’s such that classes 1 to 10 correspond to the external rating equivalent of the investment grade AAA to BBB- and Aaa to Baa3, respectively. In addition to counterparty and transaction level diligence and credit risk assessments, the Bank applies the IFRS 9 standard for estimating expected credit losses (ECL), thereby applying forward-looking provisioning for all financial assets under scope of the ECL calculation. The ECL methodology, including the stage classification of assets, is described in more detail in Note 11: Expected credit loss. Credit risk mitigation According to the NIB Statutes, adequate credit enhancement is required in order to reduce credit risk in the Bank’s lending. Loans granted by the Bank are either secured or unsecured. The Bank seeks to mitigate the credit risk related to unsecured loans by including various covenants, undertakings, prepayment events and events of default in the loan documentation. The requirements vary depending on the type of borrower and the tenor and amortisation profile of the loan. Some of the Bank’s lending is secured by collateral or guaranteed by the parent of the borrower or a third party. The value of the collateral should preferably not be correlated with the creditworthiness of the borrower and there should be a functioning market for such assets. The distribution of the Bank’s lending portfolio by type of credit enhancement at 31 December 2025 is presented below, with further information available in Note 4: Segment information and Note 14: Loans outstanding and guarantee commitments. In its treasury operations, the Bank applies netting and collateralisation to mitigate counterparty credit risk related to derivatives and collateralised placements. The Bank undertakes swap transactions only with counterparties that meet the required minimum counterparty credit rating and have executed an International Swaps and Derivatives Association (ISDA) Master Agreement and signed a Credit Support Annex (CSA). Collateralised placements in the form of reverse repo transactions are made on the terms of the Global Master Repurchase Agreement (GMRA). The ISDA master agreement allows for a single net settlement of all swap transactions covered by the agreement in the event of a counterparty default or early termination of the transactions. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally valid and enforceable in the relevant jurisdiction. At 31 December 2025, netting reduced the swap exposure by EUR 803 million from a gross total market value of EUR 903 million to EUR 101 million (31 December 2024: EUR 1,691 million and EUR 861 million, respectively). The CSAs mitigate credit risk related to swaps. Swap positions are marked to market daily and the resulting positive exposures (receivable) exceeding agreed thresholds, if any, are collateralised by cash or, for certain counterparties, with high-quality government securities. Since 2016, NIB enters into two-way CSAs, which means that the Bank posts collateral when the market value of the swap position is negative (liability). At 31 December 2025, the total swap exposure with counterparties with whom the Bank has a two-way CSA in place represented 99.8% of the Bank’s swaps measured by nominal value. The remainder (0.2%) was under one-way CSAs, whereby NIB is not required to post collateral for its swap liabilities. At 31 December 2025, the Bank held EUR 100 million (31 December 2024: EUR 872 million) in gross collateral received for swaps, of which EUR 100 million (31 December 2024: EUR 872 million) was in cash and EUR 0 million (31 December 2024: EUR 0 million) in securities (see Note 22: Collateral and commitments). The Bank had posted cash collateral of EUR 952 million (31 December 2024: EUR 364 million). Gross loans outstanding by type of credit enhancement (as of 31 December 2025, in millions of euro) 25,000 29% Loans to or guaranteed by companies owned 50% or more by a member 20,000 country or local authorities in member countries 28% Loans with a negative pledge clause and other covenants 15,000 15% Loans to or guaranteed by local authorities in member countries 9% Loans backed by a lien or other security in property 10,000 7% Loans to or guaranteed by governments 5,000 7% Loans with a guarantee from the parent company and other guarantees 4% Loans to or guaranteed by banks 0

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 113 Credit risk monitoring The Bank puts strong emphasis on continuous monitoring of the credit risk development in its lending and treasury operations. Credit risk is monitored both at counterparty level and at portfolio levels (e.g. sector, country as well as total portfolio level). The primary responsibility for credit risk monitoring resides with the department/unit responsible for the client relationship i.e., Lending, Treasury and/or Special Credits. The Risk & Compliance department independently controls and monitors the risk positions of the Bank and regularly reports to all relevant committees and decision-making bodies as needed. All lending exposures are subject to continuous monitoring of contractual compliance and events or signals that could potentially lead to or indicate a material change in credit risk. In addition, an annual follow-up is conducted on the entire loan portfolio. Treasury exposures are subject to continuous monitoring of events and market signals that could potentially lead to or indicate a material change in credit risk. The risk class of the counterparties are reassessed regularly. The follow-up is presented to the Mandate, Credit and Compliance Committee. If a counterparty is identified as having seriously deteriorated debt repayment capacity and/or a serious deterioration in its financial standing, it is placed on the watch-list and becomes subject to specific watch-list monitoring. Watch-listed counterparties are reviewed by the Mandate, Credit and Compliance Committee at agreed frequency and reported to the Board of Directors. If a credit exposure requires the expertise of specialists in workout and restructuring, it is transferred to the Special Credits function. The function’s primary objective is to take over responsibility for distressed exposures and devote sufficient time and effort to such cases to ensure the Bank recovers as much as possible from distressed exposures outstanding. Credit risk monitoring at portfolio level includes, inter alia, an analysis of the aggregate credit risk exposure, credit risk concentrations and changes in the risk profile. The development is reported to the Asset, Liability and Risk Committee, the Executive Committee, and the Board of Directors. Credit risk limits are changed from time to time depending on the available financial resources and changes in the risk appetite. The policy level risk limits are approved by the Board of Directors. Limit monitoring is conducted on a regular basis and breaches are reported to the relevant committees, senior management and to the Board of Directors. Risk-based pricing The Statutes stipulate that the Bank shall operate according to sound banking principles and aim for a profit allowing the formation of reserves and a reasonable return on capital. Loans are priced to cover the Bank’s cost of funds, administration costs, the cost of risk involved in the transaction and the cost of capital employed. For loan pricing purposes, the Bank uses a pricing tool which calculates the minimum earnings required on a loan in order to cover all lending-related costs and an appropriate return for the level of risk assumed. Internal credit risk ratings and associated risk parameters, as well as the structure of the transaction, are key input factors in the pricing tool. Credit risk exposure Tables 1 to 3 below provide an overview of the Bank’s aggregate credit risk exposure at 31 December 2025, distributed by EL ratings. Aggregate credit exposure comprises lending and treasury exposure. Lending exposure includes loans outstanding and loan commitments at nominal value, without taking into account any collateral or other credit enhancement. Regarding the treasury exposure, capital market investments are included at nominal value, while derivatives are measured according to standard approach for measuring counterparty credit risk. The exposure in reverse repurchase agreement transactions is calculated as a difference between market value and volatility adjusted collateral value.

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TABLE 1. Credit risk exposure by internal rating based on expected loss (EL)
(in millions of euro)

Risk class	S&P equivalent	31 December 2025 Lending	31 December 2025 Treasury	31 December 2025 Total	31 December 2024 Lending	31 December 2024 Treasury	31 December 2024 Total
1-2	AAA/AA+	6,406	10,410	16,816	6,061	9,319	15,380
3-4	AA/AA-	1,121	1,198	2,319	1,090	1,469	2,559
5-6	A+/A	2,598	679	3,276	2,664	828	3,492
7-8	A-/BBB+	7,215	165	7,380	6,869	160	7,029
9-10	BBB/BBB-	6,915	46	6,962	6,652	63	6,715
11-12	BB+/BB	1,055	-	1,055	1,223	-	1,223
13-14	BB/BB-	448	-	448	296	-	296
15-16	BB-/B+	51	-	51	81	-	81
17-18	B/B-	67	-	67	22	-	22
19-20	B-/CCC	-	-	-	-	-	-
D		76	-	76	92	-	92
Total		**25,952**	**12,497**	**38,450**	**25,050**	**11,839**	**36,889**
Class D							
Gross		99	-	99	108	-	108
Impairment		23	-	23	16	-	16
Net		**76**	**0**	**76**	**92**	**0**	**92**

The quality of the Bank's aggregate credit exposure remained sound in 2025. Lending exposure increased by 4% compared to 2024. 89% of disbursements were to investment-grade (EL 1-10) counterparties and largely driven by the utilities, public sector, financials, and industrials sectors. Treasury exposure increased by 6% compared to the previous year. As of 31 December 2025, 94% (31 December 2024: 93%) of lending exposure and all treasury exposure fell within risk classes EL 1-10, corresponding to investment-grade quality. 93% of the treasury exposure positioned in EL 1-4 (31 December 2024: 91%). Exposure in risk class D (non-performing) was EUR 99 million (31 December 2024: EUR 108 million).

TABLE 2. Geographical distribution of the credit risk exposure
(in millions of euro)

Country/Region	31 December 2025 Lending	31 December 2025 Treasury	31 December 2025 Total	31 December 2024 Lending	31 December 2024 Treasury	31 December 2024 Total
Denmark	2,955	722	3,677	3,246	908	4,154
Estonia	1,284	58	1,342	1,265	57	1,321
Finland	5,017	2,362	7,378	5,222	2,202	7,424
Iceland	872	70	942	816	70	886
Latvia	678	130	808	597	130	727
Lithuania	1,535	155	1,690	1,341	165	1,506
Norway	5,184	1,430	6,614	5,126	1,463	6,589
Sweden	7,575	1,363	8,938	6,815	1,161	7,977
Africa and Middle East	1	-	1	4	-	4
Americas	-	1,668	1,668	-	1,523	1,523
Asia-Pacific	6	525	531	13	198	212
Europe	789	2,677	3,466	545	2,714	3,259
Multilaterals	57	1,337	1,394	61	1,247	1,308
Total	**25,952**	**12,497**	**38,450**	**25,050**	**11,839**	**36,889**

In terms of geographical distribution, the credit risk exposure distribution remained stable across the Nordic and Baltic region. At 31 December 2025, the member countries accounted for 97% of the Bank's lending exposure (31 December 2024: 98%). The largest lending exposure outside the member countries was in Poland. Of the treasury exposure, 50% (31 December 2024: 52%) was in the member countries, while the rest of Europe, excluding exposures to multilateral institutions, accounted for 21% (31 December 2024: 23%), dominated by Germany and France. Most of the treasury exposure outside Europe was in Canada.

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TABLE 3. Credit risk exposure by industry sector
(in millions of euro)

	31 December 2025			31 December 2024		
Industry sector	Lending	Treasury	Total	Lending	Treasury	Total
Energy	-	23	23	-	23	23
Materials	1,194	-	1,194	1,267	-	1,267
Industrials	3,972	45	4,017	3,915	44	3,960
Consumer discretionary	665	15	680	710	9	719
Consumer staples	733	86	819	898	92	990
Health care	829	31	861	826	16	842
Financials	2,335	5,673	8,008	2,349	5,323	7,673
Real estate	1,964	13	1,977	1,850	8	1,858
Information technology	422	15	437	669	15	684
Telecommunication services	570	30	599	496	34	529
Utilities	7,137	61	7,198	6,225	71	6,296
Public sector	6,131	6,506	12,636	5,844	6,204	12,048
Total	**25,952**	**12,497**	**38,450**	**25,050**	**11,839**	**36,889**

The distribution of the lending exposure by industry sector remained stable in 2025 compared to the previous year, with the following sectors - public, utilities, financials and industrials - together accounting for 75% (2024: 73%) of the total exposure. The Bank has defined limits for maximum exposure to a single industry measured by the economic capital requirement and total credit risk exposure in relation to the Bank's equity. At 31 December 2025, the Bank was in compliance with these limits.

TABLE 4. Largest counterparty exposures
(% of total credit risk exposure)

	31 December 2025	31 December 2024
Top 5	11.2%	11.4%
Top 10	17.8%	18.5%
Top 20	27.2%	28.3%

The limits for large single counterparty exposures and for the aggregate of such large exposures are scaled to the Bank's equity. Any deviations from the limits must be approved by the Board of Directors. At 31 December 2025, the Bank was within the aggregate limits set for large exposures.

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Market risk

The Bank defines market risk as the risk of valuation loss or reduction in the expected earnings stemming from adverse fluctuations in exchange rates, interest rates, credit spreads and cross-currency basis spreads.

Market risks predominantly arise from the Bank's core business operations and the liquidity portfolio needed to support them. The Bank's strategy is to obtain cost-efficient funding from diversified sources and provide lending that is tailored to the needs of its customers. This gives rise to foreign exchange risk and interest rate risk due to mismatches between the Bank's assets and liabilities in terms of currency composition, maturity profile and interest rate characteristics.

The Bank's securities portfolio is exposed mainly to interest rate risk and credit spread risk but also to foreign currency risk when investments are done in other currencies than EUR. Credit spread risk refers to the potential decline in market value due to perceived change in the credit quality of the issuers of the securities held in the portfolios.

Cross-currency basis risk stems from the hedging techniques used by the Bank to mitigate foreign exchange risk deriving from funding, lending and security investments in different currencies. This risk reflects the liquidity charge for exchanging foreign currencies at a future point in time.

Market risk management

The Bank manages market risks by hedging against foreign exchange risk and interest rate risk with the objective of protecting its earnings and the economic value of its assets and liabilities. Foreign exchange risk is practically fully hedged. Interest rate risk deriving from mismatches between funding and lending is kept at a modest level. The Bank's tolerance for interest rate risk and credit spread risk pertains to the size, quality and earnings expectations set for the liquidity portfolio. As part of its structured funding transactions, the Bank may use financial instruments linked to other market risk factors than the above. Prerequisites for such transactions are that they should be completely hedged with derivatives and that the Bank is able to value these transactions and measure the risks involved in the derivatives. The Bank's market risks are managed by Treasury. Risk & Compliance provides independent oversight of all significant market risks, supporting the Asset, Liability and Risk Committee and Treasury with risk measurement, analysis, daily monitoring and reporting.

TABLE 5. Foreign exchange rate risk

(in millions of euro)

Net open positions	Total limit	31 December 2025	31 December 2024
USD	6.00	0.81	0.26
DKK	3.00	0.52	0.65
NOK	3.00	0.17	0.27
SEK	3.00	0.93	0.53
ISK	3.00	0.89	0.00
Other currencies, Total gross	4.00	2.12	1.31

The Statutes require that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.

Exchange rate risk is measured on the basis of net open positions in Nordic currencies and USD and total gross position for other currencies. The limits set to restrict the overnight positions and the actual exposures as of 31 December 2025 are presented in the above table in absolute terms. Note 26: Currency risk shows the net currency positions at fair value in the major currencies as of 31 December 2025. The ISK position as of 31 December 2025 is driven by renewed funding and lending activity in the ISK market, undertaken for the first time in several years.

The Bank hedges foreign exchange risk with cross-currency basis swaps, which gives rise to currency basis risk. Changes in the currency basis spreads have an impact on the mark-to-market valuation of the Bank's swap portfolio. The overall valuation sensitivity to a one basis point shift across all currency basis curves was EUR 1.2 million at 31 December 2025 (31 December 2024: EUR 1.0 million). The net sensitivity was driven by the net exposure to funding currencies (mostly EUR/USD, EUR/GBP, and EUR/HKD basis) and the non-euro lending currencies (mainly EUR/SEK, EUR/NOK and EUR/DKK basis).

The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in EUR, Nordic currencies and USD. There is a possibility that interest income in currencies other than the euro may cause some fluctuation in the Bank's future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in future cash flows from its current portfolio would be minor in relation to its total assets and equity.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 117 TABLE 6. Interest rate risk The Bank manages interest rate risk by using derivatives to convert fixed-rate funding into floating-rate liabilities. Fixed-rate (in millions of euro) lending that is not match-funded is converted to floating-rate receivables. This hedging approach ensures that the interest rate risk between lending and funding in each currency remains low. The majority of the Bank’s interest rate risk, therefore, stems Total gross limit 31 December 2025 31 December 2024 from the portfolio of liquid assets. Sensitivity to 1bp change in interest rates 2.78 2.05 1.34 The Bank measures and manages interest rate risk by estimating the sensitivity of the economic value of its balance sheet to an interest rate shock. The sensitivity is measured by means of basis point value (BPV), quantifying the impact of an interest rate change of one basis point on the present value of interest-bearing assets and liabilities. Limits have been set for the acceptable exposure to interest rate risk both at an aggregate balance sheet level and at Development of interest rate risk portfolio level. A gross limit equivalent to EUR 2.78 million covering all currencies restricts the BPV interest rate risk to 0.06% of (in euro) the Bank’s equity. In addition, individual BPV limits have been set for interest rate risk in EUR, USD and the Nordic currencies, whereas a combined limit applies for all other currencies. 2,500,000 2,000,000 1,500,000 1,000,000 500,000 0 2024 2024 2024 2024 2024 2024 2024 2024 2024 2024 2024 2024 2025 2025 2025 2025 2025 2025 2025 2025 2025 2025 2025 2025 eb Mar Apr May v eb May v Jan F Jun Jul Aug Sep Oct No Dec Jan F Mar Apr Jun Jul Aug Sep Oct No Dec BPV Total BPV Liquidity Portfolio

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 118

TABLE 7. Credit spread risk
(in millions of euro)

	Total limit	31 December 2025	31 December 2024
Sensitivity to 1bp change in credit spreads	5.10	3.72	3.06

Development of credit spread risk
(in euro)


4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
Jan 2024
Feb 2024
Mar 2024
Apr 2024
May 2024
Jun 2024
Jul 2024
Aug 2024
Sep 2024
Oct 2024
Nov 2024
Dec 2024
Jan 2025
Feb 2025
Mar 2025
Apr 2025
May 2025
Jun 2025
Jul 2025
Aug 2025
Sep 2025
Oct 2025
Nov 2025
Dec 2025
Sovereign
Other public sector
Covered bonds
Financials
Other

The Bank manages its exposure to credit spread risk by measuring the sensitivity of its portfolios of marketable securities to credit spread movements. The sensitivity is measured by means of Credit Spread Basis Point Value (Spread BPV), quantifying the impact of a one basis point increase in credit spreads on the present value of the assets.

Limits have been defined to restrict the decrease in asset value to an acceptable level in accordance with the Bank's willingness to accept risk in its liquidity portfolio and in the portfolio of labelled bond investments. The Bank has set an overall limit of EUR 5.1 million for credit spread risk, with specific sub-limits defined for various asset classes. To ensure that the liquidity portfolio maintains its market value and liquidity under severe market conditions, the assets in the portfolio must satisfy minimum rating requirements and other quality criteria.

Liquidity risk

Liquidity risk is defined as the risk of incurring losses due to an inability to meet payment obligations in a timely manner when they become due. The Bank categorises liquidity risk into funding liquidity risk, which occurs when payment obligations cannot be fulfilled because of an inability to obtain new funding, and market liquidity risk, which occurs when the Bank is unable to sell or transform assets in the liquidity buffer into cash without significant losses.

Liquidity risk management

The Bank's business model gives rise to liquidity risk mainly through maturity mismatches between assets (loans and treasury investments) and liabilities (borrowing and equity). The liquidity position and adherence to exposure limits is managed by Treasury and monitored by Risk & Compliance on a daily basis.

The Asset, Liability and Risk Committee oversees the development of the Bank's funding and liquidity positions and decides on liquidity risk-related matters in accordance with its mandate. The Board of Directors receives regular reports on the funding and liquidity situation of the Bank.

The key metric applied for managing liquidity risk is the survival horizon, which measures how long the Bank would be able to fulfil its payment obligations in a severe stress scenario. The target value for this metric is twelve months, the Board of Directors minimum accepted value is nine months, while the Bank's Statutes require a minimum of six months. The stress scenario includes, among other things, the assumption of payment disruptions in the loan portfolio, no access to market funding, early termination of all callable funding transactions, collateral provided for swap exposure and severe decline of asset value in the liquidity buffer. At 31 December 2025, the survival horizon was 484 days (31 December 2024: 407 days).

In addition, the Bank requires that the liquidity position should be strong enough to maintain the highest possible issuer credit rating by S&P (AAA) and Moody's (Aaa) and fulfil the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements as set in the Liquidity Policy and defined in the European banking sector regulations and standards. At 31 December 2025 the LCR was 879% (31 December 2024: 6,782%) and the NFSR 164% (31 December 2024: 169%). The sharp decline in the LCR is explained by the higher 30 day net outflows arising from funding redemptions, which increased materially year on year despite the stock of HQLA remaining broadly unchanged.

The Bank's liquidity buffer comprises unencumbered cash, deposits and securities denominated in EUR, USD and the Nordic currencies. In order to ensure that the market value and liquidity of the buffer is preserved during adverse market conditions, the Bank has set strict rules for the composition of the buffer. As such, the buffer must include a minimum level of High-Quality Liquid Assets (HQLA) as defined in the European banking sector regulations and a minimum level of assets in the internal rating categories corresponding to at least AA- from S&P and Aa3 from Moody's. Furthermore, the buffer must comprise a minimum share of assets eligible as repo collateral in central banks. The Bank does not have direct access to central bank repo facilities but can repo its bond securities via intermediating banks.

The maturity profile of the liquidity buffer is structured to fulfil the Bank's requirement that the expected net cash outflow during the next three months must be covered by maturing investments in the liquidity buffer.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 119 TABLE 8. Composition of the liquidity buffer 31 December 2025 31 December 2024 EUR million % EUR million % Cash and balances at banks 1,018 6% 1,107 6% Securities issued or guaranteed by sovereigns, public 6,015 36% 5,690 33% sector entities and supranational institutions Covered bonds 4,657 28% 3,932 23% Securities issued by financial institutions, excluding covered bonds 412 2% 617 4% Securities issued by corporates 317 2% 305 2% Securities received as collateral 4,075 25% 5,528 32% Total 16,494 100% 17,179 100% Diversification is a key objective of the Bank’s funding and liquidity management. The Bank strives to diversify its borrowing in terms of currencies, maturities, instruments and investor types in order to avoid excessive reliance on individual markets and funding sources. Through regular benchmark issuance, the Bank aims to secure broad market access. The annual funding plan is based on the projected twelve-month liquidity requirement and the projected size of the liquidity buffer. The funding plan is regularly adjusted to reflect changes in the liquidity requirement. The following graph shows the maturity profile of liquid assets and the annual scheduled payments on loans outstanding compared to payments on the Bank’s funding. Payments on loans outstanding are shown until the contractual maturity of the loans. Repayment of funding is shown until the first possible early repayment date and taking into account the cash flow from associated swaps. Short term amounts owed to credit institutions predominantly comprise cash collateral received from swap counterparties and collateral given represents the cash collateral posted to swap counterparties. A breakdown of the Bank’s financial assets and liabilities by maturity at 31 December 2025 is presented in Note 24: Maturity profile of financial assets and liabilities. Development of the survival horizon (in days) 600 500 400 300 200 100 0 2024 2024 2024 20242024 2024 2024 2024 2024 2024 2024 2024 2025 2025 2025 20252025 2025 2025 2025 2025 2025 2025 2025 eb Mar Apr May v eb Apr May Oct v Jan F Jun Jul Aug Sep Oct No Dec Jan F Mar Jun Jul Aug Sep No Dec Survival horizon (days) Target Limit Maturity profile of funding, lending and liquid assets (as of 31 December 2025, in millions of euro) 12,000 10,000 8,000 6,000 4,000 2,000 0 26 27 28 29 30 31 32 33 34 35 36 and beyond Lending Liquid assets Collateral given by NIB Funding after swaps Short-term amounts owed to credit institutions

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 120 Operational risk The Bank defines operational risk as risk of legal / regulatory sanctions, financial loss, reputational harm or adverse impact to NIB’s operations that NIB may suffer as a result of inadequate or failed internal processes, people and systems, or external events. Operational risk management NIB’s operational risk management focuses on proactive measures to ensure operational resilience, security of physical and information assets, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s personnel and its adherence to established rules and procedures. The Bank’s Board of Directors sets out the high-level requirements for managing operational risk and ensuring business continuity in disruptive situations at NIB in the Security Policy and the Operational Risk Policy. The Policies are supplemented with guidelines describing the practical requirements for managing operational risks and security threats. In day-to-day operations, the three-lines-of-defence model ensures accountability and defines the roles and responsibilities for operational risk and security management for all processes across the organisation. Emphasis is also put on increasing risk awareness of the Bank’s personnel. Risks are identified and their impact assessed by the various functions for their respective fields of expertise in risk assessments. Focus is placed on identifying the most material risks and efficient risk mitigation methods in order to avoid risk events and ensure compliance with the Bank’s policies and guidelines. Operational risks are also identified through analysis of results obtained from the Bank’s operational risk event reporting and analysis processes. No material financial losses were incurred as a result of operational risks actualising during the year. The identified risks are categorised according to a common risk taxonomy. Integrity and compliance risk Integrity risk at NIB encompasses financial crime risk, meaning loss or reputational risk resulting from failure to identify or manage risk of money laundering, sanctions, bribery, or corruption arising from the Bank’s operations, and conduct risk, which pertains to risk in terms of conflict of interest, insider trading and other issues related to the professional conduct of members of NIB’s governing bodies and its staff. NIB is committed to the integrity of markets and takes into account, in all of its operations and activities, the market practices and international standards in the areas of governance, integrity, accountability, transparency, and business ethics. The NIB integrity and compliance framework draws upon the International Financial Institutions’ Uniform Framework for Preventing and Combating Fraud and Corruption, which the Bank has endorsed. The Integrity & Compliance Office (ICO) oversees and coordinates matters relating to integrity risks and provides independent advice to NIB’s staff, management, and the Board of Directors. The ICO is headed by the Chief Compliance Officer (CCO) who reports administratively to the Chief Risk Officer, with a dotted reporting line to the President. The CCO also has unrestricted access to the chairpersons of the Board of Directors and of the Control Committee. The NIB Codes of Conduct govern the integrity of its own activities and establish the principles and obligations for staff and members of the governing bodies in regard to conduct. Further, NIB places particular emphasis on ensuring that it understands the integrity risks associated with the third parties it engages with. This is achieved through investing significant efforts in the integrity due diligence applicable to customers and other counterparties. Allegations of fraud, corruption, collusion or any other prohibited practices related to the Bank’s projects and allegations of misconduct by staff are investigated in accordance with NIB’s Investigation Policy. In 2025, ICO received three reports of alleged internal misconduct. No misconduct was found in relation to one case; the other two matters remain under investigation. Further, one report of alleged non-compliance with NIB’s Sustainability Policy was received in connection with a NIB-financed project. The matter is being handled in line with NIB’s Project Accountability Policy. No sanctions decisions under the Enforcement Policy were issued during the year. The CCO is also the appointed Data Protection Officer, who monitors the processing of personal data within NIB and acts as the contact point for data subjects in matters regarding the processing of their personal data. Once a year, ICO publishes the NIB Integrity Report, which is publicly available on the Bank’s website.

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Note 4: Segment information

Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"), who is responsible for allocating resources and assessing the performance of the operating segments. The CODM at NIB is the President. Segment results that are reported to the management include items directly attributable to that segment as well as other items allocated on a reasonable basis.

In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of Asset and Liability Management (liquidity management, collateral management, funding operations) and Portfolio Management.

2025

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	214,443	13,411	121,563	134,975	349,418
Commission income and fees received	9,530	323	-	323	9,853
Commission expense and fees paid	-2,145	-2,673	-	-2,673	-4,818
Net profit/loss on financial operations	3,326	-18,657	21,297	2,640	5,966
Foreign exchange gains and losses	-	-128	-	-128	-128
General administrative expenses	-36,266	-13,684	-5,864	-19,548	-55,814
Depreciation	-3,476	-1,405	-602	-2,007	-5,483
Net loan losses	-11,606	-	-	0	-11,606
Profit/loss for the year	**173,805**	**-22,812**	**136,394**	**113,582**	**287,387**

2024

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	195,880	12,460	123,299	135,759	331,639
Commission income and fees received	5,959	298	-	298	6,257
Commission expense and fees paid	-353	-2,254	0	-2,254	-2,607
Net profit/loss on financial operations	3,602	-20,537	-85	-20,622	-17,020
Foreign exchange gains and losses	-	-140	-	-140	-140
General administrative expenses	-35,212	-12,902	-5,530	-18,432	-53,644
Depreciation	-3,383	-1,367	-586	-1,953	-5,336
Net loan losses	-3,003	-	-	0	-3,003
Profit/loss for the year	**163,490**	**-24,442**	**117,099**	**92,657**	**256,147**

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 122

Geographical segments

The table below is based on the region of the domicile of the borrower's group headquarters.[1]

Net interest income

In thousands of euro	2025	2024
Member countries		
Denmark	30,756	27,786
Estonia	9,883	10,368
Finland	42,045	37,019
Iceland	13,214	10,261
Latvia	4,243	3,254
Lithuania	9,787	8,803
Norway	34,612	31,349
Sweden	68,066	65,243
Total, member countries	**212,606**	**194,083**
Non-member countries		
Africa	24	43
Asia	59	132
Europe and Eurasia	1,741	1,590
Americas	13	32
Total, non-member countries	**1,837**	**1,797**
Total, net interest income from lending	**214,443**	**195,880**

[1] The presentation of geographical segments has been reclassified to be based on the borrower's group headquarters rather than the designated risk owner.

Lending operations

Mission and mandate

The mission of NIB, as currently defined, is to finance projects that improve productivity and benefit the environment in the Nordic and Baltic countries. NIB provides long-term complementary financing, based on sound banking principles, to customers in both the private and public sectors. All lending is subject to a sustainability review.

Regarding NIB's lending outside the member countries, an agreement is generally required regarding the recipient country's recognition of NIB as a legal person under public international law and as having legal capacity under the national law of the country in question as well as recognition of NIB's status as an IFI. The Bank follows a policy similar to that of other international financial institutions concerning the debt service obligations of its borrowers. Therefore, the Bank has not participated in any debt rescheduling of sovereign debt.

Loans may be granted for both public and private projects. A loan will not be made, nor a guarantee provided, if opposed by the government of the country in which the related project is located. The Bank has a number of processes in place for assessing the eligibility of the projects.

The Bank applies a mandate-rating tool as well as a sustainability policy to ensure that its financing fulfils the objectives and mission of the Bank. In addition, the Bank has an integrity due diligence procedure in relation to its granting of loans.

Lending bonds

Investing in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds in the Bank's member countries initiated by lending organisation is also part of NIB's lending operations. The investments are used to finance environmentally sustainable projects that can contribute to mitigating climate change and achieve positive social outcomes in the Nordic-Baltic region. As of 31 December 2025, the Bank held lending bonds of EUR 840 (549) million at fair value recorded in debt securities. For more information see Note 14: Loans outstanding and guarantee commitments.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 123 Treasury operations Assets and Liability Management Liquidity management NIB’s liquidity policy is based on stress testing and incorporates recommendations from Basel III (published by the Basel Committee on Banking Supervision), EU directives and the rating methodologies used by rating agencies. The policy includes a survival horizon that measures the period the Bank is able to meet all its payment obligations arising from ongoing business operations during a severe stress scenario. The Bank has a statutory liquidity survival horizon of 180 days, however the operational target is to maintain it to be at least 360 days. As of 31 December 2025, the survival horizon was 484 days (407 days). To mitigate liquidity risk, the Bank maintains a liquidity buffer that is mainly invested in EUR, but also in the USD and the Nordic currencies. As of 31 December 2025, the liquidity buffer, which also included cash received from swap counterparties to mitigate counterparty credit risk, amounted to EUR 16,494 (17,179) million. Of this, EUR 5,558 (7,162) million was held as cash and money market instruments 34% (42%), and EUR 10,936 (10,016) million was held in securities 66% (58%). In order to minimize market value volatility and liquidity risk under severe market conditions, the liquidity buffer must fulfil quality requirements stipulated in the liquidity policy. As of 31 December 2025, 94% (91%) of the liquidity buffer was invested in high quality liquidity assets (HQLA), 88% (90%) was eligible as collateral for securities repurchase transactions or repos at one or several central banks, and 95% (94%) of the assets belonged to the Bank’s top four internal rating categories. In addition, the Bank fulfils the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements as specified in the Capital Requirements Regulation of the European Union. Under the objective of achieving additional earnings, part of the liquidity is invested in longer-term, high quality assets. For further information see Note 3: Risk management. Collateral management The Bank receives collateral from its counterparties in order to mitigate counterparty risk arising from derivative transactions. The Bank has bilateral credit support agreements with its derivative counterparties which requires liquidity when collateral needs to be posted, mainly EUR cash holdings, with its swap counterparties. For further information in this regard, see Note 3: Risk management. The amount of cash collateral held as of 31 December 2025 was EUR 132 (929) million and the amount of cash collateral posted amounted to EUR 952 (368) million. For further information regarding received collateral as of 31 December, please refer to Note 22: Collateral and commitments. Funding operations The Bank’s primary source of funding is through the issuance of bonds on the international capital market. The objective is to raise funds to the benefit of the Bank’s customers. The Bank seeks to take advantage of favourable market conditions, adapting its borrowing operations to investor preferences in terms of currency, maturity, liquidity and structures. Within this strategy, a diversified funding base and the risks involved in the structure and complexity are considered as well. Furthermore, potential mismatches between the terms of the funding and lending transactions are taken into consideration. To this extent, the proceeds from the issues are converted in the derivatives markets to best manage the Bank’s foreign exchange, interest rate and refinancing risks. Most of NIB’s medium and long-term borrowing is conducted under its borrowing programs. As of 31 December 2025, the Bank had the following active programs: The Euro Medium Term Note Program (the EMTN Program), the program amount was changed in 2021 to unlimited on the total aggregate principal amount of bonds which may be issued or outstanding at any time under the program, The U.S. Medium Term Note Series D Program registered with the U.S. Securities and Exchange Commission (the U.S. MTN Program), with a ceiling of USD 20 billion, and The Australian and New Zealand Dollar Domestic Medium Term Note Program with a current ceiling of AUD 8 billion. During 2025, NIB borrowed EUR 9,162 (9,070) million by means of 93 transactions in 11 different currencies. EUR 6,843 (7,254) million of this total came from 88 transactions under the EMTN Program. Under the U.S. MTN Program, two transactions, of which both were global benchmark issuances in the amount of USD 1.25 billion and 1.0 billion. During 2024, NIB issued 89 transactions under the EMTN Program. Under the U.S. MTN Program, NIB issued one transaction, a global benchmark issuance in the amount of USD 1.5 billion. The weighted average maturity for NIB’s borrowing operations in 2025 was 4.2 years, compared with 4.6 years in 2024. Of debt securities outstanding, an amount of EUR 5,418 (5,217) million is at floating interest rates, while EUR 31,076 (31,422) million is at fixed interest rates which is mainly swapped to floating rate.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 124 In 2025, USD was the Bank’s largest funding currency, accounting for 31% of total issuance, followed by EUR at 22%, reflecting a return to a more typical funding pattern for NIB. In 2024, EUR comprised 30% of the currency mix compared to 28% for USD, driven by more cost-efficient funding conditions in euros. The distribution among other currencies in 2025 remained well diversified and broadly in line with previous years. NIB may issue notes as part of NIB’s Environmental Bond (NEB) program. NIB has established a framework that allows for the funds raised through issuances of NEB to be directed to its environmental lending in NIB’s member countries and EU countries. Lending projects are eligible under the framework if they satisfy strict internal environmental criteria. Payment of principal and interest on such notes is made solely on the credit standing of NIB as a single institution and is not directly linked to the performance of environmental lending projects. Accordingly, such notes neither constitute “asset-backed” securities, nor are they otherwise credit-linked to any of NIB’s environmental lending projects. NIB Environmental Bonds can be issued under any of NIB’s debt issuance programs. As of 31 December 2025, the Bank had a total of EUR 6,890 (6,035) million outstanding in NEBs. In 2025, NIB’s total NEB issuance was EUR 1,426 (1,735) million. The issuance consisted of a seven-year EUR 750 million bond, as well as NOK 3 billion, DKK 1 billion, and SEK 2.5 billion bonds — all with five-year maturities — and a seven-year inflation-linked ISK 8.5 billion bond. This was the Bank’s first issuance in the ISK market in sixteen years. The year 2025 marked the first time NIB issued NEBs in all its member countries’ currencies. In 2025, NIB expanded its sustainable funding products by introducing a Sustainability-Linked Loans financing Bond (SLLB) program. The SLLB framework, published in September 2025 allows for financing a portfolio of eligible sustainability-linked loans (SLLs). NIB issued its inaugural SLLB, a SEK 1.75 billion bond in September. For both the years 2025 and 2024, the Board of Directors of the Bank authorized the Bank to raise medium and long-term borrowings in an aggregate amount of up to EUR 10.0 billion. NIB has a Euro Commercial Paper Program (ECP Program) with a ceiling of EUR 2 billion. In addition to borrowings under this program and through short-term transactions under the EMTN Program, NIB can obtain short-term funds in the interbank market through money market loans and through repo transactions. These transactions are undertaken in most of the currencies listed in Note 19: Debts evidenced by certificates and related swaps. For both the years 2025 and 2024, the Board of Directors authorized the Bank to raise short-term funding, provided that the outstanding amount at any one time in each of these years does not exceed EUR 3.0 billion. NIB had no commercial paper outstanding under the ECP Program at year-ends 2025 and 2024. Portfolio Management The Bank’s portfolio management deals with the management of that portion of NIB’s liquidity that is invested in longer term securities. Two types of portfolios have been established: (1) a portfolio with security investments measured at amortized cost in highly rated issuers and (2) actively managed portfolios measured at fair value. The return from the portfolios in 2025 continued to contribute positively to NIB’s total results. NIB has signed the United Nations Principles for Responsible Investment (PRI), in which NIB has committed to incorporate environmental, social and governance factors in its investment and ownership decisions. For information regarding accounting treatment and volumes of NIB’s financial placements as of 31 December 2025, please refer to Note 13: Debt securities. The volume of outstanding derivatives as of 31 December 2025 are set forth in Note 27: Derivatives.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 125 Note 5: Net interest income In thousands of euro 2025 2024 Interest income Cash and balances at banks¹ 22,772 37,147 Placements with credit institutions¹ 38,377 53,109 Debt securities 93,290 72,867 Loans outstanding 860,438 961,373 Derivatives 59,172 137,161 Interest income calculated using the effective interest method 1,074,048 1,261,657 Placements with credit institutions 157,901 203,840 Debt securities 205,619 186,125 Derivatives 139,428 269,385 Other financial assets measured at fair value 32 45 Other interest income 502,980 659,395 Total interest income 1,577,028 1,921,052 Interest expense Placements owed to credit institutions -7,634 -25,836 Debts evidenced by certificates -1,112,990 -980,750 Derivatives -106,987 -582,827 Total interest expense -1,227,610 -1,589,413 Net interest income 349,418 331,639 Interest income and expense includes amounts from related parties as described in Note 29: Related party disclosures. ¹ Presentation of net interest income has been reclassified, see Note 2. Note 6: Net fee and commission income In thousands of euro 2025 2024 Commitment fees 6,681 5,926 Early repayment fees 2,848 33 Commissions on lending of securities 323 298 Commission income and fees received 9,853 6,257 Payment related fees -1,305 -1,460 Debt issuance related fees -1,368 -793 Guarantee fees -905 -89 Other expenses -1,240 -265 Commission expense and fees paid -4,818 -2,607 Net fee and commission income 5,035 3,650 Note 7: Net profit/loss on financial operations In thousands of euro 2025 2024 Financial instruments measured at fair value, realised gains and losses 4,906 398 Financial instruments measured at fair value, unrealised gains and losses 18,758 -12,366 Financial instruments measured at amortised cost, realised gains and losses -3,359 -142 Expected credit loss on financial placements -152 -128 Hedge accounting ineffectiveness -14,188 -4,782 Net profit/loss on financial operations 5,966 -17,020

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 126

Note 8: Personnel expenses, compensation and benefits

Net personnel expenses

In thousands of euro	2025	2024
Salaries and other remuneration	33,555	32,732
Social security and employee insurances	2,809	2,418
Pensions	11,335	11,056
Board and Control Committee remuneration	138	133
Other personnel expenses	3,162	3,343
Gross personnel expenses	51,000	49,682
Host country reimbursement according to agreement with the Finnish Government (see next page)	-11,871	-10,979
Capitalisation of internal labour to assets	-584	-721
Net personnel expenses	**38,545**	**37,982**

Employees

	2025	2024
Number of employees as of 31 December	272	257
Average age of employees	46	46
Average period (years) of employment	10	10
Distribution by gender as of 31 December		
Female	107	103
Male	165	154

The number of employees in the table above includes all contracted employees. Permanent employees and those with fixed term contracts of four years or more amounted to 250 (2024: 237). Employees on fixed term contracts less than four years and temporary contracts amounted to 22 (2024: 20).

Compensation for the Board of Directors, the Control Committee, the President and the Executive Committee

Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank's Travel Policy.

The BoD decides on the appointment and remuneration of the President. As a rule, the President is appointed on a fixed term contract for five years at a time, but the existing contract can also be prolonged. The current President's contract commenced on 1 April 2021 for a five year period and was prolonged on 20 August 2025 until 31 August 2029.

The President decides upon the employment of the Executive Committee (ExCo) members. The President is authorised by the BoD to make decisions regarding compensation within the scope of the Staff Regulations and the annually approved financial plan. The remuneration package for the members of the ExCo includes a fixed base salary and customary taxable benefits and allowances, which are in principle the same for all staff at the managerial level.

The Bank can pay performance premiums to the President, ExCo members and staff for excellent and extraordinary performance. The performance premiums (excluding staff) are included in the numbers presented in the table below, if awarded.

The table below includes fees paid to the Board of Directors and Control Committee as well as the taxable income of the President and Executive Committee.

In thousands of euro	2025	2024
Board of Directors (remuneration and attendee allowance)		
Chair	16	16
Other Directors and Alternates (15 persons)	89	87
Control Committee		
Chair	11	10
Other members (10 persons)	22	20
President	824	801
Members of the Executive Committee[1]	3,353	3,467

[1] For year 2025 consisting of Jukka Ahonen, Heikki Cantell, Luca De Lorenzo, Pascal Gauthier (until 23.03.2025), Jakob Laading (since 24.03.2025), Gunnar Okk, Hanna Pajunen, Kim Skov Jensen and Jeanette Vitasp.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 127

Distribution by gender as of 31 December	2025	2024
Board of Directors		
Female	7	6
Male	1	2
Control Committee		
Female	2	3
Male	9	7
Members of the Executive Committee including the President		
Female	2	2
Male	7	7

There were no advances, credit granted or any debt arrangements between the Bank and the members of CC, BoD, the President or the ExCo members, nor commitments entered into by the Bank on their behalf by way of guarantee of any kind.

Benefits

Pension benefits

NIB is responsible for arranging the pension security for its employees. For employees in Finland the Finnish public sector pension system (JuEL Pension) forms the basis for the pension benefits. The JuEL Pension is calculated based on the employee's annual taxable income and the applicable age-linked pension accrual rate. The employer's pension contribution in 2025 was 17.08% of the pensionable income. The employee's pension contribution was either 7.15% or 8.65%, depending on the employee's age. NIB pays this contribution for its permanent staff, and it is taxed as a benefit for the employee. The pension is accounted for as a defined contribution plan. In addition to the JuEL Pension, the Bank has taken out a supplementary group pension insurance policy for its entire permanently employed staff in Finland. The insurance premium, 6.5%, is calculated based on the employee's taxable income and paid until the age of individual retirement under the JuEL Pension, with an upper age limit of 65 years. The supplementary pension is also accounted for as a defined contribution plan.

The employer's pension contributions regarding the President amounted to EUR 374,429 (2024: 362,668). The corresponding figure for the ExCo members was EUR 1,081,244 (2024: 1,143,772) of which EUR 268,516 (2024: 306,944) was related to supplementary pension premiums.

For employees in Latvia, so called three pillar old-age pension system forms the basis for the pension benefits. All employees are included in the state compulsory unfunded pension scheme (first pillar) and the state funded pension scheme (second pillar). The mandatory employer's social security contribution is 34.09% of taxable salaries of which 10.05% is employees' contribution. NIB pays this contribution for its permanent staff, and it is taxed as a benefit for the employee. For permanent staff, NIB also contributes to a pension fund chosen by the employee as part of their private voluntary pension plan (third pillar). The insurance premium towards private pension plan, 6.5%, is calculated based on the employee's taxable income.

The BoD and the CC members are not eligible for NIB pension arrangements.

Insurances

NIB has taken out several (both statutory and voluntary) insurance policies for its staff. For staff in Finland these are unemployment insurance, group accident insurance, group life insurance, medical insurance, and disability insurance. In Latvia, staff are covered for all types of state social insurances included in the Latvian social security system: such as accidents at work and occupational diseases, unemployment, disability, maternity, health and parental insurance. In addition, NIB has taken out supplementary insurances for its staff in Latvia, such as group life insurance, group accident insurance, disability insurance and health insurance. All personal insurance policies are valid for the total duration of employment (if not otherwise stated for the separate insurance alternatives). Longer periods of absence from work may interrupt the insurance coverage temporarily. Some of the insurances are available only to staff with a longer fixed term contract and permanently employed staff.

The BoD and CC members are not under the coverage of the above-mentioned insurances.

Health care

NIB has also arranged occupational health care for its staff through a private medical centre in Finland. The Bank's medical insurance covers in addition to use of other health care service providers if needed and it covers public sector health care services for more severe or complex medical treatment needs. The occupational health care benefit includes both preventive health care and wellbeing actions for staff and medical care.

In Latvia, health care of staff is arranged via a private health insurance which covers certain preventive health care, medical care as well as mandatory health checks.

The BoD and CC members are not under the coverage of the health care benefit.

Additional expatriate benefits

Staff (including ExCo members) who move to the host country for the sole purpose of taking up employment at the Bank are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate in finding accommodation in the host country.

Taxation in Finland and Latvia and host country reimbursement

Staff, including ExCo members and the President, are taxed on their taxable income from NIB in accordance with applicable tax legislation and provisions of the applicable Host Country Agreement. According to the Host Country Agreement between the government of the Republic of Finland and the Bank, the amount of tax withheld on the salaries of the Bank's staff and the final tax on salaries collected in Finland shall be reimbursed to the Bank.

According to the Host Country Agreement between the Republic of Latvia and the Bank, staff shall be exempt from national income tax in Latvia for income from NIB provided that such income is subject to income tax outside Latvia or that NIB has calculated and withheld a tax from such income according to Latvian tax legislation and retained the tax. NIB makes appropriate adjustments to ensure the correct amount of final tax has been withheld by NIB and reports on an annual basis the amounts withheld and retained by NIB to the Latvian State Revenue Service.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 128

Note 9: Other administrative expenses

In thousands of euro	2025	2024
IT and purchased data	12,807	11,244
Office premises	1,824	2,091
Travel	1,184	1,143
Communications and marketing	557	485
Other administrative expenses	3,997	3,843
Cost coverage, NDF and NEFCO (Note 29)	-2,526	-2,799
Rental and other income	-574	-346
Total	**17,269**	**15,661**

Remuneration to the auditors

In thousands of euro	2025	2024
Audit fee	320	204
Other audit-related fees	222	154
Non-audit related fees	5	59
Total remuneration	**547**	**417**

Note 10: Net loan losses

In thousands of euro	2025	2024
Change in expected credit loss on Stage 1 and 2 loans and loan commitments	-3,618	4,120
Change in expected credit loss on Stage 3 loans	-7,989	-7,180
Expected credit loss	-11,606	-3,061
Recoveries on claims	-	57
Net loan losses	**-11,606**	**-3,003**

See also Note 14: *Loans outstanding and guarantee commitments.*

Note 11: Expected credit loss

Impairment methodology

Introduction and governance

The Bank calculates and reports its impairments based on expected credit losses (ECL). The ECL Framework is based on the requirements of the International Financial Reporting Standard (IFRS 9 Financial Instruments). Additionally, the guidance of the Basel Committee on Banking Supervision and Global Public Policy Committee are followed, where applicable. The ECL Framework is governed by the Bank's Risk Management Policy. The Asset, Liability and Risk Committee reviews and the President approves the ECL Framework. The Mandate, Credit and Compliance Committee approves the impairment allowances and ECL model based calculation results. The ECL model is part of the NIB model inventory; it is classified as internal and material, with its lifecycle (design, development, use and maintenance) governed by the Bank's model risk management framework (Policy and Guidelines).

Three stage model

The Bank recognises a loss allowance for ECL on financial assets measured at amortised cost, or at fair value through comprehensive income, and for loan commitments. The ECL comprises of a three-stage model based on changes in credit quality since initial recognition. Impairments are reported based in either 12 months or lifetime expected credit losses, depending on the stage allocation of the financial asset. The stage allocation also determines if interest income for the financial asset is reported on gross carrying amount or net of impairment allowance.

Stage 1 - includes financial assets that have not had a significant increase in credit risk since initial recognition or have a low risk at the reporting date. For these assets, the allowance amount is calculated based on the coming 12 months.

Stage 2 - includes financial assets that have had a significant increase in credit risk (SICR) since initial recognition, but which are not credit impaired. For these assets, the allowance amount is calculated based on expected lifetime of the asset. While judgement is exercised, a SICR is generally considered to have occurred if the life-time default probability (PD) has increased significantly compared to that at the initial recognition. For assets with an initial PD 1-5, a SICR occurs after a downgrade of three (or more) notches; for assets with an initial PD 6-10, a SICR occurs after a downgrade of two (or more) notches; and for assets with an initial PD 11-19, a SICR occurs after a downgrade of one (or more) notch(es).

Stage 3 - includes assets that have been categorised as non-performing in the Bank's credit rating processes. Judgement is applied in the determination of defaulted exposures. For the non-performing assets, assessment is done on an individual basis, as opposed to the collective model used for the Stage 1 and 2 assets. Exposures in default classes are classified as non-performing. A default occurs with regard to an obligor when either or both of the following have taken place:

i) NIB considers that the obligor is unlikely to pay its credit obligations in full, without recourse by the Bank to actions such as realising security; or

ii) the obligor is past due by more than 90 or in the case of sovereign lending by more than 180 days.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 129 Inputs The ECL calculation is performed at the level of individual financial assets and the main components comprise Probability of Default (PD), Loss Given Default (LGD), Exposure at Default (EAD) and Discount Factor. The model is forward-looking: current and future macroeconomic conditions are incorporated into the model through macro-financial scenarios. Probability of Default (PD)—Each transaction in the Bank’s portfolio has an internal PD rating associated with it. This rating is a best estimate rating resulting in a neutral estimate without explicit buffers of conservatism. For ECL purposes, the PD is transformed from through-the-cycle to point-in-time based on a regression model of macro-financial variables to observed default data. PD term structures are derived for each rating grade reflecting the macro-financial scenarios. The short-end of the PD term structure (up to 3 years) reflects the macro-financial scenarios (point-in-time), while the long-end of the PD term structure is based on long-run (through-the-cycle) average behaviour. The term structure construction considers both outright default probabilities and rating migration behaviour. Loss Given Default (LGD) is the magnitude of the likely loss if there is a default. The Bank has established a Rating Framework for LGD, according to which LGD estimates are generated for all of the Bank’s exposures. The estimates are derived separately for different counterparty types: corporates, financial institutions, sovereigns and local & regional governments, and project finance. Exposure at Default (EAD) represents the expected exposure in the event of a default and is measured from discounted contractual cash flows. Loan commitments are included using a Credit Conversion Factor (CCF). The discount factor is calculated based on the Effective Interest Rate (EIR) of a contract. STAGE 1 STAGE 2 STAGE 3 No significant increase in credit risk Significant increase in credit risk Credit impaired since initial recognition since initial recognition financial asset 12-month expected Lifetime expected Lifetime expected credit losses credit losses credit losses Interest revenue Interest revenue Interest revenue on gross basis on gross basis on a net basis Macro-Financial Scenarios—Forward-looking information and judgement are used for calculating ECL. NIB uses three scenarios: a baseline scenario, a favourable (upside) scenario and an adverse (downside) scenario. The baseline scenario, judged to be the most likely outcome, is also used in other processes, such as business and financial planning, ICAAP and stress testing. Using external independent sources as well as internal expert judgement, the scenarios are prepared by Risk & Compliance and approved by senior management. They are selected based on key prevailing risks perceived to be most relevant for NIB and are assigned weights based on expert judgement over the balance of risks around the baseline scenario. As of 31 December 2025, the weights attached to the baseline, upside and downside scenarios were 50%, 20% and 30% compared with 50%, 25% and 25% at the end of 2024. The macro-financial scenarios are driven by a number of variables, including interest rates and credit spreads. Senior management—via the Mandate, Credit and Compliance Committee—may apply post-model adjustments to the model-based ECL estimates as deemed necessary, inter alia to reflect additional factors such as significant events not explicitly incorporated within the ECL model or its inputs. The loan impairment accounting policy is described in Note 2: Accounting policies, and the results of the ECL are described below. Critical judgements and estimation uncertainty The Bank’s ECL Framework describes how IFRS 9 requirements for classification, staging, and provisioning are applied. In assessing whether a SICR has occurred since initial recognition, the model includes judgements about the appropriate indicators used as SICR triggers. Judgement is exercised also when calculating allowances for individually impaired loans to estimate the amount and timing of the expected cash flows to be received from the customers, including the valuation of any collateral received. The ECL models used to determine provisions incorporate forward-looking macroeconomic scenarios. This requires management judgement in selecting scenarios and when assigning the likelihood of the different scenarios occurring. Determination of key forward-looking inputs to the measurement of ECL measurement, foremost PD and LGD, involves estimation uncertainty. In addition, management applies judgement in assessing whether any post-model adjustments are necessary for circumstances which cannot be reflected by the ECL model. There have been no such adjustments in the current reporting period. Sensitivities Model-based ECL estimates are sensitive to the scenarios chosen and their respective probabilities, as well as the staging criteria described above. For the latter, there is more (less) sensitivity to rating migrations for exposures outside (within) the investment-grade bucket. For single-variable sensitivity to the macro-financial factors, a change of 1 percentage point in any single variable input results in changes to ‘base’ ECL (i.e. prior the application of other components in the ECL model) ranging (in absolute terms) from 6-19 basis points. As for probabilities, fixing the baseline at 50 percent likelihood, an increase of 10 percentage points for the downside scenario (and commensurate reduction in the likelihood for the upside scenario) results in an increase of base ECL by EUR 2.5 million and EUR 0.6 million in total ECL.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 130

Expected credit loss provision

In millions of euro	Stage 1	Stage 2	Stage 3	Total
Balance as of 31 December 2023	54	10	9	72
Transfer to Stage 1	1	-1	-	0
Transfer to Stage 2	-1	1	-	0
Transfer to Stage 3	-1	-4	4	0
New assets originated or purchased	17	1	-	17
Amortisations and repayments	-11	-1	-	-12
Impact of remeasurement on existing assets	-7	2	3	-2
Foreign exchange adjustments and other changes	-	-	1	1
Net change in statement of comprehensive income	-2	-2	8	4
Realised losses	-	-	-	0
Balance as of 31 December 2024	**51**	**8**	**17**	**76**
Transfer to Stage 1	3	-3	-	0
Transfer to Stage 2	-4	4	-	0
Transfer to Stage 3	-	-1	1	0
New assets originated or purchased	14	0	-	14
Amortisations and repayments	-13	-2	-	-15
Impact of remeasurement on existing assets	-6	11	7	12
Foreign exchange adjustments and other changes	-	-	-1	-1
Net change in statement of comprehensive income	-6	10	7	11
Realised losses	-	-	-	0
Balance as of 31 December 2025	**45**	**19**	**24**	**87**

Expected credit loss in Statement of financial position as of 31 December

In millions of euro	2025	2024
Loans outstanding[1]	80	70
Loan commitments (recorded in other liabilities)	5	4
Debt securities	2	2
Total	**87**	**76**

[1] Including write-down of accrued interest.

Expected credit loss in Statement of comprehensive income

In millions of euro	2025	2024
Net profit/loss on financial operations (Note 7)	0	0
Net loan losses (Note 10)	-12	-3
Foreign exchange gains and losses	1	-1
Total recognised in statement of comprehensive income	**-11**	**-4**

Assets subject to expected credit loss

In millions of euro	Stage 1	Stage 2	Stage 3	Total
Exposure as of 31 December 2023	26,624	890	9	27,522
Transfer to Stage 1	98	-98	-	0
Transfer to Stage 2	-405	405	-	0
Transfer to Stage 3	-36	-95	130	0
New assets originated or purchased	6,802	25	-	6,827
Amortisations and repayments	-4,447	-104	-26	-4,577
Foreign exchange adjustments and other changes	-225	2	-5	-228
Exposure as of 31 December 2024	28,411	1,025	108	29,545
Transfer to Stage 1	287	-287	-	0
Transfer to Stage 2	-705	705	-	0
Transfer to Stage 3	-31	-26	57	0
New assets originated or purchased	6,132	13	-	6,145
Amortisations and repayments	-4,887	-216	-64	-5,167
Foreign exchange adjustments and other changes	-27	83	-2	54
Exposure as of 31 December 2025	**29,180**	**1,298**	**99**	**30,577**

Assets subject to expected credit loss as of 31 December

In millions of euro	2025	2024
Loans outstanding	23,517	23,321
Loan commitments	1,709	1,330
Treasury assets held at amortised cost	5,351	4,894
Total exposure	**30,577**	**29,545**

The Bank defines "forbearance" as a concession granted to a counterparty for reasons of financial difficulties, i.e. a concession that would not otherwise be considered by the lender. Forbearance recognition is not limited to measures that give rise to a loss for the lender. Modification of the terms and conditions of the contract may include, for example, reduction of the interest rate, principal or accrued interest, or rescheduling of the payment dates of principal and/or interest and has an actual effect on the future cash flows. Judgement is exercised in granting loan forbearance, on a selective basis and purposefully to avoid counterparty default in favour of the Bank's collection opportunities. Loans granted forbearance are automatically watch-listed, and subject to the impairment policies of the Bank.

In 2025, two lending exposures have been moved from a model based ECL impairment provision to having their impairment provision individually assessed as the exposures have been classified in stage 3 with the total exposure of EUR 57 million as of 31 December 2025. As of 31 December 2025, there were in total five non-performing (stage 3) loans totalling EUR 99 (108) million. A total of EUR 80 (70) million has been deducted from the Bank's loans outstanding and from lending claims in "other assets". Specific allowances for impairment amounted to EUR 24 (17) million and ECL on stage 1 & 2 assets amounted to EUR 63 (60) million. During 2025 or 2024, no lending transactions were converted into claims under "other assets".

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 131

Note 12: Placements with credit institutions

The breakdown by type of NIB's placements with credit institutions as of 31 December:

In millions of euro	2025	2024[1]
Reverse repurchase agreements	4,111	5,592
Treasury bills	466	432
Commercial papers	-	95
Cash given as collateral[2]	953	370
Other	12	11
Total	**5,542**	**6,500**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.
[2] Includes accrued interest totalling EUR 2 (1) million.

The distribution of the Bank's placements with credit institutions as of 31 December was as follows:

	Book value		Fair value	
In millions of euro	2025	2024[1]	2025	2024[1]
Held at fair value	4,111	5,592	4,111	5,592
Held at amortised cost	1,431	908	1,431	909
Total	**5,542**	**6,500**	**5,542**	**6,500**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 1,031 million was reclassified from cash and cash equivalents and EUR 47 million from accrued interest and fees receivable to placements with credit institutions as of 31 December 2024.

Note 13: Debt securities

The debt securities were issued by the following counterparties:

In millions of euro	2025	2024[1]
Governments	2,258	2,236
Public institutions	3,864	3,272
Other	5,690	5,095
Total	**11,813**	**10,602**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The distribution of the Bank's debt security portfolios as of 31 December was as follows:

	Book value		Fair value	
In millions of euro	2025	2024[1]	2025	2024[1]
Held at fair value	7,287	6,648	7,287	6,648
Held at amortised cost	4,526	3,954	4,491	3,919
Total	**11,813**	**10,602**	**11,778**	**10,567**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

Of these debt securities, EUR 10,446 (8,999) million is at fixed interest rates and EUR 1,367 (1,603) million at floating interest rates.

As of 31 December 2025, EUR 840 (549) million of total debt securities were in lending bonds. The fair values are disclosed in Note 23: Fair value of financial instruments.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 106 million was reclassified from accrued interest and fees receivable to debt securities as of 31 December 2024.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 132

Note 14: Loans outstanding and guarantee commitments

As of 31 December 2025, 503 (500) loans amounting to EUR 23,249 (23,024) million were outstanding. These are mainly held at amortised cost and may be part of a qualifying hedge accounting relationship with a derivative. As a general rule fixed interest loans are swapped to floating rates through the use of derivatives instruments.

As of 31 December 2025, loans outstanding before impairments, fair value adjustments and hedge accounting adjustments with floating interest rates amounted to EUR 18,445 (18,012) million, while those with fixed interest rates amounted to EUR 5,075 (5,292) million.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 1 million was reclassified from other assets and EUR 133 million from accrued interest and fees receivable to loans outstanding as of 31 December 2024.

In millions of euro	2025	2024[1]
Opening balance	23,024	21,602
Disbursements	3,551	4,216
Amortisation	-2,435	-1,881
Prepayments	-893	-714
Change in expected credit losses	-11	-4
Foreign exchange changes	5	-242
Fair value adjustments	0	-
Hedge accounting adjustments	19	69
Other movements	-11	-21
Closing balance	**23,249**	**23,024**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The following table sets forth a breakdown per business sector of NIB's outstanding loans and issued guarantees as of 31 December.

	2025		2024[1]	
In millions of euro		%		%
Public Sector and Utilities	11,100	47.2%	10,381	44.5%
Project and Structured Finance	1,623	6.9%	1,471	6.3%
Connectivity and Consumer	4,173	17.7%	4,392	18.8%
Industry and Real estate	5,581	23.7%	5,653	24.3%
Financial institutions	1,043	4.4%	1,407	6.0%
Total before ECL and other adjustments	23,520	100.0%	23,304	100.0%
ECL Stage 3	-24		-17	
ECL Stage 1 and 2	-57		-54	
Fair value adjustments	0		-	
Hedge accounting adjustments	-190		-209	
Total	**23,249**		**23,024**	

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 133

The following table sets forth the scheduled amortizations of outstanding loans as of 31 December.

In millions of euro	2025	2024[1]
2025	-	2,548
2026	2,452	2,326
2027	2,713	2,870
2028	2,687	2,785
2029	2,489	2,612
2030	3,172	2,836
2031 and thereafter	10,007	7,327
Total before ECL and other adjustments	23,520	23,304
ECL Stage 3	-24	-17
ECL Stage 1 and 2	-57	-54
Fair value adjustments	0	-
Hedge accounting adjustments	-190	-209
Total	**23,249**	**23,024**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The remaining average time to maturity/re-pricing of loans outstanding as of 31 December 2025, calculated to the next date on which the Bank has the right to adjust the terms of the interest rate or currency of denomination, was 5 years and 3 months (5 years and 1 month), with actual maturities from the date of first disbursement ranging from 1 to 35 years (from 1 to 30 years).

Currency distribution of loans outstanding

In millions of euro	2025	2024[1]
EUR	11,210	10,825
USD	1,668	1,587
Nordic currencies	10,373	10,634
Other currencies	269	258
Total before ECL and other adjustments	23,520	23,304
ECL Stage 3	-24	-17
ECL Stage 1 and 2	-57	-54
Fair value adjustments	0	-
Hedge accounting adjustments	-190	-209
Total as of 31 December	**23,249**	**23,024**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

Distribution of loans outstanding and guarantees by various types of security

	2025		2024[1]	
In millions of euro		%		%
To or guaranteed by member countries	1,511		1,491	
To or guaranteed by other countries	217		244	
To or guaranteed by governments, total	1,728	7.4%	1,735	7.5%
To or guaranteed by local authorities in member countries	3,613	15.4%	3,434	14.7%
To or guaranteed by companies owned 50% or more by member countries or local authorities in member countries	6,732	28.7%	6,237	26.8%
To or guaranteed by banks	1,001	4.3%	1,324	5.7%
Backed by a lien or other security in property	2,191	9.3%	1,918	8.2%
With a guarantee from the parent company and other guarantees	1,532	6.5%	1,485	6.4%
With a negative pledge clause and other covenants	6,699	28.5%	7,154	30.7%
Total after individually assessed impairments	23,496	100.0%	23,288	100.0%
ECL Stage 1 and 2	-57		-54	
Fair value adjustments	0		-	
Hedge accounting adjustments	-190		-209	
Total as of 31 December	**23,249**		**23,024**	

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

As of 31 December, loans committed but not disbursed amounted to EUR 2,807 (2,198) million.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 134

The table below sets forth the distribution of lending outstanding and commitments as of 31 December, allocated by country according to the domicile of the risk owner's group headquarters.

	2025		2024[1]	
In millions of euro	Loans outstanding	Total commitments	Loans outstanding	Total commitments
Denmark	2,814	23	3,148	34
Estonia	1,183	154	1,231	70
Finland	4,613	837	4,669	1,004
Iceland	835	0	801	-
Latvia	512	90	250	318
Lithuania	1,262	528	1,143	270
Norway	4,900	82	4,865	136
Sweden	6,695	971	6,614	316
Belarus	9	-	9	-
Germany	76	3	57	25
Poland	265	94	254	-
Belgium	131	-	94	-
Ireland	84	-	45	-
Other European countries	102	-	70	-
Multilateral	32	25	36	25
Botswana	1	-	4	-
China	6	-	12	-
Vietnam	-	-	1	-
Other Non-European countries	0	-	0	-
Total before ECL and other adjustments	23,520	2,807	23,304	2,198
ECL Stage 3	-24	-	-17	-
ECL Stage 1 and 2	-57	-5	-54	-4
Fair value adjustments	0	-	-	-
Hedge accounting adjustments	-190	-	-209	-
Total as of 31 December	**23,249**	**2,802**	**23,024**	**2,194**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

Note 15: Tangible and intangible assets

Intangible assets

In millions of euro	2025	2024
Acquisition value at the beginning of the year	44	41
Acquisitions during the year	5	3
Asset retirement during the year	-6	-
Acquisition value at the end of the year	43	44
Accumulated amortisation at the beginning of the year	33	30
Amortisation for the year	2	2
Accumulated amortisation on asset retirement during the year	-6	0
Accumulated amortisation at the end of the year	29	33
Net book value as of 31 December	**14**	**11**

Intangible assets comprise of software development costs and right-of-use assets arising from leasing contracts.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 135

Tangible assets

2025

In millions of euro	Buildings	Office equipment and other tangible assets	Total
Tangible assets			
Acquisition value at the beginning of the year	53	10	63
Acquisitions during the year	-	2	2
Sales/disposals during the year	-	-1	-1
Acquisition value at the end of the year	53	11	64
Accumulated depreciation at the beginning of the year	29	5	34
Depreciation for the year	3	1	3
Accumulated depreciation on sales/ disposals during the year	-	-1	-1
Accumulated depreciation at the end of the year	31	5	36
Net book value	**22**	**6**	**28**

On each closing date, the Bank's assets are assessed to determine whether there is any indication of an asset's impairment. As of 31 December 2025, there were no indications of impairment of the intangible or tangible assets.

2024[1]

In millions of euro	Buildings	Office equipment and other tangible assets	Total
Tangible assets			
Acquisition value at the beginning of the year	53	8	61
Acquisitions during the year	-	2	2
Sales/disposals during the year	-	0	0
Acquisition value at the end of the year	53	10	63
Accumulated depreciation at the beginning of the year	26	5	31
Depreciation for the year	3	1	3
Accumulated depreciation on sales/ disposals during the year	-	0	0
Accumulated depreciation at the end of the year	29	5	34
Net book value	**24**	**5**	**29**

[1] A net book value amount of EUR 7 million related to major property improvement works has been reclassified from Office equipment and other tangible assets to Buildings.

Note 16: Depreciation

In thousands of euro	2025	2024
Intangible assets (Note 15)	2,061	2,133
Tangible assets (Note 15)	3,422	3,203
Buildings	2,573	2,573
Office equipment	849	630
Total	**5,483**	**5,336**

Note 17: Other assets

In millions of euro	2025	2024[1]
Fee and comission receivables	15	19
Interest receivable on cash and balances at banks	2	4
Settlement and clearing accounts	53	-
Accounts receivable and prepaid expenses	8	5
Other receivables	0	-
Total	**78**	**28**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 1 million was reclassified to loans outstanding and EUR 4 million from accrued interest and fees receivable as of 31 December 2024.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 136

Note 18: Amounts owed to credit institutions

In millions of euro	2025	2024[1]
Cash received as collateral[2]	132	931
Repurchase agreements	52	-
Other short-term amounts owed to credit institutions	-	0
Total	**184**	**932**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.
[2] Includes accrued interest totalling EUR 0 (2) million.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 2 million was reclassified from accrued interest and fees payable to amounts owed to credit institutions as of 31 December 2024.

Note 19: Debts evidenced by certificates and related swaps

In millions of euro	2025	2024[1]
Opening balance	36,230	32,496
New debt issuance	9,162	9,070
Amortisation	-7,325	-6,453
Call and buybacks	-531	-74
Foreign exchange movements	-1,978	699
Fair value adjustments	17	-9
Hedge accounting adjustments	176	354
Other	133	146
Closing balance	**35,883**	**36,230**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

As of 31 December, the Bank's debts evidenced by certificates were distributed between the currencies shown in the table below. The table also demonstrates the distribution by currency after taking into account related swap nominal value.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 393 million was reclassified from accrued interest and fees payable to debts evidenced by certificates as of 31 December 2024.

	Debt		Swap contracts payable/receivable		Net balance	
In millions of euro	2025	2024[1]	2025	2024[1]	2025	2024[1]
Currency						
USD	10,511	12,960	-992	-635	9,519	12,325
EUR	9,735	8,764	10,417	9,665	20,152	18,429
GBP	4,402	4,706	-4,402	-4,706	0	0
NOK	3,555	3,793	0	0	3,555	3,793
SEK	2,462	1,756	0	0	2,462	1,756
AUD	1,104	1,098	-1,104	-1,098	0	0
NZD	648	1,036	-648	-1,036	0	0
HKD	1,471	948	-1,471	-948	0	0
CNH	620	693	-620	-693	0	0
DKK	837	349	0	0	837	349
CHF	279	276	-279	-276	0	0
RON	99	122	-99	-122	0	0
PLN	95	99	-95	-99	0	0
JPY	30	34	-30	-34	0	0
ZAR	13	11	-13	-11	0	0
TRY	5	6	-5	-6	0	0
INR	142	4	-142	-4	0	0
ISK	60	0	0	0	60	0
Subtotal	36,067	36,655	517	-3	36,584	36,652
Fair value adjustments	11	-6	-14	-6	-3	-11
Hedge accounting adjustments	-622	-798	679	810	57	12
Other	427	378	-265	-158	162	220
Total as of 31 December	**35,883**	**36,230**	**917**	**644**	**36,800**	**36,873**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 137

Note 20: Other liabilities

In millions of euro	2025	2024[1]
Unearned fees	75	83
ECL on loan commitments	5	4
Lease liability	0	0
Accounts payable and accrued expenses	13	13
Total	**93**	**100**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

Note 21: Capitalisation and reserves

The following table sets forth the capitalisation of NIB as of 31 December.

In millions of euro	2025		2024	
Equity:				
Authorised and subscribed capital	8,369		8,369	
Of which callable capital	-7,523		-7,523	
Paid-in capital		846		846
Statutory reserve		837		837
General credit risk fund		2,755		2,575
Cost of hedging reserve		11		28
Changes in own credit risk on liabilities at fair value		5		11
Profit for the year		287		256
Total equity		**4,741**		**4,553**
Debts evidenced by certifcates[1]		35,883		36,230
Total capitalisation		**40,625**		**40,782**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this comparatives have been reclassified, see Note 2.

The member countries' portions of authorised capital as of 31 December are as follows:

In millions of euro	2025	Share, in %	2024	Share, in %
Member country				
Denmark	1,763	21.1%	1,763	21.1%
Estonia	77	0.9%	77	0.9%
Finland	1,483	17.7%	1,483	17.7%
Iceland	79	0.9%	79	0.9%
Latvia	112	1.3%	112	1.3%
Lithuania	163	2.0%	163	2.0%
Norway	1,800	21.5%	1,800	21.5%
Sweden	2,893	34.6%	2,893	34.6%
Total	**8,369**	**100.0%**	**8,369**	**100.0%**

The member countries' portions of paid-in capital as of 31 December are as follows:

In millions of euro	2025	Share, in %	2024	Share, in %
Member country				
Denmark	178	21.1%	178	21.1%
Estonia	8	0.9%	8	0.9%
Finland	150	17.7%	150	17.7%
Iceland	8	0.9%	8	0.9%
Latvia	11	1.3%	11	1.3%
Lithuania	16	2.0%	16	2.0%
Norway	182	21.5%	182	21.5%
Sweden	292	34.6%	292	34.6%
Total	**846**	**100.0%**	**846**	**100.0%**

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 138 Authorised capital stock The Board of Governors can, upon a proposal by the Board of Directors of NIB, decide upon an increase in the authorised capital stock of the Bank. To become effective, such a decision usually requires the approval of the parliaments of the member countries. The authorised capital stock of the Bank, which initially was approximately EUR 510 million, has been increased several times. Most recently in 2020, when the Bank updated its Statutes. The Bank previously had two main categories of lending: ordinary lending and lending under Special Programs. Lending under special programs comprised Project Investment Loans (PIL) and Environmental Investment Loans (MIL). Under the new statutes that came into force during 2020 these special programs were discontinued. The outstanding amounts under the PIL and MIL facilities became part of NIB’s ordinary lending. The Owner countries’ guarantees related to the PIL loans of EUR 1,800 million has been converted to callable capital and the equity reserve allocated to PIL has been converted to paid-in-capital. As a result the authorised capital of the Bank amounts to EUR 8,369 million. The split of NIB’s authorised capital into paid-in capital and callable capital is discussed below under “Paid-in Capital and Callable Capital”. As stipulated in NIB’s Statutes, any increase of the authorised capital stock is allocated among the member countries based upon their gross national income (GNI) at market prices as determined from time to time by the Board of Governors. From the establishment of NIB in 1975 until the Baltic countries joined NIB on January 1, 2005, GNI was calculated at factor prices for the Nordic countries as an average of the data from the two most recent years available. Since January 1, 2005 the source for the GNI statistics has been the International Monetary Fund’s International Financial Statistics publication. Allocations of new subscribed capital among the member countries were fixed at the time of each increase and no adjustments or equalisation payments were made with respect to capital already subscribed. Accordingly, and because the GNI among the member countries has varied over the years, the authorised and paid-in portions of the member countries’ capital have not been the same. In 2016, the Bank’s Board of Governors decided to adjust and align NIB’s authorised capital so that each member country’s share in percentage of paid-in capital and callable capital would equal its share of the authorised capital. Following the completion of the approval process in each member country, the changes have entered into force and have been implemented. Paid-in capital and callable capital The Statutes provide that NIB’s authorised capital stock shall consist of a paid-in portion and a callable portion. Of NIB’s total authorised capital stock of currently EUR 8,369 million, the paid-in portion amounts to EUR 846 million, which corresponds to approximately 10% of the total authorised capital stock of the Bank. All subscribed capital not paid in is subject to call by the Board of Directors of NIB to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations. The Statutes do not require that calls be made pro rata, but it is anticipated that, in the first instance, calls would be made in that manner. Failure by any member country to make payment on any such call would not excuse any other member country from its obligation to make payment. No member country can legally be required on any such call to pay more than the unpaid balance of the callable portion of its subscribed capital. To date no such calls have been made. In view of NIB’s mission as an institution for regional cooperation, there are no provisions in the 2004 Agreement for admitting additional countries. While a member country may withdraw by giving notice in accordance with the provisions set forth in the 2004 Agreement, the 2004 Agreement also provides that a withdrawing country must remain liable for those commitments of NIB that were in force at the time of the withdrawal to the same extent as immediately prior to such withdrawal. Reserves Under the Statutes, NIB’s annual net profits are to be transferred to a statutory reserve (the “Statutory Reserve”) until such reserve equals at least 10% of the authorised capital stock of the Bank. Thereafter, the Board of Governors, acting upon the proposal of the Board of Directors of NIB, will determine the allocation of net profits between further transfers to the Statutory Reserve, General Credit Risk Fund and the payment of dividends to the member countries. As of 31 December 2025, the Statutory Reserve of NIB amounted to EUR 837 million or 10% of the Bank’s authorised capital. NIB has annually allocated a portion of the respective year’s profit as a general credit risk reserve (the “General Credit Risk Fund”) for unidentified risks in the Bank’s operations. As of 31 December 2025, the General Credit Risk Fund amounted to EUR 2,755 million. The General Credit Risk Fund is available to cover losses arising from NIB’s lending portfolio as well as other risks NIB assumes in its business activities, such as the activities of its treasury department. The risks covered with respect to the treasury activities include market risks as well as counterparty risks. For further information in this regard, please see Note 3: Risk management.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 139 Note 22: Collateral and commitments As of 31 December, collaterals and commitments were as follows; In millions of euro 2025 2024 Loans committed but not yet disbursed (Note 14) 2,807 2,198 Callable commitments in other financial placements 1 1 Collateral received for placements with credit institutions² ³ 4,107 5,585 Collateral given for placements with credit institutions1 4—4 Gross collateral with respect to derivatives exposure Collateral received2 4 100 872 Collateral given1 4 952 364 1 Book value. 2 Fair value. 3 Including cash of EUR 32 (57) million and securities of EUR 4,075 (5,528) million received. 4 Cash collateral. NIB as lessee As of 31 December, the future minimum lease payments under non-cancellable leases were as follows; In thousands of euro 2025 2024 Within one year 260 427 Later than one but not two years 205 204 Later than two but not three years 49 26 Later than three years—10 Total 515 668 NIB as lessor As of 31 December, the future minimum lease receipts under non-cancellable leases were as follows; In thousands of euro 2025 2024 Within one year 85 212 Later than one year — Total 85 212

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 140

Note 23: Fair value of financial instruments

Classification of financial instruments

In millions of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instruments	Total
Financial assets					
Cash and balances at banks	1,005	-	-	-	1,005
Placements with credit institutions	1,431	4,111	-	-	5,542
Debt securities	4,526	7,287	-	-	11,813
Other financial placements	-	0	-	-	0
Loans outstanding	23,226	23	-	-	23,249
Derivatives	-	347	-	563	910
Total as of 31 December 2025	**30,187**	**11,769**	**0**	**563**	**42,519**
Financial liabilities					
Amounts owed to credit institutions	132	52	-	-	184
Debts evidenced by certificates	35,238	-	645	-	35,883
Derivatives	-	531	-	1,206	1,737
Total as of 31 December 2025	**35,370**	**583**	**645**	**1,206**	**37,804**

In millions of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instruments	Total
Financial assets					
Cash and balances at banks	1,103	-	-	-	1,103
Placements with credit institutions	908	5,592	-	-	6,500
Debt securities	3,954	6,648	-	-	10,602
Other financial placements	-	0	-	-	0
Loans outstanding	23,024	-	-	-	23,024
Derivatives	-	1,018	-	787	1,806
Total as of 31 December 2024[1]	**28,990**	**13,258**	**0**	**787**	**43,035**
Financial liabilities					
Amounts owed to credit institutions	932	-	-	-	932
Debts evidenced by certificates	35,469	-	761	-	36,230
Derivatives	-	137	-	1,153	1,290
Total as of 31 December 2024[1]	**36,401**	**137**	**761**	**1,153**	**38,451**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 141 Fair value measurement of financial instruments 2025 20241 In millions of euro Carrying amount Fair value2 Carrying amount Fair value2 Financial Assets Cash and balances at banks 1,005 1,005 1,103 1,103 Placements with credit institutions 5,542 5,542 6,500 6,500 Debt securities 11,813 11,778 10,602 10,567 Other financial placements 0 0 0 0 Loans outstanding3 23,249 23,471 23,024 23,097 Derivatives 910 910 1,806 1,806 Total 42,519 42,705 43,035 43,073 Financial Liabilities Amounts owed to credit institutions 184 184 932 932 Debts evidenced by certificates 35,883 35,798 36,230 36,027 Derivatives 1,737 1,737 1,290 1,290 Total 37,804 37,719 38,451 38,249 1 The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2. 2 For short term instruments the carrying value is assumed to be a resonable approximation of fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment. 3 Receivables from defaulted lending counterparties are measured at cost minus impairment.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 142

Fair value hierarchy for financial instruments not held at fair value in the statement of financial position

The table below provides an analysis of financial instruments not held at fair value in the statement of financial position, classified by the respective levels within the fair value hierarchy to which their fair value measurement is categorised.

	2025			2024[1]		
In millions of euro	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial Assets						
Cash and balances at banks	1,005	-	-	1,103	-	-
Placements with credit institutions	-	1,431	-	-	909	-
Debt securities	4,488	-	3	3,916	-	3
Loans outstanding[2]	-	-	23,447	-	23,097	-
Derivatives	-	551	12	-	777	10
Total	**5,493**	**1,982**	**23,462**	**5,019**	**24,782**	**13**
Financial Liabilities						
Amounts owed to credit institutions	-	132	-	-	932	-
Debts evidenced by certificates	-	35,072	80	-	35,249	17
Derivatives	-	1,165	41	-	1,117	36
Total	**0**	**36,370**	**121**	**0**	**37,298**	**53**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.
[2] Based on further analysis on counterparty credit risk the Bank has classified all loans to clients on level 3 in fair value hierarchy starting from 30 June 2025. The majority of these loans were previously classified on level 2.

Fair value hierarchy for financial instruments held at fair value in the statement of financial position

The table below provides an analysis of financial instruments held at fair value in the statement of financial position, classified by the respective levels within the fair value hierarchy to which their fair value measurement is categorised.

	2025			2024[1]		
In millions of euro	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial Assets						
Placements with credit institutions	-	4,111	-	-	5,592	-
Debt securities	7,256	-	31	6,648	-	-
Other financial placements	-	-	0	-	-	0
Loans outstanding	-	-	23	-	-	-
Derivatives	-	337	10	-	1,010	9
Total	**7,256**	**4,448**	**65**	**6,648**	**6,601**	**9**
Financial Liabilities						
Amounts owed to credit institutions	-	52	-	-	-	-
Debts evidenced by certificates	-	461	185	-	576	185
Derivatives	-	523	8	-	120	16
Total	**0**	**1,035**	**193**	**0**	**696**	**201**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 143

Changes in fair values of financial instruments held at fair value and categorised in level 3

	Financial assets					Financial liabilities		
In millions of euro	Debt securities	Other financial placements	Loans outstanding	Derivative assets	Level 3 total assets	Debts evidenced by certificates	Derivative liabilities	Level 3 total liabilities
Balance as of 31 December 2023[1]	0	4	0	13	16	190	11	201
New trades	-	-	-	-	0	-	-	0
Matured, buy backs and calls	-	-4	-	-	-4	-	-	0
Fair value adjustments	-	0	-	-2	-1	-8	4	-4
Foreign exchange changes	-	-	-	-3	-3	3	1	4
Balance as of 31 December 2024[1]	0	0	0	9	9	185	16	201
New trades	31	-	24	-	55	-	0	0
Matured, buy backs and calls	-	-	-	-	0	-	-	0
Fair value adjustments	0	0	0	1	1	12	-8	4
Foreign exchange changes	-	-	0	0	0	-12	0	-13
Balance as of 31 December 2025	**31**	**0**	**23**	**10**	**65**	**185**	**8**	**193**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

Valuation governance

The Bank's fair value methodology and the governance over its models includes a number of controls and other procedures to ensure appropriate safeguards are in place to ensure its quality and adequacy. All new product initiatives including their valuation methodologies are subject to approvals by various functions of the Bank including the Risk and Finance functions. The responsibility of ongoing measurement resides with the business and product line divisions. Once submitted, fair value estimates are also reviewed and challenged by the Risk and Finance functions.

Critical judgements and estimation uncertainty

Critical judgements that have a significant impact on the recognised amounts for financial instruments are exercised when determining the fair value of derivatives and other financial instruments that lack quoted prices or where recently observed market prices are not available.

The Bank uses various valuation models and techniques to estimate the fair values of assets and liabilities. There are uncertainties related to these estimates, in particular when they involve modelling complex financial instruments that use unobservable market data such as correlations or unobservable credit spreads. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for fair value estimates, regarding both modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

The judgements relate to the following areas:

(a) The choice of valuation techniques,

(b) The determination of when quoted prices fail to represent fair value (including the judgement of whether markets are active),

(c) The calculation of credit and debit valuation adjustments (CVA and DVA),

(d) The judgement of which market parameters are observable and how to estimate unobservable inputs.

The critical judgements required when determining the fair value of financial instruments that lack quoted prices or where recently observed market prices are not available also introduce a high degree of estimation uncertainty.

In all of these instances, decisions are based on professional judgement in accordance with the Bank's accounting and valuation policies.

Estimation uncertainty arises especially from structured funding transactions and their hedges, where payoffs are linked to multiple underlying factors. For these transactions, the main unobservable inputs are the correlations between different factors that are estimated from historical data. The outcome of correlation estimates is sensitive to the selection of historical period used. In addition, for some individual fair valued assets, estimation uncertainty exists on discounting rates and future cash flow assumptions.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 144

Valuation techniques

Placements with credit institutions - reverse repurchase agreements

Reverse repurchase agreements are collateralised financial instruments conducted with financial institutions. Since active market prices are not available, the Bank uses discounted cash flow models with observable market inputs in which instances the Bank classifies those securities as Level 2. The Bank does not have Level 3 instruments in this category where valuation inputs would be unobservable.

Debt securities

Debt securities are financial instruments issued by sovereign governments, public institutions and other companies and include both long term bonds and short-term bills with fixed or floating rate interest payments. These instruments are generally highly liquid and traded in active markets resulting in a Level 1 classification. When active market prices are not available, the Bank uses discounted cash flow models with observable market inputs of similar instruments and bond prices to estimate future index levels and extrapolating yields outside the range of active market trading, in which instances the Bank classifies those securities as Level 2. The Bank does not have Level 2 debt securities where valuation inputs would be unobservable. Debt securities categorised as Level 3 are instruments that are not traded actively and the valuations are based on estimating credit spreads from other instruments with similar credit risk.

Other financial placements

The other financial placements are investments in Mezzanine funds categorised as Level 3, where the valuation is obtained from the external fund administrators.

Loans outstanding

Only one of the Bank's loans to client is measured at FVTPL to mitigate the fair valuation mismatch in the statement of comprehensive income. All loans to clients are considered to be as Level 3 due to credit risk.

Amounts owed to credit institutions – repurchase agreements

The Bank measures its repurchase agreement at FVTPL. Similar to reverse repurchase agreement the Bank uses discounted cash flow models with observable market inputs and classifies those as Level 2. The Bank does not have Level 3 instruments in this category.

Debts evidenced by certificates and related hedging derivatives

Some of the Bank's own debt issuances are measured at FVTPL together with the related hedging derivative to eliminate the inconsistent treatment that would otherwise arise from measuring the assets or liabilities or recognising gains and losses on them on a different basis. For the majority of the instruments the Bank uses discounted cash flow models with observable market inputs in which instances the Bank classifies those instruments as Level 2. The complex structured products and instruments denominated in currencies which have limited liquidity are classified as level 3. The calculated fair values of the instruments in illiquid currencies are based on market data from a leading data provider. Both the structured debt issuances and the products in illiquid currencies are hedged back-to-back with swaps to reduce the risks. NIB uses different valuation models to value the structured derivatives and structured debt issuances, depending on the instrument type. The main model inputs are market observable interest rates, foreign exchange rates, swaption volatilities and foreign exchange volatilities. The only unobservable inputs to the valuation model are correlations between different risk factors that are estimated from historical market data. In order to calculate a sensitivity of fair values of structured derivatives and structured debt issuances to these unobservable correlation inputs, a range of different methods for correlation estimation are applied.

The table below gives the sensitivity range of fair values that contains the results using alternative correlation estimates. The correlation alternatives are calculated from historical data using different time periods. As the table shows, the sensitivity of the total net impact is lower than the sum of sensitivities of derivatives and debt on their own. This is because the derivatives hedge the debt issuances back-to-back and the impacts of alternative correlation models partly cancel each other. The estimated uncertainty in the total fair value of structured instruments is EUR ± 0.8 million.

In millions of euro	Valuation technique	Unobservable input	Fair value	Sensitivity of fair value
Debt securities, asset-backed (MBS)	DCF model	Credit spreads, cash flows	31.3	± 0.2
Mezzanine funds	External fund administrator	na	0.2	not material
Loans outstanding, illiquid currency (ISK)	DCF model	Credit spreads	23.4	± 0.2
OTC derivatives, illiquid currency (ISK)	DCF model	Discounting rates	-0.2	± 0.3
Structured OTC derivatives	BGM model	Correlations	2.1	± 5.0
Structured debt issuances	BGM model	Correlations	-184.5	± 5.8
Total net as of 31 December 2025			**-127.7**	**± 1.5**

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 145 Interest rate derivatives Interest rate derivatives include interest rate swaps, cross currency interest rate swaps, basis swaps and interest rate swaps with a call option. The main valuation technique for these instruments is simple discounted cash flow model where future cash flows are projected with forward rates and discounted with the appropriate interest rate curves considering cash flow currency and collateral currency. These contracts are generally Level 2 unless adjustments to yield curves or credit spreads are based on significant non-observable inputs, in which case, they are Level 3 (see Debts evidenced by certificates and related hedging derivatives). Interest rate options are valued by standard option pricing models. The contracts with interest rate options are generally Level 2 unless adjustments to yield curves or credit spreads are based on significant non-observable inputs, in which case they are classified as Level 3. All derivative transactions are collateralised under standard credit support annexes (CSAs). Foreign exchange contracts Foreign exchange contracts include open spot contracts, foreign exchange forward and swap contracts. These instruments are valued by discounting future cash flows with appropriate rates, considering cash flow currency and collateral currency. The Bank classifies foreign exchange contracts as Level 2 financial instruments when no unobservable inputs are used for their valuation or the unobservable inputs used are not significant to the measurement as a whole. Valuation adjustments and other considerations Credit and debit valuation adjustments (CVA/DVA) The Bank calculates CVA/DVA for derivatives positions on a netting set level basis over the entire life of the exposure. CVA is calculated by multiplying the probability of default (PD), the loss given default (LGD) and the expected exposure (EE) at the time of default. A DVA is applied to incorporate the Bank’s own credit risk in the fair value of derivatives, using a similar methodology as for CVA. EE is calculated using a Monte Carlo simulation on netting set level. The model inputs include market values from current market data and model parameters implied from quoted market prices. Collateral and netting arrangements are considered. PDs are estimated from credit default swap (CDS) data, while standard market quotations are used for LGD parameters. For counterparties that have no CDS data, data from another comparable counterparty is used as a proxy. NIB does not have its own CDS quoted in the markets, and thus weighted average of the Bank’s owner countries’ CDS spreads is applied. Correlations in the Monte Carlo simulation are estimated from the historical data. The Bank applies CVA/DVA to all over-the-counter derivatives positions. Based on regular assessment of the extent of the adjustments, the Bank concluded that these adjustments were not significant to the levelling classification of the relevant instruments in 2025 or 2024. As the Bank applies collateralisation to all derivatives transactions under standard CSAs, the magnitude and volatility of CVA and DVA remains relatively low. As of 31 December 2025, recorded CVA amounted to EUR -2.1 (-1.9) million, while DVA was EUR 0.6 (0.6) million. Bid-offer The market data used to value Level 2 and Level 3 instruments is based on mid-market prices of instruments. For Level 1 debt securities, bid prices are applied in the valuations.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 146

Note 24: Maturity profile of financial assets and liabilities

The table below sets out a maturity analysis for financial assets and liabilities containing principal and interest flows. For loans outstanding, undiscounted cash flows are presented until contractual final maturity. For borrowing outstanding and derivatives with call options, cash flows are presented until the first possible termination date. Cash flows are presented on net basis for interest rate swaps and on gross basis for all other swaps. Interest cash flows are projected based on the interest rates prevailing on the closing date. See also Note 27: Derivatives and Note 3: Risk management (liquidity risk).

2025

In millions of euro	Carrying amount	Contractual cash flows	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years
Assets							
Cash and balances at banks	1,005	1,005	1,005	-	-	-	-
Placements with credit institutions	5,542	5,537	5,537	-	-	-	-
Debt securities	11,813	12,946	590	496	942	8,143	2,774
Other financial placements	0	1	-	-	-	-	1
Loans outstanding	23,249	27,553	697	799	1,506	13,264	11,288
Derivatives							
Receive leg	8,777	12,093	5,314	604	1,110	4,349	716
Pay leg	-7,868	-10,685	-5,193	-470	-1,065	-3,329	-628
Assets, total	**42,519**	**48,451**	**7,951**	**1,429**	**2,493**	**22,427**	**14,151**
Liabilities							
Amounts owed to credit institutions	184	132	132	-	-	-	-
Debts evidenced by certificates	35,883	39,546	4,008	1,733	3,311	25,877	4,617
Derivatives							
Receive leg	-15,300	-17,814	-2,128	-1,178	-2,178	-11,612	-718
Pay leg	17,037	18,530	2,197	1,295	2,248	12,042	749
Liabilities, total	**37,804**	**40,394**	**4,209**	**1,849**	**3,380**	**26,307**	**4,648**
Net during the period			**3,742**	**-420**	**-887**	**-3,880**	**9,504**
Loans committed but not yet disbursed			2,807

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 147

2024[1]

In millions of euro	Carrying amount	Contractual cash flows	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years
Assets							
Cash and balances at banks	1,103	1,103	1,103	-	-	-	-
Placements with credit institutions	6,500	6,523	4,599	1,924	-	-	-
Debt securities	10,602	11,525	414	465	747	8,483	1,416
Other financial placements	0	1	-	-	-	-	1
Loans outstanding	23,024	27,808	601	889	1,819	13,107	11,392
Derivatives							
Receive leg	17,737	23,487	3,793	3,243	1,938	13,128	1,384
Pay leg	-15,932	-21,390	-3,584	-3,061	-1,640	-11,979	-1,127
Assets, total	**43,035**	**49,058**	**6,926**	**3,461**	**2,865**	**22,739**	**13,067**
Liabilities							
Amounts owed to credit institutions	932	929	929	-	-	-	-
Debts evidenced by certificates	36,230	40,087	1,081	3,170	5,060	26,170	4,605
Derivatives							
Receive leg	-6,180	-10,450	-1,891	-1,712	-988	-5,039	-820
Pay leg	7,470	11,364	1,946	1,807	1,186	5,433	992
Liabilities, total	**38,451**	**41,929**	**2,064**	**3,265**	**5,258**	**26,564**	**4,777**
Net during the period			**4,862**	**195**	**-2,394**	**-3,826**	**8,290**
Loans committed but not yet disbursed			2,198				

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 148

Note 25: Interest rate risk

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank's interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank's interest rate exposure. The assets and liabilities are grouped into buckets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bucket makes the Bank sensitive to interest rate fluctuations. See also Note 3: Risk management. A 100 bps interest rate change would impact the income statement by approximately EUR 24 million.

2025

In millions of euro	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets								
Cash and balances at banks	w1,005	-	-	-	-	-	-	1,005
Placements with credit institutions	4,552	-	-	-	-	-	990	5,542
Debt securities	1,734	483	686	6,245	2,390	122	153	11,813
Other financial placements	-	-	-	-	-	-	0	0
Loans outstanding	10,304	7,385	415	3,057	1,554	681	-146	23,249
Intangible assets	-	-	-	-	-	-	14	14
Tangible assets	-	-	-	-	-	-	28	28
Derivative receive leg	25,116	7,207	5,018	20,655	3,151	606	638	62,392
Other assets	-	-	-	-	-	-	78	78
Total assets	**42,712**	**15,075**	**6,118**	**29,957**	**7,095**	**1,409**	**1,755**	**104,121**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions	184	-	-	-	-	-	-	184
Debts evidenced by certificates	8,105	607	2,994	20,580	3,139	605	-147	35,883
Derivative pay leg	42,076	5,924	1,120	8,806	3,136	1,404	754	63,219
Other liabilities	-	-	-	-	-	-	93	93
Total liabilities	50,365	6,531	4,114	29,387	6,274	2,009	700	99,380
Total equity	-	-	-	-	-	-	4,741	4,741
Total liabilities and equity	**50,365**	**6,531**	**4,114**	**29,387**	**6,274**	**2,009**	**5,442**	**104,121**
Net during the period	**-7,653**	**8,544**	**2,004**	**571**	**820**	**-600**	**-3,686**	**0**
Cumulative net during the period	-7,653	891	2,895	3,466	4,286	3,686	0	-
Guarantee commitments	-	-	-	-	-	-	-	-

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 149

2024[1]

In millions of euro	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets								
Cash and balances at banks	1,103	-	-	-	-	-	-	1,103
Placements with credit institutions	4,176	1,898	-	-	-	-	427	6,500
Debt securities	1,723	392	551	6,546	1,211	86	94	10,602
Other financial placements	-	-	-	-	-	-	0	0
Loans outstanding	10,582	6,997	436	2,709	1,772	677	-149	23,024
Intangible assets	-	-	-	-	-	-	11	11
Tangible assets	-	-	-	-	-	-	29	29
Derivative receive leg	23,671	9,150	6,120	19,995	2,798	920	826	63,480
Other assets	-	-	-	-	-	-	28	28
Total assets	**41,255**	**18,436**	**7,107**	**29,250**	**5,781**	**1,684**	**1,266**	**104,778**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions	932	-	-	-	-	-	-	932
Debts evidenced by certificates	5,561	2,733	4,674	19,967	2,789	917	-410	36,230
Derivative pay leg	42,337	5,985	846	8,254	2,638	1,848	1,056	62,964
Other liabilities	-	-	-	-	-	-	100	100
Total liabilities	48,830	8,718	5,519	28,221	5,427	2,765	746	100,225
Total equity	-	-	-	-	-	-	4,553	4,553
Total liabilities and equity	**48,830**	**8,718**	**5,519**	**28,221**	**5,427**	**2,765**	**5,298**	**104,778**
Net during the period	**-7,575**	**9,718**	**1,587**	**1,029**	**354**	**-1,081**	**-4,033**	**0**
Cumulative net during the period	-7,575	2,143	3,730	4,760	5,114	4,033	0	-
Guarantee commitments	-	-	-	-	-	-	-	-

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 150

Note 26: Currency risk

NIB's operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities in the major currencies. See also Note 2: Risk management.

Net currency position as of 31 December 2025

In millions of euro	EUR	USD	SEK	NOK	DKK	ISK	Other currencies	Fair value adjustments and derivatives netting	Total
Assets									
Cash and balances at banks	932	68	0	1	1	0	3	-	1,005
Placements with credit institutions	1,501	822	725	1,440	1,053	-	-	0	5,542
Debt securities	9,622	622	397	751	405	-	-	16	11,813
Other financial placements	0	-	-	-	-	-	-	-	0
Loans outstanding	11,137	1,661	4,149	3,998	2,164	86	245	-190	23,249
Intangible assets	14	-	-	-	-	-	-	-	14
Tangible assets, property and equipment	28	-	-	-	-	-	-	-	28
Derivatives[1]	-8,392	7,465	-2,791	-2,691	-2,783	-24	8,824	1,300	910
Other assets	-29	0	2	102	-	-	3	-	78
Total assets	**14,813**	**10,639**	**2,483**	**3,601**	**840**	**62**	**9,075**	**1,126**	**42,639**
Liabilities and equity									
Liabilities									
Amounts owed to credit institutions	184	-	-	-	-	-	-	0	184
Debts evidenced by certificates	9,855	10,626	2,480	3,590	827	61	9,055	-611	35,883
Derivatives[1]	-	-	-	-	-	-	-	1,737	1,737
Other liabilities	38	12	2	11	13	0	18	-	93
Total liabilities	10,077	10,638	2,482	3,601	839	61	9,072	1,126	37,898
Equity	4,437	-	-	-	-	-	-	17	4,454
Total liabilities and equity	**14,515**	**10,638**	**2,482**	**3,601**	**839**	**61**	**9,072**	**1,142**	**42,352**
Net of assets and liabilities	**299**	**1**	**1**	**0**	**1**	**1**	**2**	**-17**	**287**

[1] Currency breakdown for all derivatives shown on asset side.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 151

Net currency position as of 31 December 2024[1]

In millions of euro	EUR	USD	SEK	NOK	DKK	ISK	Other currencies	Fair value adjustments and derivatives netting	Total
Assets									
Cash and balances at banks	1,041	59	0	0	0	-	3	-	1,103
Placements with credit institutions	2,130	459	1,295	1,519	1,097	-	-	0	6,500
Debt securities	7,613	1,016	397	913	674	-	-	-11	10,602
Other financial placements	0	-	-	-	-	-	-	-	0
Loans outstanding	10,763	1,579	4,029	4,327	2,278	-	258	-209	23,024
Intangible assets	11	-	-	-	-	-	-	-	11
Tangible assets, property and equipment	29	-	-	-	-	-	-	-	29
Derivatives[2]	-7,250	9,983	-3,952	-2,901	-3,699	-	8,900	725	1,806
Other assets	26	0	2	0	-	-	0	-	28
Total assets	**14,363**	**13,097**	**1,772**	**3,858**	**350**	**0**	**9,161**	**504**	**43,104**
Liabilities and equity									
Liabilities									
Amounts owed to credit institutions	931	-	0	-	-	-	-	-	932
Debts evidenced by certificates	8,866	13,082	1,769	3,848	348	-	9,119	-804	36,230
Derivatives[2]	-	-	-	-	-	-	-	1,290	1,290
Other liabilities	33	15	2	9	1	-	40	-	100
Total liabilities	9,831	13,097	1,771	3,858	349	0	9,159	486	38,551
Equity	4,257	-	-	-	-	-	-	39	4,296
Total liabilities and equity	**14,088**	**13,097**	**1,771**	**3,858**	**349**	**0**	**9,159**	**526**	**42,848**
Net of assets and liabilities	**275**	**0**	**1**	**0**	**1**	**0**	**1**	**-21**	**256**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.
[2] Currency breakdown for all derivatives shown on asset side.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 152

Note 27: Derivatives

Derivatives

	31 December 2025			31 December 2024[1]		
		Fair value			Fair value	
In millions of euro	Nominal amount	Positive	Negative	Nominal amount	Positive	Negative
Interest rate swaps	14,743	70	60	12,626	101	83
Cross currency swaps	11,091	270	449	13,142	818	42
Currency derivatives	3,488	7	22	5,791	100	12
Derivatives used in economic hedge relationships	**29,322**	**347**	**531**	**31,558**	**1,018**	**137**
Interest rate swaps	25,752	464	772	27,005	499	865
Cross currency swaps	10,169	99	434	9,882	289	289
Derivatives used as fair value hedges	**35,921**	**563**	**1,206**	**36,887**	**787**	**1,153**
Total derivatives	**65,243**	**910**	**1,737**	**68,446**	**1,806**	**1,290**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

Derivatives net exposures after collaterals

	31 December 2025		31 December 2024[1]	
In millions of euro	Assets	Liabilities	Assets	Liabilities
Derivative instruments in financial position	910	1,737	1,806	1,290
Netting by counterparty	-804	-804	-939	-939
Net exposure before collaterals	**106**	**933**	**867**	**351**
Collateral received/given	-97	-952	-849	-362
Net exposure	**8**	**-19**	**18**	**-11**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.
See also Risk Management, Credit Risk, Derivatives.

The Bank is subject to market risks arising from fluctuations in exchange rates, interest rates, credit spreads and cross currency basis spreads. The Bank employs a number of hedging strategies to mitigate against these risks as described in Note 3: Risk management, however the Bank only applies hedge accounting for some strategies as described in Note 28: Hedge accounting.

The Bank has made changes to the presentation of its Statement of financial position and due to this EUR 322 million has been reclassified from accrued interest and fees receivable to derivative assets and EUR 70 million from accrued interest and fees payable to derivative liabilities as of 31 December 2024.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 153

Note 28: Hedge accounting

Hedge accounting

The Bank uses interest and cross-currency swaps to hedge its exposure to changes in the fair values of fixed rate funding and lending transactions. The Bank is not allowed under its Risk Management Policy to have open positions, therefore all fixed rate transactions are swapped back to back. As a consequence, the critical terms of the hedged item and hedging instrument are closely aligned and the maturities of the hedging instruments match the maturities of the underlying hedged items. For more information regarding the maturities of financial assets and liabilities see Note 24: Maturity profile of financial assets and liabilities.

In addition to the qualitative assessment of critical terms, the Bank assesses the effectiveness of the hedges by comparing changes in the fair value of the hedged risk with changes in the fair value of the related hedging instrument. Ineffectiveness is recorded in the Statement of comprehensive income in the line item "Net profit/loss on financial operations".

Fair value hedges

Hedged items

2025

In millions of euro	Nominal amount	Carrying amount: Assets	Carrying amount: Liabilities	Change in fair value used for recognising hedge ineffectiveness	Accumulated hedge adjustment Included in the carrying amount: Assets	Accumulated hedge adjustment Included in the carrying amount: Liabilities
Loans outstanding	4,959	4,797	-	19	-190	-
Debts evidenced by certificates	30,889	-	30,637	-176	-	-622
Total	**35,848**	**4,797**	**30,637**	**-156**	**-190**	**-622**

2024

In millions of euro	Nominal amount	Carrying amount: Assets[1]	Carrying amount: Liabilities[1]	Change in fair value used for recognising hedge ineffectiveness	Accumulated hedge adjustment Included in the carrying amount: Assets	Accumulated hedge adjustment Included in the carrying amount: Liabilities
Loans outstanding	5,264	5,081	-	69	-209	-
Debts evidenced by certificates	31,624	-	31,117	-354	-	-798
Total	**36,888**	**5,081**	**31,117**	**-285**	**-209**	**-798**

[1] The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 154 Derivatives used for hedge accounting 2025 Carrying amount Change in fair value Ineffectiveness Cost of hedging used for recognising recognised in recognised in In millions of euro Nominal amount Assets Liabilities hedge ineffectiveness profit or loss OCI Swaps hedging loans outstanding 5,032 277 39 -6 14 0 Swaps hedging debts evidenced by certificates 30,889 286 1,167 148 -28 -17 Total 35,921 563 1,206 142 -14 -17 2024 Carrying amount Change in fair value Ineffectiveness Cost of hedging used for recognising recognised in recognised in In millions of euro Nominal amount Assets1 Liabilities1 hedge ineffectiveness profit or loss OCI Swaps hedging loans outstanding 5,264 310 53 -75 -6 0 Swaps hedging debts evidenced by certificates 31,624 478 1,100 355 1 4 Total 36,887 787 1,153 280 -5 4 1 The Bank has made changes to the presentation of its Statement of financial position and due to this the comparative information has been reclassified, see Note 2.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 155

Note 29: Related party disclosures

Nordic Development Fund and Nordic Environment Finance Corporation

According to the constituent documents of Nordic Development Fund (NDF) and Nordic Environment Finance Corporation (NEFCO), their principal offices shall be located at the principal office of Nordic Investment Bank (NIB). Furthermore, the Statutes of NDF and NEFCO set out that their Control Committee members appointed by the Nordic Council shall be the same persons as appointed by the Council to the Control Committee of NIB. In addition, the Statutes of NDF and NEFCO set out that the powers vested in their respective Board of Directors may to the extent appropriate be delegated to the President of the respective organisation and/or to NIB.

The Bank provides administrative services to NDF and NEFCO the compensation of which is disclosed in Note 9. The following table shows the outstanding balance of amounts owed by and owed to NDF, NEFCO and the trust funds administered by them, and the interest income and fee income received from the related parties during the year. The interest received from these institutions is at normal commercial rates. As of 31 December 2025, NIB had loans agreed but not disbursed to NEFCO amounting to EUR 25 million.

In thousands of euro	Lending fee income	Interest income calculated using the effective interest rate method	Amounts owed by related parties as of 31 December	Amounts owed to related parties as of 31 December
2025	108	363	9,926	-
2024	110	363	11,243	-

Rental income and service fees

In thousands of euro	NDF	NEFCO
2025	898	1,675
2024	1,066	1,867

Key management personnel

The Bank has identified members of the Board of Directors, the Control Committee and the Executive Committee as key management personnel. Information regarding the compensation of key management personnel for the relevant reporting periods can be found in Note 8. There have been no other transactions between the Bank and key management personnel.

Note 30: Additional cash flow information

Specification of the cash and cash equivalents, net as of 31 December:

In thousands of euro	2025	2024[1]
Cash and balances at banks, cash on hand	709,868	700,167
Cash and balances at banks, due from banks	294,864	402,873
Short-term placements with credit institutions, collateralised[2]	1,844,893	664,840
Cash and cash equivalents	2,849,624	1,767,880
Amounts owed to credit institutions, bank overdrafts	-	-426
Cash and cash equivalents, net	**2,849,624**	**1,767,453**

[1] The Bank has made changes to the presentation of its Statement of financial position and Cash flow statement. Due to this the comparative information has been reclassified, see Note 2.
[2] Net exposure after collaterals for placements with collateral EUR 9,638 (1,736) thousand.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 156 Note 31: Exchange rates Key ratio definitions Euro exchange rate as of Euro exchange rate as of 31 December 2025 31 December 2024 DKK Danish krone 7.46885 7.45777 Equity/total assets = Total equity at reporting date ISK Icelandic króna 147.20390 143.91460 Total assets at reporting date NOK Norwegian krone 11.83659 11.78570 SEK Swedish krona 10.81221 11.45513 Net profit for the year ARS Argentine peso 1706.38710 1071.54900 Return on equity = AUD Australian dollar 1.75783 1.67628 Average equity for the year BRL Brazilian real 6.44905 6.42804 Total operating expenses for the year CAD Canadian dollar 1.60951 1.49520 Cost/income = Total operating income for the year CHF Swiss franc 0.93136 0.94144 CNH Chinese yuan renminbi 8.20362 7.63046 CZK Czech koruna 24.21900 25.18405 GBP Pound sterling 0.87291 0.82939 HKD Hong Kong dollar 9.15092 8.07152 INR Indian rupee 105.63850 88.96360 JPY Japanese yen 184.10050 163.07900 MXN Mexican peso 21.12354 21.54694 NZD New Zealand dollar 2.03742 1.85251 PLN Polish zloty 4.22033 4.27510 RON Romanian leu 5.09562 4.97355 RUB Russian rouble 96.40690 114.84400 SDR Special drawing right 0.85773 0.79693 SGD Singapore dollar 1.51086 1.41682 TRY Turkish lira 50.60427 36.78636 TWD New Taiwan dollar 36.83331 34.04131 USD US dollar 1.17560 1.03932 ZAR South African rand 19.44161 19.60195 The Bank uses exchange rates acquired from a leading market data provider based on rates prevailing at 13:00 GMT as of 31 December except for Special drawing right (SDR) which is based on the International Monetary Fund (IMF) published rate. Note 32: Post balance sheet events There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 157 Proposal by the Board of Directors to the Board of Governors In accordance with Section 10 and 11 of the Statutes of the Bank, we propose that the 2025 net profit of EUR 287,387,070.72 be allocated as follows:—EUR 201,387,070.72 will be transferred to the General Credit Risk Fund as a part of equity; and—EUR 86,000,000.00 will be made available for distribution as dividends to the Bank’s member countries. In addition, we recommend to the Board of Governors that the audited financial statements for 2025 be approved. The Board of Directors’ proposal with regard to the allocation of the Bank’s profit takes into account the need to maintain the Bank’s capital ratios at secure levels, which is a prerequisite for maintaining the Bank’s high creditworthiness. It maintains the banks status as a dividend-paying entity and provides a return on the capital to the shareholders. Helsinki, 25 February 2026 Merle Wilkinson (Chair of the Board) Julie Sonne (Deputy Chair) Minna Nikitin Esther Finnbogadóttir Līga Kļaviņa Jurgita Uzielienė Kristin Langeland Ervik Max Elger

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 158 REPORTS AND OTHER DISCLOSURES We are the IFI of Nordic-Baltic region Auditor’s reports .159 Independent Auditor’s Report .159 Assurance Report .163 Control Committee Reports .165 Report of the Control Committee Chairmanship .165 Report of the Control Committee .167 Sustainability indices .168 IFRS Sustainability Disclosure Standards index .168 GRI content index 173 TNFD content index 178 Appendix .180 About this report 180 Glossary .181 “As a newcomer in Helsinki, I am excited to be part of an organisation with a meaningful purpose. Coming from Denmark, I feel at home in NIB and within Finnish society. We share many similarities and a mutual understanding of common interests, in areas such as sustainable growth and security in our region.” – Oliver Mølvang Hermansen, Associate Communications Officer

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 159 Independent Auditor’s Report To the Control Committee of the Nordic Investment Bank Report on the Audit of the Financial Statements Opinion In our opinion financial statements give a true and fair view of the Bank’s financial position, financial performance and cash flows in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB). What we have audited We have audited the financial statements of the Nordic Investment Bank (“the Bank”) for the year ended 31 December 2025. The financial statements comprise the Statement of financial position, Statement of comprehensive income, Changes in equity, Cash flow statement and notes, which include material accounting policy information and other explanatory information. Basis for Opinion We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA Code). We have also fulfilled our other ethical responsibilities in accordance with the IESBA Code. Key Audit Matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. As in all of our audits, we also addressed the risk of management override of internal controls, including among other matters consideration of whether there was evidence of bias that represented a risk of material misstatement due to fraud.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 160 Key audit matter in the audit How our audit addressed the key audit matter Provisioning for loan losses Refers to Note 2: Accounting policies (Impairment of loans), Note 10: Net loan losses and Note 11: Expected credit loss Some level of judgement is involved in determining the appropriate impairment loss to be recognised. For individually assessed loans, judgement is involved in determining whether a loan has a loss event and in assessing the loan loss amount. NIB calculates Expected Credit Losses (ECL) using a collective model for stage 1 and stage 2 loans. ECL are calculated as a function of the probability of default, the exposure at default and the loss given default as well as the timing of the loss. NIB categorises loans into three stages depending on the level of credit risk or changes in credit risk for each individual loan. For loans without a significant increase in credit risk, stage 1, expected credit losses are calculated for estimated defaults within 12 months. For loans where there is a significant increase in credit risk, stage 2, the calculation is based on the lifetime of expected losses. For non-performing loans in stage 3, the impairment assessment is performed on an individual basis outside the collective model. Our audit included a combination of testing of internal controls over financial reporting and substantive testing. We obtained an understanding of the loan origination process, credit risk management and the impairment allowances for loans. We assessed the design and effectiveness of governance and controls over the estimation of ECL. For ECL model, we involved our modelling specialists to assess the methodology, challenge the underlying assumptions, and to independently perform recalculations on a sample of the model’s outputs. We have evaluated the appropriateness of the assumptions and accuracy of underlying data used in the ECL model. We selected a sample of non-performing loans based on our materiality and thoroughly evaluated their assessments. We have also assessed the disclosures related to impairment of loans. Valuation of certain level II and level III financial instruments Refers to Note 2: Accounting policies (Significant accounting judgements and estimates), Note 7: Net profit/loss on financial operations, Note 13: Debt securities, Note 23: Fair value of financial instruments, Note 27: Derivatives, Note 28: Hedge accounting Geopolitical tensions and ongoing macroeconomic uncertainty continue to be a key theme across the markets. The challenging valuation environment emphasises the importance of robust valuation and reporting controls and the valuation of financial instruments is an area of inherent risk. The Bank has financial instruments, mainly bonds and derivatives, which fall in levels II and III in the fair value hierarchy that utilise observable and unobservable inputs for recurring fair value measurements. Significant portfolios of financial instruments are valued based on models and certain assumptions that are not observable by third parties. Important areas in the valuation of financial instruments held at fair value relate to: framework and policies relating to models and valuation internal controls relating to fair value adjustments, price testing, fair value hierarchy and model control and governance disclosures of financial instruments. We examined the Bank’s model validation and approval processes, controls over data feeds and inputs to valuation and the fair value hierarchy and the Bank’s governance and reporting processes and controls. For the valuations dependent on unobservable inputs or which involve a higher degree of judgement, we assessed the assumptions, methodologies and models used by the Bank. We performed an independent valuation of a sample of positions, including fair value hierarchy testing. In respect of fair value adjustments, specifically credit and debit fair value adjustments (CVA and DVA) for derivatives, we assessed the methodology applied, underlying models and assumptions made by the Bank and compared it with our knowledge of current industry practice. We have also assessed the disclosures related to the valuation of financial instruments held at fair value.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 161 Other Information The Board of Directors and the President are responsible for the other information. The other information comprises the information included in the Annual Report but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities Statements of the Board of Directors and the President for the Financial The Board of Directors and the President are responsible for the preparation of financial statements that give a true and fair view in accordance with IFRS Accounting Standards as issued by the IASB. The Board of Directors and the President are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Board of Directors and the President are responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the Bank or to cease operations, or there is no realistic alternative but to do so. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. Conclude on the appropriateness of the Board of Directors’ and the President’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 162 Other matter Our audit report is intended for the benefit of NIB’s Board of Governors, Control Committee and Board of Directors. This auditor’s report is provided as a result of the audit of NIB’s financial statements, as required by Section 16 of the Statutes of NIB and paragraph 3 of Section 3 of the Rules of Procedure of the Control Committee of NIB. Our audit report is not applicable, and it should not be used for any other purpose. We are responsible for our work, our auditor’s report, and the opinion we have expressed only to the Bank, and not to third parties. Signatures Helsinki, 25 February 2026 PricewaterhouseCoopers Oy Öhrlings PricewaterhouseCoopers AB Authorised Public Accountants Jukka Paunonen Peter Sott Authorised Public Accountant (KHT) Authorised Public Accountant

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 163 Independent practitioner’s limited assurance report To the Management of the Nordic Investment Bank Limited assurance conclusion Based on the procedures we have performed and the evidence we have obtained, nothing has come to our attention that causes us to believe that the Sustainability information for the reporting period 1 January -31 December 2025 prepared applying—the Global Reporting Initiative (GRI) Standards is not prepared, in all material respects, in accordance with those standards;—the NIB Environmental Bond Framework (Aug 2024) is not prepared, in all material respects, in accordance with those requirements;—the NIB Sustainability-linked Loans financing Bond Framework (Sep 2025) is not prepared, in all material respects, in accordance with those requirements;—NIB’s own reporting principles is not prepared, in all material respects, in accordance with those requirements; and—the Partnership for Carbon Accounting Financials (PCAF) standards is not prepared, in all material respects, in accordance with those standards. In this report the Global Reporting Initiative (GRI) Standards, NIB Environmental Bond Framework (Aug 2024), NIB Sustainability-linked Loans financing Bond Framework (Sep 2025), NIB’s own reporting principles, and the Partnership for Carbon Accounting Financials (PCAF) standards are also referred to collectively as the “reporting criteria”. What we were engaged to assure We have, at the request of the management of the Nordic Investment Bank (hereinafter also “the Bank” and “NIB”), undertaken a limited assurance engagement on selected information described below for the reporting period 1.1.- 31.12.2025, disclosed in Nordic Investment Bank’s Annual Report 2025 (the “Sustainability information”). The Sustainability information, which covers the use of proceeds for NIB’s Green Bonds and SLLB, needs to be read and understood in context of the NIB Environmental Bond Framework (Aug 2024) and the NIB Sustainability-linked Loans financing Bond Framework (Sep 2025). The Sustainability information within the scope of assurance covers:—Global Reporting Initiative (GRI) Standards framework of indicators: GRI 2 General disclosures (2021): 2-7, 2-8, 2-27, 2-30 (p. 173-174) GRI 305 Emissions (2016): 305-1, 305-2, 305-3, 305-4, 305-5 (p. 176) GRI 401 Employment (2016): 401-1 (p. 176) GRI 404 Training and Education (2016): 404-1, 404-2, 404-3 (p. 176) GRI 406 Non-discrimination (2016): 406-1 (p. 177)—NIB Environmental Bond Framework (Aug 2024) reporting: NIB Environmental Bond issuance in 2025 disclosed in table “NEB issuance in 2025” (p. 25) Allocation of use of NIB Environmental Bond proceed to the eligible projects disclosed under section “NEB-financed projects allocated in 2025” (p. 27) Impact from NIB Environmental Bond 2025 financing disclosed in table “Impact of NEB-financed projects” in column “Impact from 2025 financing” (p. 28) EU Taxonomy substantial contribution criteria alignment reporting for all NEB categories and DNSH alignment reporting for New Green Buildings disclosed in table “Overview of NEB categories, the primary environmental objective in the EU taxonomy and estimated alignment against technical screening criteria for SC and DNSH under the current NEB Framenwork” in column “% of 2025 allocations” (p. 31)—NIB Sustainability-linked Loans financing Bond Framework (Sep 2025) reporting: SLLB issuance in 2025 disclosed in table “SLLB issuance in 2025” (p. 32) Allocation of use funds from the SLLB to eligible SLLs proceed (“outstanding”) to the eligible projects disclosed under section “SLL Eligible Portfolio for SLLBs” (p.33) and related NIB’s internal tracking disclosed pie-chart “Core climate KPIs included in the SLL Eligible Portfolio during the assessment period” and “Secondary KPIs included in the SLL Eligible Portfolio related to other sustainability topics” (p. 34)—NIB’s own reporting principles based reporting: 30-by-30 target fulfilment 2025 disclosed in table “Long-term targets” (p. 10) Overall mandate fulfilment 2025 disclosed table “The annual mandate fulfilment targets 2025–2026” (p. 12) NIB’s own indicators disclosed in table “Our work community” (p. 70) and pie-charts “Origin of employees” and charts “All employees by gender and age group” (p. 69) NIB’s own indicators of Impact on NIB’s lending disclosed in table “Impact of loans disbursed in 2025“ (p. 20) NIB’s internal carbon footprint (total Co2e emissions from internal operations) disclosed in table “Carbon emissions from internal operations” (p. 63) NIBs Energy (MWh) consumption in table “NIB’s direct environmental impact” (p.64)—Partnership for Carbon Accounting Financials (PCAF) reporting: Tables “Table 1 Financed emissions for NIB’s lending portfolio 2025” (p. 55), “Table 2 Financed emissions for NIB’s treasury corporate bonds and sovereign portfolio 2025” (p. 56), “Table 3 NIB’s transition risk heatmap and loans outstanding 2025”, including the chart “Distribution of transition risk categories for NIB’s lending portfolio 2024 and 2025, %” (p. 57) and table “Table 4 NIBs transition risk heatmap and the treasury corporate bonds and sovereign bonds portfolio 2025” (p. 58). Table “Climate target process” (p. 54) and tables “Historical emissions” and “Progress on our 2030 targets” (p. 53) The scope of our work was limited to assurance over the information presented in the Bank’s Annual Report 2025. Basis for conclusion We conducted our limited assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3000 (Revised), Assurance engagements other than audits or reviews of historical financial information (“ISAE 3000 (Revised)”), issued by the International Auditing

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 164 and Assurance Standards Board and, in respect of greenhouse gas emissions, International Standard on Assurance Engagements (ISAE) 3410, Assurance Engagements on Greenhouse Gas Statements (“ISAE 3410”). We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our conclusion. Our responsibilities under this standard are further described in the Practitioner’s responsibilities section of our report. Our independence and quality management We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. PricewaterhouseCoopers Oy applies International Standard on Quality Management (ISQM) 1, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. Other Matter The comparative Sustainability information of NIB for the period 1.1.-31.12.2024 was assured by another practitioner, whose assurance report dated 26 February 2025, expressed an unmodified conclusion. Our conclusion is not modified in respect of this matter. Management’s responsibilities The management of the Bank is responsible for:—the preparation and presentation of the Sustainability information in accordance with the reporting criteria;—designing, implementing and maintaining such internal control as management determines is necessary to enable the preparation of the Sustainability information, in accordance with the reporting criteria, that is free from material misstatement, whether due to fraud or error; and—the selection and application of appropriate sustainability reporting methods and making assumptions and estimates that are reasonable in the circumstances. Inherent limitations in preparing the Sustainability information When reading our limited assurance report, the inherent limitations to the accuracy and completeness of Sustainability information should be taken into consideration. NIB has disclosed in the Annual Report 2025 about events that may occur in the future and possible future actions by the Bank. Actual outcomes are likely to be different since anticipated events frequently do not occur as expected. Practitioner’s responsibilities Our responsibility is to plan and perform the assurance engagement to obtain limited assurance about whether the Sustainability information is free from material misstatement, whether due to fraud or error, and to issue a limited assurance report that includes our conclusion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence decisions of users taken on the basis of the Sustainability information. As part of a limited assurance engagement in accordance with ISAE 3000 (Revised) and ISAE 3410 we exercise professional judgement and maintain professional skepticism throughout the engagement. We also:—determine the suitability in the circumstances of the Bank’s use of the reporting criteria as the basis for the preparation of the Sustainability information;—perform risk assessment procedures, including obtaining an understanding of internal control relevant to the engagement, to identify where material misstatements are likely to arise, whether due to fraud or error, but not for the purpose of providing a conclusion on the effectiveness of the Bank’s internal control; and—design and perform procedures responsive to where material misstatements are likely to arise in the Sustainability information. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Summary of the work performed A limited assurance engagement involves performing procedures to obtain evidence about the Sustainability information. The procedures in a limited assurance engagement vary in nature and timing from, and are less in extent than for, a reasonable assurance engagement. Consequently, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had a reasonable assurance engagement been performed. The nature, timing and extent of procedures selected depend on professional judgement, including the identification of where material misstatements are likely to arise in the Sustainability information, whether due to fraud or error. In conducting our limited assurance engagement, we:—Interviewed employees of the Bank with regards to whether the reporting has been prepared in accordance with the reporting criteria.—Evaluated the design of the process and internal tracking method and governance for managing, recording, and reporting the Sustainability Information.—Performed limited substantive testing to verify existence and accurate allocation of NIB Environmental Bond proceeds per eligible green projects in accordance with the NIB Green Environmental Bond Framework (Aug 2024)—Performed limited substantive testing to verify existence and accurate allocation of NIB SLLB proceeds to eligible SLLs in accordance with the NIB Sustainability-linked Loans financing Bond Framework (Sep 2025).—Testing the accuracy and completeness of the Sustainability information from original documents and systems on sample basis.—Considered the disclosure and presentation of the Sustainability information. Use of our assurance report Our report is intended solely for the management of Nordic Investment Bank (NIB) in accordance with the agreement between NIB and us, to assist the management of the NIB in reporting on the Sustainability information. We permit this report to be disclosed in NIB’s Annual Report 2025 in respect of the 2025 reporting year, to assist NIB in responding to their governance responsibilities by obtaining an independent assurance report in connection with the Sustainability information. Our assurance report is not applicable, and it should not be used for any other purpose. We are responsible for our work, our assurance report, and the limited assurance conclusion we have expressed only to NIB, and not to third parties. Helsinki, 25 February 2026 PricewaterhouseCoopers Oy Tiina Puukkoniemi Authorised Public Accountant (KHT)

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 165 Report of the Control Committee Chairmanship To the Board of Governors of the Nordic Investment Bank This report from the Chairmanship has been presented to the Control Committee at its meeting on 25 February 2026. The mandate of the Control Committee and its Chairmanship In accordance with Section 16 of the Statutes of the Nordic Investment Bank, the Control Committee (“Committee”), including the Chairmanship, was established to monitor that the operations of the Bank are conducted in accordance with its Statutes. According to the Statutes, the Control Committee has from ten-to-twelve members, of which two-to-four form its Chairmanship. The Chairmanship administers the responsibilities and tasks of the Committee. The Chairmanship is to oversee the performance of the audit of the Bank’s financial statements carried out by the external auditors. It also monitors the Bank’s financial position, risk levels, capital position (covering both financial and non-financial risks), liquidity position and adherence to the Governors’ Principles for Capital and Liquidity Management. The Control Committee and its Chairmanship As of end-2025, the Control Committee was comprised of eleven members. Eight members are appointed by the Nordic Council and the Parliaments of Estonia, Latvia, and Lithuania. Three members were appointed (by the Board of Governors) as Chair, Deputy Chair, and Member. The composition of the Chairmanship changed in 2025, with Mr Kimmo Virolainen (Finland) stepping in as Chair and Mr Joakim Stymne (Sweden) as third Member. Mr Sindre Weme (Norway) remained as Deputy Chair (since 1 June 2024). Chairmanship mandate fulfilment Administering the responsibilities and tasks of the Control Committee We, the Chairmanship, had seven meetings in 2025. We delivered our report for the year 2024 to the Board of Governors at their 25 March 2025 meeting. We gave a report of our activities and findings twice during the year, including the status of the external audit, to the Control Committee. The Control Committee has also received the Independent Auditor’s Report on the 2025 financial statements, submitted on 25 February 2026 by the authorised public accountants. The Bank’s Board of Directors has provided us with information, documents, and administrative support to carry out the tasks of the Chairmanship. Overseeing the performance of the audit of the Bank’s financial statements We met with the external auditors on the audit plan and reported the results of their work. In addition to the audit of the annual financial statements, the external auditors also reviewed the half-year interim financial statements. The Chairmanship met with external auditors without senior management or Board of Directors presence during the year.

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 166 Monitoring activities The Chairmanship monitors the performance of the internal audit. The Head of Internal Audit presented the Bank’s internal audit plan and results thereof to the Chairmanship. The Board of Directors has provided all information needed for us to execute our monitoring responsibilities as described above. The Chairmanship meetings have several recurring agenda items. In each meeting, the President or the CFO provides a business update. This is followed by the presentation of the Risk & Capital Report by the CRO and of the financial position, results and developments by the CFO. In addition to the recurring items like regular reporting of the Bank’s activities, the Chief Compliance Officer, the Head of Operational Risk & Security Control, as well as the Head of Credit gave us reports of their activities. The Board of Directors is responsible for ensuring compliance with the limits and thresholds set out in the Statutes and in the Principles for Capital and Liquidity Management set by the Board of Governors. The Board has fulfilled this responsibility by establishing the necessary frameworks, policies, and procedures governing the Bank’s risk, capital, leverage, and liquidity management. In addition, the Board has adopted detailed policies for contingency measures and related procedures to safeguard the Bank’s financial stability. The risk appetite and main risk limits are decided by the Board of Directors and established in the Bank’s risk management policies, which were updated during 2025 according to the established review cycle. The risk profile assessment is based on the Bank’s Internal Capital Adequacy Assessment Process (ICAAP), which also includes an assessment of liquidity. In line with sound banking principles, the Chairmanship deems it important that NIB continues to develop its risk management and internal control framework. Chairmanship conclusion We can confirm that the Bank’s 2025 financial statements have been audited by independent external auditors. We also confirm that we have monitored, as per the Rules of Procedure for the Control Committee, the Bank’s main areas through the procedures described above. Helsinki, 25 February 2026 Kimmo Virolainen (Chair) Sindre Weme (Deputy Chair) Joakim Stymne (Member)

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 167 Report of the Control Committee To the Board of Governors of the Nordic Investment Bank. In accordance with Section 16 of the Statutes of the Nordic Investment Bank, the Control Committee (“Committee”) has been established to monitor that the operations of the Bank are conducted in accordance with its Statutes and to be responsible for appointing the external auditors to carry out the audit of the Bank’s financial statements. The Committee comprises ten-to-twelve members. Eight members are appointed by the Nordic Council and the Parliaments of Estonia, Latvia and Lithuania. For the remaining two-to-four members which act as the Chairmanship, appointments are made by the Board of Governors. The Chairmanship is to administer the responsibilities and tasks of the Committee, to oversee the performance of the audit of the Bank’s financial statements, carried out by the external auditors, and to monitor the Bank’s financial position, risk levels, capital position (covering both financial and non-financial risks), liquidity position and adherence to the Governors’ Principles for Capital and Liquidity Management. The Board of Governors has appointed the Chair, Vice Chair and an additional member of the Chairmanship. New rules of procedures were updated during the year to reflect the new composition of committee. The Committee had two meetings in 2025 where the Bank’s management provided us with information and documents. Following the selection in 2023 of PwC as new auditor (for financial year 2025 onwards), the Control Committee confirmed the appointment of the two signing authorized public accountants at its meeting in September 2025. The Chairmanship gave a report on its activities and findings including the status of the external audit to us. We have also received the Independent Auditor’s report on the 2025 financial statements, submitted on 25 February 2026 by the two authorized public accountants. The Bank’s mission is to finance projects that improve the productivity and benefit the environment of the Nordic and Baltic countries. The Bank’s management has informed us that during 2025 a total of EUR 4,753 million in new financing was committed and EUR 3,891 million was disbursed. Before approval is given, all eligible projects are evaluated and rated against the mandate criteria developed based on the Bank’s mission. Mandate-rated projects achieving a “good” or “excellent” mandate rating accounted for 98.1% of the total amount of loans disbursed, exceeding the target level of 95%. We can confirm that the Bank’s 2025 financial statements have been audited by the independent external auditors. We have monitored based on the received material that the operations of the Bank are conducted in accordance with its Statutes. We recommend to the Board of Governors that: the audited financial statements for 2025, as submitted by the Board of Directors for approval by the Board of Governors, be approved; the allocation of the Bank’s profit, as proposed by the Board of Directors to the Board of Governors, be approved. Helsinki, 25 February 2026 Kimmo Virolainen Sindre Weme Joakim Stymne (Chair) (Deputy Chair) (Member of the Chairmanship) Sjúrður Skaale Annely Akkermann Noora Fagerström Vilhjálmur Árnason Jānis Reirs Mindaugas Pakštys Truls Vasvik Lars Püss

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** ANNUAL REPORT 2025 168

IFRS Sustainability disclosures

In this index table, NIB's disclosures are listed with reference to the IFRS Sustainability Disclosure Standards developed by the ISSB, together with comments and the locations where the relevant information is addressed. The references apply either to entire chapters or to specific subsections. IFRS S1 covers sustainability-related disclosures excluding climate, while IFRS S2 covers only climate-related disclosures.

IFRS Sustainability standard	Disclosure	Comment	Link and reference
Governance			
IFRS S1-27(a), IFRS S2-6(a)	The governance body(s) (which can include a board, committee or equivalent body charged with governance) or individual(s) responsible for oversight of sustainability and climate-related risks and opportunities.	NIB's Governance Statement provides an overall description of its governance and decision-making bodies. In addition, several policies describe roles and responsibilities of sustainability and climate-related oversight bodies.	Annual Report, page 75 Sustainability Policy, pages 5-6 Risk Management Policy, pages 7-14
IFRS S1-27(b), IFRS S2-6(b)	Management's role in the governance processes, controls and procedures used to monitor, manage and oversee sustainability and climate-related risks and opportunities.	NIB's Governance Statement provides an overall description of its governance and decision-making bodies. In addition, the Annual Report provides descriptions of senior management's role in managing sustainability and climate-related risks and opportunities.	Annual Report, page 75
Strategy			
IFRS S1-29(a), IFRS S2-9(a)	The sustainability and climate-related risks and opportunities that could reasonably be expected to affect the entity's prospects.	NIB has disclosed its double materiality assessment (DMA) results, evaluation of climate transition risk associated with its lending and treasury portfolios and taken initial steps towards physical risk assessment at the counterparty level. NIB's lending opportunities are disclosed in the Climate Strategy. NIB also issues labelled bonds attracting investor base focused on funding climate transition.	Annual Report, page 48 Climate Strategy Annual Report, page 22
IFRS S1-29(b), IFRS S2-9(b)	The current and anticipated effects of those sustainability and climate-related risks and opportunities on the entity's business model and value chain.	NIB's Statutes, Sustainability Policy, Mandate Rating Framework and Climate Strategy inform the business model design and execution. To facilitate a broad-based transition to net-zero, the Bank will focus on both "fast-lane" sectors with existing green solutions and "slow-lane" sectors, addressing the challenges faced by industries with fewer low-carbon.	Statutes Sustainability Policy Mandate Rating Framework Climate Strategy Annual Report, page 48
IFRS S1-29 (c), IFRS S2-9(c)	The effects of those sustainability and climate-related risks and opportunities on the entity's strategy and decision-making, including information about its climate-related transition plan.	NIB's Climate Strategy includes an implementation plan for the Bank to achieve net zero by 2050. NIB has not created a separate Transition Plan for its operations. Annual Business Plans are impacted by the Climate Strategy. NIB has a forthcoming Nature and biodiversity strategy.	Climate Strategy Annual Report, page 53
IFRS S1-29(d), IFRS S2-9(d)	The effects of those sustainability and climate-related risks and opportunities on the entity's financial position, financial performance and cash flows for the reporting period, and their anticipated effects on the entity's financial position, financial performance and cash flows over the short, medium and long term, taking into consideration how those climate-related risks and opportunities have been factored into the entity's financial planning.	Since sustainability and climate-related strategies and objectives strongly impact on the Bank's business model, the financial statements capture both relevant risks and opportunities for the reporting period. See also IFRS S1-34(a), IFRS S2-15(a).	Annual Report, page 90
IFRS S1-29(e), IFRS S2-9(e)	The resilience of the entity's strategy and its business model to those sustainability and climate-related risks	Climate risk was part of NIB's stress testing exercise in 2025. The stress test scenarios focused on climate transition risk and utilised both business sector and macroeconomic data.	Annual Report, page 56
Risks and Opportunities			
IFRS S1-30(a), IFRS S2-10(a)	Sustainability and climate-related risks and opportunities that could reasonably be expected to affect the entity's prospects.	See IFRS S1-29(a), IFRS S2-9(a)	
IFRS S2-10(b)	For each climate-related risk the entity has identified, whether the entity considers the risk to be a climate-related physical risk or climate-related transition risk.	Climate risk is considered as a driver of traditional risk categories, in particular credit risk and market risks. Transition risk is assessed in connection to lending book and treasury bond portfolios. Physical risk assessment has been initiated at the counterparty level.	Annual Report, page 56
IFRS S1-30(b), IFRS S2-10(c)	For each sustainability and climate-related risk and opportunity the entity has identified, over which time horizons—short, medium or long term—the effects of each sustainability/climate-related risk and opportunity could reasonably be expected to occur.	DMA included the time horizons and sustainability and climate-related risks and opportunities are categorised accordingly. NIB has not specified further short, medium or long-term time horizons for climate related risks or opportunities. A high-level timeline on climate opportunity can be seen in the climate strategy.	Climate Strategy Annual Report, page 48

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IFRS Sustainability standard	Disclosure	Comment	Link and reference
IFRS S1-30(c), IFRS S2-10(d)	How the entity defines 'short term', 'medium term' and 'long term' and how these definitions are linked to the planning horizons used by the entity for strategic decision-making.	NIB has not specified short, medium or long-term time horizons for climate and sustainability related risks or opportunities. NIB uses various planning horizons in its business planning and risk management.	Annual Report, page 48
Business Model and Value Chain			
IFRS S1-32(b), IFRS S2-13(a)	A description of the current and anticipated effects of sustainability and climate-related risks and opportunities on the entity's business model and value chain.	See IFRS S1-29(b), IFRS S2-9(b)	
IFRS S1-32(a), IFRS S2-13(b)	A description of where in the entity's business model and value chain sustainability and climate-related risks and opportunities are concentrated.	NIB discloses its exposure to transition risk through a sectoral heatmap, including sectoral credit exposures. NIB's business models opportunities through climate and sustainability are represented in climate targets and Sustainability-linked loan exposures.	Annual Report, page 57 Annual Report, page 54
Strategy and Decision-making			
IFRS S1-33(a), IFRS S2-14(a)	How the entity has responded to, and plans to respond to, sustainability and climate-related risks and opportunities in its strategy and decision-making.	NIB has committed to being a net-zero bank by 2050 and set climate strategy with 2030 climate targets across key lending sectors. The strategy outlines implementation plan to achieving net zero. In addition to the 2030 climate targets, NIB has 2030 targets for hard-to-abate sector lending, and environmental lending. NIB assesses sustainability related risks including climate during the project evaluation processes and informs decisions making body on it.	Climate Strategy Annual Report, page 53 Annual Report, page 53
IFRS S1-33(b), IFRS S2-14(c)	Quantitative and qualitative information about the progress of plans disclosed in previous reporting periods in accordance with IFRS S1-33(a) / IFRS S2-14(a)	NIB publishes its climate and other long-term targets progress and financed emissions in the Annual Report.	Annual Report, page 53
IFRS S2-14(b)	Information about how the entity is resourcing, and plans to resource, the activities disclosed in accordance with IFRS S2-14(a).	NIB monitors relevant disclosure standards, banking practices and supervisory guidance, with the expectation that the relevance of climate risk and its management will continue to accelerate, and that adequate resources will be needed to match expectations.	Annual Report, page 90
IFRS S1-33(c)	Trade-offs between sustainability-related risks and opportunities that the entity considered (for example, in making a decision on the location of new operations, an entity might have considered the environmental impacts of those operations and the employment opportunities they would create in a community).	The information set used for credit decisions include the analysis of the financed project, its related emissions, transition risk at the counterparty level and ESG assessment at the counterparty level. In 2025, this information is supplemented by physical risk content.	
Financial Position, Financial Performance and Cash Flows			
IFRS S1-34(a), IFRS S2-15(a)	The effects of sustainability and climate-related risks and opportunities on the entity's financial position, financial performance and cash flows for the reporting period.	NIB has not identified any specific sustainablitity or climate-related event that had a material impact on NIB's financial position, performance or cashflows for the reporting period. Financial analysis, approaches and methods will be developed in subsequent years.	
IFRS S1-34(b), IFRS S2-15(b)	The anticipated effects of sustainability and climate-related risks and opportunities on the entity's financial position, financial performance and cash flows over the short, medium and long term, taking into consideration how climate-related risks and opportunities are included in the entity's financial planning.	DMA identified opportunities for growing lending business both short to medium and medium to long term on environmental areas. The expansion of climate-related financing products, such as green bonds, and sustainability-linked loans coupled with environmentally beneficial loans also towards the hard-to-abate sectors, presents increased income opportunities for NIB. By supporting businesses, both public and private, in their green transition journey and being more sustainable, NIB can continue to expand its client base potentially leading to higher financing volumes and revenues.	Annual Report, page 48 Annual Report, page 56
IFRS S1-35(a), IFRS S2-16(a)	How sustainability and climate-related risks and opportunities have affected its financial position, financial performance and cash flows for the reporting period.	See IFRS S1-34(a), IFRS S2-15(a)	
IFRS S1-35(b), IFRS S2-16(b)	The sustainability and climate-related risks and opportunities identified in for which there is a significant risk of a material adjustment within the next annual reporting period to the carrying amounts of assets and liabilities reported in the related financial statements.	See IFRS S1-34(a), IFRS S2-15(a)	
IFRS S1-35(c), IFRS S2-16(c)	How the entity expects its financial position to change over the short, medium and long term, given its strategy to manage sustainability and climate-related risks and opportunities.	See IFRS S1-34(b), IFRS S2-15(b)	
IFRS S1-35(d), IFRS S2-16(d)	How the entity expects its financial performance and cash flows to change over the short, medium and long term, given its strategy to manage sustainability and climate-related risks and opportunities.	See IFRS S1-34(a), IFRS S2-15(a)	
IFRS S1-40(a), IFRS S2-21(a)	If the entity determines that it need not provide quantitative information about the current or anticipated financial effects of a sustainability and climate-related risk or opportunity applying the criteria set out in S1.38-39/S2.19-20. Explain why it has not provided quantitative information.	NIB has determined that it does not need to provide quantitative information according criteria set out in S1.38/S2.19.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 170

IFRS Sustainability standard	Disclosure	Comment	Link and reference
IFRS S1-40(b), IFRS S2-21(b)	Qualitative information about those financial effects, including identifying line items, totals and subtotals within the related financial statements that are likely to be affected, or have been affected, by identified risk or opportunity.	See IFRS S1-34(b), IFRS S2-15(b)	
Resilience			
IFRS S1-41(a)	Capacity to adjust to the uncertainties arising from sustainability-related risks. An entity shall disclose a qualitative and, if applicable, quantitative assessment of the resilience of its strategy and business model in relation to its sustainability-related risks, including information about how the assessment was carried out and its time horizon.	NIB has conducted a climate-related scenario analysis along with stress testing exercise and connected the outcomes to its capital adequacy assessment. Assessment covers impacts in short to medium term.	Annual Report, page 94
IFRS S2-22(a)	The entity's assessment of its climate resilience as at the reporting date.	While steadfastly continuing to support the decarbonisation agenda, the Bank's lending strategy has in recent years demonstrated its capacity to adapt to the evolving geopolitical situation and shifting demand patterns. In the context of the capital adequacy assessment, and scenarios used, there is a headroom between capital supply and capital demand.	Annual Report, page 94
IFRS S2-22(b)	How and when the climate-related scenario analysis was carried out.	NIB has conducted a climate-related scenario analysis along with stress testing exercise and connected the outcomes to its capital adequacy assessment. Assessment covers impacts in short to medium term. Stress testing scenarios indicate that – under a severe and immediate realisation of climate transition risk – the resulting credit risk impact would not substantially affect the Bank's capital adequacy.	Annual Report, page 58
Risk Management			
IFRS S1-44(a),IFRS S2-25(a)	The processes and related policies the entity uses to identify, assess, prioritise and monitor sustainability and climate-related risks.	Climate-related risks are managed using similar risk management principles than for other risk categories. These will be further developed in subsequent years to incorporate other sustainability topics.	Annual Report, page 56 Risk Management Policy, page 4
IFRS S1-44(b), IFRS S2-25(b)	The processes the entity uses to identify, assess, prioritise and monitor sustainability and climate-related opportunities	Annual Business Planning process is informed by sustainability policy, mandate rating framework and climate Strategy. Processes, approaches and methods to identify, assess, prioritise and monitor climate-related opportunities will be developed in subsequent years.	Annual Report, page 54
IFRS S1-44(c),IFRS S2-25(c)	The extent to which, and how, the processes for identifying, assessing, prioritising and monitoring sustainability and climate-related risks and opportunities are integrated into and inform the entity's overall risk management process.	Climate-related risks are managed using similar risk management principles than for other risk categories. These will be further developed in subsequent years to incorporate other sustainability topics.	Annual Report, page 56 Risk Management Policy, page 4
Metrics and targets			
IFRS S1-46(a-b), IFRS S1-48	Metrics required by an applicable IFRS Sustainability Disclosure Standard and metrics the entity uses to measure and monitor for each sustainability-related risk and opportunity that could reasonably be expected to affect the entity's prospects.	NIB will develop metrics and targets in the subsequent years to incorporate other sustainability topics.	
IFRS S1-50(a-d)	Disclosures about metrics developed by an entity	NIB will develop metrics and targets in the subsequent years to incorporate other sustainability topics.	
IFRS S1-51(a-g)	Information about the targets the entity has set to monitor progress towards achieving its strategic goals, and any targets it is required to meet by law or regulation.	NIB will develop metrics and targets in the subsequent years to incorporate other sustainability topics.	
Climate-related Metrics			
IFRS S2-29(a)	Information relevant to the cross-industry metric categories of greenhouse gases.	NIB follows GHG protocol to disclose its Scope 1,2 and 3 emissions. Relevant assumptions, data quality and updates to any methodology are assured and disclosed in the report.	Annual Report, page 56 Annual Report, page 55 Annual Report, page 172
IFRS S2-29(b)	Climate-related transition risks—the amount and percentage of assets or business activities vulnerable to climate-related transition risks.	NIB reports on exposures with different sensitivity levels to climate transition risk in the heatmap.	Annual Report, page 57
IFRS S2-29(c)	Climate-related physical risks—the amount and percentage of assets or business activities vulnerable to climate-related physical risks.	NIB has started to conduct physical risk assessments for new counterparties.	Annual Report, page 57
IFRS S2-29(d)	Climate-related opportunities—the amount and percentage of assets or business activities aligned with climate-related opportunities.	NIB follows its climate strategy to capture the business activities aligned with climate opportunities. Exposure on sectors with climate targets and progress on targets are reported.	Annual Report, page 55 Annual Report, page 54

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IFRS Sustainability standard	Disclosure	Comment	Link and reference
IFRS S2-29(e)	Capital deployment—the amount of capital expenditure, financing or investment deployed towards climate-related risks and opportunities.	NIB does not disclose on capital deployment towards climate-related risks and opportunities.	
IFRS S2-29(f)	Internal carbon prices.	NIB does not disclose on internal carbon prices.	
IFRS S2-29(g)	Remuneration.	NIB does not consider climate-related factors in remuneration.	
Climate-related Targets			
IFRS S2-33(a)	The metric used to set the quantitative and qualitative climate-related targets.	NIB discloses the metric used for baseline and reporting target progress for each target.	Annual Report, page 54
IFRS S2-33(b)	The objective of the target.	NIB has stated the objective of its climate strategy in the climate strategy document.	Climate Strategy
IFRS S2-33(c)	The part of the entity to which the target applies.	NIB has stated business units and sectors where the climate target applies.	Annual Report, page 54
IFRS S2-33(d)	The period over which the target applies.	NIB has stated the timeline for long-term net-zero and intermediate climate target.	Annual Report, page 53 Climate Strategy
IFRS S2-33(e)	The base period from which progress is measured.	NIB has stated the baseline for its climate target.	Climate Strategy
IFRS S2-33(f)	Any milestones and interim targets.	NIB reports on annual progress on its interim climate targets.	Annual Report, page 54
IFRS S2-33(g)	If the target is quantitative, whether it is an absolute target or an intensity target.	NIB discloses the target metric for each target.	Annual Report, page 54
IFRS S2-33(h)	How the latest international agreement on climate change, including jurisdictional commitments that arise from that agreement, has informed the target.	NIB has disclosed the framework and guidance followed for setting its climate targets.	Climate Strategy
IFRS S2-34(a)	Whether the target and the methodology for setting the target has been validated by a third party.	NIB has stated the framework and validation status of its climate targets.	Annual Report, page 53
IFRS S2-34(b)	The entity's processes for reviewing the target.	NIB has issued statement on tracking and reporting of its climate target process.	Annual Report, page 10
IFRS S2-34(c)	The metrics used to monitor progress towards reaching the target.	NIB discloses the metric used for baseline and reporting target progress for each target.	Annual Report, page 54
IFRS S2-34(d)	Any revisions to the target and an explanation for those revisions.	NIB will disclose any revisions to the target if and when revised.	
IFRS S2-35	An entity shall disclose information about its performance against each climate-related target and an analysis of trends or changes in the entity's performance.	NIB discloses the performance against each target including any trends observed in the progress.	Annual Report, page 54
IFRS S2-36(a)	Which greenhouse gases are covered by the target.	NIB discloses the scope of emissions included in the climate target.	Climate Strategy
IFRS S2-36(b)	Whether Scope 1, Scope 2 or Scope 3 greenhouse gas emissions are covered by the target.	NIB discloses the scope of emissions included in the climate target.	Climate Strategy
IFRS S2-36(c)	Whether the target is a gross greenhouse gas emissions target or net greenhouse gas emissions target. If the entity discloses a net greenhouse gas emissions target, the entity has been also required to separately disclose its associated gross greenhouse gas emissions target.	NIB states scope of greenhouse gas emissions covered in the climate targets.	Annual Report, page 53
IFRS S2-36(d)	Whether the target was derived using a sectoral decarbonisation approach.	NIB states target methodology used for each sector in the climate targets	Annual Report, page 54
IFRS S2-36(e)	The entity's planned use of carbon credits to offset greenhouse gas emissions to achieve any net greenhouse gas emissions target.	NIB states role of carbon credits in the climate target progress.	Annual Report, page 53

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** ANNUAL REPORT 2025 172

Financed emissions methodology

Scope of financed emissions calculated

- Scope 1 and scope 2 emissions for:
  - The full Lending portfolio, excluding public sector (municipalities) and financial institutions
  - Treasury portfolio for Corporate Bonds and Sovereign Bonds
- Financed emissions for sovereign only includes scope 1 emissions.
- For the sectors Automotives and Oil & Gas also Scope 3 emissions are separately disclosed.
- Green and labelled bonds are excluded as PCAF'S 2nd edition financed emission methodology does not include these asset classes.

PCAF methodology

Unlisted companies:

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{equity}_c + \text{debt}_c} \cdot \text{Company emissions}_c$$

Commercial Real Estate:

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{Property value at origination}_c} \cdot \text{Building emissions}_c$$

Listed companies:

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{Enterprise value including cash (EVIC)}_c} \cdot \text{Company emissions}_c$$

Sovereign Bonds:

$$\sum_{c}^{n} \frac{\text{Exposure to Sovereign Bond (USD)}_c}{\text{PPP-adjusted GDP (international USD)}_c} \cdot \text{Sovereign emissions}_c$$

If a loan is given to a subsidiary of a company while emissions are reported only on group level, the financials in the attribution factor reflect group level data. The same logic holds for corporate bonds.

NIB provides loans for specific purposes, i.e. the use of proceeds is known except for sustainability linked loans provided for general corporate purpose. However, only a small share of the loans outstanding are project finance cases that rely primarily on the project's cash flow for repayment. Therefore, the methodology for business loans is used.

Emission data sources

- Reported CO_2e data from counterparties' own sustainability reporting
- Proxy data from PCAF database for emission intensities
- Sovereigns scope 1 CO_2e data from UNFCCC

Data year

- Emissions data: For financial year 2024
- Financial data, including EVIC: As of year-end 2024
- Exposure amounts: As of year-end 2025.

Total Outstanding refers to disbursed nominal values excluding commitments and is not taking into account credit risk mitigations. **Total Agreed** refers to total disbursed and total committed loans.

Data quality specifications

Data quality scores are reported according the PCAF methodology with score 1 reflecting the highest data quality and score 5 reflecting the lowest data quality.
Scores 1 and 2 denote company reported data, scores 3-5 denote estimated data.

Relative Indicators

Carbon Footprint
(tons CO_2e / EUR million):

$$\frac{\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{equity}_c + \text{debt}_c} \cdot \text{Company emissions}_c}{\text{outstanding amount for sector}}$$

Weighted Average Carbon Intensity
(CO_2e / MEUR revenue):

$$\sum_{c}^{n} \left(\frac{\text{outstanding amount}_c}{\text{total outstanding amount portfolio}} \cdot \frac{\text{company emissions}_c}{\text{company MEUR revenue}_c} \right)$$

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** ANNUAL REPORT 2025 173

GRI content index

Statement of use	Nordic Investment Bank (NIB) has reported with a reference to the GRI Standards for the period 1 January to 31 December 2025.
GRI 1 used	GRI 1: Foundation 2021
Applicable GRI Sector Standard(s)	No applicable sector standard available.

GRI standard/other source	Disclosure	Location and comments
General disclosures		
GRI 2: General Disclosures 2021	2-1 Organisational details	NIB is an international financial institution (IFI) owned by the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden. Nordic Investment Bank (NIB) headquarters is located in Fabianinkatu 34, 00171 Helsinki, Finland. In addition NIB has an office in Riga, Latvia. NIB finances projects that are located in the eight Nordic and Baltic member countries, as well as in non-member countries. See Note 14 Loans outstanding and guarantee commitments and website Signed loans for a list of financed projects.
	2-2 Entities included in the organisation's sustainability reporting	The Nordic Investment Bank. NIB does not have any subsidiaries.
	2-3 Reporting period, frequency and contact point	Reporting period for sustainability and financial reporting is 1 January until 31 December and the reports are published 27.2.2026. This report covers the year 2025. Reporting cycle is annual. Contact: info@nib.int and contacs on the report back cover.
	2-4 Restatements of information	None
	2-5 External assurance	Page 163
	2-6 Activities, value chain and other business relationships	NIB provides long-term financing to private and public sector companies, governments, municipalities and financial institutions. The Bank finances projects in several sectors, both in its member countries and in non-member countries, see page 87. At the end of 2025, NIB employed a total of 272 people. See also page 7 Our year in figures, Note 21: Capitalisation and reserves. Read more about NIB's value chain on page 48, stakeholders on pages 39-42, internal procurement on page 73 and website, and the Legal framework and policy documents. There were no significant changes to NIB's organisation or its value chain during 2025.
	2-7 Employees	Permanent, temporary, full-time, and part-time employees, see table on page 70. All numbers are based on head count and are per 31.12.2025. NIB's head office is in Helsinki, where most of the staff members are located, and one unit is located in Riga. Gender by region is not disclosed due to a small number of employees based in Riga. NIB does not employ non-guaranteed hours employees.
	2-8 Workers who are not employees	NIB engages external service providers for certain functions in Office Services and Facilities Unit. As per 31.12.2025 the number of these External Service Providers was 11, of which 4 worked full time and rest are back-up employees for the full time employees. Furthermore Lending department had one full time in house consultant.
	2-9 Governance structure and composition	As an international financial institution, the Bank is governed by constituent documents adopted by the member countries. The structure of NIB's Board of Governors, Board of Directors and Control Committee reflects the Bank's ownership. See NIB's webpage Ownership and capital, Governance, and the Governance Statement pages 75-83.
	2-10 Nomination and selection of the highest governance body	Constituent Documents, Statues pages 10-11, Governance Statement, pages 75-83. In addition, see the Rules of Procedures on NIB's website.
	2-11 Chair of the highest governance body	Constituent Documents, page 10.
	2-12 Role of the highest governance body in overseeing the management of impacts	All the powers of the Bank that are not vested with the Board of Governors are vested with the Board of Directors. The Board of Directors approves projects to be financed by the Bank and adopts policy decisions concerning the operations of the Bank, in particular the general framework for financing, borrowing and treasury operations, and their management. The Board of Directors may delegate its powers to the President to the extent it considers appropriate. Active communication with our stakeholders and the general public is an integral part of good business and administration. NIB's guiding principles are accountability, clarity, efficiency and transparency, as well as interaction with stakeholders. Loan projects with potentially negative social or environmental impacts are classified as Category A projects. These projects are required to undergo a full environmental impact assessment (EIA). The EIAs are made available on NIB's website for public comment for 30 days before NIB's Board of Directors makes a decision on financing.
	2-13 Delegation of responsibility for managing impacts	Sustainability Policy, pages 5-8, Sustainability Management pages 43-45, and Governance Statement, pages 75-78.
	2-14 Role of the highest governance body in sustainability reporting	The Board of Governors approves the annual report of the Board of Directors and audited financial statements of the Bank. The Report of the Board of Directors decribes NIB's main activitites of the year, including the impact of loans disbursed. The Board of Directors is provided with the full Annual Report, including the sustainability reporting for information.
	2-15 Conflicts of interest	NIB's Board of Directors (BoD) makes policy decisions in matters involving financing, borrowing and administrative questions. The members of the BoD are appointed by NIB's member countries. By virtue of their roles in the ministries of finance of their respective member countries, some sit on the governance bodies of other institutions. According to the Agreement establishing NIB, no individual shareholder can have control of the Bank. In line with the Code of Conduct for the BoD, the members are required to disclose conflicts of interest, including positions and assignments outside of NIB and financial investments in NIB borrowers, to the Chief Compliance Officer. On an annual basis, all members and alternate members of the Board are required to give written confirmation that all conflicts of interest have been declared. The Chair of the BoD monitors adherence to the Code.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 174

GRI standard/other source	Disclosure	Location and comments
GRI 2: General Disclosures 2021	2-16 Communication of critical concerns	See Integrity Report, page 4 (The Integrity & Compliance Office) and page 7 (Investigations).
	2-17 Collective knowledge of the highest governance body	NIB's Board of Directors (BoD) makes policy decisions in matters involving financing, borrowing and administrative questions. In 2025, four seminars were held prior to Board meetings. The seminar topics included for example nature and biodiversity.
	2-18 Evaluation of the performance of the highest governance body	As governors are ministers, mostly ministers of finance and economy who are representatives of democratically elected governments, there is no evaluation of the Board of Governors' performance, including with respect to economic, environmental and social performance.
	2-19 Remuneration policies	Not applicable/Condifidentiality constraints. Sign on bonuses/recruitment incentive payments are not applicable. Termination payments and clawbacks not disclosed for confidentiality reasons.
	2-20 Process to determine remuneration	Not applicable – i (no), ii (no), iii (no- not for compensation principles – consultants used at times for general salary surveys).
	2-21 Annual total compensation ratio	Not reported for confidentiality reasons
	2-22 Statement on sustainable development strategy	Message from the CEO, page 8. Report of the Board of Directors, page 84.
	2-23 Policy commitments	In addition to the constituent documents of the Bank, NIB's activities are governed by a number of policies, guidelines and instructions adopted by the Board of Directors or the President. All external policy documents are available here. All investments proposed for financing also undergo a sustainability review in accordance with NIB's Sustainability Policy. The review ensures that the project complies with internationally and nationally recognised environmental and social standards, such as UN Guiding Principles on Business and Human Rights, and that it is resilient. See Sustainability Policy, Annex 1 (Reference to international agreements, frameworks and conventions). NIB has joined the Partnership for Carbon Accounting Financials (PCAF) to further strengthen the Bank's climate agenda. NIB Climate Strategy and targets are approved by the Board of Directors. NIB also has ESG guidelines that describes how during a loan process NIB assesses due diligence. Read more about Sustainability management on page 43. In addition to the publicly available sources and client interviews, NIB also utilises outsourced services for additional data on our counterparties and they performance, including controversies regarding human rights, labour rights, and corruption during the ESG assessment process. A critical element of preventative work is the scrutiny of NIB's borrowers and other counterparties in the Integrity Due Diligence (IDD) process. NIB regularly revises its policies and processes. In 2025, NIB held a public consultation during the latest review of the Bank's Sustainability Policy. Read more about the process on NIB's website.
	2-24 Embedding policy commitments	The Bank's policies and guidelines are implemented internally and with counterparies by various ways. NIB's Sustainability Policy sets out the principles, commitments and framework for sustainability at NIB and is approved by the Board of Directors. Its purpose is to define how sustainability is taken into account in all NIB's business conduct, credit and investment decisions. The Policy applies bank-wide to all of NIB's operations. Read more on page 43, Sustainability management. Read more about Business conduct and Resposible procurement on page 73. NIB Supplier Code of Conduct is available here. (iv) Information partly incomplete/unavailable.
	2-25 Processes to remediate negative impacts	NIB has developed a channel for its stakeholders to express their views or comment on projects with potential significant adverse social or environmental impacts. These projects are classified as Category A projects, and project descriptions are made publicly available for comments for 30 days before the Bank makes a decision on financing. Communication is managed via info@nib.int. In addition, if any persons involved in the activities of NIB observe or have reasonable grounds to suspect misconduct, they are encouraged to report such information. Grievances about the Bank's activities and financing-related issues, including allegations of misconduct and corruption, can be addressed to the Integrity & Compliance Office (ICO). NIB's Speaking-Up and Whistleblower Protection Policy outlines the process for raising concerns, and grants protection against retaliation. Read more on our website and see our Integrity Report 2025.
	2-26 Mechanisms for seeking advice and raising concerns	The Speaking-up and Whistleblower Protection Policy provides protections for whistleblowers. Contact forms in English and the eight Nordic and Baltic languages are publicly available on NIB's website. See also NIB's Integrity Report 2025 and Code of Conducts. Additionally, NIB's staff members can also seek advice on ethical and lawful behaviour or report concerns to the Bank's Ombudsman.
	2-27 Compliance with laws and regulations	As an international financial institution, NIB is governed by public international law and its constituent documents under which the Bank enjoys certain privileges and immunities. NIB is not subject to national or supranational regulatory supervision but attaches great importance to the observance of local laws and regulations. NIB has not identified any significant instances of non-compliance with applicable laws or regulations and has not incurred any fines or non-monetary sanctions for non-compliance during the reporting period. Significance would be determined based on the materiality and impact of non-compliance on the Bank's ability to deliver on its mandate.
	2-28 Membership associations	Pages 46-47, Our commitments and partnerships
	2-29 Approach to stakeholder engagement	Page 39, Stakeholder engagement and Public Information Policy.
	2-30 Collective bargaining agreements	NIB staff are employees of an international financial institution (IFI). Based on NIB's legal status as an IFI, the Bank has established its own provisions for its employees. National legislation and procedures under which collective bargaining (including collective salary increases) takes place are not applicable to NIB, hence there are no collective bargaining agreements (0%). NIB's Code of Conduct for the Staff allows, however, freedom of association for its staff with reference to general democratic principles. As NIB enjoys immunity from national jurisdiction (court proceedings) in employment-related matters, the Bank has established arbitration rules for employment-related disputes. NIB also has an independent Ombudsman, whom the employees can consult in any employment-related matters and who may act as mediator between the employee and the Bank. NIB has a Cooperation Council that aims to promote communication between the Bank and the staff on issues related to conditions in the workplace.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 175

GRI standard/other source	Disclosure	Location and comments
Material topics		
GRI 3: Material Topics 2021	3-1 Process to determine material topics	NIB's GRI impact materiality has been based on three stakeholder engagements: the Bank's strategy review process, the external Stakeholder Survey, and the employee engagement survey. The topics are grouped under sustainable finance, good governance, and meaningful work. The most recent startegy review was done in 2021 and stakeholder survey in 2024. In addition, NIB conducted a double materiality assessment (DMA) in 2025, read more on page 48. NIB continues to develop its reporting and for 2025, the DMA outcomes and NIB's GRI disclosures are not fully aligned. NIB aims to report with a reference to the GRI Standards, but there are a few omissions. To accurately reflect the impact of NIB's financing, NIB has also included several own impact indicators to its reporting, outlined under the topic headline Own indicators.
	3-2 List of material topics	Sustainable finance: GRI 201: Economic performance, 203: Indirect economic impact, Own impact indicators. Good governance: 205: Anti-corruption. Meaningful work: 401: Employment, 406: Non-discrimination. In addition to the impact topics identified in the DMA, NIB has chosen to continue reporting on certain matters, such as own emissions and employee training and education. Additional topics in accordance with the GRI Standards: 305: Emissions, 404: Training and education.
Economic performance		
GRI 3: Material Topics 2021	3-3 Management of material topics	As the international financial institution of the Nordic-Baltic countries, NIB has both an economic and societal role to play. NIB's purpose is to provide long-term financing to investments that improve productivity and benefit the environment of the Nordic and Baltic countries. NIB finances its lending by issuing bonds in the global financial markets. To maintain investor confidence in the Bank as a debt issuer, the Bank is rated by international credit rating agencies. The Bank's risk appetite is defined in its Risk Appetite Statement (RAS), which is approved by the Board of Directors.
GRI 201: Economic Performance 2016	201-1 Direct economic value generated and distributed	Financial reporting 2025: Statement of comprehensive income, Note 4 Segment information, Note 8 Personnel expenses, compensation, and benefits, and Note 21 Capitalisation and reserves. Report of the Board of Directors, Dividend. NIB's main economic impact stems from its lending operations and the projects the Bank finances.
	201-2 Financial implications and other risks and opportunities due to climate change	Action for climate, page 52 IFRS S2 Climate-related disclosures.
	201-3 Defined benefit plan obligations and other retirement plans	Note 2 Accounting policies Note 8 Personnel expenses, compensation, and benefits
	201-4 Financial assistance received from government	Note 21 Capitalisation and reserves
Indirect economic impacts		
GRI 3: Material Topics 2021	3-3 Management of material topics	The Bank finances improvements to infrastructure, education, health and human capital to support well-functioning markets and equal opportunities, which are major drivers for prosperity and productivity growth. The quality of regional infrastructure and infrastructure services shapes the business environment of a region and supports productivity directly by reducing frictions in operations, and indirectly by increasing the efficiency of labour and product markets. The impact mainly occurs outside of the organisation. NIB conducts a sustainability review of all loan applications, according to its Sustainability Policy. With its financing, NIB aims to provide added value in its member countries, especially in respect to innovation, human capital development, energy, transport, telecommunications and environmental improvements. To assess whether the projects considered for financing support the vision of the Bank, NIB has a Mandate Rating Framework, which contains guidelines and tools to assess how the projects provide productivity gains and environmental benefits. A decision to grant a loan is made by the Board of Directors, after preliminary approval by the Bank's Mandate, Credit and Compliance Committee. NIB's President is authorised by the Board to make certain financing decisions. Complaints about the Bank's activities and financing-related issues, including allegations of misconduct and corruption, can be addressed to the Integrity & Compliance Office (ICO)
GRI 203: Indirect Economic Impacts 2016	203-1 Infrastructure investments and services supported	Impact of NIB's financing pages 16-21 and the Report of the Board of Directors.
	203-2 Significant indirect economic impacts	The Bank's financing contribute to the national policy agendas of NIB's member countries. In line with its Mandate Rating Framework, NIB considers both the direct and indirect productivity impacts of the projects it finances. Indirect impacts are usually more widely distributed and can create spill over effects that support economies' abilities to create value. Such projects involve investments in infrastructure, healthcare, education, R&D and in financial intermediation to support SMEs. Negative indirect economic impacts mainly occur when an investment is likely to strengthen the market power of a dominant company in an imperfectly competitive market, such as, for example, a large grocery retail chain in a NIB member country. However, the ex-ante quantification of indirect economic impact is rarely feasible, due to data limitations. Since the selection criteria for eligible projects emphasise indirect impacts that are beyond commercial interests and often well aligned with national and regional development goals, the impacts can be considered significant for stakeholders.
Anti-corruption		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's anti-money laundering (AML) and anti-bribery and corruption (ABC) controls include policies and processes that cover a wide range of themes. As an IFI, NIB is not under the supervision of any financial or supervisory body but benchmarks its policies and procedures against the legislation of its member countries and that of the European Union. Read more from NIB's Integrity Report 2025 and NIB's website.
	205-3 Confirmed incidents of corruption and actions taken	In 2025, no incidents of corruption were confirmed. See NIB's Integrity Report 2025 page 7.

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GRI standard/other source	Disclosure	Location and comments
Emissions		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB consistently measures, monitors, and manages its internal processes for business travel, energy performance, waste management, and responsible procurement. Regarding its headquarter in Helsinki, NIB monitors its energy consumption and complies with the requirements set out in current EU environmental legislation and the WWF's Green Office programme. The Internal Sustainability Council follows up on NIB's internal sustainability performance. The Council also gathers ideas from employees and works to raise awareness on sustainability topics. Information regarding facilities management and sustainability initiatives is regularly communicated to staff members. Read more from our website and Impact from our internal operations on pages 62-65.
GRI 305: Emissions 2016	305-1 Direct (Scope 1) GHG emissions	Pages 63, 65, Carbon emissions from internal operations, NIB's internal carbon emissions. Biogenic emissions are not available.
	305-2 Energy indirect (Scope 2) GHG emissions	Pages 63, 65, Carbon emissions from internal operations, NIB's internal carbon emissions
	305-3 Other indirect (Scope 3) GHG emissions	Pages 63, 65, Carbon emissions from internal operations, NIB's internal carbon emissions. Biogenic emissions are not available.
	305-4 GHG emissions intensity	Pages 63, 65, Carbon emissions from internal operations, NIB's internal carbon emissions. Intensity ratio for Scope 1 and 2 emissions is not separately disclosed.
	305-5 Reduction of GHG emissions	Page 65, Internal carbon emissions
Employment		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's employees are Bank's most important assets and its main internal stakeholder group. NIB's goal as an employer is to provide a sustainable working environment that encourages personal and skills development, and a good work-life balance. The Bank aims to maintain continuous communication with its staff members and regularly collects feedback. Further, ensuring employee wellbeing and occupational health and safety are a priority of NIB's human resource management. The impact occurs inside of the organisation. NIB's staff are employees of an international financial institution. Based on NIB's legal status, the labour laws or other legislation of the host country Finland, or any other member country, do not automatically apply to NIB's employees. The Bank has therefore established its own regulations. NIB benchmarks its policies and practices against those of other IFIs. The Bank also collects regular feedback from its staff to evaluate the efficacy of its processes. The Cooperation Council works to promote communication between NIB and its staff. Read more about NIB's Legal framework for the employees on Staff Regulations, on Impactful workplace on pages 68-71, and NIB's website. Other staff-related documents, such as the Speaking-up and Whistleblower Protection Policy, are availeble on NIB's website.
GRI 401: Employment 2016	401-1 New employee hires and employee turnover	In 2025, NIB hired 15 new permanent employees, 12 of those to Helsinki and 3 to Riga office, (3 women and 12 men), resulting in a hiring rate of 6%. New hires by age group: under 35: 8 persons 35-50: 6 persons, over 50: 1 persons. In 2025, 4 people left the Bank. The exit turnover rate stood at 2%. Calculations are based on the number of permanent employees in 2025: 250 (31.12.2024: 237). All exits are from Helsinki office.
	401-2 Benefits provided to full-time employees that are not provided to temporary or part-time employees	Financial reporting 2025, Note 8: Personnel expenses, compensation and benefits includes explanations of Pension obligations, Staff loans and Additional benefits for expatriates. See also page 68 Impactful workplace for more information and NIB's website. Stock ownership is not applicable as NIB is an international financial institution.
Training and education		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's training and education programmes are an important aspect of the Bank's commitment to fulfilling its mission by investing in employees' skills and expertise. Without highly skilled personnel, NIB cannot reach its targets and fulfil its mission. The Human Resources (HR) unit is responsible for handling employment-related matters, including employee wellbeing and training.
GRI 404: Training and Education 2016	404-1 Average hours of training per year per employee	The average number of training hours per year per employee was 11.6 in 2025, compared to 18.1 in 2024 (figures are based on FTE). This figure does not include online trainings completed by employees during the year. Information unavailable / incomplete: Data on average hours of training by gender and employment category is not collected. Reporting the average number of training hours per year per employee is sufficient for our purpose and for tracking progress. We do not plan on reporting on training days broken down by gender or employee category in the future.
	404-2 Programs for upgrading employee skills and transition assistance programs	Impactful workplace page 68-71. In addition, NIB has support models for its employees in place, which include individual career counselling programmes, leadership training and job placement services. Such programmes are paid for by NIB and are facilitated by external service providers. For example, NIB offers a career counselling programme for employees who have been working at the Bank for several years. The programme functions as a development initiative and aims to ensure continued employability of NIB staff. Further, NIB encourages job rotations across different department at the Bank as well as secondment arrangement with other insitutions. Pre-retirement planning services are offered to staff reaching old-age pension, which include administrative support and guidance for pension applications, and related off-boarding services. NIB also offers language training to its employees in English, Swedish and Finnish and, in special circumstances, other work-related languages.
	404-3 Percentage of employees receiving regular performance and career development reviews	All eligible permanent employees (250 employees, representing 100% of permanent staff) take part in regular, structured appraisal and development discussions with their supervisors. These sessions, which review individual work plans and performance, are conducted at least twice a year. Additionally, similar development discussions were completed by all eligible temporary employees.

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GRI standard/other source	Disclosure	Location and comments
Non-discrimination		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB is committed to promoting fair and equal treatment of all our employees and aim for a balanced diversity among our staff. We support inclusion and strive to prevent discrimination and harassment. NIB has an internal Equality, Diversity and Inclusion Plan in place that focuses on eliminating gaps in remuneration, diversity in recruitment, and promoting an inclusive work environment. The Bank has established Codes of Conduct for its staff and the members of its governing and supervisory bodies. The codes provide guidance on maintaining a respectful workplace, handling conflicts of interest and exercising good judgement in ethical matters.
GRI 406: Non-discrimination 2016	406-1 Incidents of discrimination and corrective actions taken	In 2025, no formal claims of discrimination or harassment were reported. No corrective action was taken.
Own indicators		
	CO_2 reduction	Page 20, Impact of loans disbursed in 2025
	Buildings	Page 20, Impact of loans disbursed in 2025
	R&D programmes	Page 20, Impact of loans disbursed in 2025
	Onlending to SMEs and environmental projects	Page 20, Impact of loans disbursed in 2025
	Digitalisation	Page 20, Impact of loans disbursed in 2025
	Renewable energy systems	Page 20, Impact of loans disbursed in 2025
	Transportation and infrastructure	Page 20, Impact of loans disbursed in 2025

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** ANNUAL REPORT 2025 178

TNFD content index

In this index table we list NIB's disclosures with reference to The Taskforce on Nature-related Financial Disclosures (TNFD).
NIB continues to develop its reporting, and for 2025 the disclosures are not yet fully aligned with the recommendations laid out by TNFD, as specified in the index.

TNFD's recommended disclosures		Comment	Link and reference
Governance			
A	Describe the board's oversight of nature-related dependencies, impacts, risks and opportunities.	NIB's Governance Statement provides an overall description of its governance and decision-making bodies. In addition, the Annual Report and Sustainability Policy provide descriptions on sustainability, including nature management at NIB. Information partly incomplete/unavailable	Sustainability management, page 43 Sustainability Policy Governance Statement, page75
B	Describe management's role in assessing and managing nature-related dependencies, impacts, risks and opportunities.	Information partly incomplete/unavailable.	Sustainability management, page 43 Nature and biodiversity, page 59
C	Describe the organisation's human rights policies and engagement activities, and oversight by the board and management, with respect to Indigenous Peoples, Local Communities, affected and other stakeholders, in the organisation's assessment of, and response to, nature-related dependencies, impacts, risks and opportunities.	NIB's Sustainability Policy sets out the principles, commitments and framework for sustainability at NIB and is approved by the Board of Directors. Its purpose is to define how sustainability is considered in all NIB's business conduct, credit and investment decisions. The Policy applies Bank-wide to all of NIB's operations. Information partly incomplete/unavailable	Sustainability management, page 43 Sustainability Policy Extended supply chain due diligence, page 67
Strategy			
A	Describe the nature-related dependencies, impacts, risks and opportunities the organisation has identified over the short, medium and long term.	Information partly incomplete/unavailable.	Report of the Board of Directors, page 90 Nature and biodiversity, page 59
B	Describe the effect nature-related dependencies, impacts, risks and opportunities have had on the organisation's business model, value chain, strategy and financial planning, as well as any transition plans or analysis in place.	Information partly incomplete/unavailable. Strategy will be published later in 2026 on NIB's website.	Report of the Board of Directors, page 90 Nature and biodiversity, page 59
C	Describe the resilience of the organisation's strategy to nature-related risks and opportunities, taking into consideration different scenarios.	Information partly incomplete/unavailable.	Nature and biodiversity, page 59
D	Disclose the locations of assets and/or activities in the organisation's direct operations and, where possible, upstream and downstream value chain(s) that meet the criteria for priority locations.	Information incomplete/unavailable.	Not disclosed.
Risk and Impact management

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TNFD's recommended disclosures		Comment	Link and reference
A(I)	Describe the organisation's processes for identifying, assessing and prioritising nature-related dependencies, impacts, risks and opportunities in its direct operations	Information partly incomplete/unavailable.	Nature and biodiversity, page 59 Sustainability management, page 43
A(II)	Describe the organisation's processes for identifying, assessing and prioritising nature-related dependencies, impacts, risks and opportunities in its upstream and downstream value chain(s).	Information partly incomplete/unavailable.	Nature and biodiversity, page 59 Sustainability management, page 43
B	Describe the organisation's processes for managing nature-related dependencies, impacts, risks and opportunities.	Information partly incomplete/unavailable.	Nature and biodiversity, page 59 Sustainability management, page 43
C	Describe how processes for identifying, assessing, prioritising and monitoring nature-related risks are integrated into and inform the organisation's overall risk management processes.	Information partly incomplete/unavailable.	Nature and biodiversity, page 59 Sustainability management, page 43
Metrics and target			
A	Disclose the metrics used by the organisation to assess and manage material nature-related risks and opportunities in line with its strategy and risk management process.	Information partly incomplete/unavailable. Upcoming strategy will contain NIB's nature commitments.	Report of the Board of Directors, page 90 Nature and biodiversity, page 59
B	Disclose the metrics used by the organisation to assess and manage dependencies and impacts on nature.	Information partly incomplete/unavailable. Upcoming strategy will contain NIB's nature commitments.	Report of the Board of Directors, page 90 Nature and biodiversity, page 59
C	Describe the targets and goals used by the organisation to manage nature-related dependencies, impacts, risks and opportunities and its performance against these.	Information partly incomplete/unavailable. Upcoming strategy will contain NIB's nature commitments.	Report of the Board of Directors, page 90 Nature and biodiversity, page 59

INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES ANNUAL REPORT 2025 180 About this report The Nordic Investment Bank (NIB) is an international financial institution (IFI), owned by the governments of the eight Nordic and Baltic countries. The Bank is headquartered in Helsinki with a regional hub in Riga. NIB’s Annual Report covers our activities, impact and sustainability reporting, governance, and financial information. The annual report of the Board of Directors and audited financial statements for the year ended 31 December are included in the Annual Report and approved by the Board. Due to NIB’s legal status, national banking legislation does not apply to NIB, nor is it subject to supervision of any supervisory authority. NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity. Subsequently, NIB monitors the relevant market standards and internationally recognised frameworks in its sustainability reporting. Other reports NIB’s Integrity Report 2025 is available here. All external reports are available on our website. Scope of this report This report covers the period of 1 January to 31 December 2025, which is NIB’s financial year. NIB’s main impact stems from its financing to projects that improve productivity and benefit the environment of the Nordic-Baltic region and other countries. NIB therefore reports separately on the impact of NIB-financed activities and on its own internal impact. The impact from our financing figures presented in this report are based on disbursed loan amounts, unless otherwise indicated. More information on how we calculate impact can be found on our website. An independent third party has provided limited assurance on selected sustainability information in this report. The scope of the assured information is indicated in the Independent Assurance Report on page 163-164. Report on the Audit of the Financial Statements is available on pages 159-162. Disclosure commitments in relation and initiatives to This report reflects our disclosures in the context of several commitments and initiatives we are participating in, including the following: On an annual basis, NIB reports on the impact of projects financed by the proceeds of NIB Environmental Bonds (NEBs), and the progress of Sustainability-linked Loans financed by Sustainability-Linked Loans financing Bonds (SLLBs). This report takes into account IFRS Sustainability Disclosure Standards, developed by the ISSB. The disclosure index is available on page 168. This report has been prepared with reference to GRI Standards. The disclosure index is available on page 173. Disclaimer The historical information presented in this report speaks only as of its respective date. NIB expressly disclaims any intention or obligation to update or revise any such information. This report does not constitute an offer to sell, or the solicitation of an order to buy, any of the securities referred to, and is provided for information purposes only. None of the documents or other information appearing in this report or on any webpages linked from the report should be construed as investment, legal or tax advice. Any reproduction or distribution of any of the documents or other information appearing in or linked from the report, in whole or in part, or any disclosure of any of their contents may be prohibited or limited by the laws of certain jurisdictions. By proceeding to any of the webpages or otherwise accessing information in the report, you represent, warrant and agree to your compliance with all such prohibitions or limitations. By accessing the webpages linked from this report, you represent and warrant that you are permitted to do so under the laws of your respective jurisdiction. NIB shall in no case bear liability for any infringement of any such prohibition or restriction. On forward-looking statements This report contains a number of forward-looking statements, which include, but are not limited to, statements relating to the macroeconomic environment in the Nordic-Baltic region, the expected development of NIB’s lending and the execution of the Bank’s mission. These statements are typically identified by words such as “anticipate”, “estimate”, “expect”, or “foresee”, and are included to give our stakeholders the opportunity to understand our expectations about the future and the ways we intend to address emerging challenges. By their very nature, these statements reflect known and unknown risks and uncertainties, which require us to make assumptions that may not prove to be accurate. We caution readers of this report about placing undue reliance on these forward-looking statements, as they are not a guarantee of future performance. We do not undertake to correct any such statements. Contact We welcome any comments, questions or suggestions regarding this report or our performance. These can be addressed to info@nib.int.

NIB INTRODUCTION IMPACT SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** ANNUAL REPORT 2025 181

Glossary

A

AC	Amortised cost
ALR	Asset, Liability, and Risk

B

BREEAM	Building Research Establishment Environmental Assessment Method
BOD	Board of Directors
BOG	Board of Governors
BPV	Basis Point Value

C

CC	Control Committee
CCF	Credit Conversion Factor
CCO	Chief Compliance Officer
CCS	Carbon capture and storage
CDS	Credit default swap
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CODM	Chief Operating Decision Maker
CRO	Chief Risk Officer
CSA	Credit Support Annex
CSRD	Corporate Sustainability Reporting Directive
CVA	Credit valuation adjustment

D

DEI	Diversity, Equality and Inclusion
DNSH	Do No Significant Harm
DVA	Debit valuation adjustment

E

EAD	Exposure at Default
ECL	Expected Credit Losses
ECP	Euro Commercial Paper (Program)
EDW	Enterprise Data Warehouse
EE	Expected exposure
EEA	European Economic Area
EFTA	European Free Trade Association
EIA	Environmental Impact Assessment
EIR	Effective interest rate
EL	Expected Loss
EMTN	Euro Medium Term Note (Program)
EMU	Monetary union of the EU
EPC	Energy Performance Certificate
ESG	Environmental, Social and Governance
ESRS	European Sustainability Reporting Standards
EU	European Union
EXCO	Executive Committee

F

FVO	Designated at fair value through profit and loss
FVTPL	Fair value through profit and loss
FVOCI	Fair value through other comprehensive income

G

GHG	Greenhouse gas
GNI	Gross national income
GRI	Global Reporting Initiative
GMRA	Global Master Repurchase Agreement

H

HQLA	High Quality Liquid Assets

I

IASB	International accounting standards board
ICAAP	Internal Capital Adequacy Assessment Process
ILAAP	Internal Liquidity Adequacy Assessment Process
ICMA	International Capital Markets Association
ICO	Integrity & Compliance Office
IFI	International Financial Institution
IFRS	International Financial Reporting Standards
IMF	International Monetary Fund
ISDA	International Swaps and Derivatives Association
ISSB	International Sustainability Standards Board
IT	Information technology

K

KPIs	Key Performance Indicators

L

LCCR	Low-carbon climate resilient
LEED	Leadership in Energy and Environmental Design
LCR	Liquidity Coverage Ratio
LGD	Loss Given Default

M

MIL	Environmental Investment Loans
MREL	Minimum required eligible liabilities
MSS	Minimum Social Safeguards
MTN	Medium-Term Note (Programme)

N

NB8	Nordic-Baltic eight
NDF	Nordic Development Bank
NEFCO	Nordic Environmental Finance Corporation
NIB	the Nordic Investment Bank
NEB	NIB Environmental Bond
NSFR	Net Stable Funding Ratio

O

OCI	Other comprehensive income

P

PCAF	Partnership for Carbon Accounting Financials
PD	Probability of Default
PIL	Project Investment Loans
PRI	Principles for Responsible Investment

R

RAS	Risk Appetite Statement
RMP	Risk Management Policy

S

SFRD	Sustainable Finance Disclosure Regulation
SBTi	Science Based Targets initiative
SBTN	Science Based Targets network
SC	Substantial Contribution
SDGs	Sustainable Development Goals
SDR	Special drawing right
SICR	Significant increase in credit risk
SLLs	Sustainability-linked Loans
SLLB	Sustainability-Linked Loans financing Bond
SLLBG	Sustainability-Linked Loans financing Bond Guidelines
SMEs	Small and medium sized enterprises
SPPI	Solely payments of principal and interest

T

TNFD	Taskforce on Nature-related Financial Disclosures
TSC	Technical Screening Criteria

U

USMTN	United States medium term note

W

WACI	Weighted average carbon intensity

CONTACT Kim Skov Jensen Jens Hellerup Luca De Lorenzo Jukka Ahonen Vice President & CFO Senior Director, Vice President, Senior Director, kim.jensen@nib.int Head of Funding Head of Sustainability Head of Communications & Investor Relations & Mandate jukka.ahonen@nib.int jens.hellerup@nib.int luca.delorenzo@nib.int For more information about the Nordic Investment Bank, visit www.nib.int